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—As filed with the Securities and Exchange Commission on May 21, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Worldspan, L.P.
WS Financing Corp.
(Exact name of Registrant as specified in its charter)

Delaware Delaware	7374 7374	43-1537250 75-3125720
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
(770) 563-7400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

See Table of Additional Registrants Below

Jeffrey C. Smith, Esq.
General Counsel
Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
(770) 563-7400
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

G. Daniel O'Donnell, Esq.
Geraldine A. Sinatra, Esq.
Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103
(215) 994-4000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

9 5/8% Senior Notes due 2011	30,000,000	$3,801

Guarantees(2)	—	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
The other companies listed in the Table of Additional Registrants below have guaranteed, jointly and severally, the 9 5/8% Senior Notes Due 2011 being registered hereby. The Guarantors are registering the Guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the Guarantees.

(3)
Not applicable.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Worldspan iJet Holdings, LLC	Delaware	7374	58-2645324
Worldspan XOL LLC	Georgia	7374	58-2530483
Worldspan BBN Holdings, LLC	California	7374	58-2607622
Worldspan Digital Holdings, LLC	Delaware	7374	58-2611355
Worldspan StoreMaker Holdings, LLC	Delaware	7374	58-2611361
Worldspan Viator Holdings, LLC	Delaware	7374	58-2611356
Worldspan OpenTable Holdings, LLC	Georgia	7374	58-2611353
Worldspan South American Holdings LLC	Georgia	7374	58-2529667
Worldspan S.A. Holdings II, LLC	Georgia	7374	58-2607619

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2004

PROSPECTUS

$30,000,000

Worldspan, L.P.
WS Financing Corp.

9 5/8% Senior Notes Due 2011

        This prospectus relates to the offer and sale from time to time by the selling noteholder identified in this prospectus of up to $30,000,000 aggregate principal amount of 9 5/8% Senior Notes due 2011 issued by Worldspan, L.P. and WS Financing Corp. The notes being offered by the selling noteholder were initially issued on June 30, 2003 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. We will not receive any of the proceeds from the sale of our senior subordinated notes being sold by the selling noteholders. The notes being offered by the selling noteholder are sometimes referred to in this prospectus as the "resale notes."

        Our senior notes are being registered to permit the selling noteholder to sell the securities from time to time to the public. The selling noteholder may sell the senior notes through ordinary brokerage transactions or through any other means described in the section entitled "Plan of Distribution." We do no know when or in what amounts a selling noteholder may offer securities for sale. The selling noteholders may sell any, all or none of the senior notes offered by this prospectus.

        We currently have outstanding an aggregate principal amount of $280,000,000 of 9 5/8% Senior Notes due 2011, of which the resale notes are a part. The remaining $250,000,000 of the outstanding notes are Series B 9 5/8% Senior Notes which have been registered with the Securities and Exchange Commission and were exchanged for a like amount of 9 5/8% Senior Notes due 2011 on January 30, 2004. The selling noteholder was not permitted to participate in the exchange offer because it is our affiliate. As a result, the resale notes are currently restricted securities and will remain so until transferred pursuant to this prospectus or pursuant to an available exemption from registration in which the restrictions on transfer lapse.

        Interest is payable on June 15 and December 15 of each year. The notes will mature on June 15, 2011. We may redeem all or part of the notes on or after June 15, 2007. Before June 15, 2006, we may redeem up to 35% of the notes from the proceeds of certain equity offerings. Redemption prices are set forth under "Description of the Notes—Optional Redemption."

        The notes are guaranteed on a senior basis by all of our existing and future domestic subsidiaries. The notes and the guarantees will be our and the guarantors' general, unsecured obligations, are equal in right of payment to all of our and the guarantors' senior debt and are senior in right of payment to our and the guarantors' future subordinated indebtedness. Our foreign subsidiaries do not guarantee the notes. As a result, the notes are effectively junior to the creditors, including trade creditors, of those foreign subsidiaries.

        We do not intend to list the senior notes on any exchange. We cannot assure you that an active trading market for the senior notes will develop.

        See "Risk Factors" beginning on page 12 for a discussion of risks that you should consider before buying the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        Until                        , all dealers that effect transactions in the notes, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

i

PROSPECTUS SUMMARY

        This following summary highlights certain significant aspects of our business and this offering, but you should read this entire prospectus, including the financial data and related notes, before making an investment decision. Unless the context otherwise requires, references to the "issuers" refer to Worldspan, L.P., exclusive of its subsidiaries, and WS Financing Corp. References to "WTI" refer to Worldspan Technologies Inc. References in this prospectus to "Worldspan," "we," "us," "our" and "our company" refer to the consolidated businesses of Worldspan, L.P. and all of its subsidiaries unless otherwise specified. References in this prospectus to the "Acquisition" refer to the acquisition by WTI, formerly named Travel Transaction Processing Corporation, through its wholly-owned subsidiaries, of the general partnership interests and limited partnership interest of Worldspan, L.P. You should carefully consider the information set forth under the heading "Risk Factors."

Worldspan, L.P.

        We are a leading provider of mission-critical transaction processing and information technology services to the global travel industry. We are the second largest transaction processor for travel agencies in the United States (the world's largest travel market) and the largest processor globally for online travel agencies as measured by transactions. In 2003, we processed over 65% of online airline transactions made in the United States and processed by a global distribution system, or GDS. We provide subscribers (including traditional travel agencies, online travel agencies and corporate travel departments) with real-time access to schedule, price, availability and other travel information and the ability to process reservations and issue tickets for the products and services of approximately 800 travel suppliers (such as airlines, hotels, car rental companies, tour companies and cruise lines) throughout the world. During the year ended December 31, 2003, we processed approximately 193 million transactions. We also provide information technology services to the travel industry, primarily airline internal reservation systems, flight operations technology and software development.

        In recent years, the travel industry has been marked by the emergence and growth of the Internet as a travel distribution channel. The growth in use of the Internet has led to the establishment of online travel agencies that provide a link between the consumer and the travel supplier, typically through a GDS. In 2003, airline transactions generated through online travel agencies accounted for approximately 28% of all airline transactions in the United States processed by a GDS, up from approximately 23% in 2002 and approximately 17% in 2001. Between 1999 and 2003, the number of airline transactions in the United States generated through online travel agencies and processed by a GDS increased at a compound annual growth rate of 40.5% and an annual growth rate of 14.1% for the most recent year. The chart below illustrates airline transactions generated through online and traditional travel agencies in the United States and processed by a GDS.(1)

(1)
MIDT airline transactions data for Worldspan, Amadeus, Galileo and Sabre.

        We have executed an alternative strategy with regard to the online travel agency channel. Unlike our primary competitors, we do not own an online travel agency that competes with travel suppliers or travel agencies. Instead, we have developed strategic relationships with online travel agencies to provide them with transaction processing, mission-critical technology and services, and access to our aggregated travel information, which enable online travel agencies to operate effectively and efficiently. As a result of this strategy, we have entered into long-term contracts with Expedia, Orbitz and Priceline, which are three of the five largest online travel agencies in the world. In addition, we have an agreement with Hotwire, another leading online travel agency, to process its airline transactions and have converted all of its airline transactions from Sabre, its previous provider, to us since March 2003.

Business Segments

        We operate in two business segments: electronic travel distribution and information technology services, which represented approximately 90% and 10%, respectively, of our revenues in the year ended December 31, 2003.

Electronic Travel Distribution

        We are the second largest transaction processor for travel agencies in the United States (the world's largest travel market) and the largest processor globally for online travel agencies as measured by transactions. The GDS industry is a core component of the worldwide travel industry and is organized around two major sets of customers: travel suppliers and travel agencies. Suppliers of travel and travel-related products and services (such as airlines, car rental companies and hotels) utilize GDSs as a means of selling tickets and generating sales. Travel agencies (including traditional travel agencies, online travel agencies and corporate travel departments) utilize GDSs to search schedule, price, availability and other travel information and to process transactions on behalf of consumers. GDSs provide travel agencies with a single, expansive source of travel information, allowing travel agencies to search and process tens of thousands of itinerary and pricing options across multiple travel suppliers within seconds.

        Through our GDS, we provide approximately 16,000 traditional travel agency locations in over 70 countries and approximately 50 online travel agencies, including four of the largest online travel agencies, with access to the inventory, reservations and ticketing of travel suppliers, including approximately 465 airlines, 225 hotel chains and 35 car rental companies throughout the world. As compensation for performing these services, we generally charge the travel supplier a fee for every transaction we process. For example, for a roundtrip ticket with one connection each way, a three night hotel stay and a three day car rental, we charge the respective travel suppliers one transaction fee for each segment of the airline ticket, one transaction fee for the hotel stay and one transaction fee for the car rental for a total of six transaction fees. The value of the travel purchase or the length of stay has no impact on our transaction fee.

Information Technology Services

        We provide a comprehensive suite of information technology services to airlines, including: (i) internal reservation system services; (ii) flight operations technology services; and (iii) software development and licensing services, which include custom development and integration. We provide some of these services to several airlines, including Delta and Northwest. We have also developed other products and services to meet the needs of airlines, which we sell on a subscription basis. These products and services include Worldspan Rapid RepriceSM, Electronic Ticketing, e-Pricing® and Fares and Pricing.

Competitive Strengths

        We believe the following strengths will allow us to continue to grow our market position and enhance our operating profitability and cash flow:

  •
  Market Leading Transaction Processor for Online Travel Agencies.    In 2003, we processed over 65% of online airline transactions made in the United States and processed by a GDS. Our leadership in the online travel agency channel began in 1995 when Microsoft chose us as its transaction processing partner when it was developing Expedia as an online travel agency. In addition, we have executed a strategy of developing contractual relationships with online travel agencies, rather than owning an online travel agency like our primary competitors. As a result, we process online transactions for Expedia, Hotwire, Orbitz and Priceline, four of the six largest online travel agencies in the world.

  •
  Well Positioned to Take Advantage of the Shift to the Online Travel Agency Channel.    An increasing number of travel transactions are being made online. In 2003, airline transactions generated through online travel agencies accounted for approximately 28% of all airline transactions in the United States processed by a GDS, up from approximately 23% in 2002 and approximately 17% in 2001. Our relationships with four of the six largest online travel agencies in the world have positioned us well to take advantage of this shift.

  •
  Neutrality.    Unlike our competitors, we have intentionally not pursued a strategy of vertical integration and instead have forged strategic partnerships with leading online travel agencies. As the shift towards the online travel agency channel continues, we believe the traditional travel agencies will increasingly view the GDS-owned online travel agencies as competitive to their core business. As a result, our neutrality gives us an opportunity to capture additional business from both online and traditional travel agencies.

  •
  Robust Technology Capabilities.    Our use of Internet and server-based technologies has allowed us to provide travel suppliers and online and traditional travel agencies with products and services that enable custom applications, reduce operating costs, increase productivity and enhance the customer experience. In addition, as a result of a new agreement with IBM, we believe that we will be able to increase our processing and computer capabilities without a significant increase in associated software and hardware costs.

  •
  Proven Business Model with Strong Cash Flow Generation.    Our ability to leverage our cost structure, grow transaction volumes, enlarge our customer base, and incur moderate ongoing capital expenditure and working capital requirements, enables us to generate significant net cash from operations. From 1999 through 2003, we generated $801 million of net cash from operations, which primarily enabled us to distribute $715 million to our founding airlines from 1999 through the closing of the Acquisition.

Business Strategy

        We intend to continue to strengthen our market leadership position, maximize profitability and enhance cash flow through the following strategies:

  •
  Continue to Increase Our Share and the Number of Online Travel Agency Transactions.    While we processed over 65% of online airline transactions made in the United States and processed by a GDS in 2003, we believe there are still opportunities to increase our number of transactions and our market share in the online travel agency channel. Our primary competitors own online travel agencies, and we believe that the channel conflict inherent in our primary competitors' strategy leaves us well positioned to compete for the business of independent online travel agencies.

  •
  Increase Our Global Penetration of the Traditional Travel Agency Channel.    We have historically focused on selected geographic markets where our founding airlines had significant operations. We believe we have the opportunity to obtain new traditional travel agencies both in and outside the United States, particularly in Europe, Asia, Australia, South America and Latin America, where we have not previously concentrated and where travel reservations are not generally made using current Internet technologies. In addition, we intend to expand the number of transactions we process for traditional travel agencies in the United States.

  •
  Capitalize on the Shift by Corporate Travel Departments to Online Travel Services.    We believe there will be a substantial opportunity to capitalize on the trend of corporate travel departments toward making bookings for business travel through online services. We are well positioned to benefit from this trend, as Expedia and Orbitz, two of our largest online travel agency customers, have entered the corporate travel market.

  •
  Increase Hospitality and Destination Services Transactions.    We intend to increase our transaction revenues from hospitality and destination services, which include car, hotel, tour, cruise and rail transactions. We derived approximately 8% of our transaction fee revenues for the year ended December 31, 2003 from hospitality and destination services transactions. We expect these future transactions to increase in number, largely as a result of the emergence of the Internet and online travel agencies as a means of facilitating travel commerce.

  •
  Expand Information Technology Services Business.    We intend to expand our existing information technology services business. We believe airlines and other travel suppliers have been and will be increasingly outsourcing non-core technology functionalities due to the desire to focus on their core travel business, to better manage fixed costs and to leverage the technology of information technology service providers.

  •
  Continue to Reduce Costs.    Since the Acquisition, we have executed several strategic cost reduction initiatives. We believe additional opportunities exist to reduce costs and improve profitability. We plan to improve our cost structure by streamlining our programming and processing systems and reducing our network and data center costs, among other initiatives.

Summary Risks

        You should consider carefully the following important risks:

  •
  Our revenues are highly dependent on the level of travel activity and are therefore highly subject to declines or disruptions to travel, particularly with respect to airlines that participate in our GDS. The travel industry is susceptible to safety and security concerns, including acts of terrorism and war and global epidemics such as SARS. In 2003, our revenues were adversely affected by the war in Iraq and the SARS epidemic, both of which resulted in the cancellation of a significant number of flights and travel bookings and a decrease in new travel bookings.

  •
  We depend on a relatively small number of airlines for a significant portion of our revenues and the loss of any of our major airline relationships would harm us. In 2003, our five largest airline customers represented 54% of our revenues.

  •
  We seek to obtain as our customers traditional travel agencies, online travel agencies, corporate travel departments and travel suppliers. We face significant competition in each of these areas. We also face significant competition with respect to our information technology services from other companies offering internal reservation systems and related technology.

  •
  Travel suppliers, particularly airlines, are aggressively seeking ways to reduce distribution costs and, through the use of the Internet and otherwise, are seeking to decrease their reliance on GDSs including us. Several airlines have entered into direct supplier agreements with Orbitz and have established their own travel distribution websites. We may not always have access to the lowest prices that travel suppliers offer through these alternative channels.

  •
  We are highly dependent on a small number of large online travel agencies, and the success of our business depends on continuing these relationships. In 2003, Expedia, Hotwire, Orbitz and Priceline represented approximately 43% of our total transactions, with Expedia representing over 20% of our total transactions. Under our agreements with these agencies, the agencies have a variety of termination rights and other rights to reduce their business with Worldspan. For example, Expedia informed us in May 2004 that it intends to exercise its right to move a portion of its transactions to another GDS provider.

  •
  In connection with WTI's acquisition of our outstanding general partnership interests and limited partnership interest in June 2003, we incurred substantial indebtedness. As a result of the interest expense associated with this indebtedness combined with other events as described above, our net income in 2003 was significantly lower than 2002.

        Please see the section entitled "Risk Factors" for information on these and other risks related to our business and this offering.

Our Corporate Structure and History

        WTI was formed in March 2003 by Citigroup Venture Capital Equity Partners, L.P., or CVC, and Ontario Teachers' Pension Plan Board, or OTPP, for the purpose of acquiring all of our general partnership interests and indirectly acquiring all of our limited partnership interest. On June 30, 2003, WTI acquired 100% of our outstanding general partnership interests and limited partnership interest from affiliates of our founding airlines for an aggregate consideration of $901.5 million and agreed to provide credits to Delta and Northwest totalling up to $250.0 million structured over nine years in exchange for the agreement of those airlines to continue using us for information technology services.

        Our principal executive offices are located at 300 Galleria Parkway, N.W., Atlanta, Georgia 30339, and our telephone number is (770) 563-7400. Our website is http://www.worldspan.com. The website and the information included therein are not part of this prospectus.

Equity Sponsors

        CVC is a private equity fund managed by Citigroup Venture Capital Ltd., one of the industry's oldest private equity firms. Citigroup Venture Capital Ltd. was established in 1968, and manages funds in excess of $6.0 billion. Citigroup Venture Capital is a leading technology and travel investor, sponsoring such industry leading names as Fairchild Semiconductor, Intersil, ChipPAC, AMI Semiconductor, Federal Express and People Express.

        OTPP, with approximately C$75.7 billion in net assets at December 31, 2003, is one of the largest pension plans in Canada. OTPP's private equity arm was established in 1991. The private equity arm has completed more than 100 transactions in a wide range of industries having participated in many management buy-outs in Canada, the United States and Europe, including The Yellow Pages Group Co. and Shoppers Drug Mart Corporation. With a portfolio valued at C$4.5 billion as of December 31, 2003, OTPP's private equity arm is one of Canada's largest private equity investors.

Purpose of the Offering

        On June 30, 2003, we completed the private offering and sale of $280,000,000 in aggregate principal amount of our 9 5/8% senior notes due 2011. At the time of that private sale, we and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the notes, relating to the registration of those notes (which we refer to as the "old notes") with the Securities and Exchange Commission. In that agreement, we agreed to deliver to the holders of the old notes either (a) an exchange offer prospectus, by which we would offer to exchange the old notes of eligible holders for new registered notes (the "exchange notes"), or (b) this prospectus, by which the holders of old notes not eligible to participate in the exchange offer described in clause (a) above may publicly resell their old notes.

        It is our understanding that, under current interpretations by the Securities and Exchange Commission of applicable provisions of the Securities Act of 1933, as amended, "affiliates" of an issuer of securities are not eligible to participate in exchange offers of the type we conducted for the other holders of the old notes. Since the selling noteholder named in this prospectus is our affiliate for purposes of the federal securities laws, it was not eligible to participate in the exchange offer. Accordingly, we are performing our obligation to file the registration statement of which this prospectus is a part, by which the holder of old notes that was not eligible to participate in the exchange offer for exchange notes may publicly resell its old notes.

        In the registration rights agreement, we agreed to use all commercially reasonable efforts to: (1) file the registration statement of which this prospectus is a part on or prior to 90 days after our filing obligation arose; (2) cause the registration statement to be declared effective by the Securities and Exchange Commission on or prior to 180 days after the filing obligation arose; and (3) keep the registration statement of which this prospectus is a part effective until the earlier of two years from the date the registration statement is declared effective and such earlier date when no notes covered by the registration statement of which this prospectus is a part remain outstanding (failure to perform each such obligation referred to in (1), (2) and (3) above, a "registration default"). If we fail to meet any of these obligations, we must pay liquidated damages to the holders of outstanding old notes affected thereby. These liquidated damages will equal with respect to the first 90-day period immediately following the occurrence of the first registration default, an amount equal to 0.25% per annum on the principal amount of notes held by that holder. The amount of liquidated damages shall increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period, up to a maximum aggregate increase of 1.00% per annum with respect to all registration defaults, until all registration defaults have been cured.

Summary of the Terms of the Offering

        The form and terms of the resale notes are the same as the form and terms of the outstanding exchange notes, except that the resale notes are currently restricted securities and will remain so until transferred pursuant to this prospectus or pursuant to an available exemption from registration in which the restrictions on transfer lapse. The resale notes represent the same debt as the exchange notes. Both the resale notes and the exchange notes are governed by the same indenture. Unless otherwise required by the context, we use the term "notes" in this prospectus to collectively refer to the resale notes and the exchange notes and the term "guarantees" to collectively refer to the resale guarantees and the exchange guarantees.

Securities Offered	$30,000,000 aggregate principal amount of 9 5/8% senior notes due 2011.
Issuers	Worldspan, L.P. and WS Financing Corp.
Maturity Date	June 15, 2011.
Interest Payment Dates	June 15 and December 15, commencing December 15, 2003.
Use of Proceeds	We will not receive any proceeds from the sale of the resale notes by the selling noteholder.
Guarantees
The issuers' obligations with respect to the resale notes, including principal and interest and liquidated damages, if any, are fully and unconditionally guaranteed on a senior unsecured basis by each of the issuers' existing and future domestic subsidiaries. None of the issuers' foreign subsidiaries will be guarantors.
Rankings	The resale notes and the resale guarantees are unsecured, general obligations of the issuers and the guarantors. Accordingly, they will rank:
• effectively subordinate in right of payment to all of the issuers' and the guarantors' existing and future senior secured indebtedness (including all borrowings under our senior credit facility);
• equal in right of payment to the issuers' and the guarantors' existing and future senior indebtedness;
• senior in right of payment to the issuers' and the guarantors' future subordinated indebtedness, if any; and
• effectively subordinated to all existing and future indebtedness and other liabilities (including trade debt) of the issuers' non-guarantor subsidiaries.
As of March 31, 2004:
•
the issuers and the guarantors had approximately $86.0 million of senior secured debt outstanding under our senior credit facility, and an additional $50.0 million was available for borrowing under the revolving credit facility portion of our senior credit facility;

	•	the issuers and the guarantors had approximately $87.2 million of senior secured obligations under capital leases; and
	•	the issuers' non-guarantor subsidiaries had approximately $28.3 million in trade accounts payable and other accrued expenses outstanding.
See "Description of Other Indebtedness."
Optional Redemption	On or after June 15, 2007, the issuers may redeem some or all of the notes at any time at the redemption prices described in the section "Description of the Notes—Optional Redemption."

Before June 15, 2006, the issuers may redeem up to 35% of the aggregate principal amount of the notes originally issued with the proceeds of certain equity offerings, provided that at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption.
Mandatory Redemption	None.
Covenants
The notes were issued under an indenture among the issuers, the guarantors and the trustee. The indenture (among other things) limits the ability of Worldspan, L.P. and its restricted subsidiaries to, among other things:
	•	pay dividends or make other distributions;
	•	purchase, redeem or otherwise acquire for value any of the equity interests of the issuers or their parent entities;
	•	make other restricted payments and investments;
	•	incur additional indebtedness or issue preferred stock;
	•	sell assets;
	•	create liens;
	•	incur restrictions on the ability of the restricted subsidiaries to pay dividends or other payments to Worldspan, L.P.;
	•	merge or consolidate with other entities; and
	•	enter into transactions with affiliates.
The indenture will also limit:
	•	the ability of WS Financing Corp. to hold any material assets, to incur liability for any material obligations and to engage in any significant business activities; and
	•	the ability of WTI and WS Holdings LLC to engage in any activities other than holding the capital stock of Worldspan, L.P.

Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of the Notes—Certain Covenants."
Transfer:
The resale notes are currently restricted securities and will remain so until transferred pursuant to this prospectus or pursuant to an available exemption from registration on which the restrictions on transfer lapse.
The Initial Offering of the Notes:
We sold the 9 5/8% senior notes due 2011 on June 30, 2003 to Lehman Brothers Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., collectively, the "initial purchasers." The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers, including the selling noteholder, pursuant to Rule 144A under the Securities Act of 1933, as amended and to non-U.S. Persons within the meaning of Regulation S under the Securities Act.
Registration Rights Agreement:
Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement with respect to an exchange offer and this shelf registration statement. In the registration rights agreement, we agreed, among other things, to use all commercially reasonable efforts to file a registration statement with the SEC and to complete an exchange offer. We also agreed to file a shelf registration statement to register the notes for resale for noteholders who were not permitted to participate in the exchange offer.
The Exchange Offer:	We completed the exchange offer on January 30, 2004.
Shelf Registration:
On February 18, 2004, the selling noteholder notified us that it was not permitted to participate in the exchange offer and exercised its right under the registration rights agreement to require us to file this shelf registration statement.

Summary Historical and Pro Forma Financial Information

        The following table sets forth our summary historical and unaudited pro forma as adjusted consolidated financial data for the periods ended and the dates indicated. We have derived the summary historical consolidated financial data as of December 31, 2003 and for the fiscal years ended December 31, 2001 and 2002, and for the six months ended June 30, 2003 and December 31, 2003 from our audited financial statements and related notes included elsewhere in this prospectus. We have derived the summary historical consolidated financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 from our unaudited financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial data gives effect to the Acquisition and assumptions described in "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the accompanying notes as if each had occurred at the beginning of the period indicated below. The summary historical and unaudited pro forma as adjusted consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        We were acquired on June 30, 2003 in a business combination accounted for under the purchase method of accounting. Accordingly, the financial data set forth below includes a predecessor basis and a successor basis. As a result of the Acquisition, our assets and liabilities were adjusted to their estimated fair values. In addition, our statements of operations for the successor basis include interest expense resulting from indebtedness incurred to finance the Acquisition and amortization of intangible assets related to the Acquisition. Therefore, our successor basis financial data generally is not comparable to our predecessor basis financial data.

	Predecessor Basis				Successor Basis
	Year Ended December 31,						Pro Forma Twelve Months Ended December 31, 2003
			Three Months Ended March 31, 2003	Six months Ended June 30, 2003	Six months Ended December 31, 2003	Three Months Ended March 31, 2004
	2001	2002
			(unaudited)			(unaudited)	(unaudited)
				(dollars in thousands)
Statement of Income Data:
Revenues:
Electronic travel distribution	$762,304	$807,095	206,944	$414,933	$396,488	$232,539	$811,421
Information technology services	126,049	107,774	27,401	52,539	32,974	15,992	68,847

Total revenues	888,353	914,869	234,345	467,472	429,462	248,531	880,268
Total operating expenses	807,775	802,902	207,091	417,969	421,612	221,140	863,023
Operating income	80,578	111,967	27,254	49,503	7,850	27,391	17,245
Interest expense	6,515	5,481	1,368	2,756	20,891	10,794	(41,110)
Net income (loss)	63,169	104,819	25,302	28,414	(14,700)	16,152	(26,598)
As of March 31, 2004
Actual
(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$32,104
Working capital (deficit)(1)	(21,971)
Property and equipment	137,406
Total assets	1,136,588
Total debt(2)	453,152
Partners' capital	432,971

	Predecessor Basis								Successor Basis
	Year Ended December 31,
							Six months Ended June 30, 2003		Six months Ended December 31, 2003
					Three Months Ended March 31, 2003						Three Months Ended March 31, 2004
	2001		2002
					(unaudited)		(dollars in thousands)				(unaudited)
Other Data:
Total transactions using the Worldspan system:(3)
Online (in thousands)	54,790		75,896		21,773		45,058		45,201		26,189
Traditional (in thousands)	140,774		116,279		27,246		54,063		48,556		29,222

Total transactions (in thousands)	195,564		192,175		49,019		99,121		93,757		55,411
Depreciation and amortization	$83,425		$79,215		$17,146		$32,322		$52,955		$25,063
Capital expenditures(4)	56,653		56,484		19,317		22,840		29,490		23,781
Distributions	175,000		100,000		60,000		110,000		—		—
Ratio of earnings to fixed charges(5)	6.6	x	12.6	x	13.2	x	7.4	x	0.4	x	2.4	x

(1)
Working capital is calculated as current assets (including cash and cash equivalents) minus current liabilities.

(2)
Includes senior notes, term loan and assets acquired under capital leases.

(3)
We designate each travel agency for which we process transactions as traditional or online based on management's belief as to whether a travel agency is traditional or online. The historical transaction data set forth above reflects the designations which were in effect for each period presented. We evaluate the classification of our travel agencies on a monthly basis and reclassify them as appropriate. Upon a reclassification of a travel agency, all transactions for such travel agency are correspondingly reclassified for all historical and subsequent periods. Accordingly, to the extent we change a designation for a travel agency, the transactions for such travel agency may be reflected in different categories at different times. Based on a recent evaluation of the classifications, we generated total online transactions of 55,753 and 77,021 for the years ended December 31, 2001, and 2002, 20,370 for the three months ended March 31, 2003, 45,432 for the six months ended June 30, 2003 and 45,201 for the six months ended December 31, 2003.

(4)
The following table summarizes capital expenditures for the periods indicated:

	Predecessor Basis				Successor Basis
	Year Ended December 31,
				Six Months Ended June 30, 2003	Six Months Ended December 31, 2003
			Three Months Ended March 31, 2003			Three Months Ended March 31, 2004
	2001	2002
			(unaudited)	(dollars in thousands)		(unaudited)
Purchase of property and equipment	$22,337	$12,375	$7,574	$4,236	$15,961	$2,862
Assets acquired under capital leases	30,703	41,053	10,707	17,237	12,134	20,919
Capitalized software for internal use	3,613	3,056	1,036	1,367	1,395	—

Total capital expenditures	$56,653	$56,484	$19,317	$22,840	$29,490	$23,781

(5)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income before taxes and income or loss from equity investees. "Fixed charges" include interest costs and such portion of rental expense as can be demonstrated to be representative of the interest factor.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding whether to invest in our notes. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In such case, you may lose all or part of your original investment.

Risks Relating to the Notes

Substantial Leverage—Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

        We have a significant amount of indebtedness. On March 31, 2004, we had total indebtedness of $453.2 million (of which $280.0 million consisted of the notes and the balance consisted of senior debt under our senior credit facility and obligations under capital leases and long-term software arrangements). Our ratio of earnings to fixed charges was 0.4x and 2.4x for the six months ended December 31, 2003 and the three months ended March 31, 2004, respectively.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

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  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  place us at a competitive disadvantage compared to our competitors that have less debt; and

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  limit our ability to borrow additional funds.

        In addition, the indenture and our senior credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Additional Borrowings Available—Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our senior credit facility permits additional borrowings of up to $50.0 million. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness—Senior Credit Facility."

Restrictions on Existing Indebtedness—Restrictions on our outstanding debt instruments may limit our ability to make payments on the notes or operate our business.

        Our senior credit facility and the indenture governing the notes contain covenants that limit the discretion of our management with respect to certain business matters. These covenants will significantly restrict our ability to (among other things):

  •
  incur additional indebtedness;

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  create liens or other encumbrances;

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  pay dividends or make certain other payments, investments, loans and guarantees; and

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  sell or otherwise dispose of assets and merge or consolidate with another entity.

        In addition, our senior credit facility requires us to meet certain financial ratios and financial condition tests. You should read the discussions under the headings "Description of Other Indebtedness—Senior Credit Facility" and "Description of the Notes—Certain Covenants" for further information about these covenants. Events beyond our control can affect our ability to meet these financial ratios and financial condition tests. Our failure to comply with these obligations could cause an event of default under our senior credit facility. If an event of default occurs, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest in our senior credit facility to be immediately due, and the lenders thereafter could foreclose upon the assets securing the senior credit facility. In that event, we cannot assure you that we would have sufficient assets to repay all of our obligations, including the notes and the related guarantees. We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to our senior credit facility or the indenture governing the notes.

Ability to Service Debt—To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our senior credit facility, will be adequate to meet our future liquidity needs for the foreseeable future.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and the notes, on commercially reasonable terms or at all.

Subordination to Secured Creditors—Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the notes are effectively subordinated to all our guarantors' existing and future secured indebtedness.

        Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, are parties to a senior credit facility, which is secured by liens on substantially all of our assets and the assets of the guarantors. In addition, our capital leases and long-term software arrangements are secured by the assets under such leases and arrangements. The notes are effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

        As of March 31, 2004, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $86.0 million, and approximately $50.0 million was available for additional borrowing under the revolving credit facility portion of our senior credit facility. We are permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture. See "Description of Other Indebtedness—Senior Credit Facility."

Not all Subsidiaries are Guarantors—Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

        None of our foreign subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

        As of March 31, 2004, our non-guarantor subsidiaries had approximately $28.3 million of trade accounts payable and other accrued expenses. Our non-guarantor subsidiaries generated approximately 14.2% of our consolidated revenues in the three month period ended March 31, 2004 and held approximately 3.5% of our consolidated assets as of March 31, 2004. See footnote 16 to our consolidated financial statements included at the back of this prospectus.

Financing Change of Control Offer—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our senior credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes—Repurchase at the Option of Holders."

Fraudulent Conveyance Matters—Federal and state statutes allow courts, under specific circumstances, to void debts, including guarantees, and require note holders to return payments received from us or the guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under a note or a guarantee could be voided, or claims in respect of a note or a guarantee could be subordinated to all other debts of the debtor or guarantor if, among other things, the debtor or the guarantor, at the time it incurred the indebtedness evidenced by its note or guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guarantee; and

  •
  one of the following applies:

  •
  it was insolvent or rendered insolvent by reason of such incurrence;

  •
  it was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that debtor or guarantor pursuant to its note or guarantee could be voided and required to be returned to the debtor or guarantor, as the case may be, or to a fund for the benefit of the creditors of the debtor or guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that the debtor and each guarantor, after giving effect to its note or guarantee of the notes, as the case may be, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Trading Market for Resale Notes—If an active trading market is not sustained for these notes, you may not be able to sell them.

        We cannot assure you that an active trading market will exist for your notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation system.

        The liquidity of any market for the notes will depend on various factors, including: the number of holders of the notes; the interest of securities dealers in making a market for the notes; the overall market for high yield securities; our financial performance or prospects; and the prospects for companies in our industry generally.

Risks Relating To Our Business

Dependence on Travel Industry in General and Airline Industry in Particular—Our revenues are highly dependent on the travel industry, and particularly on the airlines, and a substantial decrease in travel bookings could adversely affect our business and operating results.

        Substantially all of our revenues are derived from airlines, hotel operators, car rental companies and other suppliers in the travel industry. Our revenues increase and decrease with the level of travel activity and are therefore highly subject to declines in or disruptions to travel. In particular, because a significant portion of our revenues are derived from transaction fees generated by airline bookings and airline outsourcing services, our revenues and earnings are especially sensitive to events that affect airline travel, the airlines that participate in our GDS and the airlines that obtain travel information technology services from us. Our business could also be adversely affected by a reduction in bookings on the airlines that participate in our GDS as a result of those airlines losing business for other reasons, including losing market share to other airlines, such as low-cost carriers, that do not participate in our GDS. In addition, travel expenditures are seasonal and are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns, which could also reduce our revenues and profits.

        The downturn in the commercial airline market, together with the terrorist attacks of September 11, 2001, the global economic downturn, SARS and the war and continuing conflict in Iraq, have adversely affected the financial condition of many commercial airlines and other travel suppliers. Several major airlines are experiencing liquidity problems, some have sought bankruptcy protection and still others may consider bankruptcy relief. A substantial portion of our revenues are derived from transaction fees received directly from airlines and from the sale of products and services directly to airlines. If an airline declared bankruptcy, we may be unable to collect our outstanding accounts receivable from the airline. In addition, the bankruptcy of the airline might result in reduced transaction fees and other revenues from the airline or a rejection by the airline of some or all of our agreements with it, all of which could have a material adverse effect on our business, financial condition and results of operations.

Susceptibility to Terrorism and War—Acts of terrorism and war could have an adverse effect on the travel industry, which in turn could adversely affect our business and operating results.

        Travel is sensitive to safety and security concerns, and thus declines after occurrences of, and fears of future incidents of, terrorism and hostilities that affect the safety, security and confidence of travelers. For example, the start of the war in Iraq in March 2003 and the continuing conflict and the terrorist attacks of September 11, 2001, which included attacks on the World Trade Center and the Pentagon using hijacked commercial aircraft, resulted in the cancellation of a significant number of flights and travel bookings and a decrease in new travel bookings. Future revenues may be reduced by similar and/or other acts of terrorism or war. The effects of these events could include, among other things, a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism, military and governmental responses to acts of terrorism and a perceived inconvenience in traveling by air and increased costs and reduced operations by airlines due, in part, to new safety and security directives adopted by the Federal Aviation Administration or other governmental agencies. As an example, escalation of the U.S. Government's terrorist security alert level to code orange or higher may adversely impact demand for air travel. These effects, depending on their scope and duration, which we cannot predict, could significantly impact our business, financial condition and results of operations.

Competition—We operate in highly competitive markets, and we may not be able to compete effectively.

        In our electronic travel distribution segment, we compete primarily against other large and well-established GDSs, including those operated by Amadeus, Galileo and Sabre, each of which may have greater financial, technical and other resources than we have. These greater resources may allow our competitors to better finance more strategic transactions and more research and development than us and it could allow them to offer more or better products and services for less than we can. Competition among GDSs to attract and retain travel agencies is intense. In competitive markets, we and other GDSs offer discounts, incentive payments and other inducements to travel agencies if productivity or transaction volume growth targets are achieved. In order to compete effectively, we may need to increase inducements, increase spending on marketing or product development, make significant investments to purchase strategic assets or take other costly actions. Although expansion of the use of these inducements could adversely affect our profitability, our failure to continue to provide inducements could result in the loss of some travel agency customers. If we were to lose a significant portion of our current base of travel agencies to a competing GDS or if we were forced to increase the amounts of these inducements significantly, our business, financial condition and results of operations could be materially adversely affected. In addition, we face competition in the travel agency market from travel suppliers and new types of travel distribution companies that seek to bypass GDSs and distribute directly to travel agencies or consumers.

        In our information technology services segment, there are several organizations offering internal reservation system and related technology services to the airlines, with our main competitors being

Amadeus, EDS, Navitaire, Sabre and Unisys/SITA. This segment is highly competitive and the competitors are highly aggressive. If we cannot compete effectively to keep and grow this segment of business, we risk losing customers and economies of scale which could have a negative impact on our operating results.

        Factors affecting the competitive success of GDSs include the timeliness, reliability and scope of the information offered, the reliability and ease of use of the GDS, the fees charged and inducements paid to travel agencies, the transaction fees charged to travel suppliers and the range of products and services available to travel suppliers and travel agencies. We believe that we compete effectively with respect to each of these factors. In addition, deregulation of the GDS industry in the U.S. will likely increase competition between the GDSs. Increased competition could require us to increase spending on marketing or product development, decrease our transaction fees and other revenues, increase inducement payments or take other actions that could have a material adverse effect on our business, financial condition and results of operations.

Travel Supplier Cost Savings—Travel supplier cost savings efforts may shift business away from us or cause us to reduce the fees we charge to suppliers or increase the inducements we offer to travel agencies, thereby adversely affecting our results of operations.

        Travel suppliers, particularly airlines, are aggressively seeking ways to reduce distribution costs and, through the use of the Internet and otherwise, are seeking to decrease their reliance on global distribution systems including us. Travel suppliers have increasingly been providing direct access to their inventory through their own websites through travel agencies and through travel supplier joint ventures, which potentially bypass GDSs. See "Business—Competition." Some of these travel suppliers offer lower prices when their products and services are purchased directly from these supplier-related distribution channels. These lower prices are not always available to us. Some of these travel suppliers are also not providing their lowest fares to GDSs unless the GDS provides them with lower transaction fees. These practices may have the effect of diverting customers away from us to other distribution channels, including websites, or of forcing us to reduce our transaction fees, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, consolidation among travel suppliers, including airline mergers and alliances, may increase competition from these supplier-related distribution channels. In addition, some travel suppliers have reduced or eliminated commissions paid to both traditional and online travel agencies. The reduction or loss of commissions may cause travel agencies to become more dependent on other sources of revenues, such as traveler-paid service fees and GDS-paid inducements. We may have to increase inducement payments or incur other expenses in order to compete for travel agency business.

Fare Content Agreements—Our efforts to obtain more comprehensive content through airline fare content agreements may cause downward pressure on pricing and adversely affect our revenues and operating results.

        In recent months, some airlines have differentiated the fare content that they provide to us and to our GDS competitors. Some fare content has been provided to GDSs at no additional charge under standard participation agreements, and other content, such as web fares, has been withheld unless the GDS agrees to provide discounts, payments or other benefits to the airline. We have recently entered into fare content agreements with Continental Airlines, Delta, Northwest and United Air Lines. Generally, in these agreements, the airlines commit (subject to the exceptions contained in the agreements) to provide travel agencies covered by the agreements in the territories covered by the agreements with substantially the same fare content (including web fares) it provides to the travel agencies of other GDSs in exchange for payments from us to each airline and subject to us keeping steady the average transaction fees paid by each airline for travel agency bookings in the territories covered by the agreements. Further, in February 2004, we executed a three-year fare content agreement with British Airways to provide access to virtually all of their published fares (including web fares) to some of our U.K. travel agencies. We believe that obtaining similar fare content from other major airline travel suppliers is important to our ability to compete, since other GDSs have also entered into fare content agreements with various airlines. Consequently, we plan to pursue agreements similar to these fare content agreements with some other major airlines. We expect that our fare content agreements will require us to make, in the aggregate, significant payments or other concessions to the participating airlines which could have a material adverse effect on our business, financial condition and results of operations in the future, including during the next three-year period. In addition, our fare content agreements are subject to several conditions, exceptions, term limitations and termination rights. There is no guarantee that the participating airlines will continue to provide their fare content to us to the same extent as they do at the current time. The loss or substantial reduction in the amount of fare content received from the participating airlines could negatively affect our business, financial condition and results of operations.

Dependence on Small Number of Airlines—We depend on a relatively small number of airlines for a significant portion of our revenues and the loss of any of our major airline relationships would harm our revenues and operating results.

        We depend on a relatively small number of airlines for a significant portion of our revenues. Our five largest airline relationships represented an aggregate of approximately 54% of our total 2003 revenues, down from 56% in 2002, while our ten largest airline relationships represented an aggregate of approximately 66% of our total 2003 revenues, down from 68% in 2002. Our five largest airline relationships by total revenue in 2003 were with Delta, Northwest, United Air Lines, American and US Airways, representing 19%, 12%, 9%, 8% and 5% of our total 2003 revenues, respectively. In 2002, these carriers accounted for 20%, 14%, 7%, 9% and 6%, respectively. We expect to continue to depend upon a relatively small number of airlines for a significant portion of our revenues. In addition, although we expect to continue our relationships with these airlines, our airline contracts can be terminated on short notice. Because our major airline relationships represent such a large part of our business, the loss of any of our major airline relationships, including due to the bankruptcy of an airline, could have a material negative impact on our business, financial condition and results of operations.

Dependence on Small Number of Online Travel Agencies—We are highly dependent on a small number of large online travel agencies, and the success of our business depends on continuing these relationships and the continued growth of online travel commerce.

        In 2003, Expedia, Hotwire, Orbitz and Priceline represented approximately 43% of our total transactions, with Expedia representing over 20% of our total transactions. If we were to lose and not replace the transactions generated by any of these online travel agencies, our business, financial condition and results of operations would be materially adversely impacted. In addition, if other online travel agencies become more successful or new online travel agencies emerge and we lose online transaction volumes as a result, our business, financial condition (including the carrying value of certain intangibles) and results of operations could be materially adversely impacted.

        While we have long-term contracts with Expedia, Orbitz and Priceline, these agencies have a variety of termination rights and other rights to reduce their business with Worldspan. Hotwire has the right to terminate its contract with us for any reason on 90 days advance notice. Expedia has the right to renegotiate the inducements payable to it by us every three years (with the next renegotiation right scheduled for July 2004), and it can terminate its contract with us if we cannot reach an agreement on inducements. In addition, Expedia informed us in May 2004 that it intends to exercise its right to move a portion of its transactions to another GDS provider. Although we currently continue to operate under these agreements, we cannot assure you that any travel agency will not attempt to terminate its agreement with us or otherwise move business to another GDS in the future. Any such termination or a significant reduction in transaction volumes would have a material adverse effect on our business, financial condition (including the carrying value of certain intangibles) and results of operations.

        In addition, our growth strategy relies on the continuing growth in the travel industry of the Internet as a distribution channel. If consumers do not book significantly more travel online than they currently do today and if the use of the Internet as a medium of commerce for travel bookings does not continue to grow or grows more slowly than expected, our revenues and profit may be adversely affected. Consumers have historically relied on traditional travel agencies and travel suppliers and are accustomed to a high degree of human interaction in purchasing travel products and services. The success of our business is dependent on the number of consumers who use the Internet to make travel bookings increasing significantly.

Relationships with Our Founding Airlines—A significant portion of our current revenues are attributable to our founding airlines, and there is no guarantee that these airlines will continue to use our services to the same extent that they did when they owned us or that they will not indirectly compete with us.

        Each of American, Delta and Northwest has important commercial relations with us, and, in 2003, revenues received from our founding airlines represented, in the aggregate, approximately 39% of our revenues. Approximately 79% of this revenue was from transaction fees and the balance was derived from information technology services provided to Delta and Northwest. Delta is the largest single travel supplier utilizing our GDS, as measured by transaction fee revenues, generating transaction fees that accounted for approximately 14% of our 2003 revenue, while Northwest and American represent approximately 9% and 8%, respectively. In addition, approximately 86% of our information technology services revenues, which represented approximately 10% of our total revenues in 2003, are derived from providing processing, software development and other services to Delta and Northwest. Although we believe that each founding airline will continue to distribute its travel services through our GDS and that Delta and Northwest will continue to use our information technology services, there is no guarantee that our founding airlines will continue to use these services to the same extent as they did prior to the Acquisition or at all. In addition, although we have entered into noncompetition agreements with our founding airlines and each has agreed not to operate a GDS for three years after the Acquisition, there is no guarantee that our founding airlines will not indirectly compete with us in some or all of our markets, such as through supplier direct connections which could bypass our GDS. The loss or substantial reduction of fees from any of our founding airlines, or direct or indirect competition from any of our founding airlines, could negatively affect our business, financial condition and results of operations.

        For instance, the information technology services that we perform for Delta include computer functionality known as "PNR Sync." In 2003, Delta notified us that it intended to terminate PNR Sync. Following discussions with Delta relating to the mutual benefits of PNR Sync to Delta and us, we reached an agreement with Delta in December 2003 to continue to provide PNR Sync to Delta for a minimum three-year period at a fixed price and subject to several conditions, term limitations and termination rights. A termination of the PNR Sync functionality by Delta would represent a material adverse effect on our business, financial condition and results of operations. Additionally, in March 2004, Delta notified us that our GDS transaction fee pricing did not satisfy the conditions of our marketing support agreement with Delta. Delta indicated that, until we modify our GDS transaction fee pricing, it would suspend marketing support of us and the discount that Delta has provided to us for business travel. Pursuant to the agreement, we are working with Delta to review the relevant data and to resolve these issues.

FASA Credits—The FASA credits and FASA credit payments owed under the FASAs may continue despite a significant reduction in or termination of FASA revenues.

        Pursuant to our founder airline services agreements, or FASAs, with each of Delta and Northwest, we are obligated to provide monthly FASA credits to Delta and Northwest to be applied against FASA service fee payments due from those airlines to us. The FASA credits are structured and will be applied through June 2012 in an amount up to an aggregate of approximately $116.7 million to each of Delta and Northwest as of December 31, 2003. Our obligations to provide these FASA credits to Delta and Northwest may continue despite a significant reduction in service fee payments from Delta or Northwest under the FASAs, as applicable. For instance, if Delta or Northwest reduces or ceases operations in a way that reduces or eliminates the amount of airline services the airline obtains from us under its FASA, our FASA credit obligations will remain, although its failure to comply with its software development minimum and exclusivity obligations will constitute a breach of its agreement. In the event that the monthly FASA credits deliverable by us to Delta or Northwest are more than the FASA service fee payments due from the applicable airline, then we will be obligated to pay such excess to such airline in cash. In addition, if we terminate the FASA other than as expressly permitted by the agreement, then we will be obligated to provide the scheduled FASA credits to the applicable airline by way of a monthly cash payment rather than applying the FASA credits against FASA service fee payments due from the airline. As a result, there could be a significant reduction in the revenues we receive from Delta and/or Northwest under the FASAs while our obligations to provide FASA credits and make FASA credit payments to Delta and/or Northwest, as applicable, would continue without interruption.

        In addition, Delta or Northwest may terminate its FASA due to our failure to satisfy the mainframe processing time, system availability or critical production data performance standards under that agreement. Furthermore, such a termination by Delta or Northwest of its FASA will constitute an event of default under our senior credit facility and may constitute a default under any other of our future senior credit facilities. If an event of default occurs, our lenders could elect to declare all amounts outstanding under our senior credit facility and any of our future credit facilities to be immediately due, and the lenders thereafter could foreclose upon the assets securing our senior credit facilities. In that event, we cannot assure you that we would have sufficient assets to repay all of our obligations, including our senior notes and the related guarantees. If the event of default is waived by the applicable lenders under our senior credit facilities or our senior credit facilities are no longer outstanding, the remaining portion of the FASA credits deliverable by us to the terminating airline will not be provided according to the nine year schedule and will instead be payable in cash to the terminating airline as and when, and only to the extent that, we are permitted to make such payments as "Restricted Payments" under the restricted payment covenant test contained in the indenture governing our senior notes. In such a circumstance, we will be required to make FASA credit payments to a terminating airline at a time when such airline is no longer paying FASA service fees to us. Although we have historically satisfied the relevant FASA performance standards under our predecessor services agreements with Delta and Northwest, we cannot assure you that we will continue to satisfy those standards and that the FASAs will not be terminated by Delta or Northwest. A termination of one or both of the FASAs under any of these circumstances could have a material adverse effect on our business, financial condition and results of operations. For further discussion of the terms of the FASAs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity."

Critical Systems—Our systems may suffer failures, capacity constraints and business interruptions, which could increase our operating costs, decrease our revenues and cause us to lose customers.

        The reliability of our GDS is critical to the success of our business. Much of our computer and communications hardware is located in a single data center located near Atlanta, Georgia. Our systems might be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquakes, terrorist attacks, war or similar events. Computer malfunctions, computer viruses, physical or electronic break-ins and similar disruptions might cause system interruptions and delays and loss of critical data and could significantly diminish our reputation and brand name and prevent us from providing services. Although we believe we have taken adequate steps to address these risks, we could be harmed by outages in, or unreliability of, the data center or computer systems.

        In addition, we rely on several communications services companies in the United States and internationally to provide network connections between our data center and our travel agencies' access terminals and also our travel suppliers. In particular, we rely upon AT&T and SITA, which is owned by a consortium of airlines and other travel-related businesses, to maintain our data communications and to provide network services in the United States and in many countries served by us. We occasionally experience network interruptions and malfunctions that make our global distribution system or other data processing services unavailable or less usable. Any significant failure or inability of AT&T, SITA or other communications companies to provide and maintain network access could have a material adverse effect on our business, financial condition and results of operations.

Protection of Technology—We may not protect our technology effectively, which would allow competitors to duplicate our products and services. This could make it more difficult for us to compete with them.

        Our success and ability to compete depend, in part, upon our technology. Among our significant assets are our software and other proprietary information and intellectual property rights. We rely on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect these assets. Our software and related documentation, however, are protected principally under trade secret and copyright laws, which afford only limited protection, and the laws of some foreign jurisdictions provide less protection for our proprietary rights than the laws of the United States. Unauthorized use and misuse of our intellectual property could have a material adverse effect on our business, financial condition and results of operations, and there can be no assurance that our legal remedies would adequately compensate us for the damages caused by unauthorized use.

        In addition, licenses for a number of software products have been granted to us. Some of these licenses, individually and in the aggregate, are material to our business. Although we believe that the risk that we will lose any material license is remote, any loss could have a material adverse effect on our business, financial condition and results of operations.

Intellectual Property—Our products and services may infringe on claims of intellectual property rights of third parties, which could adversely affect our business and operating results.

        We do not believe that any of our products, services or activities infringe upon the intellectual property rights of third parties in any material respect. There can be no assurance, however, that third parties will not claim infringement by us with respect to current or future products, services or activities. Any infringement claim, with or without merit, could result in substantial costs and diversion of management and financial resources, and a successful claim could effectively block our ability to use or license products and services in the United States or abroad or cost us money. Any infringement claim, therefore, could have a material adverse effect on our business, financial condition and results of operations.

Technological Change—Rapid technological changes may render our technology obsolete or decrease the attractiveness of our products and services to customers.

        Our industry is subject to rapid technological change as travel suppliers, travel agencies and competitors create new and innovative products and services. Our ability to compete in our business and our future results will depend, in part, upon our ability to make timely, innovative and cost-

effective enhancements and additions to our technology and to introduce new products and services that meet the demands of travel suppliers, travel agencies and other customers. The success of new products and services depends on several factors, including:

  •
  identifying the needs of travel suppliers, travel agencies and other customers;

  •
  developing and introducing effective new products and services in a timely and efficient manner;

  •
  managing the cost of new product development and operations;

  •
  differentiating new products and services from those of our competitors; and

  •
  achieving market acceptance of new products and services.

        In addition, maintaining the flexibility to respond to technological and market changes may require substantial expenditures and lead time. There can be no assurance that we will successfully identify and develop new products or services in a timely manner, that products, technologies or services developed by others will not render our offerings obsolete or noncompetitive or that the technologies in which we focus our research and development investments will achieve acceptance in the marketplace.

        Our technology infrastructure is largely fixed. As a result, in the event of a significant reduction in transaction volumes or revenues, technology costs would remain relatively constant. If a reduction continued for a prolonged period, our business, financial condition and results of operations could be materially adversely affected.

Regulatory Risks—Regulatory developments could limit our ability to compete by restricting our flexibility to respond to competitive conditions.

        Changes and developments in the regulatory environment could have an adverse affect on our financial condition or results of operations, including by negatively impacting our transaction volume, transaction fees and by otherwise impacting the way we operate our business. GDSs are regulated by the U.S., the European Union ("E.U.") and other countries in which we operate. The U.S. Department of Transportation ("DOT") and the European Commission ("EC") are the relevant regulatory authorities in the U.S. and the E.U., respectively. Most of the regulating bodies have reexamined or are examining their GDS regulations and appear to be moving toward deregulation. Regulatory changes in the U.S., E.U. or other countries could have a material adverse effect on our business, financial condition and results of operations.

        On January 31, 2004, most DOT rules governing GDSs were lifted. The remaining DOT rules will be phased out at the end of July 2004. The DOT rules no longer contain any rules that apply uniquely to GDSs that are owned or marketed by airlines. In addition, deregulation in the U.S. could create uncertainty as to established GDS business models. Discontinuance of the rules could facilitate efforts by the airlines to divert travel bookings to distribution channels that they own and control and could also facilitate movement of travel agencies from one GDS to another. In addition, elimination of the rule prohibiting discrimination in airline fees could affect transaction fee revenues.

        E.U. regulations continue to address the participation of airline GDS owners in other GDSs. See "Business—GDS Industry Regulation."

        The EC is engaged in a comprehensive review of its rules governing GDSs. It is unclear at this time when the EC will complete its review and what changes, if any, will be made to the E.U. rules. We could be unfairly and adversely affected if the E.U. rules are retained as to traditional global distribution systems used by travel agencies but are not applied to businesses providing comparable services, such as travel distribution websites owned by more than one airline. In addition, we could be adversely affected if changes to the rules, changes in interpretations of the rules, or new rules increase our cost of doing business, limit our ability to establish relationships with travel agencies, airlines, or others, impair the enforceability of existing agreements with travel agencies and other users of our system, prohibit or limit us from offering services or products, or limit our ability to establish or changes fees. Continued GDS regulation in the E.U. and elsewhere, while GDS regulations are being abolished in the U.S., could also create the operational challenge of supporting different products, services and business practices to conform to the different regulatory regimes.

        There are also GDS regulations in Canada, under the regulatory authority of the Canadian Department of Transport. On April 27, 2004, a significant number of these regulations were lifted. Amendments to the rules include eliminating the "obligated carrier" rule, which required larger airlines in Canada to participate equally in the GDSs, and elimination of the requirement that transaction fees charged by GDSs to airlines be non-discriminatory. Due to the elimination of the obligated carrier rule in Canada, Air Canada, the dominant Canadian airline, could choose distribution channels that it owns and controls or distribution through another GDS rather than through the Worldspan GDS.

Privacy and Data Protection—Our processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

        In our processing of travel transactions, we receive and store a large volume of personally identifiable data. This data is increasingly subject to legislation in numerous jurisdictions around the world, including the E.U. through its Data Protection Directive (and variations of this Directive in the E.U. Member States). This legislation is typically intended to protect the privacy of personal data that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if the legislation is expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation in ways that negatively affect our business, financial condition and results of operations.

        In addition, in the aftermath of the terrorist attacks of September 11, 2001, government agencies have been contemplating or developing initiatives to enhance national and aviation security, including the Transportation Security Administration's Computer-Assisted Passenger Prescreening System, known as CAPPS II. These initiatives may result in conflicting legal requirements with respect to data handling. As privacy and data protection has become a more sensitive issue, we may also incur legal defense costs and become exposed to potential liabilities as a result of differing views on the privacy of travel data. Travel businesses have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. For example, we were initially named as one of the defendants in a class action lawsuit arising from disclosures by Northwest of passenger data to a U.S. government agency. An amended and consolidated class action lawsuit was recently refiled in this case and we are no longer a named defendant in the matter. We are evaluating whether we have any future liability arising from this matter. While we do not believe that this matter is material, other privacy developments that are difficult to anticipate could impact our business, financial condition and results of operations.

Key Employees—Our ability to attract, train and retain executives and other qualified employees is crucial to results of operations and future growth.

        We depend substantially on the continued services and performance of our key executives, senior management and skilled personnel, particularly our professionals with experience in our business and operations and the GDS industry, including: Rakesh Gangwal, our Chairman and Chief Executive Officer; Gregory O'Hara, our Executive Vice President—Corporate Planning and Development; Ninan Chacko, our Senior Vice President—e-Commerce and Product Planning; David A. Lauderdale, our Chief Technology Officer and Senior Vice President—Technical Operations; Michael B. Parks, our Senior Vice President and General Manager; Susan J. Powers, our Chief Information Officer and Senior Vice President—Worldwide Product Solutions; Jeffrey C. Smith, our General Counsel, Secretary and Senior Vice President—Human Resources; and Michael Wood, our Senior Vice President and

Chief Financial Officer. We have entered into employment agreements with Messrs. Gangwal, O'Hara, Chacko and Wood to provide them with incentives to remain employed by us, all as more fully described in the section of this prospectus entitled "Management—Employment Agreements." However, we cannot assure you that any of these individuals will continue to be employed by us. The specialized skills needed by our business are time-consuming and difficult to acquire and in short supply, and this shortage is likely to continue. A lengthy period of time is required to hire and train replacement personnel when skilled personnel depart the company. An inability to hire, train and retain a sufficient number of qualified employees could materially hinder our business by, for example, delaying our ability to bring new products and services to market or impairing the success of our operations. Even if we are able to maintain our employee base, the resources needed to attract and retain such employees may adversely affect our profits, growth and operating margins.

Business Combinations and Strategic Investments—We may not successfully make and integrate business combinations and strategic investments.

        We plan to continue to enter into business combinations, investments, joint ventures and other strategic alliances with other companies in order to maintain and grow revenue and market presence as well as to provide us with access to technology, products and services. Those transactions with other companies create risks such as difficulty in assimilating the technology, products and operations with our technology, products and operations; disruption of our ongoing business, including loss of management focus on existing businesses; impairment of relationships with existing executives, employees, customers and business partners; and losses that may arise from equity investments. In the past, in an effort to secure new technologies or obtain unique content for our GDS, we have invested in a number of early-stage technology companies. Each of these investments has required senior management attention. Many of these companies have failed, and most of our investments have been written down. If we enter into such transactions in the future, we may expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing other intangible assets with estimable useful lives, any of which might harm our business, financial condition or results of operations. In addition, we may not be able to identify suitable candidates for these transactions or obtain financing or otherwise make these transactions on acceptable terms.

Seasonality—Because our business is seasonal, our quarterly results will fluctuate.

        The travel industry is seasonal in nature. Bookings, and thus transaction fee revenues charged for the use of our GDS, typically decrease each year in the fourth quarter, due to the early bookings by customers for travel during the holiday season and a decline in bookings for business travel during the holiday season. During 2002 and 2003, our transactions in the fourth quarter have averaged approximately 22% of total transactions for those years. Seasonality could cause our revenues to fluctuate significantly from quarter to quarter. Substantial fluctuations in our results of operations could have a material adverse effect on us.

Trade Barriers—We face trade barriers outside of the United States that limit our ability to compete.

        Trade barriers erected by non-U.S. travel suppliers, which are sometimes government-owned, have on occasion interfered with our ability to offer our products and services in their markets or have denied us content or features that they give to our competitors. Those trade barriers make our products and services less attractive to travel agencies in those countries than products and services offered by other GDSs that have these capabilities and have restricted our ability to gain market share outside of the U.S. Competition and trade barriers in those countries could require us to increase inducements, reduce prices, increase spending on marketing or product development, withdraw from or not enter certain markets or otherwise take actions adverse to us.

International Operations—Our international operations are subject to other risks which may impede our ability to grow internationally.

        Approximately 14% of our revenues during the twelve months ended December 31, 2003 were generated through our foreign subsidiaries. We face risks inherent in international operations, such as risks of:

  •
  currency exchange rate fluctuations;

  •
  local economic and political conditions, including conditions resulting from the continuing conflict in Iraq;

  •
  restrictive governmental actions (such as trade protection measures, privacy rules, consumer protection laws and restrictions on pricing or discounts);

  •
  changes in legal or regulatory requirements;

  •
  limitations on the repatriation of funds;

  •
  difficulty in obtaining distribution and support;

  •
  nationalization;

  •
  different accounting practices and potentially longer payment cycles;

  •
  seasonal reductions in business activity;

  •
  higher costs of doing business;

  •
  lack of, or the failure to implement, the appropriate infrastructure to support our technology;

  •
  lesser protection in some jurisdictions for our intellectual property;

  •
  disruptions of capital and trading markets;

  •
  laws and policies of the U.S. affecting trade, foreign investment and loans; and

  •
  foreign tax and other laws.

        These risks may adversely affect our ability to conduct and grow business internationally, which could cause us to increase expenditures and costs, decrease our revenue growth or both.

Exchange Rate Fluctuations—Fluctuations in the exchange rate of the U.S. dollar and other foreign currencies could have a material adverse effect on our financial performance and results of operations.

        While we and our subsidiaries transact business primarily in U.S. dollars and most of our revenues are denominated in U.S. dollars, a portion of our costs and revenues are denominated in other currencies, such as the euro and the British pound sterling. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our operating expenses and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. In the past, we have incurred such losses, including a $1.0 million loss during 2001.

Environmental, Health and Safety Requirements—We could be adversely affected by environmental, health and safety requirements.

        We are subject to requirements of foreign, federal, state and local environmental and occupational health and safety laws and regulations. These requirements are complex, constantly changing and have tended to become more stringent over time. It is possible that these requirements may change or liabilities may arise in the future in a manner that could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we have been or will be at all times in complete compliance with all those requirements or that we will not incur material costs or liabilities in connection with those requirements in the future.

Additional Capital—We may need additional capital in the future and it may not be available on acceptable terms.

        We may require more capital in the future to:

  •
  fund our operations;

  •
  finance investments in equipment and infrastructure needed to maintain and expand our network;

  •
  fund the FASA credit payments;

  •
  enhance and expand the range of services we offer; and

  •
  respond to competitive pressures and potential strategic opportunities, such as investments, acquisitions and international expansion.

        We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could reduce our competitiveness as our competitors may provide better maintained networks or offer an expanded range of services.

Securities Laws Compliance—Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

        The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, have required changes in some of our corporate governance and accounting practices. In addition, the New York Stock Exchange has promulgated a number of regulations. We expect these laws, rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. These new laws, rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Principal Stockholders—Our principal stockholders could exercise their influence over us to your detriment.

        As a result of their stock ownership of WTI, our ultimate parent, CVC, certain of its affiliates and OTPP together own beneficially about 91% of WTI's outstanding capital stock. By virtue of their stock ownership, these entities have significant influence over our management and will be able to determine the outcome of all matters required to be submitted to the stockholders for approval, including the election of our directors and the approval of mergers, consolidations and the sale of all or substantially all of our assets. The interests of CVC and OTPP as equity owners of WTI may differ from your interests, and, as such, they may take actions which may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity owners might conflict with your interests as a noteholder. In addition, our equity owners may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes.

FORWARD-LOOKING STATEMENTS

        Statements in this prospectus and the exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to us on the date this prospectus was submitted. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks or uncertainties related to: the computer reservation system rules of the Department of Transportation; our revenues being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; or other changes within the travel industry. We may not succeed in addressing these and other risks.

INDUSTRY AND MARKET DATA

        We have obtained some industry data from third party sources that we believe to be reliable. In particular, we obtained raw airline bookings data compiled by DOB Systems, Inc. and sold as marketing industry data tapes (or MIDT), and our determinations of market size and share within our industry are based on our processing of this data. In many cases, however, we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions. In particular, we designate each travel agency for which we process transactions as traditional or online based on our belief as to whether a travel agency is traditional or online. Our designation of travel agencies as online or traditional is based on an agency's aggregate booking activity for all its locations and our knowledge of the agency. These designations may be revised as an agency's business changes.

USE OF PROCEEDS

        All of the notes offered by this prospectus are being offered for sale by the selling noteholder. We will not receive any portion of the net proceeds from this offering.

        We used the gross proceeds from the sale of the notes in June 2003, our senior credit facility and equity investments, together with cash on hand, to pay the cash portion of the consideration paid to our founding airlines for the Acquisition and to pay fees and expenses associated with the Acquisition and related financing transactions.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004. The table below should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

As of March 31, 2004
(dollars in thousands) (unaudited)
Cash and cash equivalents	$32,104

Senior credit facility:(1)
Revolving credit facility	$—
Term loan facility	86,000
Capital leases	87,152
Senior notes	280,000

Total debt	453,152
Partners' capital	432,971

Total capitalization	$886,123

(1)
As of March 31, 2004, we had approximately $50.0 million of unused borrowing capacity under the revolving credit facility.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects of the Acquisition on our historical financial position and results of operations. Historical amounts for the year ended December 31, 2003 are derived from our audited 2003 consolidated financial statements, which represent the mathematical addition of the Successor basis results of operations and the Predecessor basis results of operations and are not consistent with GAAP.

        The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the pro forma condensed consolidated financial statements below.

        The unaudited pro forma condensed consolidated balance sheet at March 31, 2004 and the unaudited condensed consolidated statement of operations for the three months ended March 31, 2004 are not presented, as the Acquisition is already reflected in the historical accounts. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 assume that the Acquisition described above took place on January 1, 2003, the beginning of our 2003 fiscal year. Such information is not necessarily indicative of our financial position or results of operations that would have occurred if the Acquisition had been consummated as of the dates indicated, nor should it be construed as being a representation of our future financial position or results of operations.

        The unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, the related notes and the other financial information included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Year Ended December 31, 2003

		Successor Basis
	Predecessor Basis
		Six Months Ended December 31, 2003
	Six Months Ended June 30, 2003		Acquisition Pro Forma Adjustments		Pro Forma
	(dollars in thousands)
Revenues:
Electronic travel distribution	$414,933	$396,488	$—		$811,421
Information technology services	52,539	32,974	(8,333 (8,333	)(a) )(a)	68,847

Total revenues	467,472	429,462	(16,666)		880,268
Operating expenses:
Cost of revenues	341,828	330,618	3,408 1,314	(c) (b)	677,168
Selling, general and administrative	76,141	72,724	450	(d)	149,315
Amortization of intangible assets	—	18,270	18,270	(c)	36,540

Total operating expenses	417,969	421,612	23,442		863,023
Operating income	49,503	7,850	(40,108)		17,245
Other income/(expense):
Interest income	401	295	—		696
Interest expense	(2,756)	(20,891)	(2,677 (13,475 (1,311	)(e) )(e) )(e)	(41,110)
Equity in gain of investees	130	278	—		408
Write-down of impaired investments	—	(1,232)	—		(1,232)
Change-in-control expense	(17,259)	—	17,259	(f)	—
Other, net	(1,461)	(11)	—		(1,472)

Total other expense, net	(20,945)	(21,561)	(204)		(42,710)

Income (loss) before taxes	28,558	(13,711)	(40,312)		(25,465)
Income tax expense	144	989	—		1,133

Net income (loss)	$28,414	$(14,700)	$(40,312)		$(26,598)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(dollars in thousands)

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 gives effect to the following adjustments related to the Acquisition.

        The Acquisition was accounted for as a purchase in the historical amounts in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The adjustments reflect the Acquisition financing and purchase accounting adjustments as follows (dollars in thousands):

Funds used for the Acquisition:
Equity contributions	$348,618
Proceeds from our senior credit facility	125,000
Proceeds from the notes	280,000
Proceeds from the seller notes	84,000
Excess cash	(8,686)

Total funds used for the Acquisition	$828,932

Book value of net assets acquired(1)	$37,527
Additional fair value of tangible assets acquired	19,110
Additional fair value of liabilities assumed	(5,621)
Deferred financing costs related to old term loan and the senior notes	14,937
Additional fair value of identifiable intangible assets acquired	762,979

Total net assets acquired, at fair value	$828,932

        The assets and liabilities deemed to be acquired pursuant to the purchase agreement are recorded at fair value. The intangible assets acquired and their respective estimated values are as follows (dollars in thousands):

Customer contracts	$357,744
Developed technology	236,837
Trade names	72,142
Goodwill	109,788

        Customer contracts consist of agency relationships with useful lives of 11 years, e-commerce contracts with useful lives of 8 years, FASA contracts with useful lives of 15 years and IT services contracts with useful lives of 5 years. Developed technology has a useful life of 11 years, and trade names have indefinite useful lives.

    (1)
    The purchase agreement provided that we would retain $30,000 cash at the closing of the Acquisition. The book value of net assets acquired includes an adjustment of $13,931 to reflect the distribution of cash in excess of $30,000 at June 30, 2003 to the seller airlines.

          (a)   We record credits provided under the FASAs as contra-information technology services revenue in accordance with EITF No. 01-9 at a rate of $2,778 per month or $33,333 per year. Since we entered into the FASAs on June 30, 2003 in connection with the Acquisition, we recorded contra-information technology services revenue for the period of July 1, 2003 through December 31, 2003 of $8,333 for the Delta FASA and $8,333 for the Northwest FASA. To reflect the pro forma effect of entering into both FASAs as of January 1, 2003, we would have recorded additional contra-information technology services revenue for the period ending December 31, 2003 of $8,333 for the Delta FASA and $8,333 for the Northwest FASA.

          (b)   To reflect the additional annual depreciation expense included in cost of revenues resulting from $19,110 increase in the basis of property and equipment acquired at June 30, 2003 based on estimated useful lives of three to nineteen years.

Year Ended December 31, 2003
Depreciation, historical	$48,631
Depreciation, after adjustments	49,945
Additional cost of revenues	1,314

          (c)   To reflect the amortization of intangible assets on a straight line basis over periods ranging from five to fifteen years. Amortization related to developed software is included in costs of revenues, and amortization related to customer relationships is included in amortization of intangible assets. In accordance with SFAS 142, Goodwill and Other Intangible Assets, values related to trade names and to goodwill resulting from the Acquisition are not amortized.

Year Ended December 31, 2003
Amortization, historical	$36,646
Amortization, after adjustments	58,324
Additional cost of revenues	3,408
Additional amortization of intangible assets	18,270

          (d)   To reflect the additional selling, general and administrative expenses relating to the advisory fees of $900 annually to be paid to CVC Management LLC under its advisory agreement with us. See "Certain Relationships and Related Transactions—Advisory Agreements."

Year Ended December 31, 2003
Advisory fees, historical	$450
Advisory fees, after adjustments	900
Additional expense	450

          (e)   To reflect the increase in interest expense as a result of (i) the annual interest expense associated with $125,000 of variable rate (5.13% at assumed Acquisition date) debt under the old term loan facility portion of our senior credit facility payable in quarterly installments over a 48 month period of four years, (ii) the annual interest expense associated with the $280,000 of senior notes and (iii) the annual amortization of debt issuance costs on our old senior credit facility.

Year Ended December 31, 2003
Additional interest on the $125.0 million old term loan for the first six months of the year	$2,677
Additional interest on the notes for the first six months of the year	13,475
Additional debt issuance cost amortization for the first six months of the year	1,311

          The actual interest rate on the variable rate indebtedness incurred to consummate the Acquisition could vary from those used to compute the above adjustment of interest expense. A one-eighth percent increase in these rates would increase interest expense for the year ended December 31, 2003 by approximately $62.

          (f)    In the historical statement of operations, the change-in-control expense was recorded in the period prior to the closing of the Acquisition. To reflect the pro forma effect of the Accquisitions occurring on January 1, 2003, this expense is removed from the pro forma statement of operations, as the charge would have been recorded in the previous period.

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth certain of our historical financial data. We have derived the selected historical consolidated financial data as of December 31, 2002 and 2003 and for the fiscal years ended December 31, 2001 and 2002 and for the six months ended June 30, 2003 and December 31, 2003 from our audited financial statements and related notes included elsewhere in this prospectus. We have derived the selected historical consolidated financial data as of December 31, 1999, 2000 and 2001 and for the fiscal years ended December 31, 1999 and 2000 from our audited financial statements and related notes, which are not included in this prospectus. We have derived the selected historical consolidated financial data as of June 30, 2003 from our unaudited financial statements and related notes, which are not included in this prospectus. We have derived the selected historical consolidated financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 from our unaudited financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        We were acquired on June 30, 2003 in a business combination accounted for under the purchase method of accounting. Accordingly, the financial data set forth below includes a predecessor basis and a successor basis. As a result of the Acquisition, our assets and liabilities were adjusted to their estimated fair values. In addition, our statements of operations for the successor basis include interest expense resulting from indebtedness incurred to finance the Acquisition and amortization of intangible assets related to the Acquisition. Therefore, our successor basis financial data generally is not comparable to our predecessor basis financial data.

	Predecessor Basis						Successor Basis
	Year Ended December 31,				Three Months Ended March 31,	Six Months Ended June 30,	Six Months Ended December 31,	Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2003	2004
					(unaudited)			(unaudited)
	(dollars in thousands)
Statement of Income Data:
Revenues:
Electronic travel distribution	$581,768	$665,176	$762,304	$807,095	$206,944	$414,933	$396,488	$232,539
Information technology services	120,336	122,345	126,049	107,774	27,401	52,539	32,974	15,992

Total revenues	702,104	787,521	888,353	914,869	234,345	467,472	429,462	248,531
Operating expenses:
Cost of revenues excluding developed technology amortization	402,463	506,023	588,633	605,845	162,852	334,469	319,603	170,337
Developed technology amortization	28,646	10,587	12,827	15,244	3,961	7,359	11,015	5,508

Total cost of revenues	431,109	516,610	601,460	621,089	166,813	341,828	330,618	175,845
Selling, general and administrative expenses	197,233	187,736	206,315	181,813	40,278	76,141	72,724	36,160
Amortization of intangible assets	—	—	—	—	—	—	18,270	9,135

Total operating expenses	628,342	704,346	807,775	802,902	207,091	417,969	421,612	221,140
Operating income	73,762	83,175	80,578	111,967	27,254	49,503	7,850	27,391
Other income (expense):
Interest income	13,238	8,583	5,812	2,085	251	401	295	99
Interest expense	(5,377)	(4,424)	(6,515)	(5,481)	(1,368)	(2,756)	(20,891)	(10,794)

Gain on sale of marketable securities	30,256	—	9,148	—	—	—	—	—
Equity in (loss) gain of investees, net	—	(3,487)	(2,141)	68	3	130	278	(50)
Write-down of impaired investments	—	(16,627)	(19,784)	(10,330)	—	—	(1,232)	—
Change-in-control expense	—	—	—	—	—	(17,259)	—	—
Other, net	(5,423)	38,152	(4,819)	7,768	(781)	(1,461)	(11)	(265)

Total other income (expense), net	32,694	22,197	(18,299)	(5,890)	(1,895)	(20,945)	(21,561)	(11,010)
Income before provision for income taxes	106,456	105,372	62,279	106,077	25,359	28,558	(13,711)	16,381
Income tax expense (benefit)	5,859	1,129	(890)	1,258	57	144	989	229

Net income (loss)	$100,597	$104,243	$63,169	$104,819	$25,302	$28,414	$(14,700)	$16,152
Balance Sheet Data (at end of period):
Cash and cash equivalents	$140,417	$141,175	$85,941	$132,101	$61,043	$43,931	$43,746	$32,104
Working capital (deficit)(1)	68,378	86,236	22,687	62,831	24,961	(20,542)	(17,729)	(21,971)
Property and equipment	159,880	148,483	127,538	115,610	120,404	110,711	120,510	137,406
Total assets	481,096	509,543	427,894	454,866	403,730	385,801	1,119,495	1,136,588
Total debt(2)	48,969	63,162	77,818	93,556	97,265	96,807	464,138	453,152
Partners' capital	224,809	246,547	137,356	135,602	100,842	54,226	416,552	432,971
Other Data:
Total transactions using the Worldspan system:(3)
Online (in thousands)	14,608	33,283	54,790	75,896	21,773	45,058	45,201	26,189
Traditional (in thousands)	139,622	139,353	140,774	116,279	27,246	54,063	48,556	29,222

Total transactions (in thousands)	154,230	172,636	195,564	192,175	49,019	99,121	93,757	55,411
Depreciation and amortization	$98,453	$82,153	$83,425	$79,215	$17,146	$32,322	$52,955	$25,063
Distributions	250,000	80,000	175,000	100,000	60,000	110,000	—	—
Purchase of property and equipment	$52,284	$34,656	$22,337	$12,375	$7,574	$4,236	$15,961	$2,862
Assets acquired under capital leases	13,695	26,877	30,703	41,053	10,707	17,237	12,134	20,919
Capitalized software for internal use	1,141	5,693	3,613	3,056	1,036	1,367	1,395	—

Total capital expenditures	$67,120	$67,226	$56,653	$56,484	$19,317	$22,840	$29,490	$23,781

(1)
Working capital is calculated as current assets (including cash and cash equivalents) minus current liabilities.

(2)
Includes senior notes, term loan and assets acquired under capital leases.

(3)
We designate each travel agency for which we process transactions as traditional or online based on management's belief as to whether a travel agency is traditional or online. The historical transaction data set forth above reflects the designations which were in effect for each period presented. We evaluate the classification of our travel agencies on a monthly basis and reclassify them as appropriate. Upon a reclassification of a travel agency, all transactions for such travel agency are correspondingly reclassified for all historical and subsequent periods. Accordingly, to the extent we change a designation for a travel agency, the transactions for such travel agency may be reflected in different categories at different times. Based on a recent evaluation of the classifications, we generated total online transactions of 55,753 and 77,021 for the years ended December 31, 2001 and 2002, 20,370 for the three months ended March 31, 2003, 45,432 for the six months ended June 30, 2003 and 45,201 for the six months ended December 31, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's discussion and analysis of our results of operations includes periods prior to the consummation of the Acquisition. Accordingly, the discussion and analysis of historical periods prior to July 1, 2003 does not reflect the significant impact that the Acquisition has had and will have on us, including increased leverage and increased liquidity requirements. References to "WTI" refer to Worldspan Technologies Inc. References to the "company" refer to Worldspan, L.P. The terms "we", "us", "our" and other similar terms refer to the consolidated businesses of the company and all of its subsidiaries. References to the "Acquisition" refer to our acquisition by WTI through its wholly-owned subsidiaries, of the general partnership interests and limited partnership interest of Worldspan, L.P.

        In accordance with the requirements of purchase accounting, the assets and liabilities of the company were adjusted to their estimated fair values and the resulting goodwill computed for the Acquisition. The application of purchase accounting generally results in higher depreciation and amortization expense in future periods. Accordingly, and because of other effects of purchase accounting, the results discussed for the three months ended March 31, 2004 are not comparable with the three months ended March 31, 2003.

Overview

        We are a leading provider of mission-critical transaction processing and information technology services to the global travel industry. We are the second largest transaction processor for travel agencies in the United States (the world's largest travel market) and the largest processor globally for online travel agencies as measured by transactions. In 2003, we processed over 65% of online airline transactions made in the United States and processed by a global distribution system, or GDS. This trend has continued during the three months ended March 31, 2004. We provide subscribers (including traditional travel agencies, online travel agencies and corporate travel departments) with real-time access to schedule, price, availability and other travel information and the ability to process reservations and issue tickets for the products and services of approximately 800 travel suppliers (such as airlines, hotels, car rental companies, tour companies and cruise lines) throughout the world. During the year ended December 31, 2003 and the three months ended March 31, 2004, we processed approximately 193 million and 55 million transactions, respectively. We also provide information technology services to the travel industry, primarily airline internal reservation systems, flight operations technology and software development.

        Our business is highly dependent upon the air travel industry. During the first half of 2003, travel booking volumes were significantly depressed industry wide, affected primarily by the war and on-going conflict in Iraq and concerns over severe acute respiratory syndrome, or SARS. Our leading position in processing online travel transactions provided for growth in our business during the second half of 2003. The recovery that we saw in travel transactions beginning late in the second quarter of 2003 continued during the later part of the year, particularly for our online business. Our relationships with four of the largest online travel agencies in the world have positioned us well to take advantage of the continuing shift to the online travel agency channel, where we have a higher market share. In addition, airlines have responded to the difficult operating conditions by offering lower prices on tickets distributed through direct and online channels, resulting in an increase in airline travel transactions generated through online travel agencies relative to traditional travel agencies. We believe our strong position in the online travel agency channel has allowed us to increase our airline transactions market share, despite the decrease in the number of total transactions since the beginning of 2001. Total transactions for the first quarter of 2004, including airline and hospitality and destination services, were up 13.0% compared to the same period in 2003.

        We depend upon a relatively small number of airlines and online travel agencies for a significant portion of our revenues. Our five largest airline relationships represented an aggregate of approximately 54% of our total 2003 revenues, while our top ten largest airline relationships represented an aggregate of approximately 66% of our total 2003 revenues. Our relationships with four online travel agencies, Expedia, Hotwire, Orbitz and Priceline, represented 43% of our total transactions. We expect to continue to depend upon a relatively small number of airlines and online travel agencies for a significant portion of our revenues.

Supplier Content and Transaction Fees

        During the five-year period ending December 31, 2003, we increased the transaction fees we collect from our airline suppliers, which pay a substantial portion of our transaction fees. The average fee per airline transaction increased at a compound annual growth rate of 2.6% from $3.72 per transaction in 1999 to $4.12 per transaction in 2003. We anticipate that this historic trend of annual transaction fee increases could be reduced in the future due to our plan to enter into fare content agreements with major airlines. For instance, we have recently entered into fare content agreements with Continental Airlines, Delta, Northwest and United Air Lines. Generally, in these agreements, the airlines commit (subject to the exceptions contained in the agreements) to provide the travel agencies covered by the agreements in the territories covered by the agreements with substantially the same fare content it provides to the travel agency subscribers of other GDSs (including web fares) in exchange for payments from us to each airline and subject to us keeping steady the average transaction fees paid by each airline for travel agency transactions in the territories covered by the agreements. In addition, pursuant to this agreement, each airline has agreed, among other things, to commit to the highest level of participation in our GDS. Subject to termination rights, these obligations continue until 2006. Further, in February 2004, we executed a three-year fare content agreement with British Airways to provide access to virtually all of their published fares (including web fares) to some of our U.K. travel agencies. We expect that these fare content agreements will provide our travel agencies in the territories covered by the agreements with access to improved content concerning the flights and fares of the participating airlines and other forms of non-discriminatory treatment. We believe that obtaining similar fare content from our other major airline travel suppliers is important to our ability to compete, since other GDSs have also entered into fare content agreements with various airlines. Consequently, we plan to pursue agreements similar to these fare content agreements with other major airlines in order to obtain access to such content. We expect that the fare content agreements will require us to make, in the aggregate, significant payments or other concessions to the participating airlines which we expect will reduce our revenues.

Channel Shift

        An increasing number of travel transactions are being made online. In 2003, airline transactions generated through online travel agencies accounted for approximately 28% of all airline transactions in the United States processed by a GDS, up from approximately 23% in 2002 and approximately 17% in 2001. Between 2001 and 2003, the number of airline transactions in the United States generated through online travel agencies and processed by us increased at a compound annual growth rate of 23.5%. We believe that this shift to online travel agency bookings will continue, but the extent and pace of the shift is difficult to anticipate. Other industry developments, such as Expedia's announcement that it intends to move a portion of its transactions to another GDS provider, compound our difficulty in forecasting the growth of our transactions from online travel agencies. We typically pay a higher inducement per transaction to our large online travel agency customers than our traditional agencies. Accordingly, as we continue to experience significant channel shift, we expect our inducements cost to continue to grow and direct costs related to supporting traditional travel agencies to continue to decline.

        Since 2001, the combination of channel shift, declines in the global economy, terrorist actions and threats, wars in Afghanistan and Iraq, and health concerns over SARS has resulted in annual declines in transactions generated by traditional travel agencies. As a result of these declines, we have completed restructuring activities in 2001, 2002, and 2003, which have largely been focused on reducing the operating costs associated with servicing traditional travel agencies in areas such as labor, network, agency hardware, and advertising.

Uncertainty in Transaction Volumes from Online Travel Agencies

        Although we have historically processed most of the airline transactions for our online travel agencies, these agencies may move a portion of their business to other technologies and technology providers, subject to some contractual limitations. See "Risk Factors—Dependence on Small Number of Online Travel Agencies". For example, Expedia has announced that it intends to move a portion of its transactions to another GDS provider. In addition, Orbitz has developed direct connections with travel suppliers which bypass our GDS. Although we currently continue to operate under these agreements, we cannot assure you that these and our other major online travel agencies will not attempt to terminate their respective agreements with us or otherwise move business to another GDS in the future. With this uncertainty, we cannot reliably forecast the volume of such transactions and may experience transaction volume decreases that result in a material adverse effect on our financial condition and operating results.

Neutrality

        We do not own an online travel agency. Unlike our competitors, we have intentionally not pursued a strategy of vertical integration and instead have forged strategic partnerships with leading online travel agencies. Given the highly competitive nature of the travel agency business, we believe our customers value our neutrality. As the shift towards the online travel agency channel continues, we believe the traditional travel agencies will increasingly view the GDS-owned online travel agencies as competitive to their core business. As a result, our neutrality gives us an opportunity to capture additional business from both online and traditional travel agencies.

FASA Credits

        Pursuant to the terms of our founder airline services agreements, or FASAs, we provide FASA credits to Delta and Northwest to be applied against FASA service fee payments due from these airlines to us. The FASA credits are structured and will be applied through June 2012 in scheduled monthly installments up to an aggregate total of approximately $112.5 million to each of Delta and Northwest as of March 31, 2004, and are reflected as reductions of FASA revenue in the corresponding periods. In the event that the monthly FASA credits deliverable by us to Delta or Northwest are more than the FASA service fee payments due from the applicable airline, then we will be obligated to pay such excess to such airline in cash. Pursuant to a recent amendment of our FASA with Delta, the FASA credits to Delta will terminate upon the closing of the initial public offering of WTI's common stock with gross proceeds above $200 million on or before August 31, 2004, in exchange for a one-time payment from us to Delta of approximately $75 million. Pursuant to a recent amendment of our FASA with Northwest, the FASA credits to Northwest will terminate upon the closing of the initial public offering of WTI's common stock with gross proceeds above $200 million on or before September 30, 2004, in exchange for a one-time payment from us to Northwest of approximately $77 million. Pursuant to the terms of our FASA with Delta, we are obligated to offer Delta the higher one-time payment of $77 million and the other terms that we have agreed upon with Northwest in lieu of the $75 million transaction we have agreed upon previously with Delta. The one-time payments will be capitalized and amortized as a reduction of FASA revenue in the corresponding periods. The FASA credits are described in additional detail under the heading "Liquidity and Capital Resources."

Debt Reduction

        We have historically generated significant cash flow from operations. During the fourth quarter of 2003 and the first quarter of 2004, we used this cash flow to reduce in the aggregate $35.0 million of our term loan in addition to the mandatory repayment schedule. Where possible and prudent, we expect to continue to use our cash flow from operations to repay indebtedness prior to maturity.

Impacts of the Acquisition

        We were initially founded by Delta, Northwest and TWA. Although we were owned by Delta, Northwest and American (as successor of TWA) since our inception until the Acquisition, we operated as an autonomous entity during that time. The expenses reflected in our historical financial statements do not reflect any allocation of overhead costs incurred by our founding airlines. For the periods following the Acquisition, our expenses changed as a result of the purchase accounting treatment of the Acquisition and the costs associated with financing the Acquisition. Under the rules of purchase accounting, we adjusted the value of our assets and liabilities to their respective estimated fair values, and any excess of the purchase price over the fair market value of the net assets acquired was allocated to goodwill. As a result of these adjustments to our asset basis, our depreciation and amortization expenses increased. In addition, for the periods following the Acquisition, our revenues have been affected by the accounting treatment of our obligation to provide FASA credits and make FASA credit payments under the FASAs with Delta and Northwest. These payments are accounted for as a reduction to our gross information technology services revenues.

Business Segment Summary

        Our revenues are primarily derived from transaction fees paid by our travel suppliers for electronic travel distribution services, and to a lesser extent, other transaction and subscription fees from our information technology services operations:

  •
  Electronic travel distribution revenues are generated by charging a fee per transaction, which is generally paid by the travel supplier, based upon the number of transactions involved in the booking. We record and charge one transaction for each segment of an air travel itinerary (e.g., four transactions for a round-trip airline ticket with one connection each way). We record and charge one transaction for each car rental, hotel, cruise or tour company booking, regardless of the length of time associated with the booking. Fees paid by travel suppliers vary according to the levels of functionality at which they can participate in our GDS. These levels of functionality generally depend upon the type of communications and real-time access allowed with respect to the particular travel supplier's internal systems. Revenues are based on the volume of transactions and are not dependent on the revenue earned by the supplier for that booking. We recognize revenue for airline travel transactions in the month the transactions are processed, net of cancellations processed in that month. Revenues for other types of travel transactions are recognized at the time the booking is used by the traveler. Although the substantial majority of our electronic travel distribution revenues are derived from transaction fees paid by travel suppliers, we have an agreement with Hotwire which does not follow this traditional business model. Under our agreement with Hotwire, we generally derive revenues from a service fee payable by Hotwire (rather than the travel supplier) based upon the number of travel transactions booked.

            Set forth below is a chart illustrating the flow of payments in a typical consumer travel booking processed by us.

1 Roundtrip Airline Ticket (one connection each way)	4 transactions
1 Car Rental (3 days)	1 transaction
1 Hotel Reservation (3 days)	1 transaction

6 transactions

*
Transaction and inducement fees are for illustrative purposes only.

•
Information technology services revenues are generated by charging a fee for hosting travel supplier inventory, reservations, flight operations and other computer applications within our data center and by providing software development and maintenance services on those applications. Fees paid by travel suppliers are generally based upon the volume of messages processed on behalf of the travel supplier or software development hours performed on the travel supplier's applications. In some cases, we charge fees for access to and usage of certain of our proprietary applications on a per transaction basis. Revenues for information technology services are recognized in the month that the services are provided and are recorded net of the value of the FASA credits earned by Delta and Northwest in the corresponding month.

        Our costs and expenses consist of the cost of electronic travel distribution and information technology services revenues, selling, general and administrative expenses and depreciation and amortization:

  •
  Cost of electronic travel distribution revenues consists primarily of inducements paid to travel agencies, technology development and operations personnel, software costs, network costs, hardware leases, maintenance of computer and network hardware, the data center building, help desk and other travel agency support headcount. As our transactions from online travel agencies increase as a percent of our total transactions, we incur additional inducement and technology costs due to the average inducement paid to our large on-line customers typically exceeding the average inducement that we pay to traditional travel agencies and due to a higher volume of messages processed per transaction in the online channel compared to traditional travel agency transactions. Cost of information technology services revenues consists primarily of technology development and operations personnel, software costs, network costs, hardware leases, depreciation of computer hardware and the data center building, amortization of capitalized software and maintenance of computer and network hardware.

  •
  Selling, general and administrative expenses consist primarily of sales and marketing, labor and associated costs, advertising services, professional fees, a portion of the expenses associated with our facilities, depreciation of computer equipment, furniture and fixtures and leasehold improvements, internal management costs and expenses for finance, legal, human resources and other administrative functions.

Critical Accounting Policies

Accounts Receivable

        We generate a significant portion of our revenues and corresponding accounts receivable from the travel industry and, in particular, the commercial airline industry. As of March 31, 2004, approximately 78.9% of our accounts receivable were attributed to commercial airlines. Our other accounts receivable are generally attributable to other travel suppliers or travel agencies. We evaluate the collectibility of our accounts receivable considering a combination of factors. In circumstances where we are aware of a specific customer's inability to meet its financial obligations to us, we record a specific reserve for bad debts against amounts due in order to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past write-off experience and the length of time the receivables are past due. Our collection risk with respect to our air travel suppliers may be mitigated by our participation in industry clearinghouses, which allow for centralized payment of service providers.

        Since 2001, the travel industry has been adversely impacted by a decline in travel. Our customers have been negatively affected by the continuing lower levels of travel activity. Several major airlines are currently experiencing liquidity problems, leading some airlines to seek bankruptcy protection. Other airlines may seek relief through bankruptcy in the future. We believe that we have appropriately considered these and other factors impacting the ability of our travel suppliers and travel agencies to pay amounts owed to us. However, if demand for commercial air travel further softens due to terrorist acts, war, other incidents involving commercial air transport or other factors, the financial condition of our customers may be adversely impacted. If we begin, or estimate that we will begin, to experience higher than currently expected defaults on amounts due us, our estimates of the amounts which we will ultimately collect could be reduced by a material amount. In that event, we would need to increase our reserves for bad debts, which would result in a charge to our earnings.

Booking Cancellation Reserve

        We record revenues for airline transactions processed by us in the month the booking is made. However, if the booking is subsequently cancelled, the transaction fee or fees may be credited or refunded to the airline. Therefore, we record revenues net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on historical cancellation rates. In estimating the amount of future cancellations that will require us to refund a transaction fee, we assume that a significant percentage of cancellations are followed by an immediate re-booking, without a net loss of revenues. This assumption is based on historical rates of cancellations and re-bookings and has a significant impact on the amount reserved. If circumstances change, such as higher than expected cancellation rates or changes in booking behavior, our estimates of future cancellations could be increased by a material amount, and our revenues could be decreased by a corresponding amount. At March 31, 2004 and December 31, 2003, our booking cancellation reserve was $14.6 million and $9.7 million, respectively. The cancellation reserve increased by $4.9 million at March 31, 2004 due to an increase in booking levels. This reserve is sensitive to the number of bookings remaining for future travel periods as of each balance sheet date. For example, if bookings for future travel as of March 31, 2004 had been 10% higher, the reserve balance would have been increased by approximately $1.5 million.

Inducements

        We pay inducements to traditional and online travel agencies for their usage of our GDS. These inducements may be paid at the time of signing a long-term agreement, at specified intervals of time, upon reaching specified transaction thresholds or for each transaction processed by us. Inducements that are payable on a per transaction basis are expensed in the month the transactions are generated. Inducements paid at contract signing or payable at specified dates or upon the achievement of specified objectives are capitalized and amortized over the expected life of the travel agency contract. Inducements payable upon the achievement of specified objectives are assessed as to the likelihood and amount of ultimate payment and expensed over the term of the contract. If we change our estimate of the inducements to be paid to travel agencies in future periods, based upon developments in the travel industry or upon the facts and circumstances of a specific travel agency, cost of sales will increase or decrease accordingly. In addition, we estimate the recoverability of capitalized inducements based upon the expected future cash flows from transactions generated by the related travel agencies. If we change our estimates for future recoverability of amounts capitalized, cost of sales will increase as the amounts are written-off.

Lease Classification

        We lease our data center facility and a significant portion of our data center equipment. At the inception of each lease agreement, we assess the lease for capitalization based upon the criteria specified in Statement of Financial Accounting Standards ("SFAS") No. 13, Accounting for Leases. As of March 31, 2004, our liabilities included $87.2 million in outstanding capital lease obligations.

        During 2002, we entered into a five-year agreement with IBM for hardware, maintenance, software and other services. In December 2003, this agreement was amended to, among other changes, extend the term of the original agreement until June 2008. The minimum payments due under the amended agreement are approximately $287.2 million. The agreement has been accounted for as a multiple-element software arrangement in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The total cost of the agreement is allocated to the various products and services obtained based upon their relative fair values at initiation of the arrangement and each element of the arrangement is accounted for separately as either a capital or period cost, depending on its characteristics. The hardware acquired under this agreement is accounted for in accordance with SFAS 13. In addition, SOP 98-1 requires software licensed for internal use to be evaluated in a manner analogous to SFAS 13 for purposes of determining accounting treatment. At March 31, 2004, we had capital lease balances of $34.1 million associated with this agreement. Certain other costs associated with the agreement are treated as operating leases and are expensed based upon utilization throughout the term of the agreement.

Long-Lived Assets

        We review all of our long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we determine that such indicators are present, we prepare an undiscounted future net cash flow projection for the asset. In preparing this projection, we make a number of assumptions, which include, without limitation, future transaction volume levels, price levels and rates of increase in operating expenses. If our projection of undiscounted future cash flows is in excess of the carrying value of the recorded asset, no impairment is reported. If the carrying value of the asset exceeds the projected undiscounted net cash flows, an impairment is recorded. The amount of the impairment charge is determined by discounting the projected net cash flows.

Goodwill and Other Intangible Assets

        We account for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires goodwill and some intangible assets to no longer be amortized. In addition, goodwill is tested for impairment at the reporting unit level and intangible assets deemed to have an indefinite life and other intangibles are tested for impairment at least annually, or more frequently if impairment indicators arise. We test for impairment of goodwill and other intangible assets by preparing an undiscounted future net cash flow analysis. In preparing this projection, we make a number of assumptions, which include, without limitation, future transaction volume levels, price levels and rates of increase in operating expenses. If our projection of undiscounted future cash flows is in excess of the carrying value of the recorded asset, no impairment is reported. If the carrying value of the asset exceeds the projected undiscounted net cash flows, an impairment is recorded. The amount of the impairment charge is determined by discounting the projected net cash flows.

Results of Operations

        The following table shows information derived from our consolidated statements of operations expressed as a percentage of revenues for the periods presented.

	Predecessor Basis				Successor Basis
	Year ended December 31,
			Three months ended March 31, 2003			Three months ended March 31, 2004
				Six months ended June 30, 2003	Six months ended December 31, 2003
	2001	2002
Revenues:
Electronic travel distribution	85.8%	88.2%	88.3%	88.8%	92.3%	93.6%
Information technology services	14.2	11.8	11.7	11.2	7.7	6.4

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0
Operating expenses:
Cost of revenues excluding developed technology amortization	66.3	66.2	69.5	71.5	74.4	68.5
Developed technology amortization	1.4	1.7	1.7	1.6	2.6	2.2

Total cost of revenues	67.7	67.9	71.2	73.1	77.0	70.7
Selling, general and administrative expenses	23.2	19.9	17.2	16.3	16.9	14.6
Amortization of intangible assets	—	—	—	—	4.3	3.7

Total operating expenses	90.9	87.8	88.4	89.4	98.2	89.0
Operating income	9.1	12.2	11.6	10.6	1.8	11.0
Total other expense	2.1	0.6	0.8	4.5	5.0	4.4

Income (loss) before provision for income taxes	7.0	11.6	10.8	6.1	(3.2)	6.6
Income tax (benefit) expense	(0.1)	0.1	—	—	0.2	0.1

Net income (loss)	7.1%	11.5%	10.8%	6.1%	(3.4)%	6.5%

Comparison of Three Months Ended March 31, 2004 and March 31, 2003

Revenues

        Total revenues were $248.5 million for the three months ended March 31, 2004, a $14.2 million or 6.1% increase from the three months ended March 31, 2003 revenues of $234.3 million. This increase was primarily attributable to an increase in transactions processed during the first quarter of 2004 when compared to the same period in the prior year.

        Electronic travel distribution revenues were $232.5 million for the three months ended March 31, 2004, a $25.6 million or 12.4% increase from the three months ended March 31, 2003 revenues of $206.9 million. The increase in revenues was largely attributable to a 6.1 million or 13.6% increase in transactions generated from air travel suppliers during the period. The increase was also attributable to a 0.4 million or 9.8% increase in the volume of car and hotel transactions processed.

        Information technology services revenues were $16.0 million for the three months ended March 31, 2004, an $11.4 million or 41.6% decrease from the three months ended March 31, 2003 revenues of $27.4 million. The decrease was primarily driven by $8.3 million of FASA credits, which are provided under the terms of the FASAs, and a reduction in certain operating expenses which are passed through to customers on a cost-plus basis.

Cost of Revenues Excluding Developed Technology Amortization

        Cost of revenues excluding developed technology amortization was $170.3 million for the three months ended March 31, 2004, a $7.4 million or 4.5% increase from the three months ended March 31, 2003 cost of revenues of $162.9 million. This increase was primarily driven by higher inducements paid to travel agencies, partially offset by lower employee costs, network costs and depreciation on hardware provided to traditional travel agencies. Cost of revenues excluding developed technology amortization as a percentage of total revenues decreased to 68.5% for the three months ended March 31, 2004 compared to 69.5% for the three months ended March 31, 2003.

        Cost of electronic travel distribution revenues excluding developed technology amortization was $148.8 million for the three months ended March 31, 2004, a $9.6 million or 6.9% increase from the three months ended March 31, 2003 cost of electronic travel distribution revenues excluding developed technology amortization of $139.2 million. Cost of electronic travel distribution revenues excluding developed technology amortization as a percentage of total revenues increased to 59.9% for the three months ended March 31, 2004 compared to 59.4% for the three months ended March 31, 2003. This increase was primarily driven by a 29.7% increase in inducements paid to travel agencies, which was partially offset by a 22.2% decline in employee costs, a 19.7% reduction in network charges and an 20.8% reduction in depreciation, principally on hardware provided to traditional travel agencies. Inducements grew due to the growth in transaction volumes and the continuing shift toward online travel agency transactions, which tend to have higher inducement costs than traditional travel agency transactions. Employee costs declined as a result of the April 2003 workforce reductions. In addition, as part of a cost savings initiative, we reduced the salaries of U.S. and Canada employees by 5%, which was effective May 1, 2003. Network costs decreased due to migration of customers to Internet-based products rather than dedicated circuits. Depreciation on hardware provided to traditional travel agencies decreased during the period due to the decrease in capital expenditures for this type of hardware. As traditional travel agencies purchase their own equipment, our need to continue this capital expenditure decreases.

        Cost of information technology services revenues excluding developed technology amortization was $21.5 million or 8.7% of total revenues for the three months ended March 31, 2004, a $2.2 million or 9.3% decrease from the three months ended March 31, 2003 cost of information technology revenues excluding developed technology amortization of $23.7 million or 10.1% of total revenues. This decrease was primarily driven by the reduced costs attributable to the hosting operations for Delta and Northwest.

Developed Technology Amortization

        Developed technology amortization was $5.5 million or 2.2% of total revenues for the three months ended March 31, 2004, a $1.5 million or 37.5% increase from the three months ended March 31, 2003 developed technology amortization of $4.0 million or 1.7% of total revenues. This increase was a result of the Acquisition. Purchase accounting requires intangible assets to be recorded at their fair value and amortized over their estimated useful lives.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $36.2 million or 14.6% of total revenues for the three months ended March 31, 2004, a $4.1 million or 10.2% decrease from the three months ended

March 31, 2003 selling, general and administrative expenses of $40.3 million or 17.2% of total revenues. The decrease was driven by a 77.1% reduction in advertising and promotional activities and a series of smaller transactions, partially offset by the stock-based compensation expense recorded during the three months ended March 31, 2004.

Amortization of Intangible Assets

        Amortization of intangible assets was $9.1 million or 3.7% of total revenues for the three months ended March 31, 2004, a $9.1 million increase from the three months ended March 31, 2003. This increase was a result of the Acquisition. Purchase accounting requires intangible assets to be recorded at their fair value and amortized over their estimated useful lives.

Operating income

        Operating income was $27.4 million for the three months ended March 31, 2004, a $0.1 million or 0.4% increase from the three months ended March 31, 2003 operating income of $27.3 million. Operating income as a percentage of total revenues decreased to 11.0% for the three months ended March 31, 2004 compared to 11.6% in the three months ended March 31, 2003. The increase in operating income primarily resulted from a 12.4% increase in electronic travel distribution revenues, a 22.2% decrease in employee costs and a 19.7% decrease in network costs, partially offset by a 29.7% increase in inducements paid to travel agencies and increased amortization of the fair value of amortizing intangible assets.

Net Interest Expense

        Net interest expense was $10.7 million for the three months ended March 31, 2004, a $9.6 million increase from the three months ended March 31, 2003 net interest expense of $1.1 million. This increase in net interest expense was primarily due to the interest expense associated with the debt issued in connection with the Acquisition.

Income Tax Expense

        Income tax expense attributable to foreign jurisdictions was $0.2 million for the three months ended March 31, 2004, a $0.1 million increase from the three months ended March 31, 2003 income tax expense of $0.1 million. As a limited partnership, we have historically not been subject to federal and state income taxes in the United States.

Net Income

        Net income was $16.2 million for the three months ended March 31, 2004, a $9.1 million or 36.0% decline from the three months ended March 31, 2003 net income of $25.3 million. This decrease was primarily as a result of the increase in the amortization of intangible assets and interest expense associated with the debt issued in connection with the Acquisition, partially offset by improved operating performance.

Comparison of the Successor Six Months Ended December 31, 2003 and the Predecessor Six Months Ended June 30, 2003 to the Predecessor Year Ended December 31, 2002

Revenues

        Total revenues were $467.5 million for the six months ended June 30, 2003 and $429.5 million for the six months ended December 31, 2003, a $17.9 million or 2.0% decrease from 2002 revenues of $914.9 million. This decrease was primarily attributable to a decline in information technology services revenues as a result of the FASA credits.

        Electronic travel distribution revenues were $414.9 million for the six months ended June 30, 2003 and $396.5 million for the six months ended December 31, 2003, a $4.3 million or 0.5% increase from 2002 revenues of $807.1 million. The increase in revenues was largely attributable to a 1.7% increase in the average fee per transaction charged to air travel suppliers for booking activities, which was partially offset by a 0.3% decrease in air booking activities. The increase in electronic travel distribution revenue was also attributable to a 1.4 million or 8.4% increase in the volume of car and hotel transactions processed. The increase in car and hotel transactions was a result of an increase in our online channel. The average fee per transaction charged to car and hotel suppliers increased 2.6% from 2002 to 2003.

        Information technology services revenues were $52.5 million for the six months ended June 30, 2003 and $33.0 million for the six months ended December 31, 2003 , a $22.3 million or 20.7% decrease from 2002 revenues of $107.8 million. The decrease was primarily driven by $16.7 million of FASA credits, a 5.8% decrease in software development activities performed for Delta and an 89.8% decline in third-party web site hosting revenue.

Cost of Revenues Excluding Developed Technology Amortization

        Cost of revenues excluding developed technology amortization was $334.5 million for the six months ended June 30, 2003 and $319.6 million for the six months ended December 31, 2003, a $48.3 million or 8.0% increase from 2002 cost of revenues of $605.8 million. Cost of revenues excluding developed technology amortization as a percentage of total revenues increased to 71.5% for the six months ended June 30, 2003 and 74.4% for the six months ended December 31, 2003 compared to 66.2% in 2002. This increase was primarily driven by higher software license fees and inducements paid to travel agencies, partially offset by lower network costs, labor costs and depreciation on hardware provided to traditional travel agencies.

        Cost of electronic travel distribution revenues excluding developed technology amortization was $288.1 million for the six months ended June 30, 2003 and $275.4 million for the six months ended December 31, 2003, a $54.8 million or 10.8% increase from 2002 cost of electronic travel distribution revenues excluding developed technology amortization of $508.7 million. Cost of electronic travel distribution revenues excluding developed technology amortization as a percentage of total revenues increased to 61.6% for the six months ended June 30, 2003 and 64.1% for the six months ended December 31, 2003, compared to 55.6% in 2002. This increase was primarily driven by a 17.5% increase in inducements paid to travel agencies and a 21.7% increase in our license fees for software. These increases were partially offset by a 16.6% reduction in network charges and a 24.0% reduction in depreciation, principally on hardware provided to traditional travel agencies. Inducements grew due to the continuing shift toward online travel agency transactions, which tend to have higher inducement costs than traditional travel agency transactions. Software costs were higher as a result of additional computing capacity added throughout 2003 to support the continued growth of the online channel. Network costs decreased due to migration of customers to Internet-based products rather than dedicated circuits. Depreciation on hardware provided to traditional travel agencies decreased during the period due to the decrease in capital expenditures for this type of hardware. As traditional travel agencies purchase their own equipment, our need to continue this capital expenditure decreases.

        Cost of information technology services revenues excluding developed technology amortization was $46.4 million for the six months ended June 30, 2003 and $44.2 million for the six months ended December 31, 2003 or 9.9% and 10.3% of total revenues for the six months ended June 30, 2003 and December 31, 2003, respectively, a $6.6 million or 6.8% decrease from 2002 cost of information technology revenues excluding developed technology amortization of $97.2 million or 10.6% of total revenues. This decrease was primarily driven by the 5.8% decrease in software development activities for Delta.

Developed Technology Amortization

        Developed technology amortization was $7.4 million for the six months ended June 30, 2003 and $11.0 million for the six months ended December 31, 2003 or 1.6% and 2.6% of total revenues for the six months ended June 30, 2003 and December 31, 2003, respectively, a $3.2 million or 21.1% increase from 2002 developed technology amortization of $15.2 million or 1.7% of total revenues. This increase was a result of the Acquisition. Purchase accounting requires intangible assets to be recorded at their fair value and amortized over their estimated useful lives.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $76.1 million for the six months ended June 30, 2003 and $72.7 million for the six months ended December 31, 2003 or 16.3% and 16.9% of total revenues for the six months ended June 30, 2003 and December 31, 2003, respectively, a $33.0 million or 18.2% decrease from 2002 selling, general and administrative expenses of $181.8 million or 19.9% of total revenues. The decrease was primarily driven by lower costs for incentive compensation programs and decreased labor costs as a result of the December 2002 and April 2003 workforce reductions. We recorded restructuring charges of $4.6 million in 2003 and $6.1 million in 2002. The 2003 workforce reduction, which affected approximately 200 employees, was a result of decreased travel, and related booking volumes, caused by several factors including the war in Iraq, concerns over SARS and the weakened economy. The $4.6 million charge included $4.0 million for the electronic travel distribution segment and $0.6 million for the information technology services segment. The annual labor costs represented by the employees terminated in the 2003 workforce reduction is approximately $11.1 million. We expect that the 2003 workforce reduction will decrease our labor costs in the future, although other factors, including any future expansion of our workforce, will also impact our ongoing labor costs. The 2002 workforce reduction, which affected approximately 130 employees, was a voluntary program offered by the Partnership in an effort to reduce labor costs. The annual labor costs represented by the employees terminated in the 2002 workforce reduction is approximately $9.6 million. We expect that the 2002 workforce reduction will decrease our labor costs in the future, although other factors, including any future expansion of our workforce, will also impact our ongoing labor costs. In addition, as part of a cost savings initiative, we reduced the salaries of U.S. and Canada employees by 5%, which was effective May 1, 2003.

Amortization of Intangible Assets

        Amortization of intangible assets was $18.3 million for the six months ended December 31, 2003 or 4.3% of total revenues for the six months ended December 31, 2003, a $18.3 million increase from 2002. This increase was a result of the Acquisition. Purchase accounting requires intangible assets to be recorded at their fair value and amortized over their estimated useful lives.

Operating Income

        Operating income was $49.5 million for the six months ended June 30, 2003 and $7.9 million for the six months ended December 31, 2003, a $54.6 million or 48.8% decrease from 2002 operating income of $112.0 million. Operating income as a percentage of total revenues decreased to 10.6% for the six months ended June 30, 2003 and 1.8% for the six months ended December 31, 2003, compared to 12.2% in 2002. This decrease primarily resulted from a 20.7% decrease in technology services revenues as a result of the FASA credits, a 17.5% increase in inducements paid to travel agencies and amortization of the fair value of amortizing intangible assets.

Net Interest Expense

        Net interest expense was $2.4 million for the six months ended June 30, 2003 and $20.6 million for the six months ended December 31, 2003, a $19.6 million increase from 2002 net interest expense of

$3.4 million. This increase in net interest expense was primarily due to the interest expense associated with the debt issued in connection with the Acquisition.

Other, net

        Other expense, net was $1.5 million for the six months ended June 30, 2003 and $0.01 million for the six months ended December 31, 2003, a $9.3 million increase in expense from 2002 other income, net of $7.8 million. The increase was due to our receipt of proceeds from a legal settlement in 2002.

Income Tax Expense

        Income tax expense attributable to foreign jurisdictions was $0.1 million for the six months ended June 30, 2003 and $1.0 million for the six months ended December 31, 2003, a $0.2 million decrease from 2002 income tax expense of $1.3 million.

Net Income

        Net income was $28.4 million for the six months ended June 30, 2003 and net loss was $14.7 million for the six months ended December 31, 2003, a $91.1 million or 86.9% decline from 2002 net income of $104.8 million. This decrease was primarily as a result of a $54.6 million decrease in operating income and the interest expense associated with the debt issued in connection with the Acquisition.

Comparison of Years Ended December 31, 2002 and December 31, 2001

  Revenues

        Total revenues were $914.9 million in 2002, a $26.5 million or 3.0% increase from 2001 revenues of $888.4 million. This increase in revenues was primarily attributable to an increase in the average transaction fee partially offset by a decrease in transaction volumes and a decrease in information technology services revenues as a result of the acquisition of TWA by American in 2001 and the subsequent migration of TWA's activities to American.

        Electronic travel distribution revenues were $807.1 million in 2002, a $44.8 million or 5.9% increase from 2001 revenues of $762.3 million. The increase in revenues was largely attributable to a 7.0% increase in the average transaction fee charged to air travel suppliers for booking activities and a 1.7 million or 11.4% increase in the volume of car and hotel transactions processed. The increase in car and hotel transactions were a result of an increase primarily through our online travel agencies. The increase in revenues was partially offset by a 4.6 million or 2.5% decrease in airline transactions due to reduced demand for air travel following the terrorist attacks in September 2001.

        Information technology services revenues were $107.8 million in 2002, an $18.3 million or 14.5% decrease from 2001 revenues of $126.0 million. The decrease in revenues was largely attributable to the purchase of the assets of TWA by American Airlines in 2001 and the resulting migration of services previously performed by us on behalf of TWA into the operations of American Airlines during 2001. Software development activities performed for Northwest Airlines and Delta Air Lines decreased by 21.3% compared to 2001.

  Cost of Revenues Excluding Developed Technology Amortization

        Cost of revenues excluding developed technology amortization was $605.8 million in 2002, a $17.2 million or 2.9% increase from 2001 cost of revenues excluding developed technology amortization of $588.6 million. Cost of total revenues excluding developed technology amortization as a percentage of total revenues in 2002 was relatively consistent with 2001. The $17.2 million increase was primarily attributable to higher software license fees and inducements paid to travel agencies, partially offset by lower network costs, decreased utilization of third party professional services, reductions in headquarters space rented and lower advertising promotional activities.

        Cost of electronic travel distribution revenues excluding developed technology amortization was $508.7 million in 2002, a $33.3 million or 7.0% increase from 2001 cost of electronic travel distribution revenues excluding developed technology amortization of $475.4 million. Cost of electronic travel distribution revenues excluding developed technology amortization as a percentage of total revenues increased to 55.6% in 2002 compared to 53.5% in 2001. This increase is primarily attributable to a 32.4% increase in inducements paid to travel agencies and a 15.5% increase in our software license fees. Inducements paid to online travel agencies, which tend to be higher than those paid to traditional travel agencies, grew primarily as a result of the continuing shift to the online channel. Licenses for systems software grew largely as a result of increased computing capacity requirements necessitated by the shift to the online channel. The increase in costs was partially offset by a 15.8% decrease in our costs for network services as a result of increased utilization of online travel technologies.

        Cost of information technology services revenues excluding developed technology amortization was $97.2 million or 10.6% of total revenues in 2002, a $16.1 million or 14.2% decrease from 2001 cost of information technology services revenues excluding developed technology amortization of $113.3 million or 12.8% of total revenues. The decrease versus 2001 was largely caused by the discontinued hosting of TWA in our data center following TWA's acquisition by American Airlines in 2001 and its elimination as a stand-alone carrier. Additionally, software development costs were lower in 2002 as a result of a 21.3% reduction in the development hours that we provided for our largest hosted airlines. This decrease was part of the overall reductions in discretionary spending by the airline industry following September 2001.

  Developed Technology Amortization

        Developed technology amortization was $15.2 million or 1.7% of total revenues for 2002, a $2.4 million or 18.8% increase from 2001 developed technology amortization of $12.8 million or 1.4% of total revenues. This increase was a result of additional amortization associated with software development initiatives, primarily related to online booking products.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $181.8 million or 19.9% of total revenues in 2002, a $24.5 million or 11.9% decrease from selling, general and administrative expenses of $206.3 million or 23.2% of total revenues in 2001. The significant decrease in 2002 was primarily attributable to a $8.5 million decline in charges associated with headcount reductions. In 2002, we incurred charges of $6.1 million related to severance costs associated with a voluntary severance program. Worldspan offered the 2002 workforce reduction, which affected approximately 130 employees, in an effort to reduce labor costs. The annual labor costs represented by the employees terminated in the 2002 workforce reduction is approximately $9.6 million. We expect that the 2002 workforce reduction will decrease our labor costs in the future, although other factors, including any future expansion of our workforce, will also impact our ongoing labor costs. In 2001, we incurred charges of $7.2 million related to a post-9/11 work force reduction and $7.4 million related to a work force reduction associated with the discontinuation of information technology services to TWA due to American's acquisition of TWA's assets and the subsequent transition of its IT services business from us to American's provider. The annual labor costs represented by the employees terminated in the 2001 workforce reduction is approximately $27.6 million. We expect that the 2001 workforce reduction will decrease our labor costs in the future, although other factors, including any future expansion of our workforce, will also impact our ongoing labor costs. We also incurred a one-time charge of $8.2 million in 2001 associated with the restructuring of one of our travel agency inducement programs. In addition, in 2002 selling, general and administrative expenses decreased $6.1 million as a result of a reduction in advertising and marketing activities and other reductions in discretionary spending.

  Operating Income

        Operating income was $112.0 million in 2002, a $31.4 million or 39.0% increase from 2001 operating income of $80.6 million. Operating income as a percentage of total revenues increased to 12.2% in 2002 from 9.1% in 2001. The comparative increase in operating income for 2002 was principally due to a 7.0% increase in the average air transaction fee, 38.5% growth in online travel distribution, 15.8% decrease in network expenses resulting from greater utilization of online travel technologies, reductions in discretionary spending, a reduction of charges associated with workforce reduction programs ($6.1 million in 2002 compared to $14.5 million in 2001) and the restructuring of one of our travel agency inducement programs which was not repeated in 2002.

  Net Interest Expense

        Net interest expense was $3.4 million in 2002, a $2.7 million increase from 2001 net interest expense of $0.7 million. The increase in net interest expense was primarily due to reduced returns on invested cash and cash equivalents in 2002.

  Gain on Sale of Marketable Securities

        Gain on sale of marketable securities was $9.1 million in 2001 as a result of Worldspan's sale of its remaining France Telecom (formerly Equant N.V.) shares.

  Write-down of impaired investments

        Write-down of impaired investments was $10.3 million in 2002, a $9.5 million or 48.0% decrease from 2001 write-down of impaired investments of $19.8 million. In 2002, we discontinued entering into strategic investments with early-stage technology and Internet companies that offer travel related products and services. The original business plans for most of our investees have not come to fruition. There was a significant reduction in the write-down of impaired investments in 2002 since the write-down of impaired investments in 2001 related primarily to investments that we acquired in 2000. We purchased $42.8 million and $9.4 million of investments during the years ended December 31, 2000 and 2001, respectively.

  Other, net

        Other income, net was $7.8 million in 2002, a $12.6 million increase in income from 2001 other expense, net of $4.8 million. The increase was due to our receipt of proceeds from a legal settlement in 2002.

  Income Tax Expense

        Income tax expense was $1.3 million in 2002, a $2.2 million increase from 2001 income tax benefit of $0.9 million. The increase was due to the realization of a taxable loss by foreign subsidiaries in 2001.

  Net Income

        Net income was $104.8 million in 2002, a $41.6 million or 65.8% increase over 2001 net income of $63.2 million. Net income as a percentage of revenues increased to 11.5% in 2002 from 7.1% in 2001. This increase was primarily a result of a $31.4 million improvement in operating income in addition to a reduction of $9.5 million in impairment charges related to minority equity investments in third parties ($10.3 million in 2002 compared to $19.8 million in 2001).

Quarterly Results

        The following table sets forth our unaudited historical revenues, operating income and net income by quarter during 2002 and 2003 and the first quarter of 2004:

							Sucessor Basis
	Predecessor Basis
									Fiscal Year 2004
	Fiscal Year 2002				Fiscal Year 2003
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
	(dollars in thousands)
Revenues:
Electronic travel distributions	$211,873	$209,560	$207,450	$178,212	$206,944	$207,989	$212,916	$183,572	$232,539
Information technology services	27,586	26,564	27,600	26,024	27,401	25,138	16,598	16,376	15,992

Total	$239,459	$236,124	$235,050	$204,236	$234,345	$233,127	$229,514	$199,948	$248,531

Operating income (loss)	$42,062	$31,832	$35,725	$2,348	$27,254	$22,249	$16,537	$(8,687)	$27,391
Net income (loss)	39,965	36,680	34,338	(6,164)	25,302	3,112	6,371	(21,071)	16,152

The travel industry is seasonal in nature. Bookings, and thus transaction fees charged for the use of our GDS, decrease significantly each year in the fourth quarter, primarily in December, due to early bookings by customers for travel during the holiday season and a decline in business travel during the holiday season. All of the 2002 quarters were also negatively impacted by the significant decrease in air travel and booking activity after the September 11, 2001 terrorist attacks and the resulting decline in both the travel industry and the overall economic climate. The first and second quarters of 2003 were negatively impacted by several events, including the war in Iraq and the outbreak of SARS. In addition, net income for the second quarter was negatively impacted by the $17.3 million change-in-control expense. Information technology services revenue decreased in the third and fourth quarters of 2003 primarily as a result of the FASA credits. Net income decreased in the third and fourth quarters of 2003 primarily as a result of increased amortization of intangible assets and interest expense associated with the debt issued in connection with the Acquisition.

Liquidity and Capital Resources

        Our principal source of liquidity will be cash flow generated from operations and borrowings under our senior credit facility. Our principal uses of cash will be to meet debt service requirements, finance our capital expenditures, and provide working capital. Based on our current level of operations, we believe that our cash flow from operations, available cash and available borrowings under our senior credit facility will be adequate to meet our future liquidity needs for at least the next 12 months, although no assurance can be given. Our future operating performance and ability to extend or refinance our indebtedness will be dependent on future economic conditions and financial, business and other factors that are beyond our control.

        At March 31, 2004, we had cash and cash equivalents of $32.1 million and working capital of $(22.0) million as compared to $61.0 million in cash and cash equivalents and working capital of $25.0 million at March 31, 2003. The $47.0 million decrease in working capital and the $28.9 million decrease in cash were primarily the result of a $27.0 million payment in principal on the senior term loan during the first quarter of 2004 and a $50.0 million distribution to our founding airlines during the second quarter of 2003. The $27.0 million payment in the first quarter of 2004 was comprised of a scheduled payment of $2.0 million and a prepayment of $25.0 million. At December 31, 2003, we had cash and cash equivalents of $43.7 million and working capital of ($17.7) million as compared to

$132.1 million in cash and cash equivalents and working capital of $62.8 million at December 31, 2002. The $80.5 million decrease in working capital and the $88.4 million decrease in cash were primarily driven by a decrease in net income. In addition, working capital was negative at December 31, 2003 since we distributed $110.0 million to our founding airlines during the first six months of 2003, causing our cash and cash equivalents balance to decrease significantly.

        Historically, we have funded our operations through internally generated cash. We generated cash from operating activities of $23.7 million and $4.4 million for the three months ended March 31, 2004 and 2003, respectively. The $19.3 million increase in cash provided by operating activities during the first three months of 2004 as compared to the first three months of 2003 primarily resulted from a $18.4 million increase for changes in operating assets and liabilities and an increase in non-cash items of $10.0 million, partially offset by a $9.1 million decrease in net income. We generated cash from operating activities of $41.0 million for the six months ended June 30, 2003 and $50.9 million for the six months ended December 31, 2003 compared to $186.7 million for 2002. The $94.8 million decrease in cash provided by operating activities during 2003 as compared to 2002 primarily resulted from a $91.1 million decrease in net income and the decrease in working capital. We generated cash from operating activities of $161.2 million for 2001. The $25.5 million increase in cash provided by operating activities from 2001 to 2002 primarily resulted from a $41.7 million increase in net income, partially offset by a $14.0 million increase in deferred costs associated with a new technology agreement entered into in 2002.

        We used cash for investing activities of approximately $2.8 million and $8.5 million in the three months ended March 31, 2004 and 2003, respectively. The decrease in cash used for investing activities during the first three months of 2004 as compared to the first three months of 2003 primarily resulted from decreased purchases of computer hardware. We used cash for investing activities of approximately $5.2 million for the six months ended June 30, 2003 and $17.3 million for the six months ended December 31, 2003 compared to $15.2 million in 2002. The increase in cash used for investing activities during 2003 as compared to 2002 primarily resulted from increased purchases of computer hardware. We used cash for investing activities of approximately $25.4 million in 2001. The decrease in cash used for investing activities during 2002 as compared to 2001 primarily resulted from reduced purchases of computer hardware.

        We used cash for financing activities of approximately $32.5 million and $67.0 million in the three months ended March 31, 2004 and 2003, respectively. The decrease in cash used for financing activities during the first three months of 2004 as compared to the first three months of 2003 primarily resulted from a $60.0 million decrease in distributions to our founding airlines, partially offset by $27.0 million of payments associated with the senior credit facility. We used cash for financing activities of approximately $124.0 million for the six months ended June 30, 2003 and $33.8 million for the six months ended December 31, 2003 compared to $125.4 million in 2002. The increase in cash used for financing activities during 2003 as compared to 2002 primarily resulted from a $10.0 million increase in distributions to our founding airlines, $12.0 million of payments associated with the senior credit facility, and transaction costs associated with the Acquisition. We used cash for financing activities of approximately $191.0 million in 2001. The decrease in cash used for financing activities during 2002 as compared to 2001 primarily resulted from a $75.0 million reduction in cash distributions to our partners from $175.0 million during 2001 to $100.0 million during 2002, partially offset by increased principal payments on capital leases.

  Senior Credit Facility

        In June 2003, we entered into a senior credit facility with a syndicate of financial institutions as lenders. The senior credit facility provides for aggregate borrowings by us of up to $175.0 million, consisting of:

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  a four-year revolving credit facility of up to $50.0 million in revolving credit loans and letters of credit which is available until June 30, 2007, and

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  a four-year term loan facility of $125.0 million which matures on June 30, 2007.

        We borrowed $125.0 million under the term loan facility in connection with the Acquisition. Since the Acquisition, we have made scheduled payments of $4.0 million and prepayments of $35.0 million on the term loan. The revolving credit facility is available for working capital and general corporate needs.

        Obligations under the senior credit facility and the guarantees are secured by:

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  a perfected first priority security interest in all of our tangible and intangible assets and all of the tangible and intangible assets of WTI and each of its direct and indirect domestic subsidiaries and certain foreign subsidiaries, subject to customary exceptions, and

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  a pledge of (i) all of the membership interests of WS Holdings LLC owned by WTI, (ii) all of our partnership interests owned by WTI and WS Holdings LLC, (iii) all of the capital stock of our domestic subsidiaries and some of our foreign subsidiaries and (iv) 65% of the capital stock of other of our first-tier foreign subsidiaries.

        Borrowings under the senior credit facility bear interest at a rate equal to, at our option:

  •
  a base rate generally defined as the sum of (i) the higher of (x) the prime rate (as quoted on the British Banking Association Telerate Page 5) and (y) the federal funds effective rate, plus one half percent (0.50%) per annum) and (ii) an applicable margin, or

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  a LIBOR rate generally defined as the sum of (i) the rate at which euro deposits for one, two, three or six months (as selected by us) are offered in the interbank euro market as set forth on page 3750 of the Dow Jones Telerate Screen and (ii) an applicable margin.

        The initial applicable margin for the base rate revolving loans is 2.75% and the applicable margin for the euro revolving loans is 3.75%. The applicable margin for the loans is subject to reduction based upon the ratio of our consolidated total bank debt to consolidated EBITDA. We are also required to pay a commitment fee of 0.50% per annum on the difference between committed amounts and amounts actually utilized under the revolving credit facility. Fees for letters of credit are based on the face amount of each letter of credit outstanding under the senior credit facility multiplied by to the applicable margin for LIBOR borrowings under the revolving credit facility and are payable quarterly in arrears. In addition, we must pay each letter of credit bank a fronting fee to be determined based upon the face amount of all outstanding letters of credit issued by it.

        Total cash principal and interest payments related to the $125.0 million borrowed under the term loan facility portion of our senior credit facility were $27.0 million and $2.1 million, respectively, for the three months ended March 31, 2004. The remaining principal payment schedules will require payments over a four-year period for the term loan, totaling to the following principal payments: $6.0 million in 2004, $25.0 million in 2005, $25.0 million in 2006 and $30.0 million in 2007.

        The senior credit facility requires us to meet financial tests, including without limitation, a minimum fixed charge coverage ratio, a minimum interest coverage ratio, a maximum senior secured leverage ratio and a maximum total leverage ratio. The minimum fixed charge ratio will be 1.00 to 1.00 until the end of the second quarter of 2005 and will be 1.10 to 1.00 thereafter. The minimum interest coverage ratio will be 2.15 to 1.00 until the end of the second quarter of 2005 and will increase to 3.00 to 1.00 by the end of the term of the senior credit facility. The maximum senior secured leverage ratio will be 1.65 to 1.00 through the second quarter of 2004 and will decrease to 1.00 to 1.00 by the end of the term of the senior credit facility. The maximum total leverage ratio will be 3.85 to 1.00 until the end of the second quarter of 2004 and will decrease to 2.75 to 1.00 by the end of the term of the senior credit facility. In addition, the senior credit facility contains customary covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in a senior credit facility. As of March 31, 2004, we were in compliance with these covenants.

  9 5/8% Senior Notes Due 2011

        On June 30, 2003, we issued $280.0 million aggregate principal amount of 9 5/8% Senior Notes Due 2011. Interest on the notes accrues at 9 5/8% per annum.

        We cannot redeem the notes before June 15, 2007 except that, until June 15, 2006, we can choose to redeem up to an aggregate of 35% of the original principal amount of the notes, or $98.0 million, at a redemption price of 109.625% of the principal amount of the notes we redeem with funds raised in certain equity offerings.

        The notes are unsecured senior obligations, are equal in right of payment to all of our existing and future unsecured senior debt, and are senior in right of payment to all of our future subordinated debt. The notes are guaranteed by each subsidiary guarantor (as defined in the indenture governing the notes).

        If we experience a change of control (as defined in the indenture governing the notes), each holder of notes may require us to repurchase all or any portion of the holder's notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

        The indenture governing the notes contains certain covenants that, among other things, limit (i) the incurrence of additional debt by Worldspan and certain of its subsidiaries, (ii) the payment of dividends and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries and (vi) certain consolidations, mergers and transfers of assets. As of March 31, 2004, we were in compliance with these covenants. The indenture also prohibits certain restrictions on distributions from certain subsidiaries.

        Depending on capital market conditions, we may elect to repurchase the notes in open market purchases or otherwise.

  Capital Lease Obligations

        We lease equipment and software under capital lease obligations. As of December 31, 2003, our obligations under capital leases totaled $71.1 million. The interest rate used in computing the present value of the minimum lease payments ranges from approximately 4.0% to 12.0% depending on the asset being leased.

        Future minimum lease payments under non-cancelable capital leases at December 31, 2003 are as follows:

2004	$21,287
2005	18,343
2006	15,756
2007	7,152
2008	4,864
Thereafter	45,547

Total	112,949
Less amount representing interest	(41,811)

Present value of net minimum lease payments	71,138
Less current maturities	(16,136)

Long-term maturities	$55,002

  Subordinated Notes

        As part of the Acquisition, WTI issued to American and Delta subordinated seller notes in the original principal amounts of $39.0 million and $45.0 million, respectively. The subordinated seller notes mature on July 31, 2012; provided that to the extent that any portion of the subordinated seller notes are not prepaid by WTI by June 30, 2011, a 5% premium will be payable by WTI on the outstanding principal amount and accrued and unpaid interest thereon which is prepaid or repaid following June 30, 2011 at the time of such prepayment or repayment. The subordinated seller notes are unsecured obligations of WTI, are not our debt obligations and are contractually and structurally subordinated to our senior notes and our senior credit facility and structurally subordinated to all of our other debt. The subordinated seller note originally issued to American bears interest at an annual rate equal to 12.0% and the subordinated seller note originally issued to Delta bears interest at an annual rate equal to 10.0%. So long us we are not in default under, and are in compliance with all financial covenants of, our senior credit facility, the indenture governing our senior notes and other permitted senior debt and continue to maintain a fixed charge coverage ratio (as defined in the indenture) of 2.25x or better, WTI will pay interest equal to 5% of the then outstanding principal amount of the subordinated seller notes in cash, with the remaining interest payable in cash or in kind at WTI's option. During a default under our senior credit facility, the indenture governing our senior notes and/or other permitted senior debt, WTI will be permitted to pay all interest on the subordinated seller notes in kind. While the subordinated seller notes are not our debt obligations, so long as we are not in default under, and are in compliance with all financial covenants of, our senior credit facility and the indenture governing our senior notes and continue to maintain a fixed charge coverage ratio (as defined in the indenture) of 2.25x or better, we will be permitted to distribute funds to WTI sufficient to pay the 5% cash interest component of the subordinated seller notes. During the six months ended December 31, 2003, we distributed $1.9 million to WTI for this purpose. During the six months ended June 30, 2003 and the three months ended March 31, 2004, we did not distribute cash to WTI for this purpose.

  FASAs

        Pursuant to the terms of the FASAs, we provide FASA credits to Delta and Northwest to be applied against FASA service fee payments due from these airlines to us. The FASA credits are structured and will be applied through June 2012 in an amount up to an aggregate total of approximately $112.5 million to each of Delta and Northwest as of March 31, 2004, and are reflected as reductions to our FASA revenues in the corresponding periods. The FASA credits are provided to Delta and Northwest in monthly installments, with an annual amount of $16.7 million scheduled to be provided to each of these founding airlines during the first six years of the respective FASA term, an annual amount of $9.2 million scheduled to be provided to each of these founding airlines during the seventh and eighth years of the respective FASA term and an annual amount of $6.7 million scheduled to be provided to each of these founding airlines during the ninth year of the respective FASA term. In the event that the monthly FASA credits deliverable by us to Delta or Northwest are more than the FASA service fee payments due from the applicable airline, then we will be obligated to pay such excess to such airline in cash. Pursuant to a recent amendment of our FASA with Delta, the FASA credits to Delta will terminate upon the closing of the initial public offering of WTI's common stock with gross proceeds above $200 million on or before August 31, 2004, in exchange for a one-time payment from us to Delta of approximately $75 million. Pursuant to a recent amendment of our FASA with Northwest, the FASA credits to Northwest will terminate upon the closing of the initial public offering WTI's common stock with gross proceeds above $200 million on or before September 30, 2004, in exchange for a one-time payment from us to Northwest of approximately $77 million. Pursuant to the terms of our FASA with Delta, we are obligated to offer to pay Delta the higher one-time payment of $77 million and the other terms that we have agreed upon with Northwest in lieu of the $75 million transaction we have agreed upon previously with Delta. The one-time payments will be capitalized and amortized as a reduction of FASA revenue in the corresponding periods.

        Delta or Northwest many terminate its FASA due to a failure by us to satisfy the mainframe processing time, system availability or critical production data performance standards under that agreement (which represent performance standards which we have historically met under our predecessor services agreements with Delta and Northwest). Furthermore, such a termination by Delta or Northwest of its FASA will constitute an event of default under our senior credit facility and may constitute a default under any other of our future senior credit facilities. In the event that the event of default is waived by the applicable lenders under our senior credit facilities (as defined in the subordination agreement executed by the founding airlines) or our senior credit facilities are no longer outstanding, then any remaining FASA credits deliverable by us to the terminating airline will not be provided according to the initial nine year schedule specified above and will instead be payable in cash to such airline as and when, and only to the extent that, we are permitted to make such payments as "Restricted Payments" under the restricted payment covenant test contained in the indenture. See "Description of the Notes—Certain Covenants—Restricted Payments." If a FASA is otherwise terminated in accordance with its terms prior to the expiration of its term, such as a termination by either Delta or Northwest without cause, or is rejected by Delta or Northwest in bankruptcy, then the obligation to provide the remaining FASA credits or to make the remaining FASA credit payments then deliverable or payable to the airline under the applicable FASA will terminate. Our obligations to provide FASA credits or to make the FASA credit payments will not terminate if either or both of Delta and Northwest reduce or cease operations in a way that reduces or eliminates the amount of airline services either founding airline obtains under the FASAs, although an airline's failure to comply with its software development minimum and exclusivity obligations would constitute a breach of its agreement. If we terminate a FASA other than as expressly permitted by the agreement, then we will be obligated to provide the scheduled FASA credits to the applicable airline by way of a monthly cash payment rather than applying the FASA credits against FASA service fee payments due from the airline. In the event that the monthly FASA credits deliverable by us to Delta or Northwest are more than the FASA service fee payments due from the applicable airline, then we will be obligated to pay such excess to such airline in cash. In the event of our bankruptcy or insolvency, holders of our senior debt (as defined in the subordination agreement executed by the founding airlines), including the notes, will be entitled to receive payments in full in cash before we may make any FASA credit payments in cash. In that event, Delta and Northwest will, however, retain their rights to apply the scheduled FASA credit payments against their obligations to pay us fees for our services under the FASAs. In the event that we wrongfully terminate a FASA, we will remain obligated to deliver the FASA credits to the applicable airline by paying the credit amounts to the applicable airline in cash on a monthly basis according to the nine-year schedule described above. However, if we reject a FASA in a bankruptcy of the company, our FASA credit payment obligations to the applicable airline will match the obligations described above in a termination of a FASA by such airline due to our failure to satisfy performance standards. Any FASA credit payment obligations by us to an airline in such a bankruptcy will be subordinated to our senior debt (as defined in the subordination agreement executed by the founding airlines), including the notes.

  Taxes

        Because we are a limited partnership, our partners will owe taxes on all of the income that we generate in the United States. We expect that WTI will cause us to make distributions to it from time to time sufficient to cover all income taxes owed by WTI. Under the terms of our senior credit facility and the indenture governing our senior notes, we are specifically permitted to make these tax distributions.

  IBM Agreement

        In 2002, we entered into a five year agreement with IBM for hardware currently deployed in our data center, future hardware requirements, TPF license fees and other software products, equipment maintenance and various other services. In December 2003, this agreement was amended to, among other changes, extend the term of the original agreement until June 2008. Prior to entering into this agreement, we routinely acquired many of these products and services from IBM under separate agreements with varying terms and conditions. This agreement bundles these products and services together for one discounted price and, at December 31, 2003, requires future minimum payments aggregating approximately $272.8 million over the remaining term of the agreement, with $68.6 million, $58.3 million, $60.7 million, $59.3 million and $25.9 million payable in 2004, 2005, 2006, 2007 and 2008, respectively.

Capital Expenditures

        Capital expenditures for property and equipment, including both purchased assets and assets acquired under capital leases, as well as capitalized software, totaled $23.8 million for the three months ended March 31, 2004, an increase of $4.5 million from capital expenditures of $19.3 million for the three months ended March 31, 2003. We have forecasted approximately $54.5 million for capital expenditures in 2004. Of that amount, approximately $19.5 million relates to a significant upgrade of mainframe computer equipment at our data center. The upgraded equipment is expected to be in use through June 2008. The remaining $35.0 million represents normal growth in capacity requirements as well as routine replacement of older equipment.

        Capital expenditures totaled $52.3 million for 2003, a decrease of $4.2 million from capital expenditures of $56.5 million in 2002. Capital expenditures totaled $56.7 million in 2001. The $0.2 decrease in capital expenditures from 2002 to 2001 was principally due to a reduction in purchases of bundled software products, reductions in acquisitions of personal computers for employee use and reduced purchases of hardware to be provided to traditional travel agencies.

Contractual Obligations

        The following table summarizes our future minimum non-cancelable contractual obligations (including interest) at December 31, 2003.

	Payments Due by Period
Contractual Obligations	Total	2004	2005 to 2006	2007 to 2008	2009 and beyond
	(dollars in thousands)
Long-term debt	$609,712	$40,321	$112,017	$109,999	$347,375
Capital lease obligations	112,949	21,287	34,099	12,016	45,547
Operating leases	244,266	53,464	91,651	71,046	28,105
Other long-term obligation	47,405	8,981	21,060	17,364	—

Total contractual obligations	$1,014,332	$124,053	$258,827	$210,425	$421,027

        In March 2004, we entered into an agreement to purchase data network services for our U.S. and Canadian offices and travel agency customers that expires in 2007. In addition, the agreement includes voice services for our U.S. and Canadian offices. The minimum commitment over the term of the agreement is $30.0 million.

Off-Balance Sheet Arrangements

        At March 31, 2004 and December 31, 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Effect of Inflation

        Inflation generally affects us by increasing our costs of labor, equipment and new materials. We do not believe that inflation has had any material effect on our results of operations during fiscal years 2003 and 2002 and the three months ended March 31, 2004 and 2003.

Recently Issued Accounting Pronouncements

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant effect on our financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. SFAS 150 prohibits entities from restating financial statements for earlier years presented. SFAS 150 became effective for us at the beginning of the third quarter of 2003. We do not currently have financial instruments with the characteristics of liabilities and equity. Accordingly, the implementation of SFAS 150 did not have any impact on the our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and equity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are exposed to foreign currency and interest rate risks. These risks primarily relate to the sale of products and services to foreign customers and changes in interest rates on our long-term debt.

  Foreign Exchange Rate Market Risk

        We consider the U.S. dollar to be the functional currency for all of our entities. Substantially all of our net sales and the majority of our expenses in 2001, 2002 and 2003 were denominated in U.S. dollars. Therefore, foreign currency fluctuations did not materially impact our financial results in those periods. We have foreign currency exposure arising from the translation of our foreign subsidiaries' financial statements into U.S. dollars. The primary currencies to which we are exposed to fluctuations include the euro and the British pound sterling. The fair value of our net foreign investments would not be materially affected by a 10% adverse change in foreign currency exchange rates from December 31, 2001, 2002 or 2003 levels.

  Interest Rate Market Risk

        Our senior credit facility is variable rate debt. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. As of March 31, 2004, we had variable rate debt of approximately $86.0 million. Holding other variables constant, including levels of indebtedness, a one hundred basis point increase in interest rates on our variable debt would have had an estimated impact on pre-tax earnings and cash flows for the next year of approximately $0.9 million. Under the terms of our senior credit facility, we are required to have at least 50% of our total indebtedness subject to either a fixed interest rate or interest rate protection for a period of not less than three years.

Worldspan Technologies Inc. Initial Public Offering

        Recently, WTI has filed a registration statement with the U.S. Securities and Exchange Commission relating to the initial public offering of shares of its common stock. WTI has indicated in that registration statement that it intends for us to use a portion of the proceeds of the offering to exercise our right under the indenture to redeem up to 35% of the aggregate principal amount of the notes. See "Description of the Notes—Optional Redemption." WTI has also indicated in that registration statement that it intends to use a portion of the proceeds of the offering to redeem the subordinated seller notes and to prepay and terminate the FASA credits payable to Delta and Northwest. We cannot assure you, however, that an initial public offering of WTI's common stock will be consummated or, in the event that the offering is consummated, that we and WTI will redeem a portion of the notes or otherwise use the proceeds of the offering as indicated above.

BUSINESS

        We are a leading provider of mission-critical transaction processing and information technology services to the global travel industry. We are the second largest transaction processor for travel agencies in the United States (the world's largest travel market) and the largest processor globally for online travel agencies as measured by transactions. In 2003, we processed over 65% of online airline transactions made in the United States processed through a global distribution system, or a GDS. We provide subscribers (including traditional travel agencies, online travel agencies and corporate travel departments) with real-time access to schedule, price, availability and other travel information and the ability to process reservations and issue tickets for the products and services of approximately 800 travel suppliers (such as airlines, hotels, car rental companies, tour companies and cruise lines) throughout the world. During the year ended December 31, 2003, we processed approximately 193 million transactions. We also provide information technology services to the travel industry, primarily airline internal reservation systems, flight operations technology and software development.

        We operate in two business segments: electronic travel distribution and information technology services, which represented approximately 90% and 10%, respectively, of our revenues in the year ended December 31, 2003. Our electronic travel distribution revenues are generally derived from travel suppliers paying us a fee per transaction processed, as well as fees for other products. Under this model, each time a travel agency processes a booking with a travel supplier through us, the travel supplier pays us a fee based on the number of transactions involved in the booking. We record and charge one transaction fee for each segment of an air travel itinerary (e.g., four transactions for a round-trip airline ticket with one connection each way). We record and charge one transaction fee for each car rental, hotel, cruise or tour company booking, regardless of the length of time associated with the booking. The price of travel (airline ticket, car rental or hotel stay) does not impact the transaction fee that we receive. In addition to transaction fees, we derive a small portion of our electronic travel distribution revenues from access fees paid by travel agencies for the use of our services, which are typically discounted or waived if the travel agency generates a specified number of transactions through us over a specified period of time. As an incentive for travel agencies to use us, we typically pay volume-based inducements to our travel agencies. We also generate revenues from information technology services that we provide to various travel suppliers. As part of this business, we operate, maintain, develop and host the internal reservation and other systems for Delta and Northwest.

        We are the largest processor globally for online travel agencies as measured by transactions. Since 1999, our total online travel agency transactions have increased from 14.6 million transactions to 90.3 million transactions in 2003 for a compound annual growth rate of 57.7%, with growth of 18.9% from 2002 to 2003. In 2003, in the United States (the world's largest travel market) we processed over 65% of online airline transactions and nearly all non-GDS owned online travel agency airline transactions processed by a GDS. Moreover, we expect hospitality and destination services transactions (which include car, hotel, tour, cruise and rail) generated through online travel agencies to increase in the future as hospitality and destination services suppliers increasingly recognize the distribution potential of online travel agencies and the importance of making inventory available for distribution in and generating sales through this channel. We believe that the emergence and growth of the Internet as a channel for making travel bookings and our leading market position put us at the forefront of industry growth.

        We have executed an alternative strategy with regard to the online travel agency channel. Unlike our primary competitors, we do not own an online travel agency that competes with travel suppliers or travel agencies. Instead, we have developed strategic relationships with online travel agencies to provide them with transaction processing, mission-critical technology and services, and access to our aggregated travel information, which enable online travel agencies to operate effectively and efficiently. As a result of this strategy, we have entered into long-term contracts with Expedia, Orbitz and Priceline, which are three of the five largest online travel agencies in the world. In addition, we have an agreement with

Hotwire, another leading online travel agency, to process its airline transactions and have converted all of its airline transactions from Sabre, its previous provider, to us since March 2003. We also believe our Internet strategy will enhance our attractiveness to the traditional travel agencies that are now competing against online travel agencies owned by our competitors.

        The chart below includes major online travel agencies and other GDS-owned sites and illustrates which agencies and sites are owned by a GDS and which agencies and sites are not owned by a GDS and instead have a strategic relationship with a GDS.

Name of GDS
	Worldspan	Amadeus	Galileo	Sabre
Online Travel Agencies which are owned by a GDS:	None	Amadeus.net OneTravel.com Opodo(2) Rumbo.com Vacation.com	CheapTickets	Travelocity Site 59(1)
Online Travel Agencies which are not owned by a GDS and instead have a strategic relationship with a GDS:	Expedia Hotwire Orbitz Priceline	None	None	Expedia(3)

(1)
Site 59 is owned by Sabre but has an agreement to process its transactions through Worldspan.

(2)
Amadeus and its controlling shareholders hold a majority interest in Opodo.

(3)
Expedia informed us in May 2004 that it intends to exercise its right to move a portion of its transactions to Sabre.

        We were formed in March 2003 by CVC and OTPP for purposes of acquiring all of the general partnership interests and limited partnership interest of Worldspan. Worldspan was founded in 1990 by Delta, Northwest and TWA. Affiliates of these three airlines (and later American, following its acquisition of TWA's assets) held ownership stakes in Worldspan from its formation until June 2003. We refer to American, Delta and Northwest in this prospectus as our founding airlines. On June 30, 2003, we acquired 100% of the outstanding partnership interests of Worldspan from affiliates of our founding airlines for an aggregate consideration of $901.5 million and agreed to provide credits to Delta and Northwest totalling up to $250.0 million structured over nine years in exchange for the agreement of those airlines to continue using Worldspan for information technology services.

GDS Industry

        The GDS industry is a core component of the worldwide travel industry and is organized around two major sets of customers: travel suppliers and travel agencies. Suppliers of travel and travel-related products and services (such as airlines, car rental companies and hotels) utilize GDSs as a means of selling tickets and generating sales. As compensation for performing these services, the GDS generally charges the travel supplier a fee for every transaction it processes. Travel agencies (including traditional travel agencies, online travel agencies and corporate travel departments) utilize GDSs to search schedule, price, availability and other travel information and to process transactions on behalf of consumers. GDSs provide travel agencies with a single, expansive source of travel information, allowing travel agencies to search and process tens of thousands of itinerary and pricing options across multiple travel suppliers within seconds. Although travel agencies initiate and complete the transactions, it is the travel supplier that generally pays the transaction fee to the GDS. In addition, in order to gain and maintain relationships with travel agencies, GDSs typically provide volume-based inducements and other economic incentives to travel agencies. Travel agencies may also pay fees for the use of hardware and software provided by the GDS, which may be discounted or waived if the travel agency generates a specified number of transactions through the GDS over a specified period of time. Nearly every time a consumer books a travel reservation through a travel supplier and travel agency that participates in a GDS, a GDS generates revenue.

        In recent years, the travel industry has been marked by the emergence and growth of the Internet as a travel distribution channel. The growth in use of the Internet has led to the establishment of online travel agencies that provide a link between the consumer and the travel supplier, typically through a GDS. In 2003, airline transactions generated through online travel agencies accounted for approximately 28% of all airline transactions in the United States processed by a GDS, up from approximately 23% in 2002 and approximately 17% in 2001. Between 1999 and 2003, the number of airline transactions in the United States generated through online travel agencies and processed by a GDS increased at a compound annual growth rate of 40.5% and an annual growth rate of 14.1% for the most recent year. The chart below illustrates airline transactions generated through online and traditional travel agencies in the United States and processed by a GDS.(1)

(1)
MIDT airline transactions data for Worldspan, Amadeus, Galileo and Sabre.

Information Technology Services Industry

        GDSs and other companies also provide various information technology services to the travel industry. These services include (i) internal reservation system services; (ii) flight operations technology services; and (iii) software development and licensing services, which includes custom development and integration. Internal reservation system services generally include the operation, maintenance, development and hosting of an airline's internal reservation system. The internal reservation system services a GDS provides to its airline customers are a critical component of their operations because they are the means by which they sell tickets. Flight operations technology services provide operational support from pre-flight preparation through departure and landing. Some of these services include weight and balance calculations, flight planning and tracking, passenger boarding, flight crew management, passenger manifests and cargo. Software development services focus on creating innovative software for use in an airline's internal reservation system and flight operations systems.

Competitive Strengths

        We believe that the following strengths will allow us to continue to grow our market position and enhance our operating profitability and cash flow:

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  Market Leading Transaction Processor for Online Travel Agencies.    In 2003, we processed more than 65% of online airline transactions made in the United States and processed by a GDS. In the mid-1990s, we recognized the important and increasing role the Internet would play in travel distribution. Our leadership in the online travel agency channel began in 1995 when Microsoft chose us as its transaction processing partner when it was developing Expedia as an online travel agency. Our relationship with Microsoft allowed us to gain invaluable experience in the online travel agency channel. We believe we were the first GDS to use Internet Protocol, or IP, from the online travel agency site all the way through to our mainframe, which allows us to take advantage of newly developing Internet technologies and to optimize our products and services for online travel agencies and travel suppliers. In addition, we executed a strategy of developing contractual relationships with online travel agencies, rather than owning an online travel agency like our primary competitors. As a result, we have been able to enter into long-term contracts with Expedia, Orbitz and Priceline, which are three of the five largest online travel agencies in the world. In addition, we have an agreement with Hotwire, another leading online travel agency, to process its airline transactions and have converted all of its airline transactions from Sabre, its previous provider, to us since March 2003.

  •
  Well Positioned to Take Advantage of the Shift to the Online Travel Agency Channel.    An increasing number of travel transactions are being made online. In 2003, airline transactions generated through online travel agencies accounted for approximately 28% of all airline transactions in the United States processed by a GDS, up from approximately 23% in 2002 and approximately 17% in 2001. Between 2001 and 2003, the number of airline transactions in the United States generated through online travel agencies and processed by us increased at a compound annual growth rate of 23.5%. We believe that this shift to online travel agency booking will continue. Our relationships with four of the six largest online travel agencies in the world have positioned us well to take advantage of this shift.

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  Neutrality.    We do not own an online travel agency. Unlike our competitors, we have intentionally not pursued a strategy of vertical integration and instead have forged strategic partnerships with leading online travel agencies. Given the highly competitive nature of the travel agency business, we believe our customers value our neutrality. As the shift towards the online travel agency channel continues, we believe the traditional travel agencies will increasingly view the GDS-owned online travel agencies as competitive to their core business. As a result, our neutrality gives us an opportunity to capture additional business from both online and traditional travel agencies.

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  Robust Technology Capabilities.    Our use of Internet and server-based technologies has allowed us to provide travel suppliers and online and traditional travel agencies with products and services that enable custom applications, reduce operating costs, increase productivity and enhance the customer experience. As the leading transaction processor for online travel agencies, we believe we were the first GDS to configure our systems to use Internet Protocol, or IP, from the travel agency site all the way through to our mainframe. Our technological capabilities have allowed us to develop advanced fare and pricing, messaging, flight availability caching, and Web-interface solutions. In addition, our systems and networks are redundant and our hardware, software and data center have significant capacity for expansion. Our key systems utilize IBM's Transaction Processing Facility software platform, or TPF, which is valued for its ability to quickly and dependably process and manage the high number of transactions generated by our travel suppliers and travel agencies. We have an asset management agreement with IBM which expires in June 2008, that allows us to purchase IBM software, services and hardware at favorable prices. As a result of this agreement, we believe we will be able to increase our processing and computer capabilities without a significant increase in associated software and hardware costs.

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  Proven Business Model with Strong Cash Flow Generation.    Since our inception in 1990, we have successfully developed a leading global electronic travel distribution and information technology services business within the travel industry. Our ability to leverage our cost structure, grow transaction volumes, enlarge our customer base, and incur moderate ongoing capital expenditure and working capital requirements, enables us to generate significant net cash from operations. From 1999 through 2003, we generated $801 million of net cash from operations, which primarily enabled us to distribute $715 million to our founding airlines from 1999 through the closing of the Acquisition. Additionally, from 1999 to 2003, we accomplished the following: increased total transactions from 154 million to 193 million, representing a compound annual growth rate of 5.8%; increased our total electronic travel distribution revenues at a compound annual growth rate of 8.7%; and increased total revenues by a compound annual growth rate of 6.3%.

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  Strong Management Team.    In June 2003, Rakesh Gangwal became our Chairman of the Board, Chief Executive Officer and President. Mr. Gangwal is a travel industry leader with extensive experience. He served as President and Chief Executive Officer of U.S. Airways, Inc. between 1998 and 2001 and President and Chief Operating Officer of U.S. Airways between 1996 and 1998. Mr. Gangwal also held a variety of senior executive positions at Air France and United Air Lines. In 1999, Mr. Gangwal was honored by Business Week magazine as one of the 25 top global executives for the year 1998. He is credited with leading the turnaround of Air France, considered one of the most successful global carriers in the world. At the same time, Gregory O'Hara became our Executive Vice President—Corporate Planning and Development. Mr. O'Hara has significant travel and technology industry experience. From 2000 to June 2003, Mr. O'Hara worked on a variety of private equity projects, including participation in the negotiation of the Acquisition. He served as Senior Vice President of Sabre, Inc. between 1997 and 2000. In addition, we have recently augmented our management team with other accomplished professionals and plan to continue to strengthen our management team in the future.

Business Strategy

        We intend to continue to strengthen our market leadership position, maximize profitability and enhance cash flow through the following strategies:

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  Continue to Increase Our Share and the Number of Online Travel Agency Transactions.    While we processed over 65% of online airline transactions made in the United States and processed by a GDS in 2003, we believe that there are still opportunities to increase our number of transactions and our market share in the online travel agency channel. Our primary competitors own online travel agencies, and we believe that the channel conflict inherent in our primary competitors' strategy leaves us well positioned to compete for the business of independent online travel agencies. In addition, we believe we can grow our online travel agency business in the European, Asian, Australian, Latin American and other international markets where the use of the online travel agency channel is still developing by utilizing our technical expertise and our relationships with U.S. online travel agencies as such agencies expand globally. We expect that our geographic expansion will enable our U.S.-based online travel agencies to increase their penetration in non-U.S. markets. In addition, we anticipate that our expansion to non-U.S. geographies will allow our emerging non-U.S. online travel agencies, such as OTC, Lastminute.com and eBookers to expand their businesses.

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  Increase Our Global Penetration of the Traditional Travel Agency Channel.    We have historically focused on selected geographic markets where our founding airlines had significant operations. We believe we have the opportunity to obtain new traditional travel agencies both in and outside the United States, particularly in Europe, Asia, Australia and Latin America, where we have not previously concentrated and where travel reservations are not generally made using current Internet technologies. For example, we recently entered into an agreement that enables the immediate transition of travel agencies in Hong Kong and Macau affiliated with TicTas System Automation Ltd. to our GDS. We believe our sophisticated Internet technologies will be attractive to traditional travel agencies as they seek to move towards more modern technologies. In addition, we intend to expand the number of transactions we process for traditional travel agencies in the United States. We believe we can successfully increase our market share in the United States and increase our global penetration in the traditional travel agency segment by providing innovative and low-cost products and services, by focusing on a limited number of opportunities to convert business currently supported by our competitors to us and by launching sales and marketing initiatives aimed at addressing the market for corporate travel departments which use traditional travel agencies.

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  Capitalize on the Shift by Corporate Travel Departments to Online Travel Services.    We believe there will be a substantial opportunity to capitalize on the trend of corporate travel departments toward making bookings for business travel through online services. We are well positioned to benefit from this trend, as Expedia and Orbitz, two of our largest online travel agency customers, have entered the corporate travel market. We believe we have valuable experience in the online sector by virtue of our relationships with four of the six largest online travel agencies in the world, and we plan to use this competency to take advantage of the online corporate direct market. In addition, we have developed a successful online corporate booking tool, Trip Manager. Some of our largest corporate travel subscribers include Federated Department Stores, PNC Bank and The Home Depot. In most cases, we work in conjunction with, rather than compete with, travel agencies using our travel products and services to support their efforts with corporations.

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  Increase Hospitality and Destination Services Transactions.    We intend to increase our transaction fee revenues from hospitality and destination services, which include car, hotel, tour, cruise and rail. We derived approximately 8% of our transaction revenues for the year ended December 31, 2003 from hospitality and destination services transactions. Hospitality and destination services suppliers have historically not utilized GDSs to the same extent as airlines. However, we expect these future transactions to increase in number, largely as a result of the emergence of the Internet and online travel agencies as a means of facilitating travel commerce. In addition, we believe that many traditional and online travel agencies have identified hospitality and destination services transactions as an area of growth.

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  Expand Information Technology Services Business.    We intend to expand our existing information technology services business. We believe that airlines and other travel suppliers have been and will be increasingly outsourcing non-core technology functionalities due to the desire to focus on their core travel business, to better manage fixed costs and to leverage the technology of information technology service providers. We are well positioned to take advantage of this shift because we currently provide internal reservation systems, flight operations technology and software development services to the airline industry. In addition, we also provide airlines and other travel-related companies with products and services on a subscription basis, including: Fares and Pricing, which is currently used by Avianca and Emirates Air and the airlines hosted by EDS, such as Aero Mexico, Continental and Virgin Atlantic; Electronic Ticketing, which is currently used by KLM; Worldspan Rapid RepriceSM, which is currently used by United Air Lines, Delta and Northwest; and e-Pricing[nc_cad,176], which is currently used by Northwest.

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  Continue to Reduce Costs.    Since the Acquisition, we have executed several strategic cost reduction initiatives. We believe that additional opportunities exist to reduce costs and improve profitability. We plan to improve our cost structure by streamlining our programming and processing systems and reducing our network and data center costs, among other initiatives.

Services

        We operate in two business segments: electronic travel distribution and information technology services, which represented approximately 90% and 10%, respectively, of our revenues for the year ended December 31, 2003. Approximately 86% and 14% of our revenues for the year ended December 31, 2003 were generated by our domestic and foreign subsidiaries, respectively.

Electronic Travel Distribution

        We are the second largest transaction processor for travel agencies in the United States (the world's largest travel market) and the largest processor globally for online travel agencies as measured by transactions. The GDS industry is a core component of the worldwide travel industry and is organized around two major sets of customers: travel suppliers and travel agencies. Suppliers of travel and travel-related products and services (such as airlines, car rental companies and hotels) utilize GDSs as a means of selling tickets and generating sales. Travel agencies (including traditional travel agencies, online travel agencies and corporate travel departments) utilize GDSs to search schedule, price, availability and other travel information and to process transactions on behalf of consumers. GDSs provide travel agencies with a single, expansive source of travel information, allowing travel agencies to search and process tens of thousands of itinerary and pricing options across multiple travel suppliers within seconds.

        Through our GDS, we provide approximately 16,000 traditional travel agency locations in over 70 countries and approximately 50 online travel agencies, including four of the largest online travel agencies, with access to the inventory, reservations and ticketing of travel suppliers, including approximately 465 airlines, 225 hotel chains and 35 car rental companies throughout the world. As compensation for performing these services, we generally charge the travel supplier a fee for every transaction we process. For example, for a roundtrip ticket with one connection each way, a three night hotel stay and a three day car rental, we charge the respective travel suppliers one transaction fee for each segment of the airline ticket, one transaction fee for the hotel stay and one transaction fee for the car rental for a total of six transaction fees. The value of the travel purchase or the length of stay has no impact on our transaction fee.

Travel Suppliers

        Our relationships with travel suppliers extend to airlines, hotels, car rental companies, tour operators, cruise companies and others that participate in our GDS. Travel suppliers process, store, display, manage and sell their services through our GDS. Through participating carrier agreements (for airlines) and associate agreements (for hospitality and destination services suppliers), airlines and other travel suppliers are offered varying services and levels of functionality at which they can participate in our GDS. These levels of functionality generally depend upon the type of communications and real-time access allowed with respect to the particular travel supplier's internal systems. We earn a fee, which is generally paid by the travel supplier, for transactions processed by us. We charge premiums for higher levels of functionality selected by the travel suppliers. In addition, we provide the airlines with marketing data generated from transactions we process for fees that vary based on the type and amount of information provided. This information assists airlines in their marketing and sales programs and in the management of their revenues, inventory and yields.

        We derive a substantial amount of our revenues from transaction fees paid by travel suppliers. In 2003, approximately 92% of our transaction fee revenues were generated from airlines. While revenues from hospitality and destination services suppliers, primarily car rental companies and hotels, accounted for approximately 8% of our transaction fee revenues in 2003, the number of these transactions processed by us grew at a compound annual rate of 7.3% from 1999 through 2003, compared to a compound annual rate of 5.6% for airline transactions over the same period, reflecting increased travel agency use of our hospitality and destination services processing capabilities. Our top ten travel suppliers, all airlines, accounted for approximately 66% of our total transaction fee revenues and approximately 66% of our total revenues in 2003.

        Although most of the world's airlines and many hospitality and destination services travel suppliers participate in our GDS, we believe that this business segment has potential for continued growth. Opportunities for growth include adding new suppliers, increasing the level of participation of existing suppliers and offering new products and services. In marketing to travel suppliers, we emphasize our global distribution capabilities, the quality of our products and services, our contracts with four of the six largest online travel agencies, our extensive network of traditional and online travel agencies and the ability of travel suppliers to display information at no charge until a transaction is processed.

        We have recently entered into three-year fare content agreements with Delta, Northwest and United Air Lines. Each airline has agreed to provide our traditional travel agencies in the territories covered by the agreements with substantially all fare content (including web fares) in exchange for monthly fee payments from us. Worldspan has agreed to keep the average fees per transaction paid by each airline steady for traditional travel agency bookings in the territories covered by the agreements. In addition, pursuant to this agreement, each airline has agreed, among other things, to commit to the highest level of participation in our GDS for three years. Further, in February 2004, we executed a three-year fare content agreement with British Airways to provide access to virtually all of their published fares (including web fares) to some of our U.K. travel agencies. We expect that these new fare content agreements will provide our traditional travel agencies in the territories covered by the agreements with access to improved quality and content concerning the flights and fares of the participating airlines and other forms of non-discriminatory treatment. We believe that obtaining similar fare content from our other major airline travel suppliers is important to our ability to compete, since other GDSs have also entered into fare content agreements with various airlines. Consequently, we plan to pursue agreements similar to these fare content agreements with other major airlines in order to obtain access to such content.

  Travel Agencies

        Approximately 16,000 traditional travel agency locations and 50 online travel agencies worldwide depend on us to provide travel information, book and ticket travel purchases and manage travel information and agency operations. Access to our GDS enables travel agencies to electronically search travel-related data such as schedules, availability, services and prices offered by our travel suppliers. Through our GDS, our travel agencies have access to approximately 465 airlines, 225 hotel chains and 35 car rental companies. Travel agencies access our GDS using hardware and software typically provided by us or a third party. We also provide technical support, training and other assistance to travel agencies. Travel agencies generally pay a fee for access to our GDS and for the equipment, software and services provided. However, this fee is often discounted or waived if the travel agency generates a specified number of transactions processed by us during a specified time period. Additionally, we provide cash incentives or other inducements to a significant number of travel agencies as a means of facilitating greater use of our GDS.

        Our travel agencies consist of online travel agencies, traditional travel agencies, and corporate travel departments.

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  Online Travel Agencies.    We have contracts with approximately 50 online travel agencies, including long-term agreements with three of the largest online travel agencies in the world (Expedia, Orbitz and Priceline). We act as the processing engine for our online travel agencies by providing information to and processing services for these online travel agencies' systems. Our services enable these online travel agencies to provide consumers with travel information and the ability to make travel reservations. Our online travel agency customers accounted for over 65% of online airline transactions in the United States processed by a GDS in 2003. Transactions generated by online travel agencies constituted approximately 47% of the transactions processed by us in 2003. Transactions processed for Expedia, Hotwire, Orbitz and Priceline, our four largest online travel agencies, accounted for approximately 43% of our total transactions in 2003. Our contracts with Expedia, Orbitz and Priceline expire in 2010, 2011 and 2007, respectively. In addition, we have an agreement with Hotwire, another leading online travel agency, to process all of its airline transactions through us, rather than Sabre, its previous provider.

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  Traditional Travel Agencies.    Approximately 16,000 travel agency locations worldwide rely on us to plan, book and ticket travel for their customers, as well as manage travel information and agency operations. We provide traditional travel agencies with access to our GDS and customized hardware and software, often utilizing Web-based technologies, in return for fees that typically vary inversely with productivity, as measured by the number of transactions we process for the traditional travel agency. Such fees are payable monthly over the term of the traditional travel agency's agreement with us, generally five years in the United States and three years in Europe. Some of our largest traditional travel agency customers include American Express, USA Gateway Travel and World Travel/BTI. Transactions processed for traditional travel agencies constituted approximately 53% of the transactions processed by us in 2003. Based upon our analysis of our 1,000 largest traditional travel agencies, the average relationship tenure among those traditional travel agencies is approximately eight years. In 2001, 2002 and 2003, average turnover of our traditional travel agencies in North and South America was approximately 6%. Transactions processed for our top ten traditional travel agencies accounted for approximately 10% of our total transactions in 2003. No individual traditional travel agency accounted for more than 5% of our total transactions in 2003.

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  Corporate Travel Departments.    We provide GDS-interconnected products and services to corporations through our Trip Manager product offering. Trip Manager allows corporate travel managers or employees to be active in travel planning, pre-travel decision-making and back-end travel expense reporting. Our various products provide corporations with tools to manage travel costs, to ensure employee compliance with corporate travel policies and to provide expense reporting, information regarding vendor relationships, ease of access for booking and quick and flexible distribution of tickets. In most cases, we work in conjunction with our traditional travel agencies in the installation of our travel products with corporations.

Information Technology Services

        We provide a comprehensive suite of information technology, or IT, services to airlines, including: (i) internal reservation system services; (ii) flight operations technology services; and (iii) software development and licensing services, which include custom development and integration. Our internal reservation system services include the operation, maintenance, development and hosting of an airline's internal reservation system and include seat availability, reservations, fares and pricing, ticketing and baggage services. The internal reservation system services we provide to our airline customers are a critical component of their operations because they are the means by which they sell tickets. Our flight operations technology services provide operational support to our airline customers, from pre-flight preparation through departure and landing. Some of these services include weight and balance, flight planning and tracking, passenger boarding, flight crew management, passenger manifests and cargo. Our software development services focus on creating innovative software for use in an airline's internal reservation system and flight operations systems. We intend to utilize our airline expertise to offer solutions to other industries that face similar complex operational issues and utilize similar technology platforms, including the airport, railroad, cruise, hotel and car industries.

        Our primary customers in the information technology services segment are Delta and Northwest. We have had IT services agreements in place with Delta and Northwest since 1993. Pursuant to technology services agreements entered into with these two airlines at the closing of the Acquisition (called founder airline services agreements or FASAs), we will continue to fulfill the information technology requirements relating to the hosting of core internal reservation system services for each of Delta and Northwest during the term of the agreements. In addition, we provide contract software development and transaction processing services and other airline support services for each of these airlines. The FASAs contain minimum levels of software development services to be provided by us to each of Delta and Northwest. We also provide information technology services for approximately ten other airlines throughout the world.

        We also provide airlines and other travel-related companies with specific internal reservation system products and services on a subscription basis. While some airlines elect to have their internal reservation system run by a single IT services provider, others prefer to outsource selected functions to multiple IT services providers. We have developed an array of products and services to meet the needs of airlines which use multiple providers, including Fares and Pricing (which is a fare-shopping tool that enables airlines to outsource fares and pricing functionality to us); Electronic Ticketing (which is a database that enables airlines to outsource electronic ticketing storage and maintenance to us); Worldspan Rapid RepriceSM (which is an automated solution that enables airlines to increase revenues and provide better service by recalculating fares when itineraries change); and e-Pricing[nc_cad,176] (which is a multi-server-based fare search tool, developed jointly by Worldspan and Expedia and is used by our customers to provide their users with a greater selection of travel options).

Strategic Relationships

        In order to facilitate the delivery of leading technologies, products and services to our travel suppliers and our travel agencies, we have forged a number of relationships with leading companies. These strategic alliances have helped position us at the forefront of the travel distribution industry.

        Online Travel Agencies.    We have developed a strategy of partnering with online travel agencies rather than owning an online travel agency. Because we have avoided competing directly with online travel agencies, we believe that we are well positioned to take advantage of the channel shift in bookings to online travel agencies. We have long-term contracts with three of the largest online travel agencies (Expedia, Orbitz and Priceline), which represented approximately 60% of the total U.S. online travel agency market share for airline transactions processed by a GDS in 2003. In addition, we have an agreement with Hotwire, another leading online travel agency, to process its airline transactions through us, rather than Sabre, its previous provider.

        Delta and Northwest.    We believe that our marketing agreements with Delta and Northwest will assist us in attracting and retaining travel agencies and providing a high level of service to them. Pursuant to these agreements, each of Delta and Northwest have agreed to continue to provide marketing support for our GDS with respect to travel agencies in North and South America (in the case of Delta) and the U.S. and Japan (in the case of Northwest). The marketing support from these airlines is exclusive to us in these territories until June 2006 in the case of Delta and until June 2007 in the case of Northwest, with the exclusivity commitment from these airlines subject to us satisfying transaction fee pricing requirements for our GDS services for each of those two airlines. In addition, the marketing agreements contain commitments from each of Delta (until June 2006) and Northwest (until June 2007) not to terminate its participation in our GDS unless it first terminated its participation in the GDSs of Amadeus, Galileo and Sabre, subject to us satisfying certain GDS transaction fee pricing and other requirements. Each of Delta (until June 2006) and Northwest (until June 2007) also agreed to provide to us no less functionality, inventory, inventory controls or information related thereto in any given country than such airline provides to any other current GDS in that country and to provide to us all fares that it makes available to any other current GDS for distribution to all such other GDS's subscribers on the same terms and conditions, in each case subject to us satisfying certain GDS transaction fee pricing and functionality requirements. Delta recently notified us that, until we modify our GDS transaction fee pricing, it would suspend its marketing support and the discount that it has provided to us for business travel. We are working with Delta to review the relevant data and to resolve these issues.

        IBM.    We have an asset management agreement with IBM which expires in June 2008. The agreement allows us to purchase IBM software, services and hardware at favorable prices. As a result of this agreement, we believe that we will be able to increase our processing and computer capabilities without a significant increase in associated software and hardware costs.

Customers

        Travel Suppliers.    Our travel supplier base includes approximately 465 airlines, 225 hotel chains and 35 car rental companies. The table below depicts our largest travel suppliers in the airline, car rental and hotel chain categories in 2003.

Airlines	Car Rental Companies	Hotels
American Airlines	Avis	Courtyard by Marriott
Delta Air Lines	Dollar	Hampton Inns
Northwest Airlines	Hertz	Hilton Hotels
United Air Lines	National	Holiday Inn
US Airways	Thrifty	Marriott

        Our top five and top ten travel suppliers (all of which are airlines) represented approximately 54% and 66%, respectively, of our total revenues in 2003. In 2003, Delta and Northwest represented 19% and 12% of our revenues, respectively. In 2002, Delta and Northwest represented 20% and 14%, respectively. No other supplier represented more than 10% of our total revenues.

        Travel Agencies.    Our travel agencies include approximately 16,000 traditional travel agency locations in more than 70 countries and approximately 50 online travel agencies, including four of the six largest online travel agencies in the world. The table below depicts our largest travel agencies in the traditional travel agency and online travel agency categories in 2003.

Traditional	Online
American Express	Expedia
MyTravel Group	Hotwire.com
Northwestern Travel Management	Lastminute.com
USA Gateway Travel	Orbitz
World Travel/BTI	Priceline

        Our top five and top ten travel agencies generated approximately 45% and 50%, respectively, of our total transactions in 2003. Expedia generated over 20% of our total transactions in 2003. In 2003, Expedia, Hotwire, Orbitz and Priceline represented approximately 43% of our total transactions, up from 37% in 2002. Expedia alone represented over 20% of our total transactions in 2003 and over 15% in 2002. Orbitz accounted for over 10% of our total transactions in 2003 and 2002.

Sales and Marketing

        Our sales and support professionals are located in more than 25 countries and are responsible for maintaining the relationship and growing the business with our large and diverse constituencies of travel suppliers and travel agencies. We employ a dedicated sales and customer support force which specializes in meeting the needs of our travel suppliers and travel agencies.

        Travel Supplier/Information Technology Services.    Our travel supplier sales and support professionals maintain our business relationships with the hundreds of travel industry suppliers that distribute services electronically. This group also sells our hosting, information technology and transaction-based services. They focus on meeting the needs of their customers on a segmented basis. Dedicated hotel and car industry salespeople serve those respective customers, while airline distribution salespeople sell to airline customers and potential customers. We also maintain a separate team of hosting, information technology and transaction-based salespeople to market the specific services that we offer to airlines and others.

        Travel Agencies.    We maintain teams of sales and support professionals to service each type of travel agency customer. Dedicated account management teams, consisting of business development, technical support and operational support specialists, maintain the relationship and support the needs of our largest consumer online travel agencies, including Expedia, Hotwire, Orbitz and Priceline. These sales and support professionals are focused on tailoring our e-commerce and other capabilities to meet the specific and unique needs of our online travel agencies.

        Our traditional travel agency sales group segments our traditional travel agencies by size and geography. Sales and support professionals contact or visit our traditional travel agencies on a regular basis to promote usage of our GDS, introduce new products and services and negotiate contract renewals. Sales people also call on specifically targeted travel agencies to negotiate and facilitate their use of our GDS. For our largest and most important travel agencies, we employ dedicated strategic accounts sales groups. Most of our smaller traditional travel agencies receive their sales and service support through an efficient and cost-effective inside sales telemarketing group.

Competition

        GDS Market.    The marketplace for travel distribution is large, multi-faceted and highly competitive. In the GDS market, we compete primarily with three other GDS companies: Amadeus, Galileo and Sabre. Our share of the GDS airline market, based upon 2003 airline transactions totaled approximately 30% in the U.S. and approximately 17% worldwide. Each of our primary competitors offers products and services similar to ours. We believe competition in the GDS market occurs primarily on the basis of the following criteria:

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  travel supplier and travel agency relationships;

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  product features, functionality and performance;

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  travel supplier participation levels and availability of inventory;

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  technology;

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  customer and marketing support;

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  global service capability; and

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  service, prices and inducements to travel agencies.

        In addition to making their travel-related products and services available through a GDS, travel suppliers are increasingly utilizing alternate channels of distribution designed to directly connect with consumers without the use of a GDS, which may shift business away from us. One alternate method involves travel suppliers giving consumers direct access to their inventory. Examples of this method include travel supplier proprietary websites, internal reservation call centers and ticket offices. A second alternate method involves travel suppliers providing their inventory directly to online and traditional travel agencies without the use of a GDS. Recent examples of this include participation by several airlines, such as American, AmericaWest Airlines, Continental Airlines and Northwest in a direct connect link with Orbitz. The creation of travel supplier joint ventures, such as Orbitz (owned by major U.S. airlines), Opodo (controlled by large European airlines and Amadeus) and Travelweb (owned primarily by several U.S. hotel chains), could enhance development of this method.

        Although we potentially face new competitors, there are several barriers to entry into the GDS business, including:

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  the costs and length of time required to assemble the hardware complexes, develop the sophisticated intellectual property of a GDS, and compile the needed databases of travel information;

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  the costs and length of time required to establish new relationships and negotiate distribution agreements with a wide range of travel suppliers; and

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  the costs and length of time required to establish new relationships and negotiate agreements with travel agencies, which are generally operating under multi-year contracts with existing GDSs and which incur switching costs in converting to a new GDS.

        Information Technology Services Market.    Competition within the information technology services market is segmented by the type of service offering. Internal reservation and other system services competitors include Amadeus, EDS, Navitaire, Sabre and Unisys/SITA, as well as airlines that provide the services and support for their own internal reservation system services and also host external airlines, such as Aer Lingus's Astral System or KLM's Corda system. Competitors for data center and network outsourcing services include EDS, Galileo, IBM, Sabre and Unisys/SITA. Our competitors for information technology consulting include Accenture, Booz, Allen & Hamilton Consulting, Capgemini, CSC, EDS, IBM, Sabre and Unisys/SITA.

Technology and Operations

        We continuously invest in technology, software and hardware. We believe that we will benefit from economies of scale as our technology and infrastructure are readily expandable and can support incremental volume without significant additional investment. Our GDS is capable of sustained processing of more than 9,500 peak messages per second with currently installed hardware. For the year ended December 31, 2003, the average transaction rate for our TPF systems was 3,519 messages per second. The physical plant is continually being advanced to leverage technologies that improve our efficiency, performance, speed to market, reliability, security and uptime requirements.

        Significant efforts over the last three years have moved our infrastructure from one supporting primarily legacy technology protocols and platforms to one focused on IP-based technologies. This has been key to enabling creation of a hybrid computing environment that leverages TPF for very high volume transaction processing but supports seamless incorporation of more open platforms. This hybrid environment provides quicker time to market, options to use third-party software products, richer content support and cost effective hardware choices when very high transaction volumes are not an issue.

        We manage a large data network interconnecting customers around the globe. We partner with key global network suppliers to deliver a range of network options to match our diverse customer base. The network solutions are optimized for the location, capacity, reliability and business goals of the customer. We offer two categories of IP-based network solutions. The first leverages the Internet to provide a low cost, high value solution, and the second provides customers with a private managed frame relay network to allow predictable capacity, high availability and security.

        We have designed and implemented our Internet network to assure the availability of this strategic connection to the travel marketplace. Our connection to the Internet is maintained through AT&T and Uninet S.A. de C.V. We use Internet connectivity to provide solutions for internal corporate access, business partner connections and consumer access to both Worldspan hosted and branded Internet products and services.

        We have been a leader in adopting Internet protocol, or IP, networks to support our growth and lower our costs. Through partnerships with global network providers, our customers are able to manage capacity and security issues via standard, open IP-based technologies. We utilize two primary network providers (AT&T and SITA) to provide a frame relay network to connect customers to our data center. AT&T provides services for the North American market, except for Mexico where Uninet provides coverage, and SITA provides services in Europe, the Middle East, Africa and Asia. In some smaller markets local providers provide network services to our customers.

Properties

        The table below provides a summary of our principal facilities as of March 31, 2004.

Location	Total Square Feet	Leased or Owned	Principal Function
Atlanta, Georgia	335,003	Leased	Headquarters & administration
Atlanta, Georgia	120,000	Leased	Data center
London, England	24,068	Leased	Office space
Kansas City, Missouri	200,000	Leased	Office space
Ft. Lauderdale, Florida	21,102	Leased	Office space
Mexico City, Mexico	7,427	Leased	Office space

        Some of our office leases are on month-to-month renewals, with our primary office leases expiring during various times from December 2004 to December 2014, subject to renewal options. Our data center lease with Delta expires in 2022. In addition, we have an additional 77,857 square feet leased for 36 office locations around the world. We recently renewed our existing headquarters lease through December 2014, reducing the amount of square footage leased. We believe that our headquarters, other offices and data center are adequate for our immediate needs and that additional or substitute space is available if needed to accommodate growth and expansion.

Employees

        On March 31, 2004, we had a worldwide staff of about 2,370 employees. Of these, about 1,310 were located at our headquarters and data center in Atlanta, Georgia and about 570 were located in Kansas City, Missouri. Other larger employee facilities include an office in London, England with about 160 employees, an office in Ft. Lauderdale, Florida with about 80 employees, and an office in Mexico City, Mexico with about 50 employees. The balance of the employees are located in smaller facilities in Europe, South America, the Middle East and Asia or are based in field locations or work out of their homes.

        Our employees perform a large number of functions including applications and systems programming, data center and telecommunications operations and support, marketing, sales, customer training and support, finance, human resources, and administration. We have organized our employees into the following eight worldwide areas, each with the specified number of employees as of March 31, 2004: Product Solutions—980 employees; Technical Operations—390 employees; Travel Distribution—620 employees; Corporate Planning and Development—50 employees; Finance—160 employees;
e-Commerce and Product Planning—130 employees; Legal and Human Resources—40 employees. We consider our current employee relations to be good. None of our employees is represented by a labor union.

GDS Industry Regulation

        GDSs are regulated by the U.S., the European Union ("E.U.") and other countries in which we operate. The U.S. Department of Transportation ("DOT") and the European Commission ("EC") are

the relevant regulatory authorities in the U.S. and the E.U., respectively. Most of the regulating bodies have reexamined or are reexamining their GDS regulations and appear to be moving toward deregulation.

        On January 31, 2004, most DOT rules governing GDSs were lifted. The DOT rules no longer contain any rules that apply uniquely to GDSs that are owned or marketed by airlines. One remaining rule continues an existing requirement that GDSs refrain from biasing flight listings in favor of some airlines to the disadvantage of others. A second prohibits a GDS from requiring an airline to provide all fares as a condition of participation in its system. These remaining DOT rules will be phased out at the end of July 2004.

        E.U. regulations continue to address the participation of airline GDS owners in other GDSs. In general, these rules are directed at regulating competitive practices in the E.U.'s electronic travel distribution marketplace. Among the major principles generally addressed in the current E.U. regulations are:

  •
  Displays of airline information.  GDSs must provide computer-screen displays of airline services that are non-discriminatory, based on objective criteria, and that do not use airline identity in ordering the display of services;

  •
  Treatment of airlines and airline information by GDSs.  Any GDS subject to the regulations ("a Covered GDS") must provide data related to bookings through its system to participating airlines that is as complete, accurate and timely as the information given to its airline owners;

  •
  Non-discrimination in fees charged to airlines for GDS products and services.  GDSs must offer the same fees to all airlines for the same level of service and if a Covered GDS offers any enhancements to an airline that is an owner of that GDS, then it is required to offer the enhancements to other airlines on a non-discriminatory basis;

  •
  Participation by airlines owners of a GDS in other GDSs.  Covered GDSs must update information for all participating airlines with the same degree of care and timeliness and provide marketing and booking information to participating airlines on non-discriminatory terms;

  •
  Relationships with Covered Subscribers.  GDSs must allow subscribers covered by the regulations ("Covered Subscribers") to terminate their GDS subscriber contracts on three months' notice after the first year of the agreement and allow the Covered Subscriber's use of another system; and

  •
  Use of third-party hardware, software and databases.  GDS-owner airlines are prohibited from linking the payment of commissions to Covered Subscribers to the Covered Subscriber's use of the GDS of which the airline is an owner, requiring a Covered Subscriber to use the GDS of which the airline is an owner, and banning Covered Subscribers from using hardware or software provided by third parties in connection with the system's equipment, unless that hardware or software threatens to impair the integrity of the system.

        The EC has begun the process of reviewing the GDS regulations for possible changes, including eliminating some or all of these regulations. The EC has not yet published any proposed new GDS regulations, and it is unknown when or if the EC may issue proposed and/or final regulations or what form they may take.

        There are also GDS regulations in Canada, under the regulatory authority of the Canadian Department of Transport. On April 27, 2004, a significant number of these regulations were lifted. Amendments to the rules include:

  •
  eliminating the "obligated carrier" rule, which required larger airlines in Canada to participate equally in the GDSs; and

  •
  elimination of the requirement that transaction fees charged by GDSs to airlines be non-discriminatory.

        In the rule-making process leading up to these amendments, Worldspan advocated for complete deregulation of the GDS industry in Canada.

        GDS regulations also exist in Peru and there is a possibility of additional regulation in other jurisdictions. Several countries have examined or are examining, the possibility of GDS regulation including Brazil, Australia, and some Middle Eastern countries.

Other Regulation

        There also exists privacy and data protection legislation in numerous jurisdictions around the world, including the E.U. through its Data Protection Directive (and implementing statutes of this Directive in the E.U. Member States). This legislation is intended to protect the privacy of personal data that is collected, processed and transmitted in or from the governing jurisdiction. Enforcement takes place under the force of national legislation of the E.U. Member States. In addition, in the aftermath of the terrorist attacks of September 11, 2001, government agencies have been contemplating or developing initiatives to enhance national and aviation security, including the Transportation Security Administration's Computer-Assisted Passenger Prescreening System, known as CAPPS II. These initiatives may result in conflicting legal requirements with respect to data handling. As privacy and data protection has become a more sensitive issue, we may also incur legal defense costs and become exposed to potential liabilities as a result of differing views on the privacy of travel data. Travel businesses have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. For example, we are one of the defendants in a class action lawsuit arising from disclosures by Northwest of passenger data to a U.S. government agency. It is expected that our business will continue to be impacted by privacy and data protection legislation.

        We may be impacted by regulations affecting issues such as exports of technology, telecommunications and electronic commerce. Some portions of our business, such as our Internet-based travel marketing and distribution, may be affected if regulations are adopted in these areas. Any such regulations may vary among jurisdictions. We believe that we are capable of addressing these regulatory issues as they arise.

        In addition, we are subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment, health and safety and labor. Based on continuing internal review and advice from independent consultants, we believe that we are currently in substantial compliance with applicable environmental requirements and health and safety and labor laws. We do not currently anticipate any material adverse effect on our operations, financial condition or competitive position as a result of our efforts to comply with environmental requirements.

Legal Proceedings

        In September 2003, we received multiple assessments totaling €39.5 million (equating to approximately $49.6 million as of December 31, 2003) from the tax authorities of Greece relating to tax years 1993-2000. We are currently in the process of filing appeals of these assessments, the outcome of which is currently uncertain. The purchase agreement between our founding airlines and us provides that each of our founding airlines will severally indemnify us on a net after-tax basis from and against any of our taxes related to periods prior to the Acquisition. We have informed our founding airlines of the receipt of these assessments and the indemnity obligation of our founding airlines under the purchase agreement relating to the Acquisition. Because of this indemnity, we believe that amounts paid, if any, to settle this assessment will be reimbursed by our founding airlines and will not have an impact upon our business, financial condition or results of operations.

        In January 2004, we received notice of a class action suit filed in the U.S. District Court for the District of Minnesota in which Worldspan intially was one of the named defendants and which alleges violations of various laws relating to privacy. These allegations arise from disclosures by Northwest of passenger data to a U.S. government agency, a series of events that transpired in 2001 or 2002. We informed our founding airlines of the filing of this suit and their indemnity obligation under the purchase agreement relating to the Acquisition. An amended and consolidated class action lawsuit was recently refiled in this case, and we are no longer a named defendant in the matter. Due to this refiling, indemnity and our analysis of the facts and the law in the case, we believe that any amounts that we are obligated to pay in this matter will not have a material impact upon our business, financial condition or results of operations.

        We are involved in various other litigation proceedings as both plaintiff and defendant. In the opinion of our management, none of these other litigation matters, individually or in the aggregate, if determined adversely to us, would have a material adverse effect on our business, financial condition or results of operations.

Intellectual Property Rights

        We use software, business processes and other proprietary information to carry out our business. These assets and related copyrights, trade secrets, trademarks, patents and intellectual property rights are significant assets of our business. We rely on a combination of copyright, trade secret, trademark and patent laws, confidentiality procedures and contractual provisions to protect these assets. Our software and related documentation, including our proprietary TPF applications, are protected under trade secret and copyright laws where appropriate. We also seek statutory and common law protection of our trademarks, such as Worldspan, where appropriate. In addition, we are seeking patent protection for key technology and business processes of our business. The laws of some foreign jurisdictions provide less protection than the laws of the United States for our proprietary rights. Unauthorized use of our intellectual property could have a material adverse effect on us and there can be no assurance that our legal remedies would adequately compensate us for the damages to our business caused by such use.

        We rely on a number of third-party and jointly developed software licenses which are material to our business. These include the TPF operating system software that we license from IBM and that supports our core GDS technology. The IBM license expires in June 2008. In addition, we developed e-Pricing® jointly with Expedia and share intellectual property rights in this application.

        The estimated amount spent on company-sponsored research and development activities was $9.6 million, $10.1 million and $12.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. The estimated amount spent on customer-sponsored research and development activities was $5.0 million, $5.5 million and $5.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

MANAGEMENT

Directors and Executive Officers

        We are a holding company, whose stockholders include CVC, OTPP, their respective affiliates and members of our senior management.

        Our executive officers and directors are as follows:

Name	Age	Position
Rakesh Gangwal	50	Chairman, President and Chief Executive Officer and Director
M. Gregory O'Hara	38	Executive Vice President—Corporate Planning and Development and Director
Ninan Chacko	39	Senior Vice President—e-Commerce and Product Planning
David A. Lauderdale	43	Chief Technology Officer and Senior Vice President—Technical Operations
Michael B. Parks	44	Senior Vice President and General Manager—Worldwide Travel Distribution
Susan J. Powers	53	Chief Information Officer and Senior Vice President—Worldwide Product Solutions
Jeffrey C. Smith	52	General Counsel, Secretary and Senior Vice President—Human Resources
Michael S. Wood	49	Senior Vice President and Chief Financial Officer
Paul Blackney	57	Director
Shael J. Dolman	32	Director
Ian D. Highet	39	Director
James W. Leech	56	Director
Dean G. Metcalf	48	Director
Paul C. Schorr IV	37	Director
Joseph M. Silvestri	42	Director
David F. Thomas	54	Director

        Rakesh Gangwal, Chairman, President and Chief Executive Officer and Director.    Mr. Gangwal has been our Chairman, Chief Executive Officer and President since June 2003. From August 2002 to June 2003, Mr. Gangwal was involved in various consulting projects, including work in connection with the Acquisition. From December 2001 to July 2002, Mr. Gangwal was involved in a variety of business endeavors, including private equity projects and consulting projects. From November 1998 to November 2001, Mr. Gangwal was President and Chief Executive Officer of U.S. Airways Group. From May 1998 to November 2001, Mr. Gangwal was President and Chief Executive Officer of U.S. Airways, Inc. From February 1996 to May 1998, Mr. Gangwal was President and Chief Operating Officer of U.S. Airways Group. U.S. Airways filed for voluntary bankruptcy under Chapter 11 in August 2002, nine months after Mr. Gangwal's departure, and emerged from bankruptcy in March 2003. From 1994 to 1996, Mr. Gangwal was Executive Vice President of Planning and Development for Air France. From 1984 to 1994, he held a variety of executive management positions at United Air Lines, including Senior Vice President of Planning between 1992 and 1994. Mr. Gangwal holds a Bachelor of Technology in mechanical engineering from The Indian Institute of Technology, Kanpur, India and holds an MBA from the University of Pennsylvania's Wharton School. Mr. Gangwal is a director of Boise Cascade Corporation.

        M. Gregory O'Hara, Executive Vice President—Corporate Planning and Development and Director.    Mr. O'Hara has been our Executive Vice President—Corporate Planning and Development since June 2003. From 2000 until June 2003, Mr. O'Hara worked on a variety of private equity projects. He served as a Senior Vice President of Sabre, Inc. from 1997 to 2000, where he was responsible for deal initiation, strategy and design function. From 1995 to 1996, Mr. O'Hara was an Associate with Perot Systems Corporation. From 1991 to 1995, he was the President and Founder of Advanced Systems International. Mr. O'Hara holds an MBA from Vanderbilt University.

        Ninan Chacko, Senior Vice President—e-Commerce and Product Planning.    Mr. Chacko has been our Senior Vice President—e-Commerce and Product Planning since January 2004 and our Senior Vice President—Product Planning since October 2003. From 2002 to October 2003, Mr. Chacko served as Senior Vice President of Emerging Business at Sabre Holdings, Inc. From 1997 to 2002, Mr. Chacko served in a variety of management roles at Sabre Inc., including Senior Vice President of Marketing for Travel Marketing and Distribution. Mr. Chacko holds Bachelor of Science and Master of Science degrees in aerospace engineering from the University of Kansas. He also graduated from Harvard Business School's Advanced Management Program.

        David A. Lauderdale, Chief Technology Officer and Senior Vice President—Worldwide Technical Operations.    Mr. Lauderdale has been with us since 1993, most recently serving as our Chief Technology Officer and Senior Vice President—Worldwide Technical Operations. From 1997 to 2001, Mr. Lauderdale served as our Director—Worldwide E-Commerce and Communications Infrastructure, where he initiated and led the effort to TCP/IP-enable our global distribution network. From 1996 to 1997, Mr. Lauderdale served as our Director—Communications Software. From 1994 to 1996, Mr. Lauderdale was our Director—Computer Operations. Prior to joining us in 1993, Mr. Lauderdale served as Manager—Technical Services for PARS Service Partnership.

        Michael B. Parks, Senior Vice President and General Manager—Worldwide Travel Distribution.    Mr. Parks has been our Senior Vice President and General Manager—Worldwide Travel Distribution since 2000. From 1997 to 2000, Mr. Parks served as Senior Vice President, Electronic Travel Distribution for Europe, the Middle East and Africa at Sabre. While in this position at Sabre, he directed all aspects of Sabre's electronic travel distribution initiatives, including marketing, sales and product management activities throughout that region of the world. From 1993 to 1997, Mr. Parks served as Senior Vice President for Sabre's Latin American and Caribbean division. Mr. Parks joined Sabre in 1993 after holding various travel technology and sales management positions with Galileo and United Air Lines in North America, Europe and Latin America. He holds a Bachelor of Arts in public administration and political science, as well as a licenciado in inter-American studies from the University of the Pacific.

        Susan J. Powers, Chief Information Officer and Senior Vice President—Worldwide Product Solutions.    Ms. Powers joined us in 1993 and is currently our Chief Information Officer and Senior Vice President—Worldwide Product Solutions. From 1996 to 2001, she served as our Senior Vice President—Worldwide E-Commerce and Vice President—Sales. From 1993 to 1996, she served as our Vice President—Product and Associates Marketing. From 1991 to 1993, Ms. Powers was Director of Marketing and Distribution for Northwest. Ms. Powers holds a Bachelor of Science in mathematics from Southern Illinois University and an MBA from Northern Illinois University.

        Jeffrey C. Smith, General Counsel, Secretary and Senior Vice President—Human Resources.    Mr. Smith joined us as our General Counsel, Secretary and Senior Vice President—Human Resources in March 2004. From 2001 to 2003, Mr. Smith served as General Counsel, Corporate Secretary and Chief Human Resources Officer for Cincinnati Bell Inc. (formerly Broadwing Inc.). From 1999 to 2001, he served as Chief Legal and Administrative Officer of Broadwing Inc. From 1997 to 1999, Mr. Smith served as Senior Vice President, Chief Administrative Officer, General Counsel and Secretary at IXC Communications, Inc. before its acquisition by Cincinnati Bell Inc. From 1985 to 1996, Mr. Smith served with The Times Mirror Company, beginning as senior staff counsel and ultimately as Vice President—Planning and Development for the Times Mirror Training Group. He holds a juris doctor from the University of California, Hastings College of the Law, an MBA from Pepperdine University and a Bachelor of Science in business administration from Lewis and Clark College.

        Michael S. Wood, Senior Vice President and Chief Financial Officer.    Mr. Wood joined us as our Senior Vice President and Chief Financial Officer in February 2004. Prior to joining us, Mr. Wood served as Senior Vice President and General Manager-Emerging Technologies at ChoicePoint. From February 2000 to May 2002, he served as Senior Vice President and Chief Financial Officer at ChoicePoint, responsible for finance, investor relations, human resources and administration. From February 1992 to January 2000, Mr. Wood served in various management roles, including Chief Financial Officer, at Lane Bryant, a division of The Limited, Inc. Prior to this, he served in various financial and auditing roles at General Electric and Primerica Corporation. Mr. Wood holds a Bachelor of Science in accounting from Villanova University and an MBA from Loyola College.

        Paul J. Blackney, Director.    Mr. Blackney was our President and Chief Executive Officer from 1999 until June 2003. Upon the closing of our acquisition by WTI, Mr. Blackney stepped down as our President and Chief Executive Officer and has continued as a member of our Board of Directors. In addition, Mr. Blackney is presently acting as a consultant to us. From February 1999 to October 1999, Mr. Blackney was the Senior Vice President—Publishing & Business Services at the American Medical Association. From July 1997 to February 1999, he was the Chief Executive Officer of The Fort Street Company. From 1993 to 1997, Mr. Blackney was the Chief Executive Officer of Apollo Travel Services. Prior to that, he was Senior Vice President of Business Operations for Covia Partnership (which subsequently combined with Galileo). Mr. Blackney holds a Bachelor of Arts in political science from the University of Michigan.

        Shael J. Dolman, Director.    Mr. Dolman is a Portfolio Manager at the private equity arm of OTPP. Mr. Dolman joined OTPP in 1997 after working in Commercial and Corporate Banking at a Canadian chartered bank. Mr. Dolman received his Bachelor of Arts from University of Western Ontario and his MBA from McGill University.

        Ian D. Highet, Director.    Mr. Highet is a Partner at CVC. He joined CVC in 1998 after working in mergers and acquisitions at Primedia (formerly K-III Communications). Mr. Highet received his Bachelor of Arts (cum laude) from Harvard College and his MBA from Harvard Business School. He is a director of Valor Telecommunications, LLC.

        James W. Leech, Director.    Mr. Leech is a Senior Vice President at the private equity arm of OTPP. He joined OTPP in 2001. Previously, he was President and CEO of InfoCast Corporation, an Application Service Provider in the eLearning and Call Centre businesses, (1999 - 2001); Vice-Chair and Co-Founder of Kasten Chase Applied Research Inc., a data security company (1992 - 2001); and President and CEO of Union Energy Inc., one of North America's largest energy companies (1986 - 1992). From 1979 to 1988, Mr. Leech was President of Unicorp Canada Corporation, one of Canada's first public merchant banks. Mr. Leech graduated from the Royal Military College of Canada with a BSc. (Honours Mathematics and Physics) and holds an MBA from Queen's University. His directorships include Yellow Pages Group, Chemtrade Logistics Inc, Harris Steel Group Inc. and Maple Leaf Sports & Entertainment Ltd.

        Dean G. Metcalf, Director.    Mr. Metcalf is a Vice President at the private equity arm of OTPP. He joined OTPP in 1991. Previously, he worked in commercial and corporate lending for several years and, in particular, provided acquisition financing for mid-market buyouts. Mr. Metcalf received a BA and MBA from York University. He is a director of Shoppers Drug Mart Corporation, Maple Leaf Sports & Entertainment Ltd. and Yellow Pages Group.

        Joseph M. Silvestri, Director.    Mr. Silvestri is a Partner at CVC. He joined CVC in 1990 after working at Lamar Companies in private equity investments. Mr. Silvestri received his B.S. from Pennsylvania State University and his MBA from Columbia Business School. He is a director of Euramax International, Inc., MacDermid, Incorporated and The Triumph Group, Inc.

        Paul C. Schorr IV, Director.    Mr. Schorr is a Managing Partner at CVC. He joined CVC in 1996 after working as a consultant with McKinsey & Company, Inc. Mr. Schorr received his Bachelor of Science in Foreign Service (magna cum laude) from Georgetown University's School of Foreign Service and MBA with Distinction from Harvard Business School. He is a director of AMI Semiconductor Inc., ChipPac Inc. and Fairchild Semiconductor International, Inc.

        David F. Thomas, Director.    Mr. Thomas is the President of CVC. He joined CVC in 1980. Previously, he held various positions with Citibank's Transportation Finance and Acquisition Finance Groups. Prior to joining Citibank, Mr. Thomas was a certified public accountant with Arthur Andersen & Co. Mr. Thomas received degrees in finance and accounting from the University of Akron. He is a director of Flender GmbH and Winergy AG.

Board Composition

        The stockholders agreement among CVC, certain of its affiliates, OTPP and other stockholders of WTI which was entered into June 2003 provides that our board of directors will consist of ten members, including five designees of CVC, three designees of OTPP, our President and Chief Executive Officer and one additional member, who currently is Paul J. Blackney. These rights of designation will expire when the initial ownership of these stockholders falls below defined ownership thresholds. Pursuant to the stockholders agreement, the board of directors may not take certain significant actions without the approval of each of CVC and OTPP for so long as such stockholders, and their permitted transferees under the stockholders agreement, hold a defined ownership threshold.

Board Committees

        The board of directors has an audit committee and a human resources committee. The audit committee consists of Messrs. Highet, Metcalf and Thomas. The audit committee reviews our financial statements and accounting practices and make recommendations to our board of directors regarding the selection of independent auditors.

        The human resources committee of the board of directors consists of Messrs. Leech, Schorr and Silvestri. The human resources committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administer our employee benefit plans.

Compensation of Directors

        Directors who are also our employees will not receive compensation for service on our board of directors. Each of our other directors, except for Mr. Blackney, will receive an annual board fee of $40,000, meeting fees, and other normal and customary compensation for their service on the board of directors of WTI. Mr. Blackney, who is not a director of WTI, will receive compensation for services performed under his consulting agreement, as described below under "Management—Consulting Agreements."

Code of Ethics for Financial Professionals

        Our Code of Ethics for Financial Professionals applies to our Chairman, President and Chief Executive Officer and all professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. The Code of Ethics for Financial Professionals is posted on our Internet website at http://www.worldspan.com. Any waivers of the application of our Code of Ethics for Financial Professionals to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed promptly on our website. Any amendment of the Code of Ethics for Financial Professionals will also be disclosed promptly on our website.

Compensation of Executive Officers

        The following table summarizes compensation awarded or paid by us during 2003, 2002 and 2001 to our current Chief Executive Officer, our former Chief Executive Officer and our four next most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Payouts
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards		LTIP Payouts(3)	All Other Compensation(4)
Rakesh Gangwal Chairman, President and Chief Executive Officer	2003 2002 2001	$500,000 — —	$500,000 — —	$71,561 — —	$862,500 — —	(5)	— — —	$646,203 — —
Paul J. Blackney Former President and Chief Executive Officer	2003 2002 2001	206,500 401,603 384,519	136,500 1,647,870 425,000	— — —	— — —		498,462 184,462 345,000	6,772,036 3,096 3,225
Douglas L. Abramson Former Senior Vice President—Legal and Human Resources, General Counsel and Secretary	2003 2002 2001	285,145 273,158 242,281	169,398 1,020,128 382,067	— — —	— — —		241,965 74,805 152,852	2,655,237 4,799 4,770
Susan J. Powers Senior Vice President—Worldwide Product Solutions	2003 2002 2001	263,501 247,352 219,808	216,676 933,099 346,875	— — —	— — —		224,115 68,580 138,750	2,655,113 4,892 4,696
Dale Messick Former Senior Vice President and Chief Financial Officer	2003 2002 2001	221,340 207,654 185,617	131,797 784,805 292,377	— — —	— — —		188,257 57,607 117,001	2,653,899 4,293 3,985
Michael B. Parks Senior Vice President and General Manager—Worldwide Travel Distribution	2003 2002 2001	224,344 222,168 207,108	189,916 634,338 103,350	— — —	— — —		183,225 17,804 —	2,652,626 4,716 994

(1)
The amounts reported as "Bonus" for 2003, 2002 and 2001 include bonuses paid as executive incentive compensation. The amounts reported as "Bonus" for 2002 include payments on retention bonuses. The amounts reported as "Bonus" for 2002 and 2001 include payments on an equity recognition bonus. The executive incentive compensation bonuses paid for the years ended December 31, 2003, 2002 and 2001, respectively, were as follows: Mr. Gangwal—$500,000, $0 and $0; Mr. Blackney—$136,500, $597,870 and $225,000; Mr. Abramson—$169,398, $359,624 and $134,063; Ms. Powers—$216,676, $333,099 and $121,875; Mr. Messick—$131,797, $279,803 and $102,375 and Mr. Parks—$189,916, $286,218 and $103,350. The retention bonus payments for the year ended December 31, 2002 were as follows: Mr. Blackney $1,050,000; Mr. Abramson—$412,500; Ms. Powers—$375,000; Mr. Messick—$315,000; and Mr. Parks—$348,120. The equity recognition bonuses were earned at the earlier of (i) a change-in-control of the company; (ii) an initial public offering of our common stock; or (iii) June 30, 2001 and entitled the named executive officer to a bonus equal two (2) times his or her salary. See "Certain Relationships and Related Transactions—Management Retention Agreements" for more information on change-in-control provisions. Fifty percent (50%) of the bonus was paid in 2001 and fifty percent (50%) was due to be paid in 2002. The equity recognition bonus payments for the years ended December 31, 2002 and 2001, respectively, were as follows: Mr. Abramson—$248,004 and $248,004; Ms. Powers—$225,000 and $225,000; and Mr. Messick—$190,002 and $190,002. The equity recognition bonuses were awarded based upon continued employment on June 30, 2001 and not due to any change-in-control of the company. In 2001, Mr. Blackney received an additional bonus in the amount of $200,000.

(2)
The $71,561 reported as "Other Annual Compensation" for Mr. Gangwal for 2003 consisted of $62,561 of expenses related to Mr. Gangwal's relocation to our headquarters and a car allowance of $9,000. The value of certain perquisites and other personal benefits for the other named executive officers is not included in the amounts disclosed because it did not exceed for any such named executive officer the lesser of $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(3)
Our long-term executive incentive compensation programs in place for the years ended December 31, 2003, 2002 and 2001 provided for the payment of cash bonuses to our executives based upon the attainment of pre-established performance goals over three-year cycles. At the end of each three-year cycle, provided that the executive remained employed by us through the date of payment, the executive received half of any bonus earned on account of such three-year cycle. The second half of the bonus was paid the following year, again, provided that the executive remained employed by us through the date of payment. In connection with the Acquisition, we made accelerated final payments to Messrs. Blackney, Abramson, Messick and Parks and Ms. Powers for the second half of the bonuses due under the 2000 Long-Term Program. In addition, we made accelerated final payments to Messrs. Blackney, Abramson, Messick and Parks and Ms. Powers of prorated amounts due under our 2001, 2002 and 2003 programs. These final payments were as follows: Mr. Blackney—$498,462; Mr. Abramson—$241,965; Ms. Powers—$224,115; Mr. Messick—$188,257; Mr. Parks—$183,225. Mr. Blackney's bonus for 2002 consisted of $120,000 as payment of the second half of the bonus due to him on account of the three-year cycle ending in 2001 and $64,462 as payment of the first half of the bonus due to him on account of the three-year cycle ending in 2002. Mr. Blackney's bonus for 2001 consisted of $225,000 as payment for the second half of the bonus due to him on account of the three-year cycle ending in 2000 and $120,000 as payment of the first half of the bonus due to him on account of the three-year cycle ending in 2001. Mr. Abramson's bonus for 2002 consisted of $41,250 as payment of the second half of the bonus due to him on account of the three-year cycle ending in 2001 and $33,555 as payment of the first half of the bonus due to him on account of the three-year cycle ending in 2002. Mr. Abramson's bonus for 2001 consisted of $111,602 as payment of the second half of the bonus due to him on account of the three-year cycle ending in 2000 and $41,250 as payment of the first half of the bonus due to him on account of the three-year cycle ending in 2001. Ms. Powers' bonus for 2002 consisted of $37,500 as payment of the second half of the bonus due to her on account of the three-year cycle ending in 2001 and $31,080 as payment of the first half of the bonus due to her on account of the three-year cycle ending in 2002. Ms. Powers' bonus for 2001 consisted of $101,250 as payment for the second half of the bonus due to her on account of the three-year cycle ending in 2000 and $37,500 as payment of the first half of the bonus due to her on account of the three-year cycle ending in 2001. Mr. Messick's bonus for 2002 consisted of $31,500 as payment of the second half of the bonus due to him on account of the three-year cycle ending in 2001 and $26,107 as payment of the first half of the bonus due to him on account of the three-year cycle ending in 2002. Mr. Messick's bonus for 2001 consisted of $85,501 as payment of the second half of the bonus due to him on account of the three-year cycle ending in 2000 and $31,500 as payment of the first half of the bonus due to him on account of the three-year cycle ending in 2001. Mr. Parks' bonus for 2002 consisted of $17,804 as payment of the first half of the bonus due to him on account of the three-year cycle ending in 2002.

(4)
Includes (a) the compensation element of our group life insurance program for the years ended December 31, 2003, 2002 and 2001, (b) our contributions to individual 401(k) plan accounts for the years ended December 31, 2003, 2002 and 2001, (c) payments made to Messrs. Blackney, Abramson, Messick and Parks and Ms. Powers in connection with the Acquisition and (d) a payment of $637,500 made to Mr. Gangwal to cover federal, state and local withholding tax requirements relating to the grant of 2,702,500 restricted shares of Common Stock. The compensation element of our group life insurance program for the year ended December 31, 2003, 2002 and 2001 respectively, were as follows: Mr. Gangwal—$1,770, $0 and $0; Mr. Blackney—$1,548, $3,096 and $3,225; Mr. Abramson—$1,999, $1,656 and $1,725; Ms. Powers—$1,861, $1,656 and $1,656; Mr. Messick—$584, $626 and $585; and Mr. Parks—$738, $716 and $703. Our contributions to individual 401(k) plan accounts for the years ended December 31, 2003, 2002 and 2001, respectively, were as follows: Mr. Gangwal—$6,933, $0 and $0; Mr. Abramson—$3,924, $3,143 and $3,045; Ms. Powers—$3,938, $3,236 and $3,040; Mr. Messick—$4,000, $3,667 and $3,400; and Mr. Parks—$2,572, $4,000 and $291. In 2003, pursuant to the terms of his employment agreement, upon his resignation as President and Chief Executive Officer following the closing of the Acquisition, Mr. Blackney received payments totaling $1,473,406 in severance payments and accrued benefits. In 2003, pursuant to the terms of each of their employment agreements, Messrs. Blackney, Abramson, Messick and Parks and Ms. Powers received the following change-in-control payments following the closing of the Acquisition: Mr. Blackney—$5,298,630; Mr. Abramson—$2,649,315; Ms. Powers—$2,649,315; Mr. Messick—$2,649,315 and Mr. Parks—$2,649,315.

(5)
On June 30, 2003, Mr. Gangwal was granted 2,702,500 shares of Common Stock. The restricted stock will vest in five equal installments on each of the first five anniversaries of the grant, subject to Mr. Gangwal's continuous employment with us. On December 31, 2003, the shares granted had a value of $862,500. Mr. Gangwal is entitled to any dividends and other distributions paid with respect to our Common Stock; provided that, if the dividend or distribution is paid in shares of our Common Stock or other securities or property, such shares, securities or property shall be subject to the same restrictions as the shares with respect to which they were paid.

Option Grants During Year Ended December 31, 2003

        The following table sets forth information regarding stock options granted during the fiscal year 2003 to our executive officers and former executive officers named below:

Option Grants During the Year Ended December 31, 2003

		Percentage of Total Options Granted to Employees in 2003(1)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted
Name			Exercise Price per Share(2)	Expiration Date
					5%	10%
Rakesh Gangwal	750,000 750,000	20.5 20.5%	$2.11 7.30	6/30/2013 6/30/2013	$149,895 —	$380,843 —
Paul J. Blackney	0	0.0	—	—	—	—
Douglas L. Abramson	0	0.0	—	—	—	—
Susan J. Powers	40,000 40,000	1.1 1.1	2.11 7.30	12/31/2013 12/31/2013	7,994 —	20,312 —
Dale Messick	40,000 40,000	1.1 1.1	2.11 7.30	8/13/2013 8/13/2013	7,994 —	20,312 —
Michael B. Parks	30,000 30,000	0.8 0.8	2.11 7.30	8/13/2013 8/13/2013	5,996 —	15,234 —

(1)
Options to purchase a total of 3,660,000 shares of Common Stock were issued in 2003.

(2)
The options granted in 2003 consisted of "Series 1" and "Series 2" options. The Series 1 options were issued with an initial exercise price of $2.11 per share, which is scheduled to decrease to $0.32 per share in six month increments over a period of four and a half years from the grant date. The Series 2 options were issued with an initial exercise price of $7.30 per share, which is scheduled to decrease to $5.29 per share in six month increments over a period of five years from the grant date. If all of the WTI Preferred Stock is redeemed or repurchased, or is exchanged for shares of WTI Class A Common Stock, the option exercise price then in effect shall remain in effect for the term of this option. The exercise price per share is given as of December 31, 2003.

(3)
As of December 31, 2003. The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of our Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The fair market value of our Common Stock on the date of grant was approximately $0.32 per share.

Aggregate Option Exercises in 2003 and Year-Ended Values

        The following table sets forth information regarding 2003 fiscal year-end option values for each of the executive officers and former executive officers named below:

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End
					Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
	Number of Shares Acquired on Exercise
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Rakesh Gangwal	—	—	—	1,500,000	—	$0
Paul J. Blackney	—	—	—	—	—	—
Douglas L. Abramson	—	—	—	—	—	—
Susan J. Powers	—	—	—	80,000	—	0
Dale Messick	—	—	—	80,000	—	0
Michael B. Parks	—	—	—	60,000	—	0

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2003 regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	3,625,000	$4.71	3,921,500
Total	3,625,000	$4.71	3,921,500

(1)
As of December 31, 2003.

(2)
Consists of options to purchase 2,375,000 shares of our Common Stock and 1,546,500 restricted shares of our Common Stock issuable under our stock incentive plan.

Stock Incentive Plan

        Under the WTI stock incentive plan, WTI offers restricted shares of its Class A Common Stock and grants options to purchase shares of its Class A Common Stock to selected management employees. The purpose of the stock incentive plan is to promote our long-term financial success by attracting, retaining and rewarding eligible participants. WTI has reserved 12,580,000 shares of Class A Common Stock for issuance under the stock incentive plan. After giving effect to issuances of restricted stock and options through March 31, 2004, 189,001 shares of Class A Common Stock are available for issuance as restricted stock under the stock incentive plan and options to purchase 2,213,000 shares of Class A Common Stock may be granted under the stock incentive plan.

        The stock incentive plan is administered by the human resources committee. If at any time there is not any human resources committee serving, the board of directors of WTI will administer the stock incentive plan. The human resources committee has discretionary authority to determine which employees will be eligible to participate in the stock incentive plan and will consider participants recommended by our President and Chief Executive Officer. The human resources committee will establish the terms and conditions of the restricted stock and options awarded under the stock incentive plan. However, in no event may the exercise price of any options granted or (except for certain initial grants of restricted stock made at the closing of the Acquisition) the purchase price for restricted stock offered under the stock incentive plan be less than the fair market value of the underlying shares on the date of grant.

        The stock incentive plan permits WTI to grant both incentive stock options and non-qualified stock options. The human resources committee will determine the number and type of options granted to each participant, the exercise price of each option, the duration of the options (not to exceed ten years), vesting provisions and all other terms and conditions of such options in individual option agreements. However, the human resources committee will not be permitted to exercise its discretion in any way that will disqualify the stock incentive plan under Section 422 of the Code. The stock incentive plan provides that upon termination of employment with us, unless determined otherwise by the human resources committee at the time options are granted, the exercise period for vested options will generally be limited, provided that vested options will be canceled immediately upon a termination for cause. The stock incentive plan provides for the cancellation of all unvested options upon certain terminations of employment with us, unless determined otherwise by the human resources committee at the time options are granted. We do not have the ability to repurchase options, but shares acquired on exercise may generally be repurchased at WTI's option following termination of employment with us prior to an initial public offering, unless otherwise determined by the human resources committee at the time of grant.

        The stock incentive plan also permits WTI to offer participants restricted stock at a purchase price that is at least equal to the fair market value of a share of Common Stock on the date of purchase (except for certain initial grants of restricted stock made at the closing of the Acquisition). The human resources committee will determine the number of shares of restricted stock offered to each participant, the purchase price of the shares of restricted stock, the period the restricted stock is unvested and subject to forfeiture and all other terms and conditions applicable to such restricted stock in individual restricted stock subscription agreements. The stock incentive plan provides that WTI may repurchase restricted stock upon a participant's termination of employment, unless determined otherwise by the human resources committee at the time of acquisition. CVC and OTPP may repurchase any restricted stock not repurchased by WTI, unless otherwise determined by the human resources committee at the time of acquisition. All shares of restricted stock offered, and all shares acquired upon exercise of options granted, under the stock incentive plan will be subject to the stockholders agreement described below under "Certain Relationships and Related Transactions—Stockholders Agreement" and the registration rights agreement described below under "Certain Relationships and Related Transactions—Registration Rights Agreement."

        The stock incentive plan provides that upon a change-in-control, unless otherwise determined by the human resources committee in an award agreement, all forfeiture conditions imposed on the restricted stock will lapse, and each outstanding service option and each performance option that is exercisable on or prior to the change-in-control shall be canceled in exchange for a payment in cash of an amount equal to the excess of the change in control price over the option price. Alternatively, unless determined otherwise by the human resources committee in an award agreement, the human resources committee may determine that in the event of a change in control, such restricted stock and options shall be honored or assumed, or new rights substituted therefor by the surviving employer on a substantially similar basis and in accordance with the terms and conditions of the stock incentive plan.

Pension Plans

        We sponsor a defined benefit plan, the Worldspan Employees' Pension Plan, or Pension Plan, which is intended to qualify under section 401 of the Internal Revenue Code. The Pension Plan covers U.S. salaried and hourly employees hired before January 1, 2002 who are at least 18 years of age and who have completed at least one year of service. The Pension Plan does not permit any employees hired after December 31, 2001 to participate in the Pension Plan. Effective December 31, 2003, to reduce ongoing pension costs, we froze all further benefit accruals under the Pension Plan. Employees who had already become participants in the Pension Plan will, however, continue to receive vesting credit for their future years of service for purposes of determining vesting of their frozen accrued benefit. Similarly, future service with us will be taken into consideration for purposes of determining a participant's eligibility to receive early retirement and similar benefits which are conditioned on the number of a participant's years of service. However, only years of service and earnings history prior to January 1, 2004, will be considered for determining the amount of accrued benefit. The benefits under this plan are based primarily on years of service and remuneration near retirement. Vesting will occur after an employee has completed five years of service.

        The Pension Plan provides normal retirement benefits at age 65 determined generally as 60% of the participant's average monthly compensation for the 60 consecutive calendar months which return the highest average, multiplied by a fraction (not to exceed one) the numerator of which is the participant's years of service and the denominator is 30. The Pension Plan offsets 50% of the employee's social security benefit (or if less 30% of the employee's average monthly compensation) multiplied by a fraction (not to exceed one) the numerator of which is the participant's years of service and the denominator is 30. Under the terms of the Pension Plan, the average monthly compensation of an employee includes only compensation reportable on an IRS Form W-2 and specifically does not include payments from or deferrals to any deferred compensation plan established by Worldspan.

        An employee who has reached age 52 and completed at least 10 years of service may elect to retire early with reduced benefits. The normal form of benefit under the Pension Plan for an unmarried participant is a single life annuity and for a married participant is a joint and 50% survivor annuity. Other optional forms of benefit, which provide for actuarially reduced pensions, are also available. Under federal law for 2003, benefits from the Pension Plan are limited to $160,000 per year and may be based only on the first $200,000 of a participant's annual compensation.

        Additionally, we sponsor the Worldspan Retirement Benefit Restoration Plan, or Restoration Plan, a non-qualified supplemental pension plan. In addition to other eligible employees, all of the named executive officers other than Mr. Gangwal participate in the Restoration Plan. This plan provides benefits on the same basis as the Pension Plan; however, the executives accrue benefits without regard to the federal limits on benefits and compensation imposed on qualified plans. Certain of our executive officers' management retention agreements provided for the attribution of additional years of service or age in calculating benefits under the Restoration Plan. Additionally, deferrals to a deferred compensation plan established by us are included in calculating the executive's average monthly compensation. All benefits offered under the Restoration Plan will be offset by the benefits the executive receives under the Pension Plan. A rabbi trust arrangement has been established to pay benefits under the Restoration Plan, but participants in the Restoration Plan remain unsecured general creditors of ours. The rabbi trust is currently unfunded. Effective December 31, 2003, to reduce ongoing costs, we froze all further benefit accruals under the Restoration Plan. Employees who had already become participants in the Restoration Plan will, however, continue to receive vesting credit for their future years of service for purposes of determining vesting of their frozen accrued benefit. Similarly, future service with us will be taken into consideration for purposes of determining a participant's eligibility to receive early retirement and similar benefits which are conditioned on the number of a participant's years of service.

        For illustration purposes, the following table shows estimated combined maximum annual retirement benefits payable under our Pension Plan and our Restoration Plan to our executive officers who retire at age 65, assuming the executive officers receive their benefit as a single life annuity, without survivor benefits.

	Years of Service
Final Average Compensation
	5	10	15	20	25	30
$150,000	$13,215	$26,430	$39,645	$52,860	$66,075	$79,290
200,000	18,215	36,430	54,645	72,860	91,075	109,290
250,000	23,215	46,430	69,645	92,860	116,075	139,290
300,000	28,215	56,430	84,645	112,860	141,075	169,290
350,000	33,215	66,430	99,645	132,860	166,075	199,290
400,000	38,215	76,430	114,645	152,860	191,075	229,290
500,000	48,215	96,430	144,645	192,860	241,075	289,290
600,000	58,215	116,430	174,645	232,860	291,075	349,290
700,000	68,215	136,430	204,645	272,860	341,075	409,290

        As of December 31, 2003, Messrs. Abramson, Blackney, Messick and Parks and Ms. Powers respectively had 28.75, 2.5, 9.5, 2.5 and 12.25 years of service credited under the Pension Plan.

        As of December 31, 2003, the fair market value of the Pension Plan's assets was $164.0 million. Its FAS 87 accumulated benefit obligation, or ABO, was $180.0 million and its projected benefit obligation, or PBO, was $180.0 million. Accordingly, the Pension Plan's ABO exceeded its assets by $16.0 million and its PBO exceeded its assets by $16.0 million.

401(k) Plan

        We sponsor a defined contribution plan, the Worldspan Retirement Savings Plan, or 401(k) Plan, intended to qualify under section 401 of the Internal Revenue Code. Substantially all of our U.S. employees are eligible to participate in the 401(k) Plan on the first day of the month in which the employee has attained 18 years of age and 30 days of employment. Employees may make pre-tax contribution of 1% - 20% of their eligible compensation, not to exceed the limits under the Internal Revenue Code. During the year ended December 31, 2003, we matched 50% of the employee contributions, up to a maximum of 4% of the employee's eligible compensation. Effective December 31, 2003, we increased the employer match to 100% of the employee contributions, to a maximum of 5% of each eligible employee's compensation. Employees may direct their investments among various pre-selected investment alternatives. Each employee is at all times 100% vested in his or her benefits under the 401(k) Plan, including the employer match.

        We have a Supplemental Savings Program for key management employees designated by us whose contributions are limited under the 401(k) Plan by various provisions of the Internal Revenue Code. This program will provide benefits on the same basis as the 401(k) Plan; however, contributions may be made to the Supplemental Savings Program without regard to the federal limits on compensation and contributions imposed on qualified plans. The employer match offered under the Supplemental Savings Program will apply only to amounts contributed by the executive to the Supplemental Savings Program. This employer match will be fully grossed-up to account for any federal, state or other taxes that may be imposed. All employer and employee contributions to the Supplemental Savings Program will be placed in segregated accounts, in the name of the participant, and will not be subject to our creditors. Accordingly, all contributions will be immediately taxable to each participant, and we will receive a compensation deduction equal to the amount of all such contributions.

2003 Executive Incentive Compensation Program

        In 2003, we had in place an Executive Incentive Compensation Program, or EICP, that was designed to motivate participants to achieve strategic goals and to attract, reward and retain key executives. The EICP sought to accomplish these goals by allowing eligible employees to receive cash awards by achieving certain pre-established company and individual based goals. The EICP had two components, a short-term incentive program, or 2003 Short-Term Program, and a long-term incentive program, or 2003 Long-Term Program. We also maintained liability for bonuses payable under our 2000, 2001 and 2002 Long-Term Programs, which were substantially similar to the 2003 Long-Term Program. In addition to other eligible employees, all of the named executive officers other than Mr. Gangwal participated in both components of the EICP. The EICP is administered and governed by the members of the Worldspan Board human resources committee and the President and CEO. The administrators of the EICP are referred to in this prospectus as the Governing Committee.

2003 Short-Term Program

        The purpose of the 2003 Short-Term Program was to provide eligible employees with an incentive for excellence in individual performance and to promote teamwork among our key employees, which is essential for us to realize our annual business objectives. The 2003 Short-Term Program was designed to accomplish these goals by allowing eligible employees to share in our success by receiving monetary awards upon the attainment of pre-established performance goals. These awards are based upon a percentage of the employee's base salary.

        Administration and Implementation.    The 2003 Short-Term Program was administered by a committee consisting of the President and CEO, the Senior Vice President and Chief Financial Officer and the Senior Vice President Human Resources, General Counsel and Secretary. These individuals are referred to in this prospectus as the Administrative Committee. The Administrative Committee is responsible for overseeing the day-to-day operation of the 2003 Short-Term Program, as well as the selection of key employees to become participants in the 2003 Short-Term Program.

        Eligibility.    Certain of our key employees who were recommended by the President and CEO and who were approved by the Administrative Committee were eligible to participate in the 2003 Short-Term Program.

        Payment of Awards.    Under the terms of their management retention agreements and related deferral agreements, both of which are described in "Management," following the closing of the Acquistion, certain of our executive officers, including each of the named executive officers other than Mr. Gangwal, received accelerated payments of amounts due for the first half of 2003. The remaining payouts under the 2003 Short-Term Program will be made by March 31, 2004 and are not vested until paid. Accordingly, a participant in the 2003 Short-Term Program must be employed on the date bonus payments are made to receive a payment under the 2003 Short-Term Program. However, the Administrative Committee, in its sole discretion may determine that a participant who is not employed on the date of payment may still receive an award. The total payments, including anticipated payments to Ms. Powers and Mr. Parks for the second half of 2003, are reported as "Bonus" in the Summary Compensation Table.

Long-Term Programs

        The purpose of our Long-Term Programs was to recognize and encourage the achievement of our long-term business strategies and objectives. The Long-Term Programs sought to accomplish these goals by allowing eligible employees to share in our success by receiving monetary awards upon the attainment of certain pre-established performance goals. The Long-Term Programs were designed to reward participants for our continued success over three-year business cycles. At the end of the three-

year cycles, awards, if any, were to be based upon a percentage of the employee's base salary. Only a select group of our key employees who were recommended by the Chairman, President and CEO and who were approved by the Administrative Committee were eligible to participate in our Long-Term Programs. These employees included all employees at the level of vice president and above and certain other employees designated by our senior vice presidents and approved by our Chairman, President and Chief Executive Officer.

        Since June 2003, under the terms of their management retention agreements, Messrs. Blackney, Abramson, Messick and Parks and Ms. Powers and certain other executive officers received final payments representing the second half of the bonuses due under the 2000 Long-Term Program and prorated amounts due under the 2001, 2002 and 2003 Long-Term Programs. These final payments are reported as "LTIP Payouts" in the Summary Compensation Table. We intend to terminate the Long-Term Programs for all but one of the other eligible employees and to make final payments for all prorated amounts due as of December 31, 2003 to certain participants. Payouts due to participants under our Long-Term Programs are not vested until paid. Accordingly, a participant in our Long-Term Programs must be employed on the dates bonus payments are made to receive a final payment under the Long-Term Programs. However, the Administrative Committee, in its sole discretion may determine that a participant who is not employed on the date of payment may still receive an award.

Employment Agreements

        Rakesh Gangwal.    Rakesh Gangwal joined us in June 2003. His employment agreement provides for him to serve as our Chairman, President and Chief Executive Officer for a five year initial term, with such initial term automatically extending for additional one year periods unless written notice is given by either of us prior to the termination date. Under this agreement, Mr. Gangwal will receive an annual base salary of $1,000,000, subject to annual merit increases as determined by our board of directors. Under the agreement, Mr. Gangwal is also eligible for an annual performance bonus, with a target payment of 100% of his base salary, adjusted to reflect the actual performance targets achieved. Under the terms of Mr. Gangwal's employment agreement and a side letter agreement, we are also obligated to pay benefits on the same basis as the Pension Plan, which benefits accrued until December 31, 2003 without regard to the federal limits on benefits and compensation imposed on qualified plans. In calculating these benefits, Mr. Gangwal will be credited with 5.5 years of service, and, consistent with our treatment of the participants in our Pension Plan, his average monthly compensation will be frozen as of December 31, 2003. The employment agreement also provides for the equity opportunities described under "Certain Relationships and Related Transactions."

        Upon a change-in-control and a termination of Mr. Gangwal's employment in connection with the change-in-control, he will receive a lump sum payment equal to three times his then current base salary and prior year's performance bonus, and a prorated portion of any performance bonuses and continued participation in our health and welfare benefits plans for 36 months. The agreement provides for tax restoration payments to the extent any of the severance benefits are subject to an excise tax imposed on certain payments made in connection with a change-in-control under the Internal Revenue Code. The agreement also contains a customary non-competition provision lasting two years, a non-solicitation covenant lasting three years and confidentiality covenants. In addition, the agreement provides for reasonable relocation costs or a housing allowance, medical, life and disability insurance and participation in our pension plan (or equivalent benefits). In the event Mr. Gangwal resigns for good reason, as defined in the agreement, or if we terminate his employment for any reason other than for cause, Mr. Gangwal will be entitled to receive base salary for three years and a lump sum payment of a prorated portion of his performance bonus for the year in which he was terminated. In addition, Mr. Gangwal may continue to participate in our health and welfare benefit plans for three years and receive other miscellaneous benefits. In the event of his termination as a result of death or disability, Mr. Gangwal (or his beneficiaries) will be entitled to a lump sum payment of a prorated portion of his performance bonus and continued participation in our group health and welfare benefit plans for 12 months.

        M. Gregory O'Hara.    Gregory O'Hara joined us in June 2003. His employment agreement provides for him to serve as our Executive Vice President of Corporate Planning and Development for a three year initial term, with such initial term automatically extending for additional one year periods unless written notice is given by either of us prior to the termination date. Under this agreement, Mr. O'Hara will receive an annual base salary of $525,000, subject to annual merit increases as determined by our board of directors. Under the agreement, Mr. O'Hara is also eligible for an annual performance bonus, with a target payment of 70% of his base salary, adjusted to reflect the actual performance targets achieved. The agreement also provides for the equity opportunities described under "Certain Relationships and Related Transactions."

        Upon a change-in-control and a termination of Mr. O'Hara's employment in connection with the change-in-control, he will receive a lump sum payment equal to one and one half times his then current base salary and prior year's performance bonus, and a prorated portion of any performance bonus and continued participation in our health and welfare benefit plans for 18 months. The agreement provides for tax restoration payments to the extent any of the severance benefits are subject to an excise tax imposed on certain payments made in connection with a change-in-control under the Internal Revenue Code. The agreement also contains customary non-competition and non-solicitation covenants lasting two years and confidentiality covenants. In addition, the agreement provides for reasonable relocation costs, medical, life and disability insurance and participation in our pension plan (or equivalent benefits). In the event Mr. O'Hara resigns for good reason, as defined in the agreement, or if we terminate his employment for any reason other than for cause, Mr. O'Hara will be entitled to receive base salary for one year and a lump sum payment of a prorated portion of his performance bonus for the year in which he was terminated. In addition, Mr. O'Hara may continue to participate in our health and welfare benefits plans for one year and receive other miscellaneous benefits. In the event of his termination as a result of death or disability, Mr. O'Hara (or his beneficiaries) will be entitled to a lump sum payment of a prorated portion of his performance bonus and continued participation in our health and welfare benefit plans for 12 months.

        Ninan Chacko.    Ninan Chacko joined us in October 2003. His employment agreement provides for him to serve as our Senior Vice President of Product Planning for a three year initial term, with such initial term automatically extending for additional one year periods unless written notice is given by either of us prior to the termination date. Under this agreement, Mr. Chacko will receive an annual base salary of $300,000, subject to annual merit increases as determined by our board of directors. Mr. Chacko is also eligible for an annual performance bonus, with a target payment of between 40% and 50% of his base salary, adjusted to reflect the actual performance targets achieved. The agreement also provides for the equity opportunities described under "Certain Relationships and Related Transactions." Upon entering into this agreement, Mr. Chacko received a $200,000 signing bonus.

        Upon a change-in-control and a termination of Mr. Chacko's employment in connection with the change-in-control, he will receive a lump sum payment equal to one and one half times his then current base salary and prior year's performance bonus, and a prorated portion of any performance bonus and continued participation in our health and welfare benefit plans for 18 months. The agreement provides for tax restoration payments to the extent any of the severance benefits are subject to an excise tax imposed on certain payments made in connection with a change-in-control under the Internal Revenue Code. The agreement also contains customary non-competition and non-solicitation covenants lasting two years and confidentiality covenants. In addition, the agreement provides for reasonable relocation costs, medical, life and disability insurance and participation in our pension plan (or equivalent benefits). In the event Mr. Chacko resigns for good reason, as defined in the agreement, or if we terminate his employment for any reason other than for cause, Mr. Chacko will be entitled to receive base salary for one year and a lump sum payment of a prorated portion of his performance bonus for the year in which he was terminated. In addition, Mr. Chacko may continue to participate in our health and welfare benefits for one year and receive other miscellaneous benefits. In the event of his termination as a result of death or disability, Mr. Chacko (or his beneficiaries) will be entitled to a lump sum payment of a prorated portion of his performance bonus and continued participation in our health and welfare benefit plans for 12 months.

        Other Executive Officers.    We have entered into new employment agreements with Messrs. Lauderdale, Parks, Smith and Wood and Ms. Powers. The initial term of each of the employment agreements is two years, commencing January 1, 2004 in the case of Messrs. Lauderdale and Parks and Ms. Powers, February 16, 2004 in the case of Mr. Wood and March 8, 2004 in the case of Mr. Smith. In each case, the term of the employment agreement automatically extends for an additional one-year period unless either we or the executive officer gives notice of non-renewal at least 90 days before the end of the employment term. Pursuant to each employment agreement, each executive officer will be eligible for annual bonus compensation in accordance with our bonus program. Each employment agreement contains customary non-competition and non-solicitation covenants, in each case lasting 18 months following the executive's termination of employment and confidentiality and non-disparagement covenants.

        Each employment agreement provides that if the executive officer terminates his or her employment for good reason, as defined in the applicable employment agreement, or if we terminate the executive officer's employment without cause, as defined in the applicable employment agreement, the executive officer shall receive severance payments equal to 18 months' base salary and shall continue to receive certain group welfare benefits for 18 months. Each employment agreement also provides that if, within one year following a change in control, as defined in the employment agreement, the executive officer terminates his or her employment for good reason, or if we terminate the executive officer's employment without cause, the executive officer shall be entitled (i) to receive a performance bonus prorated for the portion of the year preceding the change in control, (ii) to receive an amount equal to the sum of the executive officer's base salary plus the bonus received by the executive officer in the preceding year, multiplied by 1.5 and (iii) to continue to receive certain group benefits for 18 months. The employment agreements do not provide for any payments or continued benefits if the executive officer voluntarily resigns or is terminated by us for cause.

Consulting Agreements

        Paul J. Blackney.    In June 2003, Mr. Blackney, our former President and Chief Executive Officer, entered into a consulting agreement with us that provides for him to consult with the President and Chief Executive Officer, speak at travel industry forums, participate in various sales calls, and other services as requested by us. Under this consulting agreement, Mr. Blackney will be paid an annual retainer of $150,000 and annual living expenses of $60,000. The consulting agreement will continue until June 30, 2004 and is renewable as mutually agreed between Mr. Blackney and us.

        Pursuant to his former employment agreement, Mr. Blackney was paid severance payments of 330% of his base salary, 100% of the greater of the forecasted actual level and his target level under the 2003 Short-Term Program and 100% of the greater of the forecasted actual levels and his target levels under each of the 2001, 2002 and 2003 Long-Term Programs. Pursuant to a deferral agreement, Mr. Blackney agreed to defer his receipt of the change-in-control payment equal to $5,000,000 until September 16, 2003 in exchange for an additional $250,000 plus interest for the period from July 7, 2003 through September 16, 2003. In addition, he received any earned but unpaid bonuses under the 2000 Long-Term Program, supplemental retirement benefits, pleasure travel privileges on Delta and Northwest and other miscellaneous benefits. Mr. Blackney's former employment agreement also contains customary non-competition and non-solicitation covenants lasting until June 2005, and confidentiality covenants.

        Douglas L. Abramson.    In connection with his retirement on December 31, 2003, Mr. Abramson, our former Senior Vice President—Human Resources, General Counsel and Secretary, entered into an agreement with us covering consulting services relating to travel technology services, systems, and operations to be provided to us by Mr. Abramson during the period from January 1, 2004 to April 30, 2004. Additionally, Mr. Abramson has represented Worldspan in various meetings with regulatory officials in the U.S., Canada and the E.U. Under this consulting agreement, Mr. Abramson was paid a total of $92,308 in four equal monthly installments for services provided during the term.

        Jesse M. Liebman.    In connection with his retirement on December 31, 2003, Mr. Liebman, our former Senior Vice President—Strategic Planning, entered into a consulting agreement with us covering services to be provided to us by Mr. Liebman during the period from January 1, 2004 to September 30, 2004. Under this consulting agreement, Mr. Liebman will be paid a total of $213,000 in nine equal monthly installments for services provided during the term.

        Dale Messick.    Dale Messick, our former Senior Vice President and Chief Financial Officer, has entered into a consulting agreement with us covering services to be provided to us by Mr. Messick during the period from February 16, 2004 to August 31, 2004. Pursuant to this agreement, Mr. Messick will provide consulting services as requested by our President and Chief Executive Officer, including assisting with the transition of our new Senior Vice President and Chief Financial Officer and providing support to us in connection with an initial public offering of WTI's common stock. Under this consulting agreement, Mr. Messick will be paid a total of $132,300 in seven monthly installments for services provided during the term. Pursuant to the terms of his employment agreement, Mr. Messick is entitled to receive as severance his base salary for a period of 18 months commencing September 1, 2004 and continued participation in our group life insurance, health and dental plans for a period of 18 months commencing February 16, 2004. Additionally, unless his consulting agreement is terminated by us for good cause, 16,000 of Mr. Messick's options to purchase Common Stock will vest and 37,500 of his restricted shares of Common Stock will become unrestricted on or prior to August 31, 2004. At the discretion of our Chief Executive Officer, an additional 16,000 of Mr. Messick's stock options may vest and an additional 37,500 shares of his restricted stock may become unrestricted as of a date of our Chief Executive Officer's choosing.

Human Resources Committee Interlocks and Insider Participation

        The human resources committee currently consists of Messrs. Leech, Schorr and Silvestri. None of the members of the human resources committee are currently or have been, at any time since the time of our formation, one of our officers or employees, except that Messrs. Schorr and Silvestri were officers of ours prior to the Acquisition. None of our executive officers currently serve, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or human resources committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We are a wholly owned subsidiary of WTI. The following table sets forth certain information regarding the beneficial ownership of WTI, as of May 12, 2004, by (i) each person or entity known to us to own more than 5% of any class of WTI's outstanding securities, (ii) each member of our board of directors and each of our named executive officers and (iii) all of members of our board of directors and all of our executive officers as a group. WTI's outstanding securities consist of approximately 83,037,152 shares of WTI Class A Common Stock, 11,000,000 shares of WTI Class B Common Stock and 320,368 shares of WTI Preferred Stock. This table does not include shares of WTI Class A Common Stock issuable upon conversion of WTI Class B Common Stock or WTI Class C Common Stock or shares of WTI Class C Common Stock issuable upon conversion of WTI Class A Common Stock. To our knowledge, each of such stockholders have sole voting and investment power as to the stock shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulation promulgated under the Exchange Act.

	Number and Percent of Shares of WTI(1)
	Preferred Stock		Class A Common Stock		Class B Common Stock		All Common Stock
	Number	Percent	Number	Percent	Number	Percent	Percent
Greater than 5% Stockholders:
Citigroup Venture Capital Equity Partners, L.P.(2) 399 Park Avenue, 14th Floor New York, NY 10022	185,890.152	58.0%	50,858,250	61.2%	—	—	54.1%
Ontario Teachers' Pension Plan Board 5650 Yonge Street Toronto, Ontario M2M 4H5	126,186.421	39.4%	23,522,809	28.3%	11,000,000	100.0%	36.7%
Named Executive Officers and Directors:
Rakesh Gangwal(3)(4)	1,379.707	*	3,464,373	4.2%	—	—	3.7%
Paul Blackney(5)	459.902	*	125,640	*	—	—	*
Douglas L. Abramson(3)	—	—	—	—	—	—	—
Susan J. Powers(3)	—	—	194,215	*	—	—	*
Dale Messick(3)	114.976	*	106,410	*	—	—	*
Michael B. Parks(3)	—	—	194,215	*	—	—	*
M. Gregory O'Hara(3)(6)	2,579.361	*	2,208,106	2.7%	—	—	2.3%
Shael J. Dolman(7)(8)	126,186.421	39.4%	23,522,809	28.3%	11,000,000	100.0%	36.7%
Ian D. Highet(2)(9)	185,982.132	58.1%	50,883,378	61.3%	—	—	54.1%
James W. Leech(7)	—	—	—	—	—	—	—
Dean G. Metcalf(7)(8)	126,186.421	39.4%	23,522,809	28.3%	11,000,000	100.0%	36.7%
Paul C. Schorr IV(2)(9)(10)	186,028.123	58.1%	50,895,942	61.3%	—	—	54.1%
Joseph M. Silvestri(2)(9)(11)	186,120.103	58.1%	50,921,070	61.3%	—	—	54.1%
David F. Thomas(2)(9)	186,350.054	58.2%	50,983,890	61.4%	—	—	54.2%
All executive officers and directors as a group (16 persons)(12)	317,415.347	99.1%	82,155,547	98.9%	11,000,000	100.0%	99.1%

*
indicates less than 1%

(1)
Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)
Includes (a) 182,392.831 shares of WTI Preferred Stock held by Citigroup Venture Capital Equity Partners, L.P., 1,849.452 shares of WTI Preferred Stock held by CVC/SSB Employee Fund, L.P. and 1,647.869 shares of WTI Preferred Stock held by CVC Executive Fund LLC and (b) 49,901,433 shares of WTI Class A Common Stock held by Citigroup Venture Capital Equity Partners, L.P., 505,984 shares of WTI Class A Common Stock held by CVC/SSB Employee Fund, L.P. and 450,833 shares of WTI Class A Common Stock held by CVC Executive Fund LLC.

(3)
The address of each of Mr. Gangwal, Mr. O'Hara, Mr. Abramson, Ms. Powers, Mr. Messick and Mr. Parks is c/o Worldspan, L.P., 300 Galleria Parkway, N.W., Atlanta, Georgia 30339.

(4)
Includes 12.000 shares of WTI Preferred Stock and 26,255 shares of WTI Class A Common Stock held by Mr. Gangwal as custodian for the benefit of Parul Gangwal under the Virginia Uniform Transfers to Minors Act.

(5)
The address of Mr. Blackney is 949 W. Marietta Street, Suite X103, Atlanta, GA 30318.

(6)
Includes 125,000 shares of Class A Common Stock held by the O'Hara 2004 Retained Annuity Trust.

(7)
The address of each of Mr. Dolman, Mr. Leech and Mr. Metcalf is c/o Ontario Teachers' Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(8)
Includes 126,186.421 shares of WTI Preferred Stock, 23,522,809 shares of WTI Class A Common Stock and 11,000,000 shares of WTI Class B Common Stock held by OTPP. Each of Mr. Dolman and Mr. Metcalf may be deemed to have the power to dispose of the shares held by OTPP due to a delegation of authority from the board of directors of OTPP and each expressly disclaims beneficial ownership of such shares.

(9)
Each of Mr. Highet, Mr. Schorr, Mr. Silvestri and Mr. Thomas is a member of management of CVC and disclaims beneficial ownership of the shares held by CVC, CVC/SSB Employee Fund, L.P. and CVC Executive Fund LLC. The address of each of Mr. Highet, Mr. Schorr, Mr. Silvestri and Mr. Thomas is c/o Citigroup Venture Capital Equity Partners, L.P., 399 Park Avenue, 14th Floor, New York, NY 10022.

(10)
Includes 27,692 shares of WTI Class A Common Stock held by BG Partners L.P. and 10,000 shares of WTI Class A Common Stock held by Paul C. Schorr III as trustee of The Schorr Family Trust, dated December 7, 2001.

(11)
Includes 62,820 shares of WTI Class A Common Stock held by Silvestri 2002 Trust.

(12)
Does not include 114.976 shares of WTI Preferred Stock and 106,410 shares of WTI Class A Common Stock held by Mr. Abramson and Mr. Messick, who are no longer employed by us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Subscription Agreements

        On June 30, 2003, WTI entered into separate stock subscription agreements with CVC (and certain of its affiliates and certain members of its management) and OTPP. CVC (and certain of its affiliates and certain members of its management) purchased shares of WTI Class A Common Stock, at a purchase price of $0.319 per share, and WTI Series A Preferred Stock, at a purchase price of $1,000.00 per share, having an aggregate value of approximately $206.5 million. OTPP purchased shares of WTI Class A Common Stock, WTI Class B Convertible Common Stock and Series A Preferred Stock, at purchase prices of $0.319 per share, $0.319 per share, and $1,000.00 per share respectively, having an aggregate value of approximately $137.7 million. In connection with its stock purchase, OTPP was paid a one-time equity placement fee of approximately $5.8 million, plus reimbursement of costs and expenses related to the Acquisition. In connection with the issuance of shares of Common Stock and Series A Preferred Stock to certain members of our management, WTI was given the right to repurchase from CVC and OTPP up to an aggregate of 2,452,140 shares of Class A Common Stock and 459.902 shares of Series A Preferred Stock on a pro rata basis at a price equal to the original purchase price. In connection with WTI's sale of approximately $0.8 million of restricted stock to certain of our executive officers in the third and fourth quarters of 2003 and in March of 2004, WTI has repurchased an aggregate of 2,326,500 shares of Class A Common Stock and 459.902 shares of Series A Preferred Stock from CVC and OTPP.

        On June 30, 2003, WTI entered into separate management stock subscription agreements with Messrs. Blackney, Gangwal, Messick and O'Hara. Mr. Blackney purchased shares of Class A Common Stock and Series A Preferred Stock having an aggregate value of approximately $0.5 million. Mr. Gangwal purchased shares of Class A Common Stock and Series A Preferred Stock having an aggregate value of approximately $1.5 million. Mr. Messick purchased shares of Class A Common Stock and Series A Preferred Stock having an aggregate value of approximately $0.1 million. Under each of these agreements, Class A Common Stock was sold at a purchase price of $0.319 per share and Series A Preferred Stock was sold at a purchase price of $1,000.00 per share. In consideration of Mr. O'Hara's services in connection with the Acquisition, WTI granted shares of Common Stock and Series A Preferred Stock to Mr. O'Hara having an aggregate value of approximately $1.8 million and also paid Mr. O'Hara an additional $1.0 million to cover taxes associated with the issuance of such shares. Additionally, Mr. O'Hara purchased shares of Class A Common Stock and Series A Preferred Stock, at purchase prices of $0.319 per share and $1,000.00 per share respectively, having an aggregate value of approximately $0.5 million and was granted a one-year option to purchase additional shares of Class A Common Stock and Series A Preferred Stock having an aggregate value of approximately $0.5 million. In March 2004, Mr. O'Hara exercised this option in full. Messrs. Blackney, Gangwal, Messick and O'Hara generally purchased Class A Common Stock and Series A Preferred Stock on the same terms and subject to the same conditions as CVC and OTPP and the shares granted to Mr. O'Hara were granted in the same percentages of Class A Common Stock and Series A Preferred Stock applicable to purchased shares and are otherwise subject to the same conditions as CVC and OTPP. Unlike shares to be purchased by management employees under the WTI stock incentive plan, any shares acquired by Messrs. Blackney, Gangwal, Messick or O'Hara pursuant to these separate management stock subscription agreements are not subject to vesting.

Option and Restricted Stock Grants

        Pursuant to the WTI stock incentive plan, on June 30, 2003, WTI granted to Messrs. Gangwal and O'Hara restricted shares of Class A Common Stock having an aggregate value of approximately $0.9 million and $0.4 million, respectively, and provided them with an additional approximately $0.6 million and $0.2 million, respectively, to cover taxes associated with such grants. In addition, Mr. Messick purchased restricted shares of Class A Common Stock having an aggregate value of approximately $0.1 million on June 30, 2003. In March 2004, WTI repurchased shares of Common Stock with an aggregate value of approximately $0.05 million from Mr. Messick for a purchase price equal to the price paid by Mr. Messick plus interest from June 30, 2003 to the date of repurchase. In the fall of 2003, WTI sold restricted shares of Class A Common Stock to certain of our other executive officers for an aggregate purchase price of approximately $0.2 million. In March 2004, WTI sold restricted shares of Class A Common Stock to Messrs. Chacko, Gangwal, Lauderdale, O'Hara, Smith and Wood and Ms. Powers for an aggregate purchase price of approximately $0.5 million. The restricted stock will vest in five equal installments, subject to the employee's continuous employment with us, and will be subject to the terms and conditions of the WTI stock incentive plan, including WTI's (and CVC and OTPP, if applicable) repurchase rights upon termination of employment. Vesting of the shares granted to Messrs. Gangwal and O'Hara may be accelerated upon certain terminations of their employment, and the repurchase of Mr. Gangwal's vested shares are subject to his prior consent.

        From time to time, WTI expects to grant options pursuant to the WTI stock incentive plan to selected management employees. WTI expects to grant two series of non-qualified options. The exercise price will be set at a substantial premium above the fair market value of the shares on the grant date, with such exercise price declining annually on the second through the fifth anniversaries of grant to a price equal to the fair market value of the shares on the grant date in the case of one series of options, and to a price equal to a multiple of the fair market value of the shares on the grant date in the case of the other series of options. If all of WTI's Series A Preferred Stock is redeemed or repurchased or is exchanged for Class A Common Stock, the option exercise price then in effect shall remain in effect for the term of the option. Following the Acquisition, options to purchase 1,500,000 and 600,000 shares of Common Stock were granted to Messrs. Gangwal and O'Hara, respectively. After giving effect to issuances of restricted stock and options through May 12, 2004, 189,001 shares of Class A Common Stock are available for issuance as restricted stock under the stock incentive plan and options to purchase 2,178,000 shares of Class A Common Stock may be granted under the stock incentive plan.

Management Retention Agreements

        In 2003, we had management retention agreements with the following nine executive officers: Messrs. Abramson, Blackney, Lauderdale, Liebman, Messick, Parks and Sullivan and Ms. McClam-Mitchell and Ms. Powers. In addition to customary non-competition, non-solicitation and confidentiality covenants, the agreements set the participation levels under the EICP for the applicable executive officers. Each of these agreements, other than Mr. Blackney's, were terminated as of December 31, 2003. Mr. Blackney's agreement was terminated as of June 30, 2003.

        In anticipation of a sale of Worldspan, our founding airlines included retention bonuses and change-in-control payments in the management retention agreements. Under separate deferral agreements, the executive officers agreed to defer their receipt of the retention bonuses and change-in-control payments due upon the Acquisition until September 19, 2003, in exchange for a 5% increase in the total payments and interest for the period from the date the payments were originally due through the new date of payment. The agreements of Messrs. Abramson, Messick, Parks and Sullivan and Ms. Powers provided for the payment of a retention bonus, equal to 300% of each executive officer's base salary as of June 30, 2002. One-half of this bonus was paid in 2002 and the balance of the bonus was paid on September 19, 2003. In addition, due upon the Acquisition, the agreements entitled all of the executive officers with these retention agreements (other than Ms. McClam-Mitchell) to a change-in-control bonus, ranging individually from $500,000 to $2,500,000. The change-in-control bonuses payable to Messrs. Abramson, Messick, Parks and Sullivan and Ms. Powers were payable in lieu of the second installment of the retention bonuses otherwise payable to these individuals. The retention agreements further provided that, upon the Acquisition, each of the executive officers was entitled to his or her maximum level under the 2003 Short-Term Program and (except in the cases of Mr. Lauderdale and Ms. McClam-Mitchell) the greater of the forecasted actual levels and his or her target levels under each of the Long-Term Programs, in each case, prorated for the portion of the year or EICP period which had passed as of the date of the Acquisition. Pursuant to the purchase agreement, the costs of these retention bonuses and change-in-control payments (other than the 5% premium and interest payable as a result of the deferral) were the responsibility of our founding airlines.

Severance Payments

        Two of our former executive officers, Ms. McClam-Mitchell and Mr. Sullivan will receive severance payments in accordance with the terms of their employment agreements. The terms of these employment agreements are identical to those described under "Management—Employment Agreements—Other Executive Officers."

Stockholders Agreement

        On June 30, 2003, WTI entered into a stockholders agreement with CVC, certain of its affiliates and OTPP, as well as certain other stockholders who own WTI Common Stock and/or WTI Preferred Stock and whom we refer to in this report as the "minority stockholders." The stockholders agreement provides that the Chief Executive Officer of WTI will be the Chairperson of WTI's board of directors, unless CVC and OTPP later agree otherwise. CVC is initially entitled to designate five members of WTI's board of directors and OTPP is initially entitled to designate three members of WTI's board of directors (such designation rights to be reallocated from time to time to reflect changes in the common stock ownership percentages of CVC and OTPP). CVC and OTPP each have the right to approve affiliate transactions, issuances of equity securities, incurrences of indebtedness, amendments of organizational documents and certain other matters, subject to certain specified exceptions.

        The stockholders agreement generally restricts the transfer of shares of WTI Common Stock and/or WTI Preferred Stock. Exceptions to this restriction include transfers to affiliates, transfers for regulatory reasons, transfers for estate planning purposes and transfers after the fifth anniversary of the closing of our acquisition by WTI if there has been no public offering of shares of WTI Common Stock, in each case so long as any transferee agrees to be bound by the terms of the stockholders agreement. After an initial public offering, additional exceptions to the transfer restrictions will include sales pursuant to certain registrations rights of the stockholders.

        WTI, CVC and OTPP have "first offer" rights under the stockholders agreement entitling them to make an offer to purchase the shares of a stockholder prior to such stockholder being permitted to sell its shares to a third party. The stockholders have "tag-along" rights to sell their shares on a pro rata basis with CVC, OTPP and their respective affiliates in sales to third parties. CVC has "drag-along" rights to cause OTPP and the minority stockholders to sell their shares on a pro rata basis with CVC and/or its affiliates in significant sales to third parties. The stockholders agreement also contains a provision that requires WTI to offer certain stockholders the right to purchase, on a pro rata basis, shares of WTI upon any new issuance, subject to certain exceptions.

Registration Rights Agreement

        In connection with their entry into the stockholders agreement, WTI, CVC and certain of its affiliates, OTPP and the minority stockholders entered into a registration rights agreement. Pursuant to the registration rights agreement, upon the written request of CVC or OTPP following an initial public offering of WTI Common Stock, WTI has agreed to (subject to customary exceptions) on one or more occasions prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares of WTI Common Stock held by CVC and certain of its affiliates or OTPP, as the case may be, and use its best efforts to cause the registration statement to become effective. Subject to certain exceptions, if at any time WTI files a registration statement for WTI Common Stock pursuant to a request by CVC, OTPP or otherwise, WTI will use its best efforts to allow the other parties to the registration rights agreement to have their shares of WTI Common Stock (or a portion of their shares under specified circumstances) included in the offering of WTI Common Stock if the registration form proposed to be used may be used to register the shares. Registration expenses of the selling stockholders (other than underwriting discounts and commissions and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by WTI. WTI has agreed to indemnify the stockholders against certain customary liabilities in connection with any registration. In addition, each stockholder has agreed to not sell any shares of WTI Common Stock within seven days prior to and ninety days after the effective date of any registration statement registering equity securities of WTI (other than a registration on Form S-4, Form S-8 or any successor form), except as part of such registration or unless the underwriters managing the registration agree otherwise.

Advisory Agreements

        WTI is a party to an advisory agreement with CVC Management LLC, or CVC Management, pursuant to which CVC Management may provide financial, advisory and consulting services to WTI. In exchange for these services, CVC Management is entitled to an annual advisory fee. CVC Management's advisory fee is $0.9 million per year, plus reasonable out-of-pocket expenses. Pursuant to the terms of the advisory agreement with CVC Management, WTI has the ability concurrently with an initial public offering to calculate the net present value of the advisory fees payable from the time of calculation until the expiration of the ten-year term and to prepay these advisory fees in an amount equal to this net present value calculation. At the closing of the Acquisition, WTI paid CVC Management a transaction fee of approximately $8.8 million, plus reasonable out-of-pocket expenses. In addition, CVC Management shall be entitled to a transaction fee in connection with each acquisition, divestiture or financing by us or WTI in an amount to be mutually agreed by CVC Management and WTI and approved by WTI's independent directors, plus reasonable out-of-pocket expenses. The advisory agreement has an initial term of ten years, subject to termination by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. There are no minimum levels of service required to be provided pursuant to the advisory agreements. The advisory agreement includes customary indemnification provisions in favor of CVC Management.

        We are a party to an advisory agreement with WTI pursuant to which WTI may provide financial, advisory and consulting services to us. In exchange for these services, WTI is entitled to an annual advisory fee. WTI's advisory fee is $1.5 million per year, plus reasonable out-of-pocket expenses. Pursuant to the terms of the advisory agreement with WTI, we have the ability at any time to calculate the net present value of the advisory fees payable from the time of calculation until the expiration of the ten-year term and to prepay these advisory fees in an amount equal to this net present value calculation. At the closing of the Acquisition, WTI received a transaction fee of approximately $14.6 million, plus reasonable out-of-pocket expenses. In addition, WTI shall be entitled to a transaction fee in connection with each acquisition, divestiture or financing by us in an amount to be mutually agreed by WTI and us, plus reasonable out-of-pocket expenses. The advisory agreement has an initial term of ten years, subject to termination by either party upon written notice 90 days prior to the expiration of the initial term or any extension thereof. There are no minimum levels of service required to be provided pursuant to the advisory agreement. The advisory agreement includes customary indemnification provisions in favor of WTI.

Purchase of Notes

        The selling noteholder, an affiliate of CVC, acquired $30.0 million in principal amount of the notes from the initial purchasers. In connection with such acquisition, the initial purchasers did not receive a discount on their purchase of such notes, but we paid the selling noteholder a placement fee equal to $0.9 million.

SELLING NOTEHOLDER

        The selling noteholder is CVC Capital Funding, Inc., an investment fund affiliated with one of the controlling shareholders of WTI. This controlling shareholder has received advisory and transaction fees from us. At the time of the initial sale of the notes, the selling noteholder purchased $30,000,000 face value amount of the notes, out of a total of $280,000,000 of notes, from the initial purchasers.

        In connection with the initial sale of notes to the initial purchaser, we entered into a registration rights agreement in which we granted certain registration rights relating to the notes. In accordance with the registration rights agreement, we completed an exchange offer in which we exchanged $250,000,000 of registered Series B 9 5/8% Senior Notes due 2011 for a like amount of unregistered 9 5/8% Senior Notes due 2011. The selling noteholder was not permitted to participate in the exchange offer because it is our affiliate. As a result, the selling noteholder notified us on January 18, 2004, that it was exercising its right under the registration rights agreement to require us to register the notes held by the selling noteholder for resale.

        The selling noteholder may sell the notes from time to time directly to purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at prices that represent or relate to then-prevailing market prices or are negotiated. The selling noteholder reserves the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The selling noteholder may reject any offer in whole or in part. See "Plan of Distribution."

        The selling noteholder provided us the information contained in the following table with respect to the principal amount of resale notes beneficially owned by it and which may be sold by it under this prospectus. We have not independently verified this information.

        The following table sets forth as of May 21, 2004:

  •
  the name of the selling noteholder who has provided us with notice of its intent to sell or otherwise dispose of notes pursuant to the registration statement;

  •
  the principal amount at maturity of notes which it may sell from time to time pursuant to the registration statement; and

  •
  the percentage of outstanding notes beneficially owned by the selling noteholder prior to any sales under this prospectus.

Name of selling noteholder	Principal amount at maturity of notes that may be sold	Notes outstanding (%)
CVC Capital Funding, Inc.	$30,000,000	10.7%(1)

(1)
All of the remaining notes out of the $250,000,000 are registered Series B 9 5/8% Senior Notes.

        Because the selling noteholder may, pursuant to this prospectus, offer all or some portion of the resale notes it presently holds, no estimate can be given as to the number or percentage of notes that will be held by the selling noteholder upon termination of any such sales. In addition, the selling noteholder may have sold, transferred or otherwise disposed of all or a portion of its resale notes in transactions exempt from the registration requirements of the Securities Act since the date on which it provided the information regarding its resale notes. This information may change from time to time and, if required, such changes will be set forth in a supplement or supplements to this prospectus.

        Only the selling noteholder may sell such notes pursuant to the registration statement.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

        In June 2003, we entered into a senior credit facility with a syndicate of financial institutions as lenders. The senior credit facility provides for aggregate borrowings by us of up to $175.0 million, consisting of:

  •
  a four-year revolving credit facility of up to $50.0 million in revolving credit loans and letters of credit which is available until June 30, 2007, and

  •
  a four-year term loan facility of $125.0 million which matures on June 30, 2007.

        We borrowed $125.0 million under the term loan facility in connection with the Acquisition. Since the Acquisition, we have made scheduled payments of $4.0 million and prepayments of $35.0 million on the term loan. The revolving credit facility is available for working capital and general corporate needs.

  Collateral and Guarantees

        The loans and other obligations under the senior credit facility are guaranteed by WTI, WS Holdings LLC and each of our direct and indirect subsidiaries (other than certain foreign subsidiaries). Our obligations under the senior credit facility and the guarantees are secured by:

  •
  a perfected first priority security interest in all of our tangible and intangible assets and all of the tangible and intangible assets of WTI and each of its direct and indirect domestic subsidiaries and certain foreign subsidiaries, subject to customary exceptions, and

  •
  a pledge of (i) all of the membership interests of WS Holdings LLC owned by WTI, (ii) all of our partnership interests owned by WTI and WS Holdings LLC, (iii) all of the capital stock of our domestic subsidiaries and some of our foreign subsidiaries and (iv) 65% of the capital stock of other of our first-tier foreign subsidiaries.

  Interest and Fees

        Our borrowings under the senior credit facility are subject to quarterly interest payments with respect to loans bearing interest at the base rate described below or at the end of each one, two or six month interest period for loans bearing interest at the LIBOR rate described below and bear interest at a rate which, at our option can be either:

  •
  a base rate generally defined as the sum of (i) the higher of (x) the prime rate (as quoted on the British Banking Association Telerate Page 5) and (y) the federal funds effective rate, plus one half percent (0.50%) per annum) and (ii) an applicable margin, or

  •
  a LIBOR rate generally defined as the sum of (i) the rate at which euro deposits for one, two, three or six months (as selected by us) are offered in the interbank euro market as set forth on page 3750 of the Dow Jones Telerate Screen and (ii) an applicable margin.

        The initial applicable margin for the base rate revolving loans is 2.75% and the applicable margin for the euro revolving loans is 3.75%. The applicable margin for the loans is subject to reduction based upon the ratio of our consolidated total bank debt to consolidated EBITDA. We are also required to pay a commitment fee of 0.50% per annum on the difference between committed amounts and amounts actually utilized under the revolving credit facility. Fees for letters of credit are based on the face amount of each letter of credit outstanding under the senior credit facility multiplied by to the applicable margin for LIBOR borrowings under the revolving credit facility and are payable quarterly in arrears. In addition, we must pay each letter of credit bank a fronting fee to be determined based upon the face amount of all outstanding letters of credit issued by it.

  Repayments; Prepayments

        The term loan facilities is repayable in quarterly installments as set forth in the table below (with the installments in each such period being equal in amount):

Period	Term Loan
2003	$2.0 million
2004	8.0 million
2005	25.0 million
2006	25.0 million
2007	65.0 million

Total	$125.0 million

        Voluntary prepayments of principal outstanding under the revolving loans and the term loans are permitted at any time without premium or penalty, upon the giving of proper notice. In addition, we are required to prepay amounts outstanding under the senior credit facility in an amount equal to:

  •
  50% of the net cash proceeds from any sale or issuance of equity by WTI or any of its direct or indirect subsidiaries, subject to customary exceptions;

  •
  100% of the net cash proceeds from any incurrence of additional indebtedness (excluding some of our permitted debt);

  •
  100% of the net cash proceeds from any sale or other disposition or loss by WTI, or any of its direct or indirect subsidiaries of any assets, subject to reinvestment provisions and excluding some dispositions in the ordinary course; and

  •
  75% of our excess cash flow for each fiscal year, reducing to 0% after the term loan is paid in full.

  Certain Covenants

        The senior credit facility requires us to meet financial tests, including without limitation, a minimum fixed charge coverage ratio, a minimum interest coverage ratio, a maximum senior secured leverage ratio and a maximum total leverage ratio. The minimum fixed charge ratio will be 1.00 to 1.00 until the end of the second quarter of 2005 and will be 1.10 to 1.00 thereafter. The minimum interest coverage ratio will be 2.15 to 1.00 until the end of the second quarter of 2005 and will increase to 3.00 to 1.00 by the end of the term of the senior credit facility. The maximum senior secured leverage ratio will be 1.65 to 1.00 through the second quarter of 2004 and will decrease to 1.00 to 1.00 by the end of the term of the senior credit facility. The maximum total leverage ratio will be 3.85 to 1.00 until the end of the second quarter of 2004 and will decrease to 2.75 to 1.00 by the end of the term of the senior credit facility. In addition, the senior credit facility contains customary covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in a senior credit facility. As of March 31, 2004, we were in compliance with these covenants.

  Events of Default

        The senior credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other material indebtedness in excess of specified amounts, events of bankruptcy and insolvency, ERISA events, judgment defaults in excess of specified amounts, failure of any guaranty or security document or any subordination provision supporting the senior credit facility to be in full force and effect and change-in-control.

Capital Lease Obligations

        We lease equipment and software under capital lease obligations. As of March 31, 2004, our obligations under capital leases totaled $87.2 million. The interest rate used in computing the present value of the minimum lease payments ranges from approximately 4.0% to 12.0% depending on the asset being leased.

        Future minimum lease payments under non-cancelable capital leases at March 31, 2004 are as follows:

2004	$19,898
2005	23,628
2006	21,041
2007	12,396
2008	7,311
Thereafter	45,547

Total	129,821
Less amount representing interest	(42,669)

Present value of net minimum lease payments	87,152
Less current maturities	(20,107)

Long-term maturities	$67,045

Subordinated Notes

        As part of the Acquisition, WTI issued to American and Delta subordinated seller notes in the original principal amounts of $39.0 million and $45.0 million, respectively. The subordinated seller notes mature on July 31, 2012; provided that to the extent that any portion of the subordinated seller notes are not prepaid by WTI by June 30, 2011, a 5% premium will be payable by WTI on the outstanding principal amount and accrued and unpaid interest thereon which is prepaid or repaid following June 30, 2011 at the time of such prepayment or repayment. The subordinated seller notes are unsecured obligations of WTI, are not our debt obligations and are contractually and structurally subordinated to our senior notes and our senior credit facility and structurally subordinated to all of our other debt. The subordinated seller note originally issued to American bears interest at an annual rate equal to 12.0% and the subordinated seller note originally issued to Delta bears interest at an annual rate equal to 10.0%. So long as we are not in default under, and are in compliance with all financial covenants of, our senior credit facility, the indenture governing our senior notes and other permitted senior debt and continue to maintain a fixed charge coverage ratio (as defined in the indenture) of 2.25x or better, WTI will pay interest equal to 5% of the then outstanding principal amount of the subordinated seller notes in cash, with the remaining interest payable in cash or in kind at WTI's option. During a default under our senior credit facility, the indenture governing our senior notes and/or other permitted senior debt, WTI will be permitted to pay all interest on the subordinated seller notes in kind. While the subordinated seller notes are not our debt obligations, so long as we are not in default under, and are in compliance with all financial covenants of, our senior credit facility and the indenture governing our senior notes and continue to maintain a fixed charge coverage ratio (as defined in the indenture) of 2.25x or better, we will be permitted to distribute funds to WTI sufficient to pay the 5% cash interest component of the subordinated seller notes.

        Subject to the following sentence, WTI may redeem the Delta subordinated seller note at any time prior to June 30, 2011 in whole or in part at 100% of the principal amount plus accrued and unpaid interest and after June 30, 2011 at 105% of the principal amount plus accrued and unpaid interest. Upon a transfer of the Delta subordinated seller note, the transferred subordinated seller note may only be redeemed by WTI after the fourth anniversary of the Acquisition, at the redemption prices set forth in the subordinated seller note; provided that any redemption after June 30, 2011 will be at 105% at the principal amount plus accrued and unpaid interest. Worldspan may not redeem the subordinated seller note originally issued to American, which was transferred in March 2004, until June 30, 2007 at the redemption prices set forth in the subordinated seller note. In addition, WTI will be required to mandatorily redeem the subordinated seller notes in the event of a change of control of WTI or us, provided that we have first complied with our obligations under any of our debt instruments with respect to a change of control, including our obligations to offer to repurchase the notes under the indenture, and that (i) our senior credit facility, the notes and other permitted senior debt have ceased to be outstanding or have been acquired or defeased us or WTI or (ii) the requisite holders of our senior credit facility, the notes and other permitted senior debt have consented to the redemption. If WTI or we are a party to a transaction resulting in a change of control, WTI shall be required to redeem the subordinated seller notes at 100% of the principal amount plus accrued and unpaid interest upon the later of 60 days following the change of control and the expiration of any offer to repurchase the notes required under the indenture governing the notes, whether or not the conditions described in clauses (i) or (ii) of the preceding sentence have been satisfied. Neither our senior credit facility nor the indenture governing the notes will include any specific allowance for the distribution of funds from us to WTI in order for WTI to comply with these mandatory redemption obligations. In the event of an initial public offering of the equity of WTI or us with proceeds to WTI or us equal to or in excess of $200.0 million, WTI will be obligated to use 50% of the net proceeds received by WTI or us from the initial public offering to redeem the subordinated seller notes.

        Pursuant to their registration rights, the holders of the American and Delta subordinated seller notes can request on one occasion each that WTI prepare and file a registration statement with the SEC with respect to the subordinated seller notes and use its best efforts to cause the registration statement to become effective. The rights of the holders of the subordinated seller notes to request a registration as described above are subject to a minimum registration amount of $30.0 million. In addition, in the event that WTI files a registration statement pursuant to the request of one of the holders of the subordinated seller notes originally issued to American or Delta, as applicable, WTI will use its best efforts to allow the holder to have its subordinated seller note included in the registration. Similarly, if WTI files a shelf registration statement that is not underwritten or done in connection with an underwritten offering such as the offering of the notes, WTI will use its best efforts to allow the holders to have their subordinated seller notes included in the registration. WTI will pay for customary registration expenses of the holders of the subordinated seller notes in connection with their exercise of these registration rights.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Worldspan" refers only to Worldspan L.P. and not to any of its subsidiaries. The term "Issuers" refers to Worldspan and WS Financing Corp., collectively.

        The Issuers issued the notes under an indenture among the Issuers, the Guarantors and The Bank of New York, as trustee in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, as amended. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

  The Notes

        The notes:

  •
  are general unsecured obligations of the Issuers;

  •
  are pari passu in right of payment with all existing and future unsecured senior Indebtedness of Issuers;

  •
  are senior in right of payment to any future subordinated Indebtedness of the Issuers; and

  •
  are unconditionally guaranteed by the Guarantors.

However, the notes are effectively subordinated to all borrowings under the senior credit facility, which is secured by substantially all of the assets of the Issuers and the Guarantors. See "Risk Factors—Subordination to Secured Creditors—Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors." Further, the guarantees of the notes are effectively subordinated to all guarantors' existing and future secured indebtedness.

  The Guarantees

        The notes are guaranteed by each of Worldspan's current and future Domestic Subsidiaries.

        Each guarantee of the notes:

  •
  is a general unsecured obligation of the Guarantor;

  •
  is pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

  •
  is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

        Not all of our subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated approximately 14.2% of our consolidated revenues in the three-month period ended March 31, 2004 and held approximately 3.5% of our consolidated assets as of March 31, 2004. See footnote 16 to our Consolidated Financial Statements included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries.

  WS Financing Corp.

        WS Financing Corp. is a wholly-owned subsidiary of Worldspan that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes in order to facilitate the sale of the notes at the time of the initial issuance. Worldspan believes that certain prospective purchasers of the notes may be restricted in their ability to purchase debt securities of partnerships, such as Worldspan, unless those debt securities are jointly issued by a corporation. WS Financing Corp. will not have any substantial operations or assets and will not have any revenues. As a result, prospective purchasers of the notes should not expect WS Financing Corp. to participate in servicing the interest and principal obligations on the notes. See "—Certain Covenants—Restrictions on Activities of WS Financing Corp."

        As of the date of this prospectus, all of Worldspan's subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," Worldspan will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Worldspan's Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

        The Issuers initially issued notes in the aggregate principal amount of $280.0 million. The Issuers may issue additional notes from time to time. Any offering of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2011.

        Interest on the notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2003. Interest on overdue principal and interest and Liquidated Damages will accrue at a rate that is 1% higher than the applicable interest rate on the notes. The Issuers will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay or cause to be paid, all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee is acting as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Issuers or any of their Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

        The notes are guaranteed by each of Worldspan's current and future Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Fraudulent Conveyance Matters—Federal and state statutes allow courts, under specific circumstances, to void debts, including guarantees, and require note holders to return payments received from us or the guarantors."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Worldspan or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

        The Subsidiary Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Worldspan or a Restricted Subsidiary of Worldspan, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Worldspan or a Restricted Subsidiary of Worldspan, if the sale does not violate the "Asset Sale" provisions of the indenture;

  (3)
  if Worldspan designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

  (4)
  upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge." See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        At any time prior to June 15, 2006, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the date of the indenture) at a redemption price of 109.625% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the indenture (including any Additional Notes issued after the date of the indenture) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Worldspan and its Affiliates); and

  (2)
  the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers' option prior to June 15, 2007.

        On or after June 15, 2007, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2007	104.813%
2008	102.406%
2009 and thereafter	100.000%

Mandatory Redemption

        The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each Holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Issuers will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000 unless the unpurchased amount of the new note does not equal an integral multiple of $1,000.

        The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Worldspan and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Worldspan and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        Worldspan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Worldspan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  the fair market value is determined by Worldspan's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

  (3)
  at least 75% of the consideration received in the Asset Sale by Worldspan or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on Worldspan's most recent consolidated balance sheet, of Worldspan or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an arrangement that releases Worldspan or such Restricted Subsidiary from further liability; and

  (b)
  any securities, notes or other obligations received by Worldspan or any such Restricted Subsidiary from such transferee that are, within 90 days after receipt thereof, converted by Worldspan or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash and Cash Equivalents received in that conversion.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Worldspan may apply those Net Proceeds at its option:

  (1)
  to repay Indebtedness under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Person primarily engaged in a Permitted Business;

  (3)
  to make a capital expenditure;

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (5)
  to acquire the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of the Capital Stock by Worldspan or another Restricted Subsidiary or to acquire Capital Stock constituting a minority interest in any Person; provided, in each case, that such Person is primarily engaged in a Permitted Business.

        In the case of clauses (2), (4) and (5), Worldspan will also comply with its obligations above if it enters into a binding commitment to acquire such assets, Voting Stock or Capital Stock within the required time frame above, provided that such binding commitment shall be subject only to customary conditions and such acquisition shall be consummated within six months from the date of signing such binding commitment.

        Pending the final application of any Net Proceeds, Worldspan may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (or, in respect of such other pari passu Indebtedness, such higher price, if any, as may be provided for by the terms of such pari passu Indebtedness), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Worldspan may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        The agreements governing the Issuers' other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers' failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the other indebtedness. Finally, the Issuers' ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers' then existing financial resources. See "Risk Factors—Financing Change of Control Offer—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        Worldspan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Worldspan's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Worldspan or any of its Restricted Subsidiaries) or to the direct or indirect holders of Worldspan's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Worldspan or to Worldspan or a Restricted Subsidiary of Worldspan);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Worldspan) any Equity Interests of Worldspan or any direct or indirect parent of Worldspan;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Worldspan or any Guarantor that is contractually subordinated to the notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among Worldspan and any of its Restricted Subsidiary), except a payment of interest or principal at the Stated Maturity thereof;

  (4)
  make any Excess FASA Payment; or

  (5)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (5) above being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

  (2)
  Worldspan would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Worldspan and its Restricted Subsidiaries after the date of the indenture (excluding

    Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

    (a)
    50% of the Consolidated Net Income of Worldspan for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Worldspan's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

    (b)
    100% of the aggregate net cash proceeds received by Worldspan after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Worldspan (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Worldspan that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Worldspan), plus

    (c)
    to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated, redeemed, repurchased or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

    (d)
    50% of any dividends received by Worldspan or a Restricted Subsidiary after the date of the indenture from an Unrestricted Subsidiary of Worldspan, to the extent that such dividends were not otherwise included in Consolidated Net Income of Worldspan for such period, plus

    (e)
    to the extent that any Unrestricted Subsidiary of Worldspan is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Worldspan's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Worldspan or any Restricted Subsidiary or of any Equity Interests of WTI, Worldspan or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Worldspan) of or capital contribution relating to, Equity Interests of Worldspan (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of Indebtedness that is contractually subordinated to the notes or any Subsidiary Guarantee or Disqualified Stock of Worldspan or any Restricted Subsidiary with the net cash proceeds from an incurrence of Indebtedness or issuance of Disqualified Stock which is permitted to be incurred pursuant to the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (4)
  the payment of any dividend by a Restricted Subsidiary of Worldspan to the holders of its Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends to WTI to the extent applied by WTI to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of WTI, Worldspan or any Restricted Subsidiary of Worldspan held by any current or former employee, officer or director of WTI, Worldspan or any Subsidiaries of Worldspan pursuant to any management equity subscription agreement, stock option agreement, severance agreement, employment agreement, stockholder's agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.5 million in any twelve-month period (with amounts not used in any twelve-month period being carried forward to the subsequent twelve-month period up to a maximum of $4.0 million paid in any twelve-month period); provided further that such amounts may be increased by the cash proceeds of key man life insurance received by Worldspan and its Restricted Subsidiaries after the date of the indenture;

  (6)
  so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends to WTI to the extent applied by WTI to pay interest on the Seller Notes at a rate not to exceed 5% per annum; provided that Worldspan would, at the time of such payment and after giving pro forma effect thereto as if such payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (7)
  so long as Worldspan is treated for income tax purposes as a disregarded entity or a partnership, distributions to equity holders or partners of Worldspan in an amount, with respect to any period ending after March 31, 2003, not to exceed the Tax Amount for such period; provided that a distribution of the Tax Amount shall be made no earlier than 10 days prior to the due date of the tax payable by equityholders or partners of Worldspan to which such Tax Amount relates;

  (8)
  the payment of dividends to WTI to the extent applied by WTI to pay its general administrative expenses, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services, in an aggregate amount not to exceed $2.5 million per annum;

  (9)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

  (10)
  payments of dividends to WTI not to exceed $200,000 in the aggregate since the date of the indenture solely to enable it to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and

  (11)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments not to exceed $15.0 million in the aggregate since the date of the indenture.

        Notwithstanding the foregoing, Worldspan shall be entitled to dividend or distribute the capital stock of Worldspan International Inc. to WTI and/or any other partners of Worldspan without complying with this "Restricted Payments" covenant and shall be entitled to directly or indirectly reacquire the capital stock of Worldspan International Inc.; provided that such reacquisition occurs within one year from the date of the indenture; provided further that such reacquisition shall be excluded from clause (2) in the preceding paragraph. In the event such reacquisition does not occur within one year from the date of the indenture, Worldspan shall be deemed to have made a Restricted Payment on the date that is one year from the date of the indenture in an amount equal to the Investment in the Subsidiary held by Worldspan as of the date Worldspan made such dividend or distribution. The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Worldspan or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. Not later than the date of making any Restricted Payment, the Issuers will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (11) above or is entitled to be made pursuant to the first paragraph of this covenant, Worldspan shall be permitted, in its sole discretion to classify such Restricted Payment in any manner that complies with this covenant.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        Worldspan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Worldspan will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided, however, that Worldspan may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Worldspan's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by Worldspan and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Worldspan and its Restricted Subsidiaries thereunder) not to exceed $175.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Worldspan or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" (provided that such amount shall be reduced to the extent of any reduction or elimination of any Indebtedness under any Credit Facility resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction);

  (2)
  the incurrence by Worldspan and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by Worldspan and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

  (4)
  the incurrence by Worldspan or any of the Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Worldspan or such Guarantor (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

  (5)
  the incurrence by Worldspan or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (17) of this paragraph;

  (6)
  the incurrence by Worldspan or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Worldspan and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Worldspan or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Worldspan, or the Subsidiary Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Worldspan or a Restricted Subsidiary of Worldspan and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Worldspan or a Restricted Subsidiary of Worldspan; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Worldspan or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the incurrence by Worldspan or any of its Restricted Subsidiaries of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

  (8)
  the guarantee by Worldspan or any of the Guarantors of Indebtedness of Worldspan or a Restricted Subsidiary of Worldspan that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

  (9)
  the incurrence by Worldspan or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

  (10)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, and the accrual of dividends on Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the Fixed Charges of Worldspan as accrued;

  (11)
  the incurrence of Indebtedness by Worldspan or any of its Restricted Subsidiaries in the form of performance bonds, completion guarantees and surety or appeal bonds entered into by Worldspan or any of its Restricted Subsidiaries in the ordinary course of their business;

  (12)
  the incurrence of Indebtedness by Worldspan or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that the Indebtedness is satisfied within five business days of Incurrence;

  (13)
  the incurrence of Indebtedness by Worldspan or any of its Restricted Subsidiaries owed to any Person in connection with worker's compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to Worldspan or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business and consistent with past practices;

  (14)
  the incurrence of Indebtedness by Worldspan and its Restricted Subsidiaries arising from agreements of Worldspan or any of its Restricted Subsidiaries providing for adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Worldspan;

  (15)
  the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to Worldspan or any of its Restricted Subsidiaries or their respective property or assets (other than such Receivables Subsidiary and its assets and, as to Worldspan or any of its Restricted Subsidiaries, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by Worldspan or any of its Restricted Subsidiaries;

  (16)
  the incurrence of Indebtedness by Worldspan in the event of a Continuing Payment Termination or Worldspan Bankruptcy FASA Rejection; and

  (17)
  the incurrence by Worldspan or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $50.0 million.

        Worldspan will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Worldspan or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Worldspan solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit

Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

  Liens

        Worldspan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Worldspan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to Worldspan or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Worldspan or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to Worldspan or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to Worldspan or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and any other agreement, including the Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes and the Subsidiary Guarantees;

  (3)
  applicable law, regulation or order;

  (4)
  any (a) instrument governing Indebtedness or Capital Stock of a Person acquired by Worldspan or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred, and (b) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements at the time of such acquisition;

  (5)
  customary non-assignment provisions in leases, licenses or other commercial agreements entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  any restriction on the transfer of assets under any Lien permitted under the indenture imposed by the holder of the Liens;

  (10)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (12)
  restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary so long as the restrictions solely restrict the transfer of the property governed by the security agreements or mortgages;

  (13)
  Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary and its property or assets, or Liens or receivables or related assets which are the subject of, a Qualified Receivables Transaction; and

  (14)
  the Seller Notes as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Seller Notes, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Seller Notes on the date of the indenture.

  Merger, Consolidation or Sale of Assets

        Worldspan may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Worldspan is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Worldspan and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) Worldspan is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Worldspan) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that if the person formed by or surviving any such consolidation or merger with Worldspan is not a corporation, a corporate co-issuer shall also be an obligor with respect to the notes);

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Worldspan) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Worldspan under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  (A) Worldspan or the Person formed by or surviving any such consolidation or merger (if other than Worldspan), or to which such sale, assignment, transfer, conveyance or other disposition has been made: will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," or (B) the Fixed Charge Coverage Ratio on the date of such transaction after giving pro forma effect thereto would be equal to or greater than the same ratio for Worldspan and its Restricted Subsidiaries immediately prior to the transaction.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to (A) a sale, assignment, transfer, conveyance or other disposition of assets between or among Worldspan and any of the Guarantors or (B) any merger or consolidation of (1) Worldspan with and into a Guarantor or (2) Worldspan with and into an Affiliate of Worldspan for the purpose of incorporating or reincorporating or organizing or reorganizing Worldspan in the same or another jurisdiction in the United States or any state thereof or the District of Columbia.

  Transactions with Affiliates

        Worldspan will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to Worldspan or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Worldspan or such Restricted Subsidiary with a Person that is not an Affiliate of Worldspan; and

  (2)
  Worldspan delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Worldspan of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not less favorable to Worldspan and its Restricted Subsidiaries than could reasonably be expected to be obtained in a comparable transaction with a Person that is not an Affiliate of Worldspan, as issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement entered into by Worldspan or any of its Restricted Subsidiaries in the ordinary course of business of Worldspan or such Restricted Subsidiary;

  (2)
  transactions between or among Worldspan and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of Worldspan solely because Worldspan owns an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable fees, compensation or employee benefits arrangements to and indemnity provided for the benefit of employees, directors or officers of WTI, Worldspan or any Restricted Subsidiary of Worldspan in the ordinary course of business;

  (5)
  issuances or sales of Equity Interests (other than Disqualified Stock) to Affiliates, employees, officers and directors of WTI, Worldspan or any of their Subsidiaries;

  (6)
  payment of fees by Worldspan in an aggregate amount not to exceed $1.5 million per annum plus reimbursement expenses for advisory services pursuant to the Advisory Agreement as in effect on the date of the indenture;

  (7)
  Restricted Payments or Permitted Investments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments;"

  (8)
  loans or advances to employees, directors, officers or consultants in an aggregate amount not to exceed $7.5 million outstanding at any one time;

  (9)
  transactions pursuant to any contract or agreement with Worldspan or any of its Restricted Subsidiaries in effect on the date of the indenture, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not less favorable to Worldspan and its Restricted Subsidiaries in any material respect than the original agreement as in effect on the date of the indenture;

  (10)
  the Subsidiary Guaranties;

  (11)
  transactions pursuant to the Stockholders Agreement as in effect on the date of the indenture or any similar agreement or any amendment, modification or replacement of such Stockholders Agreement or agreement; provided that the terms of such amendment, modification or replacement is not more disadvantageous to the Holders of the notes in any material respect than the terms contained in the Stockholders Agreement or similar agreement;

  (12)
  any Tax sharing Agreement; provided that the aggregate amount payable by Worldspan pursuant thereto shall not exceed the Tax Amount;

  (13)
  the provisions by an Affiliate of commercial banking or lending services, investment banking or other similar services on terms that are no less favorable to Worldspan or the relevant Restricted Subsidiary than those that would have been obtained by an unaffiliated party and that are approved in good faith by a majority of the members of the Board of Directors;

  (14)
  any transaction effected as part of a Qualified Receivables Transaction;

  (15)
  any transaction with customers, clients, or suppliers of Worldspan or its Restricted Subsidiaries on terms that are no less favorable to Worldspan or the relevant Restricted Subsidiary than those that would have been obtained by an unaffiliated party and that are approved in good faith by a majority of the members of the Board of Directors; and

  (16)
  the dividend, distribution or acquisition of the capital stock of Worldspan International Inc. in accordance with the provisions of the indenture described above under the caption "—Restricted Payments."

  Additional Subsidiary Guarantees

        If Worldspan or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture (other than (1) a Domestic Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the indenture for so long as it continues to constitute an Unrestricted Subsidiary and (2) any Receivables Subsidiary), or Worldspan designates any Unrestricted Subsidiary that is a Domestic Subsidiary to be a Restricted Subsidiary, then that Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created or designated a Restricted Subsidiary; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary, other than WS Financing Corp., to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Worldspan and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as determined by Worldspan. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Restrictions on Activities of WS Financing Corp.

        WS Financing Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that WS Financing Corp. may be a co-obligor or guarantor with respect to Indebtedness if Worldspan is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by Worldspan or one or more of Worldspan's Restricted Subsidiaries other than WS Financing Corp.

  Restrictions on Activities of Parents

        Parents will not engage in any business activities other than holding the Capital Stock of Worldspan; provided that the Parents may be a guarantor with respect to Indebtedness if Worldspan is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by Worldspan or one or more of Worldspan's Restricted Subsidiaries and WTI may incur the Indebtedness outstanding under the Seller Notes (including pay-in-kind interest payments thereon) and be a party to, and subject to the terms of, the Founder Airline Services Agreements.

  Business Activities

        Worldspan will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Worldspan and its Subsidiaries taken as a whole.

  Payments for Consent

        Worldspan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

        Whether or not required by the SEC's rules and regulations, so long as any notes are outstanding, the Issuers will furnish to the Holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuers' consolidated financial statements by the Issuers' certified independent accountants. In addition, following the consummation of the exchange offer, the Issuers will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Issuers' reporting obligations with respect to clauses (1) and (2) above shall be deemed satisfied in the event the Issuers file such reports with the SEC on EDGAR and deliver a copy of such reports to the Trustee.

        If, at any time after consummation of the exchange offer, the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuers agree that they will not take any action for the sole purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuers' filings for any reason, the Issuers will post the reports referred to in the preceding paragraph on their website within the time periods that would apply if the Issuers were required to file those reports with the SEC.

        In addition, the Issuers and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes;

  (3)
  failure by Worldspan or any of its Subsidiaries to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by Worldspan or any of its Subsidiaries for 30 days after notice from the trustee or the holders of 25% or more of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," "—Certain Covenants—Restricted Payments" or "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (5)
  failure by Worldspan or any of its Subsidiaries for 60 days after notice from the trustee or the holders of 25% or more of the notes then outstanding to comply with any of the other agreements in the indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Worldspan or any of its Subsidiaries (or the payment of which is guaranteed by Worldspan or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

  (7)
  failure by Worldspan or any of its Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

  (9)
  certain events of bankruptcy or insolvency described in the indenture with respect to Worldspan, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Worldspan, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

        The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Affiliates, Stockholders and Partners

        No director, officer, employee, incorporator, Affiliate, stockholder or partner of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' and the Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel (subject to customary assumptions and exceptions) will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Worldspan or any of its Restricted Subsidiaries are a party or by which Worldspan or any of its Restricted Subsidiaries are bound;

  (6)
  the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

  (7)
  the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any past or existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the Issuers' obligations to Holders of notes by a successor;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; or

  (7)
  to conform the text of the indenture, the Subsidiary Guarantees or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers or any Guarantor and thereafter repaid to the Issuers or discharged from their trust, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor are a party or by which the Issuers or any Guarantor are bound;

  (3)
  the Issuers or any Guarantor have paid or caused to be paid all sums payable by them under the indenture; and

  (4)
  the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the indenture.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Worldspan, L.P., World Headquarters, 300 Galleria Parkway, N.W., Atlanta, Georgia 30339, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

        The notes are in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Participants and Indirect Participants (as defined below).

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Worldspan takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Worldspan that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the

Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Worldspan that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Worldspan and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Worldspan, the trustee nor any agent of Worldspan or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Worldspan that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Worldspan. Neither Worldspan nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Worldspan and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised Worldspan that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Worldspan nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies Worldspan that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Worldspan fails to appoint a successor depositary;

  (2)
  in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays), or (B) announces an intention permanently to cease business or does in fact do so;

  (3)
  Worldspan, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (4)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        Worldspan will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Worldspan will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Worldspan expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Worldspan that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; provided that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other person is merged with or into or became a Restricted Subsidiary of such Person shall not be Acquired Debt; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that the amount of such Indebtedness shall be deemed to be the lesser of the value of such asset and the amount of the obligation so secured.

        "Advisory Agreement" means the advisory agreement dated as of the date of the indenture by and between Worldspan and WTI, as in effect on the date of the indenture.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. No Person (other than Worldspan or any Restricted Subsidiary of Worldspan) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Worldspan or any of its Subsidiaries solely by reason of such Investment.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Worldspan and its Restrictive Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests by any of Worldspan's Restricted Subsidiaries (other than directors qualifying shares or shares required by applicable law to be held by a Person other than Worldspan or a Restricted Subsidiary).

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

  (2)
  a transfer of assets between or among Worldspan and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Subsidiary to Worldspan or to a Restricted Subsidiary;

  (4)
  the sale, lease, conveyance or other disposition of equipment, inventory, intellectual property or accounts receivable in the ordinary course of business, including the sale or other disposition of obsolete, uneconomical, negligible, worn-out or surplus assets;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments;"

  (7)
  sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (7), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Worldspan entered into as part of a Qualified Receivables Transaction; and

  (8)
  transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capitalized Software Arrangements" means, at the time any determination is made, the amount of liability in respect of long term software arrangements that are at that time capitalized on a balance sheet in accordance with GAAP and payable over a time period in excess of 12 months.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars or foreign currency that is readily exchangeable into United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  securities issued or directly and fully guaranteed or insured by any state of the United States or any agency or instrumentality thereof having maturity of not more than one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Services;

  (4)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank having combined capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (5)
  repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

  (6)
  commercial paper having one of the two highest ratings obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Worldspan and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Worldspan;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than one or more of the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Worldspan, measured by voting power rather than number of shares;

  (4)
  the first day on which a majority of the members of the Board of Directors of Worldspan are not Continuing Directors; or

  (5)
  the first day on which Worldspan ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of WS Financing Corp.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits or the Tax Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or Tax Amount was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  other expenses incurred in connection with the Transaction on or prior to the date of the indenture; minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, except to the extent that any dividend or similar distribution is actually made and not otherwise included in Consolidated Net Income of such Person;

  (3)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

  (4)
  the cumulative effect of a change in accounting principles will be excluded;

  (5)
  the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

  (6)
  with respect to Worldspan, an amount equal to the product of (a) the amortization of intangibles incurred as a result of purchase accounting in connection with the acquisition, of Worldspan by the Principals times (b) a fraction, the numerator of which is one minus the then combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of Worldspan), expressed as a decimal, and the denominator of which is one, in each case, on a consolidated basis and in accordance with GAAP, shall be added to Consolidated Net Income; and

  (7)
  with respect to Worldspan, the charges or expenses, if any, incurred with respect to the FASA Credits becoming due and payable in the event of a Continuing Payment Termination or Worldspan Bankruptcy FASA Rejection will be added back to Consolidated Net Income of Worldspan to the extent such charges or expenses were deducted in computing such Consolidated Net Income.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Worldspan who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the directors of Worldspan then still in office who were either directors on the date of the indenture or whose election or nomination for election was previously so approved by the Continuing Directors who were members of such Board at the time of such nomination or election; or

  (3)
  who were nominated to serve on the Board of Directors by any of the Principals or their Related Parties.

        "Continuing Payment Termination" means a Delta Continuing Payment Termination or a Northwest Continuing Payment Termination, in each case, as defined in the applicable Founder Airline Services Agreement.

        "Credit Agreement" means that certain Credit Agreement, dated as of the date of the indenture, by and among the Parents, Worldspan, Lehman Commercial Paper Inc., as administrative agent, Lehman Brothers, Inc., as book-runner and lead arranger, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, increased, supplemented, refunded, replaced or refinanced from time to time (whether the same are provided by the original agents and lenders under such Credit Facility or a successor agent or other lenders).

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Delta Continuing Payment" has the meaning assigned to such term in the Founder Airline Services Agreement between Worldspan and Delta Air Lines, Inc.

        "Delta FASA Credit" has the meaning assigned to such term in the Founder Airline Services Agreement between Worldspan and Delta Air Lines, Inc.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Worldspan to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Worldspan may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Restricted Subsidiary of Worldspan, other than WS Financing Corp., that was formed under the laws of the United States or any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Excess FASA Payment" means any transfer of value by way of setoff, rights of recoupment, cash payments or any other transfer of consideration in respect of any FASA Credit, Excess FASA Credit Amount, Continuing Payment or any other consideration payable under the Founder Airline Services Agreement, except that the following shall not be deemed an "Excess FASA Payment":

  (1)
  so long as no Delta Continuing Payment Termination or any Worldspan Bankruptcy Delta Rejection has occurred, an extension of a Delta FASA Credit or payment on or with respect to a FASA Credit Excess Amount (including by way or setoff or recoupment) in an aggregate amount not to exceed the amount in column B of Schedule 4.4(a) of the Founder Airline

    Services Agreement between Worldspan and Delta Air Lines, Inc. for the applicable month in column A of such schedule as in effect on the date of the indenture; or

  (2)
  so long as no Northwest Continuing Payment Termination or any Worldspan Bankruptcy FASA Rejection has occurred, an extension of a Northwest FASA Credit or payment on or with respect to a FASA Credit Excess Amount (including by way of setoff or recoupment) in an aggregate amount not to exceed the amount in column B of Schedule 4.4(a) of the Founder Airline Services Agreement between the Worldspan and Northwest Airlines, Inc. for the applicable month in column A of such schedule as in effect on the date of the indenture.

        "Existing Indebtedness" means any Indebtedness of Worldspan and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and Indebtedness represented by Capital Lease Obligations and Capitalized Software Arrangements) in existence on the date of the indenture, until such amounts are repaid, and Indebtedness represented by Capital Lease Obligations and Capitalized Software Arrangements in an amount at any time outstanding not to exceed the amount of Indebtedness represented by such Capital Lease Obligations and Capitalized Software Arrangements, respectively, outstanding on the date of the indenture.

        "FASA Credits" means the Delta FASA Credit and the Northwest FASA Credit.

        "FASA Excess Credit Amount" has the meaning assigned to such term in the Founder Airline Services Agreements.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Capitalized Software Arrangements, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

  (5)
  the amount of any dividends paid during such period pursuant to clause (6) of the second paragraph of the covenant described above under the caption "Certain Covenants—Restricted Payments;"

provided, that the payments of the Delta FASA Credit, Northwest FASA Credit and FASA Excess Credit Amount under the Founder Airline Services Agreements shall not be deemed to be "Fixed Charges" for any reason, regardless of the timing of payment.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock or preferred equity, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Founder Airlines Services Agreements" mean each of the Founder Airline Services Agreements, dated as of the date of the indenture, by and between Worldspan and each of Delta Air Lines, Inc. and Northwest Airlines, Inc.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business or standard contractual indemnities, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means:

  (1)
  each Domestic Subsidiary; and

  (2)
  any other subsidiary that executes a Guarantee in accordance with the provisions of the indenture; and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

  (2)
  foreign exchange contracts, currency swap agreements or other similar agreements and other agreements or arrangements designed to protect such Person against fluctuations in exchange or currency rates.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent twelve-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any other Indebtedness of the Issuers.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing Capitalized Software Arrangements;

  (6)
  representing the balance deferred and unpaid of the purchase price of any property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable; or

  (7)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided that the payments of the FASA Credits and FASA Excess Credit Amounts under the Founder Airline Services Agreements shall not be deemed to be "Indebtedness" for any reason regardless of the timing of payment; provided further that any Delta Continuing Payment or Northwest Continuing Payment shall be treated as Indebtedness to the extent such payments are classified as indebtedness under GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person and the amount of such obligation being deemed to be the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount of the Indebtedness in the case of any other Indebtedness.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other extensions of credit), advances or capital contributions (excluding (A) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person and (B) commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Worldspan or any Restricted Subsidiary of Worldspan sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Worldspan such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Worldspan, Worldspan will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Worldspan's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

        "Liquidated Damages" means all Liquidated Damages then owing pursuant to the registration rights agreement.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock or preferred equity dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes or Tax Distributions on such gain (or loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), including any extraordinary tax refund, together with any related provision for taxes or Tax Distributions on such extraordinary gain (or loss), less, in the case of any Person that is a partnership or a limited liability company, the Tax Amount of such Person for such period.

        "Net Proceeds" means the aggregate cash proceeds received by Worldspan or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes or Tax Distributions paid or payable as a result of the Asset Sale, and any repayment of Indebtedness that was secured by the assets sold in such Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Indebtedness" means Indebtedness:

  (1)
  as to which neither Worldspan nor any of its Restricted Subsidiaries:

  (a)
  provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

  (b)
  is directly or indirectly liable as a guarantor or otherwise; or

  (c)
  constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Worldspan or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Worldspan or any of its Restricted Subsidiaries.

        "Northwest Continuing Payment Amount" has the meaning assigned to such term in the Founder Airlines Services Agreement between Worldspan and Northwest Airlines, Inc.

        "Northwest FASA Credit" has the meaning assigned to such term in the Founder Airline Services Agreement between Worldspan and Northwest Airlines, Inc.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness. "Permitted Business" means the business of Worldspan and its Subsidiaries engaged in on the date of the indenture and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension of, such business.

        "Permitted Investments" means:

  (1)
  any Investment in Worldspan or in a Restricted Subsidiary of Worldspan;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by Worldspan or any Restricted Subsidiary of Worldspan in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Worldspan; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Worldspan or a Restricted Subsidiary of Worldspan;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Worldspan and/or its parent entities;

  (6)
  any Investments received in compromise of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments received in satisfaction of judgments;

  (7)
  Hedging Obligations;

  (8)
  receivables owing to Worldspan or any Restricted Subsidiary of Worldspan if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include the concessionaire trade terms as Worldspan or the Restricted Subsidiary deems reasonable under the circumstances;

  (9)
  payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (10)
  loans or advances to employees, directors, officers or consultants of WTI, Worldspan or any Restricted Subsidiary of Worldspan made in the ordinary course of business in the aggregate amount not to exceed $7.5 million outstanding at any one time;

  (11)
  Investments in existence on the date of the indenture;

  (12)
  Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by Worldspan or any Restricted Subsidiary;

  (13)
  Investments made solely in exchange for the issuance of Equity Interests;

  (14)
  the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Worldspan or a Restricted Subsidiary of Worldspan in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Worldspan entered into as part of a Qualified Receivables Transaction; and

  (15)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of the indenture not to exceed $20.0 million outstanding; provided that any cash return on capital in any such Permitted Investment (including through any dividend, distribution, repayment, redemption, payment of interest or other transfer) made pursuant to this clause (15) will reduce the amount of any such Permitted Investment for purposes of calculating the amount of Permitted Investments under this clause (15) and will be excluded from clauses (3)(a), (d) and (e) of the first paragraph of the covenant described under the caption "—Certain Covenants—Restricted Payments."

        "Permitted Liens" means:

  (1)
  Liens on assets of Worldspan or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to either clause (1) or clause (17) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

  (2)
  Liens in favor of Worldspan or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Worldspan or any Restricted Subsidiary of Worldspan; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Worldspan or the Restricted Subsidiary;

  (4)
  Liens on property or shares of stock existing at the time of acquisition of the property or stock by Worldspan or any Restricted Subsidiary of Worldspan, provided that such Liens were not incurred in contemplation of such acquisition;

  (5)
  Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations and Capitalized Software Arrangements) permitted by clause (4) and Indebtedness represented by Capital Lease Obligations and Capitalized Software Arrangements permitted by clause (2) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, including carriers', warehousemen's, mechanics and landlords' Liens, in each case for sums not due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions as is required in conformity with GAAP has been made therefor;

  (10)
  encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of Worldspan or a Restricted Subsidiary or to the ownership of their properties in the ordinary course of business which do not materially detract from the value of the property subject thereto or do no materially interfere with the ordinary conduct of business of Worldspan and its Restricted Subsidiaries;

  (11)
  attachment or judgment Liens not giving rise to an Event of Default;

  (12)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and property relating to such letters of credit and products and proceeds thereof;

  (13)
  Leases or subleases granted to others that do not materially interfere with the ordinary course of business of Worldspan and its Restricted Subsidiaries;

  (14)
  Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

  (15)
  Liens securing Permitted Refinancing Indebtedness or Indebtedness incurred to refund, refinance or extend Indebtedness secured by Liens under clauses (1), (3), (4), (6) and (7) hereof, provided that any such Lien does not extend to or cover any property, shares or debt other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

  (16)
  Liens on assets of Worldspan or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and

  (17)
  Liens incurred in the ordinary course of business of Worldspan or any Restricted Subsidiary of Worldspan with respect to obligations that do not exceed $10.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Worldspan or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Worldspan or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by Worldspan, by a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principals" means Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., CVC Management LLC and Ontario Teachers' Pension Plan Board and their respective Affiliates.

        "Qualified Equity Offering" means, any issuance of Capital Stock (other than Disqualified Stock) by Worldspan or WTI (to the extent that the net cash proceeds thereof are contributed to the capital of Worldspan) to any Person or Persons.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by Worldspan or any of its Restricted Subsidiaries pursuant to which Worldspan or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Worldspan or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Worldspan or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Receivables Subsidiary" means a Subsidiary of Worldspan which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Worldspan (as provided below) as a Receivables Subsidiary and

  (1)
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

  (a)
  is guaranteed by Worldspan or any Restricted Subsidiary of Worldspan (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

  (b)
  is recourse to or obligates Worldspan or any Restricted Subsidiary of Worldspan in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction; or

  (c)
  subjects any property or asset of Worldspan or any Restricted Subsidiary of Worldspan (other than the accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction,

  (2)
  with which neither Worldspan nor any Restricted Subsidiary of Worldspan has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Worldspan or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Worldspan other than fees payable in the ordinary course of business in connection with servicing the receivables of such Subsidiary and

  (3)
  with which neither Worldspan nor any Restricted Subsidiary of Worldspan has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Worldspan will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Worldspan giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Related Party" means:

  (1)
  any controlling stockholder, officer, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Seller Notes" means the $39.0 million aggregate principal amount of WTI's 12% Subordinated Note due 2012 issued to American Airlines, Inc. and the $45.0 million aggregate principal amount of WTI's 10% Subordinated Note due 2012 issued to Delta Airlines, Inc., as such aggregate principal amounts may be increased by any interest on the Seller Notes that is not paid in cash and is added to the outstanding principal amount of such notes or that is paid through the issuance of additional notes.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Stockholders Agreement" means the Stockholders Agreement by and among WTI, Worldspan, Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Ontario Teachers' Pension Plan Board and other parties named therein or in joinder agreements thereto, as amended, modified or supplemented from time to time.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Tax Amount" means, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable by Worldspan if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such period; provided that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if Worldspan were a Delaware corporation shall be taken into account; provided, further that:

  (1)
  the Tax Amount for any period shall not exceed the total net amount of the relevant (estimated or final, as the case may be) tax liability that equityholders or partners of Worldspan (as the case may be) actually owes to the appropriate taxing authority at such time;

  (2)
  if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero; and

  (3)
  any Tax Amount other than amounts relating to estimated taxes shall be computed by a nationally recognized accounting firm.

        Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from Worldspan's reorganization as or change in the status to a corporation for tax purposes.

        "Taxable Income" means, for any period, the taxable income or loss of Worldspan for such period for federal income tax purposes.

        "Tax Distribution" means a distribution in respect of taxes to the partners of Worldspan pursuant to clause (7) of the second paragraph of the covenant described above under the caption "Certain Covenants—Restricted Payments."

        "Unrestricted Subsidiary" means any Subsidiary of Worldspan (other than WS Financing Corp. or any of its successors) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  on the date of such designation is not party to any agreement, contract, arrangement or understanding with Worldspan or any Restricted Subsidiary of Worldspan unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Worldspan or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Worldspan;

  (3)
  is a Person with respect to which neither Worldspan nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Worldspan or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of Worldspan as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Worldspan as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Worldspan will be in default of such covenant. The Board of Directors of Worldspan may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Worldspan of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

  (1)
  such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

  (2)
  no Default or Event of Default would be in existence following such designation; and

  (3)
  such Restricted Subsidiary becomes a Guarantor and executes a supplemental indenture.

        "Worldspan Bankruptcy FASA Rejection" has the meaning assigned to such term in the Founder Airline Services Agreement.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        This section summarizes the material U.S. federal income tax consequences to holders of notes. However, the discussion is limited in the following ways:

  •
  This discussion only covers you if you buy your notes from the selling noteholder identified in the section entitled "Selling Noteholder."

  •
  The discussion only covers you if you hold your notes as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, a partnership or other pass-through entity, a regulated investment company, a dealer in securities or currencies, a person holding the notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or a person whose functional currency is not the United States dollar.

  •
  The discussion does not cover tax consequences that depend upon your particular tax situation.

  •
  The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

  •
  The discussion does not cover state, local or foreign law.

  •
  We have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

        If you are considering buying notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

        A "U.S. holder" is (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. Income tax treaties may contain provisions that modify the U.S. Federal income tax principles for determining the tax residency of individuals and entities. You should consult your tax advisors if you believe a relevant income tax treaty modifies the application of the aforementioned rules as applied to your status as a U.S. holder. All references to "holders" (including U.S. holders) are to beneficial owners of the notes. The term "Non-U.S. holder" refers to any beneficial owner of a note who or which is not a U.S. holder or a partnership or other pass-through entity.

U.S. Holders

        Taxation of Interest.    If you are a U.S. holder, you will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes. Any amount that you pay on account of accrued, unpaid interest on the notes at the time of purchase will be treated as an offset to interest income accrued or received on the notes for the initial interest accrual period that you hold the notes.

        Sale, Exchange or Redemption of Notes.    On the sale, retirement or redemption of your note:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note (less any amount attributable to accrued, unpaid interest at the time of purchase), increased by any market discount that you elect to include in income as it accrues (see "—U.S. Holders—Market Discount", below) and reduced by any bond premium amortized on the notes (see "—U.S. Holders—Amortizable Bond Premium", below).

  •
  Except as described below with respect to the treatment of market discount, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. The maximum tax rate on long-term capital gains recognized by individuals before January 1, 2009 is 15%. Absent further changes in the law, the long-term capital gains recognized by individuals after 2008 will be subject to a maximum tax rate of 20% (or 18% if the note is held for more than five years). The deductibility of capital losses is subject to limitations.

        Market Discount.    If you acquire the notes at a "market discount," gain that you recognize on the sale or disposition of the notes will be treated as ordinary income to the extent that any such market discount has accrued at the time you sell or dispose of the notes. You will hold notes at a market discount if the stated principal amount of the notes exceeds your initial tax basis in the notes by more than a de minimis amount. Market discount will be de minimis if it is less than 1/4 of 1 per cent of the stated principal amount of the notes multiplied by the number of complete years from your date of acquisition of the notes to the date of their maturity. A portion of the market discount accrues ratably on a daily basis, based on the number of days that you hold the notes divided by the total number of days that you would hold the notes from your date of acquisition until the date of maturity, unless you elect to have market discount accrue on a constant yield to maturity basis. In lieu of recognizing market discount as ordinary income upon a taxable sale or disposition of the notes, you may elect to recognize market discount in income as it accrues. If you hold the notes at a market discount, all or part of your interest expense related to the acquisition of the notes may be deferred until you include the market discount in income.

        Amortizable Bond Premium.    If you acquire notes at a price that is greater than the stated redemption price at maturity, you will generally be treated as having acquired the notes with bond premium. The amount of such premium will be included in the adjusted tax basis of your notes which may result in a capital loss upon sale, exchange, redemption, or other disposition of notes. In lieu of the foregoing, you may elect to amortize such premium, as an offset to interest accrued or received on notes, using a constant yield method over the remaining term of notes. An election to amortize bond premium will apply to all bonds (other than tax-exempt bonds) held by you at the beginning of the first taxable year to which the election applies, and to all such bonds acquired thereafter, and may only be revoked by you with the consent of the Internal Revenue Service.

Non-U.S. Holders

        Withholding Tax on Payments of Principal and Interest on Notes.    Generally, payments of principal and interest on a note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of an interest payment:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all of our voting stock;

  •
  you are not a controlled foreign corporation that is related to us within the meaning of U.S. federal income tax laws;

  •
  you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  you are either (A) the beneficial owner of the note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of your trade or business (a "financial institution") and that certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

        Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payment on a note if such interest is effectively connected with your conduct of a trade or business in the United States. Foreign corporations may wish to consider the possible impact of a branch profits tax.

        Sale, Exchange or Redemption of Notes.    You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note (except with respect to accrued and unpaid interest, which would be taxable as described above), unless:

  •
  you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the U.S. and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

  •
  the gain is effectively connected with your conduct of a trade or business in the U.S.; or

  •
  you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

        U.S. Federal Estate Tax.    If you are an individual, your notes will not be subject to U.S. estate tax when you die, provided that, at your death, payments on the notes were not effectively connected with the conduct of a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote. The United States federal estate tax was repealed in June 2001; however, the repeal does not take effect until 2010. In addition, the legislation repealing the estate tax expires in 2011, and thus the estate tax will be reinstated at that time unless future legislation extends the repeal.

Backup Withholding and Information Reporting

        U.S. Holders.    Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

        Non-U.S. Holders.    Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides a certification described above under "—Non-U.S. Holders—Withholding Tax on Payments of Principal and Interest on Notes" or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

        Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of notes effected outside the U.S. by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of notes effected outside the U.S. by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) is a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        The selling noteholder is offering the resale notes for its own account, and not for our account. We will not receive any of the net proceeds of the offering.

        The selling noteholder may offer the resale notes for sale from time to time in one or more transactions, including:

  •
  block transactions;

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at prices determined on a negotiated or competitive bid basis.

        The selling noteholder may sell the resale notes directly, through agents designated by them, from time to time, or by such other means as we may specify in any applicable prospectus supplement. Participating agents or broker-dealers in the distribution of any of the notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the sale of the resale notes purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

        The selling noteholder may sell the resale notes through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such notes to the public at varying prices to be determined by the broker-dealer at the time of resale. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

        To the extent required, the number and amount of the resale notes to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an appropriate supplement to this prospectus.

        If underwriters are used in a sale, resale notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The resale notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement. Underwriters, dealers and agents may be entitled, under agreements to be entered into among us and the selling noteholder, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. If any material change is made with respect to this plan of distribution, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

        In order to comply with the securities laws of particular states, the notes covered by this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in particular states, the notes may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Certain persons that participate in the distribution of the notes may engage in transactions that stabilize, maintain or otherwise affect the price of the notes, including over allotment, stabilizing and short-covering transactions in such notes, and the imposition of penalty bids, in connection with an offering. Any person participating in the distribution of the notes registered under the registration statement that includes this prospectus and any supplement will be subject to applicable provisions of the Exchange Act of 1934 and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our notes by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our notes to engage in market-making activities with respect to our notes. These restrictions may affect the marketability of our notes and the ability of any person or entity to engage in market-making activities with respect to our notes.

        Upon sale under the registration statement that includes this prospectus and any supplement, the notes registered by the registration statement will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

        The validity and the binding effect of the notes offered hereby will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania.

EXPERTS

        The consolidated financial statements of Worldspan, L.P. as of December 31, 2002 and 2003 and for each of the two years in the period ended December 31, 2002, for the six months ended June 30, 2003 and for the six months ended December 31, 2003 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1, which we refer to as the registration statement and which term shall encompass all amendments, exhibits, annexes and schedules to said registration statement, under the Securities Act and the rules and regulations promulgated under the Securities Act, with respect to the notes. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, parts of which are omitted in compliance with the rules and regulations of the SEC. For further information with respect to us and our notes, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the document or matter involved and each of these statements shall be deemed qualified in its entirety by this reference.

        The registration statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone number: 1-800-SEC-0330). Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

        We are currently subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described above. These reports and such other information do not constitute part of this prospectus.

        If for any reason we are not required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended, we are still required under the terms of the indenture, so long as any notes are outstanding, to furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Conditions and Results of Operations" that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Report of Independent Auditors

To the Board of Directors and
Partners of Worldspan, L.P.:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, partners' capital and cash flows present fairly, in all material respects, the financial position of Worldspan, L.P. and its subsidiaries (the "Partnership") at December 31, 2002, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, and the results of their operations and their cash flows for the six months ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PRICEWATERHOUSECOOPERS LLP

March 26, 2004
Atlanta, Georgia

Report of Independent Auditors

To the Board of Directors and
Partners of Worldspan, L.P.:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, partners' capital and cash flows present fairly, in all material respects, the financial position of Worldspan, L.P. and its subsidiaries (the "Partnership") at December 31, 2003, and the results of their operations and their cash flows for the six months ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/S/ PRICEWATERHOUSECOOPERS LLP

March 26, 2004
Atlanta, Georgia

Worldspan, L.P.
Consolidated Balance Sheets
(in thousands)

	Predecessor Basis	Successor Basis
	December 31, 2002	December 31, 2003	March 31, 2004
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$132,101	$43,746	$32,104
Trade accounts receivable, net	62,791	103,122	142,041
Related party accounts receivable, net	34,933	—	—
Prepaid expenses and other current assets	22,984	23,629	14,011

Total current assets	252,809	170,497	188,156
Property and equipment, less accumulated depreciation	115,610	120,510	137,406
Deferred charges	35,920	33,544	34,899
Debt issuance costs, net	—	13,626	12,419
Supplier and agency relationships, net	—	304,752	296,319
Developed technology, net	19,524	228,322	222,813
Trade name	—	72,142	72,142
Goodwill	—	109,740	109,788
Other intangible assets, net	—	34,722	34,021
Investments	6,865	6,377	6,115
Other long-term assets	24,138	25,263	22,510

Total assets	$454,866	$1,119,495	$1,136,588

Liabilities and Partners' Capital
Current liabilities
Accounts payable	$18,502	$19,675	$17,958
Accrued expenses	145,608	144,415	159,812
Current portion of capital lease obligations	25,868	16,136	20,107
Current portion of long-term debt	—	8,000	12,250

Total current liabilities	189,978	188,226	210,127
Long-term portion of capital lease obligations	67,688	55,002	67,045
Long-term debt	—	385,000	353,750
Pension and postretirement benefits	54,401	68,405	65,959
Other long-term liabilities	7,197	6,310	6,736

Total liabilities	319,264	702,943	703,617
Commitments and contingencies
Partners' capital	135,602	416,552	432,971

Total liabilities and Partners' capital	$454,866	$1,119,495	$1,136,588

The accompanying notes are an integral part of these consolidated financial statements.

Worldspan, L.P.
Consolidated Statements of Operations
(in thousands)

	Predecessor Basis
	Year ended December 31,				Successor Basis
	2001	2002	Three months ended March 31, 2003	Six months ended June 30, 2003	Six months ended December 31, 2003	Three months ended March 31, 2004
			(unaudited)			(unaudited)
Revenues
Electronic travel distribution
Third party	$483,795	$511,914	$135,272	$272,968	$396,488	$232,539
Related party	278,509	295,181	71,672	141,965	—	—
Information technology services
Third party	12,336	13,285	3,484	6,572	32,974	15,992
Related party	113,713	94,489	23,917	45,967	—	—

Total revenues	888,353	914,869	234,345	467,472	429,462	248,531
Operating Expenses
Cost of revenues
Cost of revenues excluding developed technology amortization	588,633	605,845	162,852	334,469	319,603	170,337
Developed technology amortization	12,827	15,244	3,961	7,359	11,015	5,508

Total cost of revenues	601,460	621,089	166,813	341,828	330,618	175,845
Selling, general and administrative	206,315	181,813	40,278	76,141	72,724	36,160
Amortization of intangible assets	—	—	—	—	18,270	9,135

Total operating expenses	807,775	802,902	207,091	417,969	421,612	221,140
Operating income	80,578	111,967	27,254	49,503	7,850	27,391
Other Income (Expense)
Interest income	5,812	2,085	251	401	295	99
Interest expense	(6,515)	(5,481)	(1,368)	(2,756)	(20,891)	(10,794)
Gain on sale of marketable securities	9,148	—	—	—	—	—
Equity in (loss) gain of investees, net	(2,141)	68	3	130	278	(50)
Write-down of impaired investments	(19,784)	(10,330)	—	—	(1,232)	—
Change-in-control expense	—	—	—	(17,259)	—	—
Other, net	(4,819)	7,768	(781)	(1,461)	(11)	(265)

Total other expense, net	(18,299)	(5,890)	(1,895)	(20,945)	(21,561)	(11,010)

Income (loss) before provision for income taxes	62,279	106,077	25,359	28,558	(13,711)	16,381
Income tax (benefit) expense	(890)	1,258	57	144	989	229

Net income (loss)	$63,169	$104,819	$25,302	$28,414	$(14,700)	$16,152

The accompanying notes are an integral part of these consolidated financial statements.

Worldspan, L.P.
Consolidated Statements of Partners' Capital
(in thousands)

	Partners' Capital	Accumulated Other Comprehensive Income	Total
Predecessor Basis
Balance at December 31, 2000	$249,052	$(2,505)	$246,547
Comprehensive income:
Net income	63,169	—	63,169
Unrealized holding loss on investment	—	(6,408)	(6,408)
Reclassification adjustment for realized loss on investment included in net income	—	9,438	9,438
Additional minimum pension liability	—	(390)	(390)

Comprehensive income:			65,809
Distribution to Partners	(175,000)	—	(175,000)

Balance at December 31, 2001	137,221	135	137,356
Comprehensive income:
Net income	104,819	—	104,819
Unrealized holding loss on investment	—	(458)	(458)
Additional minimum pension liability	—	(6,115)	(6,115)

Comprehensive income:			98,246
Distribution to Partners	(100,000)	—	(100,000)

Balance at December 31, 2002	142,040	(6,438)	135,602
Comprehensive income:
Net income	28,414	—	28,414
Unrealized holding gain on investment	—	210	210

Comprehensive income:			28,624
Distribution to Partners	(110,000)	—	(110,000)

Balance at June 30, 2003	$60,454	$(6,228)	$54,226

Successor Basis
Comprehensive income:
Net loss	$(14,700)	$—	$(14,700)
Unrealized holding gain on investment	—	425	425

Comprehensive income:			(14,275)
Elimination of prior Partners' capital	(60,454)	6,228	(54,226)
Equity contribution from WTI	432,813	—	432,813
Distribution to WTI	(2,120)	—	(2,120)
Stock-based compensation	134	—	134

Balance at December 31, 2003	416,127	425	416,552
Comprehensive income:
Net income (unaudited)	16,152	—	16,152
Unrealized holding loss on investment (unaudited)	—	(211)	(211)

Comprehensive income:			15,941
Distribution to WTI (unaudited)	(569)	—	(569)
Stock-based compensation (unaudited)	1,047	—	1,047

Balance at March 31, 2004 (unaudited)	$432,757	$214	$432,971

The accompanying notes are an integral part of these consolidated financial statements.

Worldspan, L.P.
Consolidated Statements of Cash Flows
(in thousands)

	Predecessor Basis
	Year ended December 31,				Successor Basis
	2001	2002	Three months ended March 31, 2003	Six months ended June 30, 2003	Six months ended December 31, 2003	Three months ended March 31, 2004
			(unaudited)			(unaudited)
Cash flows from operating activities:
Net income (loss)	$63,169	$104,819	$25,302	$28,414	$(14,700)	$16,152
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	83,425	79,215	17,146	32,322	52,955	25,063
Amortization of debt issuance costs	—	—	—	—	1,311	1,207
Stock-based compensation	—	—	—	—	134	1,047
Gain on sale of investment	(9,148)	—	—	—	—	—
Equity in loss (gain) of investees, net	2,141	(68)	(3)	(130)	(278)	51
Write-down of impaired investments	19,784	10,330	—	—	1,232	—
Loss (gain) on disposal of property and equipment, net	2,608	826	175	1,010	610	(18)
Other	—	243	—	300	141	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(158)	(3,326)	(14,933)	(17,075)	17,850	(38,919)
Related party accounts receivable, net	(14,467)	7,786	(7,031)	(3,396)	—	—
Prepaid expenses and other current assets	73	(11,384)	7,738	5,412	(6,056)	9,619
Deferred charges	1,659	7,003	1,767	1,945	431	(1,355)
Other long-term assets	284	(13,995)	(5,653)	(16,840)	2,594	(783)
Accounts payable	(3,926)	587	(5,506)	640	850	(1,717)
Accrued expenses	20,025	4,934	(15,621)	6,330	(10,712)	15,349
Pension and postretirement benefits	(3,802)	(101)	2,008	3,203	4,339	(2,447)
Other long-term liabilities	(461)	(120)	(969)	(1,112)	227	425

Net cash provided by operating activities	161,206	186,749	4,420	41,023	50,928	23,674
Cash flows from investing activities:
Purchase of property and equipment	(22,337)	(12,375)	(7,574)	(4,236)	(15,961)	(2,862)
Proceeds from sale of property and equipment	779	559	146	396	75	20
Capitalized software for internal use	(3,613)	(3,056)	(1,036)	(1,367)	(1,395)	—
Purchase of investments	(9,371)	(327)	—	—	—	—
Proceeds from sale of investment	9,148	—	—	—	—	—

Net cash used in investing activities	(25,394)	(15,199)	(8,464)	(5,207)	(17,281)	(2,842)
Cash flows from financing activities:
Distribution to Partners	(175,000)	(100,000)	(60,000)	(110,000)	—	—
Payments to seller airlines	—	—	—	—	(702,846)	—
Equity contribution from WTI, net of transaction costs	—	—	—	—	306,967	—
Distribution to WTI	—	—	—	—	(2,120)	(569)
Proceeds from issuance of debt, net of debt issuance costs	—	—	—	—	390,063	—
Principal payments on capital leases	(16,046)	(25,390)	(7,014)	(13,986)	(13,896)	(4,905)
Principal payments on debt	—	—	—	—	(12,000)	(27,000)

Net cash used in financing activities	(191,046)	(125,390)	(67,014)	(123,986)	(33,832)	(32,474)
Net (decrease) increase in cash and cash equivalents	(55,234)	46,160	(71,058)	(88,170)	(185)	(11,642)
Cash and cash equivalents at beginning of period	141,175	85,941	132,101	132,101	43,931	43,746

Cash and cash equivalents at end of period	$85,941	$132,101	$61,043	$43,931	$43,746	$32,104

Supplemental disclosure of cash flow information:
Interest paid	$6,515	$6,695	$1,271	$2,433	$17,042	$3,500
Income taxes paid (recovered)	$1,519	$(81)	$161	$564	$(538)	$372

Non-cash financing activities:

(1)
Capital lease obligations of $30,703 and $41,053 were incurred in 2001 and 2002, respectively, $17,237 and $12,134 for the six months ended June 30, 2003 and six months ended December 31, 2003, respectively, and $10,707 and $20,919 for the three months ended March 31, 2003 and 2004, respectively, when the Partnership entered into leases for new equipment.

The accompanying notes are an integral part of these consolidated financial statements

Worldspan, L.P.
Notes to Consolidated Financial Statements
(dollars in thousands, except per share data)

1.    Summary of Significant Accounting Policies

        Nature of Business.    Worldspan, L.P. (the "Partnership"), is a Delaware limited partnership formed in 1990. On June 30, 2003, Worldspan Technologies Inc. ("WTI"), formerly named Travel Transaction Processing Corporation, newly formed by Citigroup Venture Capital Equity Partners, L.P. ("CVC") and Ontario Teachers' Pension Plan Board ("OTPP"), indirectly acquired 100% of the outstanding partnership interests of the Partnership from affiliates of Delta Air Lines, Inc. ("Delta"), Northwest Airlines, Inc. ("Northwest") and American Airlines, Inc. ("American") (the "Acquisition"). WTI owns all of the general partnership interests in the Partnership. WS Holdings LLC ("WS Holdings"), which is owned by WTI, is the sole limited partner of the Partnership, owning all of the limited partnership interests. Prior to the Acquisition, Delta, Northwest and American (collectively, our "founding airlines") owned, through affiliates, approximately 40%, 34% and 26%, respectively, of the general partnership interests in the Partnership. NEWCRS Limited, Inc. ("NEWCRS"), which was owned by our founding airlines, owned all of the limited partnership interests. American acquired its interest in the Partnership as part of its acquisition of substantially all of the assets of Trans World Airlines, Inc. ("TWA") in April 2001.

        The Partnership provides information, reservations, transaction processing and related services for airlines, travel agencies and other travel-related entities. The Partnership owns and operates a global distribution system ("GDS"), and provides subscribers with access to and use of this GDS. The Partnership also charges Delta, Northwest and others for the use of the GDS.

        Basis of Presentation.    The accompanying financial statements represent the consolidated statements of the Partnership and its wholly owned subsidiaries. The Partnership accounts for its investments in certain investee companies (ownership 20%-50%) under the equity method of accounting, due to the Partnership having significant influence, but not control of the investee. Less than 20%-owned investees are included in the financial statements at the cost of the Partnership's investment, as the Partnership does not have significant influence of the investee. All material intercompany transactions and balances have been eliminated in consolidation.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management these financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods indicated. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Operating results for the three months ended March 31, 2004 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 2004.

        The consolidated financial statements present the Partnership for the six months ended December 31, 2003 and the three months ended March 31, 2004 ("successor basis" reflecting the Acquisition and associated basis) and the three months ended March 31, 2003 and the six months ended June 30, 2003 ("predecessor basis" for the period of Delta's, Northwest's and American's ownership of the Partnership and associated basis).

        In accordance with the requirements of purchase accounting, the assets and liabilities of the Partnership were adjusted to their estimated fair values and the resulting goodwill computed for the Acquisition (see Note 8). The application of purchase accounting generally results in higher depreciation and amortization expense in future periods. Accordingly, and because of other effects of purchase accounting, the accompanying consolidated financial statements as of and for the period prior to the Acquisition are not comparable with those periods subsequent to the Acquisition.

        Cash and cash equivalents.    Cash equivalents consist of commercial paper and overnight investments with original maturities of three months or less when purchased.

        Fair Value of Financial Instruments.    The carrying amounts of the Partnership's financial instruments, exclusive of the depository certificates discussed in Note 2, approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Partnership, the carrying value of capital lease obligations approximates fair value.

        Foreign Currency.    The U.S. dollar is considered to be the functional currency of the Partnership's foreign subsidiaries. The Partnership had cash and cash equivalents, accounts receivable and accounts payable denominated in foreign currencies of approximately $6,962, $1,805 and $1,793, respectively, at December 31, 2002, $2,131, $2,529 and $2,742, respectively, at December 31, 2003, and $1,494 (unaudited), $2,853 (unaudited) and $787 (unaudited), resepctively, at March 31, 2004. These amounts have been translated into U.S. dollars based upon exchange rates in effect at December 31, 2002 and 2003 and the related transaction gains and losses are included in "Other, net" in the accompanying consolidated statements of operations.

        Consolidated Statements of Cash Flows.    For purposes of the consolidated statements of cash flows, the Partnership considers all short-term, highly liquid investments readily convertible into cash with original maturity at date of purchase of three months or less to be cash equivalents. At December 31, 2002 and 2003 and March 31, 2004, the Partnership had cash equivalents of approximately $113,924, $39,375 and $20,495 (unaudited), respectively.

        Property and equipment.    Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment held under capital leases are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

        Capitalized Software for Internal Use.    Under the provisions of Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"), capitalization of costs begins when the preliminary project stage is completed, management has authorized further funding for the project and management deems it probable that the software will be completed and used to perform the function intended. The Partnership amortizes capitalized software development costs when the project is substantially complete and ready for its intended use. Amortization is provided on a straight-line basis over the estimated useful life of the software, which is approximately three to seven years. Amortization of capitalized software was $3,280 and $5,697, respectively, for the years ended December 31, 2001 and 2002, $3,139 and $254, respectively, for the six months ended June 30, 2003 and December 31, 2003 and $1,574 (unaudited) and $125 (unaudited), respectively, for the three months ended March 31, 2003 and 2004. Research and development costs incurred in software development was $12,708 and $10,087, respectively, for the years ended December 31, 2001 and 2002, $5,103 and $4,465, respectively, for the six months ended June 30, 2003 and December 31, 2003 and $2,668 (unaudited) and $2,151 (unaudited), respectively, for the three months ended March 31, 2003 and 2004. Software maintenance costs are expensed as incurred.

        Long-Lived Assets.    Long-lived assets are reviewed for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that such indicators are present, an undiscounted future net cash flow projection is prepared for the assets. In preparing this projection, a number of assumptions are made, including without limitation, future transactions levels, price levels and rates of increase in operating expenses. If the projection of undiscounted future cash flows is in excess of the carrying value of the recorded asset, no impairment is recorded. If the carrying value of the assets exceeds the projected undiscounted net cash flows, an impairment is recorded. The amount of the impairment charge is determined by discounting the projected net cash flows.

        Revenue Recognition.    The Partnership provides electronic travel distribution services through the Worldspan GDS. These services are provided for airline carriers, rental car companies, hotels and other providers of travel products and services (collectively referred to as "associates"). The Partnership charges the associates fees for reservations booked through the Worldspan GDS and the fee per transaction is based upon the participation level of the respective associate. Each participation level has a different level of functionality, which impacts the nature of the services provided through the Worldspan GDS. Revenue for airline travel transactions made through the Worldspan GDS is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded to the airline. Therefore, revenues are recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on historical cancellation rates. In estimating the amount of future cancellations that will require a transaction fee to be refunded, the Partnership assumes that a significant percentage of cancellations are followed by an immediate re-booking, without a net loss of revenues. This assumption is based on historical rates of cancellations and re-bookings and has a significant impact on the amount reserved. Revenue for car rental, hotel and other travel provider transactions is recognized at the time the reservation is used by the traveler.

        The Partnership also enters into subscriber service agreements, primarily with travel agencies, providing the user with access to the Worldspan GDS. Revenue for subscriber agreements is recognized as the service is provided.

        As part of the Acquisition, the Partnership entered into a founder airline services agreement ("FASA") with each of Delta and Northwest. The FASAs replaced existing agreements between the Partnership and these two founding airlines covering substantially the same information technology services provided by the Partnership at substantially the same prices. The services provided under the FASAs include (i) internal reservation system services; (ii) flight operations technology services; and (iii) software development services, which include custom development and integration of software for use in an airline's internal reservation system and flight operations system. Under the terms of the FASAs, revenue is earned in relation to the actual monthly cost incurred to provide each of the services. Revenue is recognized in the period the services are provided and the associated costs are incurred. The FASAs contain an obligation by the Partnership to provide FASA credits and make FASA credit payments (collectively referred to as "FASA credits") to Delta and Northwest during the term. For the six months ended December 31, 2003 and the three months ended March 31, 2004, Delta and Northwest earned FASA credits of $16,667 and $8,333 (unaudited), respectively, which were accounted for as contra-revenue in accordance with Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products) ("EITF No. 01-9").

        The Partnership also provides technology services to other companies in the travel industry on a fixed fee per transaction basis. Revenue is recognized as the service is provided.

        The Partnership has entered into fare content agreements with certain airlines pursuant to which these airlines will give the Partnership access to their schedule information, seat availability and publicly available fares (including web fares) for flights for sale in the territories covered in the respective agreements. Monthly payments made in conjunction with these agreements are accounted for as contra-revenue in accordance with EITF No. 01-9.

        Advertising Costs.    Advertising costs are expensed as incurred.

        Subscriber Incentives.    Subscriber incentive costs include ongoing programs to assist in the sale of Worldspan products and services. Costs may increase or decrease depending on total Worldspan system transaction volumes generated by certain subscribers. These subscriber incentives may be paid at the time of signing a long-term agreement, at specified intervals of time, upon reaching specified transaction thresholds or for each transaction processed through the Worldspan GDS. Subscriber incentives that are payable on a per transaction basis are expensed in the month the transactions are generated. Subscriber incentives payable upon the achievement of specified objectives are assessed as to the likelihood and amount of ultimate payment and expensed over the term of the contract. Subscriber incentives paid at contract signing or payable at specified dates or upon the achievement of specified objectives are capitalized and amortized over the expected life of the travel agency contract, which is generally four years. Deferred charges represent the unamortized balance of the capitalized payments to subscribers. Amortization of deferred charges was $24,078 and $25,117, respectively, for the years ended December 31, 2001 and 2002, $11,172 and $10,096, respectively, for the six months ended June 30, 2003 and December 31, 2003 and $5,331 (unaudited) and $5,133 (unaudited), respectively, for the three months ended March 31, 2003 and 2004. Deferred charges are reviewed for recoverability on a quarterly basis, or when circumstances change, based upon the expected future cash flows from transactions processed by the related subscribers. If the estimate for future recoverability differs from the amount recorded, the difference is written off.

        In accordance with EITF No. 01-9, subscriber incentive costs are recorded as a reduction of electronic travel distribution revenue. To the extent these costs reduce the revenue associated with the subscriber service agreements to zero, the remaining subscriber incentive costs are included in cost of revenues excluding developed technology amortization on the consolidated statements of operations.

        Goodwill and Other Intangible Assets.    The Partnership accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires goodwill and intangible assets with indefinite lives to no longer be amortized. Goodwill and other intangible assets will be subject to an impairment test annually or when changes in circumstances indicate that the carrying value may not be recoverable.

        Stock-Based Compensation.    Under the WTI stock incentive plan, WTI offers restricted shares of its Common Stock and grants options to purchase shares of its Common Stock to certain employees of the Partnership. WTI accounts for employee stock options and restricted shares of Common Stock in accordance with SFAS No. 123, Accounting for Stock Based Compensation ("SFAS No. 123"). WTI values stock options based upon a binomial option-pricing model. As the options and restricted shares of Common Stock are being granted to employees of the Partnership, the Partnership recognizes this value as an expense over the period in which the options and restricted shares vest, with a corresponding increase in partners' capital.

        Retirement Plans.    Pension costs recorded as charges to operations include actuarially determined current service costs and an amount equivalent to amortization of prior service costs in accordance with the provisions set forth in SFAS No. 87, Employers' Accounting for Pensions. The Partnership accounts for postretirement benefits other than pensions in accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The Partnership accounts for the cost of these benefits, which are for health care and life insurance, by accruing them during the employee's active working career. In October 2003, the Partnership approved changes that resulted in the curtailment of these retirement plans. As required by SFAS Nos. 87, 106 and 141, the Partnership has recognized the effects of those actions in measuring the projected benefit obligation as part of purchase accounting.

        Income Taxes.    All income or losses of the Partnership are allocated to the general and limited partners for inclusion in their respective income tax returns and, consequently, no provision or benefit for U.S. federal or state income taxes has been made in the accompanying financial statements. These financial statements have been prepared in accordance with generally accepted accounting principles, which differ from the principles used in preparing the Partnership's income tax returns. In 2001, there was a one-time federal income tax payment associated with a Foreign Sales Corporation ("FSC"), which was wholly-owned by the Partnership. The Partnership is subject to income tax in foreign countries where it maintains operations. With the exception of the FSC, the income tax provision consists only of these foreign taxes.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Risks and Uncertainties.    The Partnership derives substantially all of its revenues from the travel industry. Accordingly, events affecting the travel industry, particularly airline travel and participating airlines, can significantly affect the Partnership's business, financial condition and results of operations. The Partnership's customers are primarily located in the United States and Europe.

        Travel agencies are the primary channel of distribution for the services offered by travel vendors. If the Partnership were to lose and not replace the transactions generated by any significant travel agencies, its business, financial condition and results of operations could be adversely affected. For the year ended December 31, 2002, the six months ended June 30, 2003 and December 31, 2003 and the three months ended March 31, 2003 and 2004, one subscriber generated transactions in our electronic travel distribution segment which resulted in revenue of approximately $134,993, $89,322, $93,334, $43,040 (unaudited) and $63,187 (unaudited), respectively. These amounts represented 15%, 19%, 22%, 18% (unaudited) and 25% (unaudited), respectively, of the Partnership's total operating revenue.

        Furthermore, the Partnership charges associates for electronic travel distribution services and information technology services. Revenues generated by two associates for the year ended December 31, 2002, the six months ended June 30, 2003 and December 31, 2003, and the three months ended March 31, 2003 and 2004 were $304,320, $152,506, $129,744, $78,692 (unaudited) and $69,337 (unaudited), respectively. These amounts, included in the electronic travel distribution segment and the information technology services segment, represented approximately 33% of total operating revenues for the year ended December 31, 2002 and the six months ended June 30, 2003, 30% of total operating revenues for the six months ended December 31, 2003 and 34% (unaudited) and 28% (unaudited), respectively, of total operating revenues for the three months ended March 31, 2003 and 2004. At December 31, 2003 and March 31, 2004, accounts receivable from these same two associates was approximately $32,704, $40,670 (unaudited), respectively or 32% and 29% (unaudited), respectively of the Partnership's total net accounts receivable. Such amounts have been collected subsequent to year end.

        The Partnership maintained an allowance for doubtful accounts of approximately $18,447, $15,530 and $15,689 (unaudited) at December 31, 2002 and 2003 and March 31, 2004, respectively.

        Cost of Revenues.    Cost of revenues consists primarily of inducements paid to travel agencies, technology development and operations personnel, software costs, network costs, hardware leases, maintenance of computer and network hardware, depreciation of computer hardware and the data center building and other travel agency support headcount.

        Selling, General and Administrative.    Selling, general and administrative expenses consist primarily of sales and marketing, labor and associated costs, advertising services, professional fees, a portion of the expenses associated with our facilities, depreciation of computer equipment, furniture and fixtures and leasehold improvements, internal management costs and expenses for finance, legal, human resources and other administrative functions.

        Recently Issued Accounting Pronouncements.    In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant effect on the Partnership's financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. SFAS 150 prohibits entities from restating financial statements for earlier years presented. SFAS 150 became effective for the Partnership at the beginning of the third quarter of 2003. The Partnership does not currently have financial instruments with the characteristics of liabilities and equity. Accordingly, the implementation of SFAS 150 did not have any impact on the Partnership's consolidated financial position or results of operations.

        Reclassifications.    Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

2. Investments

        The Partnership has entered into strategic investments with various technology and Internet companies that offer travel related products and services. These investments are strategic in that the primary purpose of the investments is either to enhance the content offered on the Worldspan GDS or to enable the Partnership to offer new and/or enhanced travel related products.

        At December 31, 2002 and 2003, the Partnership held an investment in a publicly traded company that is classified as an available-for-sale marketable security. The Partnership's basis in this investment at December 31, 2002 was approximately $562, after recording an impairment charge of $9,438 during 2001 based on the determination that the decline in fair value below cost was other-than-temporary, as defined in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and related guidance (see discussion below). At December 31, 2003, the Partnership's basis in this investment was approximately $841. The increase in the basis of the investment resulted from the application of purchase accounting whereby the investment was adjusted to its estimated fair value. The fair value of this investment at December 31, 2002 and 2003 and March 31, 2004 was $630, $1,262 and $1,055 (unaudited), respectively. The fair value of this investment has been determined using a value supplied by an independent pricing service. For the years ended December 31, 2002 and 2003, there were no sales of securities classified as available-for-sale.

        As discussed in Note 1, the Partnership accounts for its investments in certain non-public investee companies (ownership 20%-50%) under the equity method of accounting. For the years ended December 31, 2001 and 2002, the Partnership recognized a net loss of $2,141 and a net gain of $68, respectively, for its equity in the gains and losses of the investees. For the six months ended June 30, 2003 and December 31, 2003 and the three months ended March 31, 2003 and 2004, the Partnership recognized a gain of $130, $278 and $3 (unaudited) and a net loss of $51 (unaudited), respectively, for its equity in the gains and losses of an investee. Less than 20%-owned non-public investees are included in the financial statements at the cost of the Partnership's investment. For the years ended

December 31, 2001 and 2002, the Partnership invested $7,411 and $327, respectively, in companies accounted for under the cost method.

        The Partnership classifies all of its investments as noncurrent since it is the Partnership's intent to hold the investments for a period of time greater than one year.

        The Partnership assesses on a regular basis whether any significant decline in the fair value of an investment below the Partnership's cost is other-than-temporary. In performing this assessment, the Partnership considers all available evidence to evaluate whether the decline in an investment is other-than-temporary. This includes consideration of the current market price (for those investments that are publicly traded), specific factors or events (if any) that have caused the decline, recent news and events at the investee, general market conditions and the duration and extent to which an investment's market value has been below the Partnership's cost. To the extent that a decline in value is determined to be other-than-temporary, the investment is written down to its estimated fair value with an impairment charge to current earnings.

        For the years ended December 31, 2001 and 2002 and the six months ended December 31, 2003, the Partnership recorded impairment charges of $10,346, $10,330 and $1,232, respectively, to write-off its investment in various non-public investee companies. The impairment charges recorded were based upon management's estimate of the fair value. The decline in the estimated fair value of each investment was considered to be other-than-temporary since the Partnership concluded that it was unclear over what period a recovery, if any, would take place; therefore, the positive evidence suggesting that the investment would recover to at least the Partnership's purchase price was not sufficient to overcome the presumption that there was a permanent impairment in value.

        At December 31, 2000, the Partnership owned approximately 447 depository certificates representing beneficial ownership of common stock of Equant N.V. ("Equant"), a telecommunications company affiliated with Societe Internationale de Telecommunications Aeronautiques ("SITA"). The SITA Foundation issued the depository certificates and the allocation of the depository certificates to the SITA members was based upon the members' level of usage of the SITA network over a period of time. The SITA Foundation held the underlying Equant shares to the depository certificates. In November 2000, in connection with Equant's announcement of a planned merger with France Telecom's Global One business, the SITA Foundation entered into an agreement to exchange its approximately 68 million Equant shares for France Telecom shares at an approximate conversion rate of 1 Equant share to 0.4545 France Telecom share. The merger was completed during the first half of 2001. Certain restrictions limited the Partnership's ability to dispose of its depository certificates. In July 2001, the Partnership disposed of its remaining zero cost basis depository certificates, realizing a gain of approximately $9,148.

3. Property and Equipment

        Property and equipment are comprised of the following:

		Predecessor Basis	Successor Basis
	Estimated Useful Life	December 31, 2002	December 31, 2003	March 31, 2004
				(unaudited)
Subscriber computer equipment	3 years	$98,819	$16,195	$17,539
Furniture, fixtures and equipment	3 to 5 years	96,463	33,322	34,691
Assets acquired under capital leases	3 to 19 years	97,130	89,082	113,536
Purchased software	3 to 7 years	61,367	4,029	4,075
Leasehold improvements	Lesser of lease term or useful life	10,422	1,023	1,099
Land		470	525	525

Total property and equipment		364,671	144,176	171,465
Less accumulated depreciation and amortization		(249,061)	(23,666)	(34,059)

Property and equipment, net		$115,610	$120,510	137,406

        Depreciation and amortization expense of property and equipment was $70,598 and $63,971, respectively, for the years ended December 31, 2001 and 2002, $24,965 and $23,666, respectively, for the six months ended June 30, 2003 and December 31, 2003 and $13,185 (unaudited) and $10,420 (unaudited), respectively for the three months ended March 31, 2003 and 2004. Accumulated depreciation of assets acquired under capital leases at December 31, 2002, 2003 and March 31, 2004 was $33,782, $11,503 and $16,617 (unaudited), respectively. Assets acquired under capital leases primarily consist of mainframe equipment and acquired software. In accordance with the requirements of purchase accounting, property and equipment was adjusted to its estimated fair value. Accordingly, depreciation is accumulated only since the date of the Acquisition.

4. Related Party Transactions

        Prior to the Acquisition, all transactions with Delta, Northwest, American and TWA were related party transactions, as described below. As of July 1, 2003, our founding airlines are no longer related parties; therefore, all transactions with our founding airlines subsequent to the Acquisition are considered third party transactions.

Predecessor Basis

        Revenues.    The Partnership charges Delta, Northwest, American and TWA for services related to information, reservations, ticket processing and other computer related services ("Information Technology Services"). The Partnership also charges Delta, Northwest, American and TWA for electronic travel distribution fees related to their airline reservations processed through the Worldspan GDS. Revenues earned from Delta represented approximately 20% of consolidated total revenues for the years ended December 31, 2001 and 2002, the three months ended March 31, 2003 and the six months ended June 30, 2003. Revenues earned from Northwest represented approximately 14% of consolidated total revenues for the years ended December 31, 2001 and 2002 and three months ended March 31, 2003 and 13% of consolidated total revenues for the six months ended June 30, 2003.

        Electronic travel distribution fees revenue billed to Delta, Northwest, American and TWA were as follows:

	Year ended December 31,			Three months ended March 31, 2003	Six months ended June 30, 2003
	2001		2002
				(unaudited)
Delta	$115,879		$123,716	$32,842	$65,261
Northwest	89,202		86,419	21,933	41,278
American	61,527	(1)	85,046	16,897	35,426
TWA	11,901	(2)	—	—	—

	$278,509		$295,181	$71,672	$141,965

        Information technology services revenue billed to Delta, Northwest, American and TWA were as follows:

	Year ended December 31,			Three months ended March 31, 2003	Six months ended June 30, 2003
	2001		2002
				(unaudited)
Delta	$58,935		$56,441	$13,979	$26,762
Northwest	38,517		37,744	9,938	19,205
American	10,365	(1)	304	—	—
TWA	5,896	(2)	—	—	—

	$113,713		$94,489	$23,917	$45,967

(1)
for the eight-month period ended December 31, 2001

(2)
for the four-month period ended April 30, 2001

        Operating Expenses.    The Partnership purchases services and leases facilities from Delta, Northwest and TWA primarily in connection with the operations of the Worldspan GDS. In connection with these services, the Partnership incurred costs with Delta, Northwest and TWA/American of $8,299, $10,452 and $128, respectively, for the year ended December 31, 2001, $4,829, $1,225 and $0, respectively, for the year ended December 31, 2002, $1,789 (unaudited), $307 (unaudited) and $0 (unaudited), respectively, for the three months ended March 31, 2003, and $3,579, $662, and $0, respectively, for the six months ended June 30, 2003.

        Accounts Receivable and Accounts Payable.    Net related party accounts receivable and accounts payable include the following:

	December 31, 2002
	Receivable	Payable	Net Receivable
Delta	$14,589	$1,159	$13,430
Northwest	18,846	1,618	17,228
American	4,275	—	4,275

	$37,710	$2,777	$34,933

        Amounts are receivable and payable under contractual arrangements among the parties. Such transactions are in the ordinary course of business under terms comparable to those of transactions with other parties. For information technology services, the fees charged by the Partnership equal the Partnership's cost of providing the services to the applicable airline (including an allocation of any costs for services shared with other service recipients), except for software development service fees, which equal the Partnership's cost of providing the services to the applicable airline (including an allocation of any costs for services shared with other service recipients) plus 20%.

Successor Basis

        Advisory Agreements.    In connection with the Acquisition, the Partnership entered into an advisory agreement with WTI pursuant to which WTI may provide financial, advisory and consulting services to the Partnership. In exchange for these services, WTI will be entitled to an annual advisory fee of $1,500. The advisory agreement has an initial term of ten years. These expenses are included in "Selling, general and administrative" expenses in the accompanying consolidated statements of operations. During the six months ended December 31, 2003, the Partnership distributed $900 to WTI pursuant to this advisory agreement.

        Stock-Based Compensation.    Under the WTI stock incentive plan, WTI offers restricted shares of its Common Stock and grants options to purchase shares of its Common Stock to certain employees of the Partnership. As the options and restricted shares are being granted to employees of the Partnership, the Partnership recognizes this value as an expense over the period in which the options and restricted shares vest.

        Interest Payments.    So long as the Partnership is not in default under, and is in compliance with all financial covenants of, the senior credit facility and the indenture governing the senior notes and continues to maintain a fixed charge coverage ratio (as defined by the indenture) of 2.25x or better, the Partnership will be permitted to distribute funds to WTI sufficient to pay the 5% cash interest component of the holding company subordined seller notes. During the six months ended December 31, 2003, the Partnership distributed $1,925 to WTI for this purpose.

5. Accrued Expenses

        Accrued expenses are comprised of the following:

	Predecessor Basis	Successor Basis
	December 31, 2002	December 31, 2003	March 31, 2004
			(unaudited)
Subscriber incentives	$68,429	$80,198	$83,803
Employee compensation	38,159	23,086	20,917
Booking cancellation reserve	13,874	9,661	14,576
Other accrued expenses	25,146	31,470	40,516

Total	$145,608	$144,415	$159,812

6. Employee Benefit Plans

        The Partnership sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of the Partnership's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans governed by local statutory requirements. The plans provide for payment of retirement benefits, mainly commencing between the ages of 52 and 65. After meeting certain qualifications, an employee acquires a vested right to future benefits. The benefits payable under the plans are generally determined on the basis of an employees' length of service and earnings. Annual contributions to the plans are sufficient to satisfy legal funding requirements. Effective January 1, 2002, the defined benefit pension plan was amended to exclude employees hired on or after January 1, 2002. Effective December 31, 2003, the Partnership froze all further benefit accruals under the defined benefit pension plan. Employees who already became participants in the defined benefit pension plan will, however, continue to receive credit for their future years of service for purposes of determining vesting in their accrued benefits and for purposes of determining their eligibility to receive benefits, such as early retirement, that are conditioned on the number of a participant's years of service.

        The Partnership provides postretirement health care and life insurance benefits to retirees in the United States and certain employee groups outside the United States. Most employees and retirees outside the United States are covered by government health care programs. Effective January 1, 2002, the plan covering these benefits was amended to exclude employees hired on or after January 1, 2002. In October 2003, the Partnership approved additional changes to this plan. Employees, other than those in a limited grandfathered group, retiring after December 31, 2003 will not be eligible for retiree health care coverage.

        The predecessor basis reflects a September 30 measurement date for financial statements prepared as of and for the period ended December 31, and a March 31 measurement date for financial statements prepared for the period ended June 30. The successor basis reflects a December 31 measurement date for financial statements prepared as of and for the period ended December 31.

        The changes made to the plans during the second half of 2003 resulted in the curtailment of the plans. As required by SFAS Nos. 87, 106 and 141, the Partnership has recognized the effects of those actions in measuring the projected benefit obligation as part of purchase accounting. In addition, the changes in the intangible asset and accumulated other comprehensive income amounts that were related to the pension plan resulted from purchase accounting.

        The components of net pension and postretirement costs are as follows:

	Pension benefits
	Predecessor Basis				Successor Basis
	Year ended December 31,		Three months Ended March 31, 2003	Six months ended June 30, 2003	Six months ended December 31, 2003	Three months Ended March 31, 2004
	2001	2002
			(unaudited)			(unaudited)
Service cost	$8,604	$9,630	$2,742	$5,483	$8,809	$—
Interest cost	9,278	10,773	3,030	6,061	5,273	2,762
Expected return on plan assets	(11,415)	(13,299)	(3,531)	(7,061)	(6,340)	(3,389)
Amortization of transition obligation	173	173	43	86	—	—
Amortization of prior service cost	136	125	30	59	—	—
Recognized net actuarial (gain) loss	(567)	20	107	214	—	—

Net periodic cost (benefit)	$6,209	$7,422	$2,421	$4,842	$7,742	$(627)

	Postretirement benefits
	Predecessor Basis
					Successor Basis
	Year ended December 31,
			Three months Ended March 31, 2003	Six months ended June 30, 2003	Six months ended December 31, 2003	Three months Ended March 31, 2004
	2001	2002
			(unaudited)			(unaudited)
Service cost	$1,424	$1,774	$479	$955	$163	$82
Interest cost	2,248	2,900	841	1,681	834	418
Expected return on plan assets	—	—	—	—	—	—
Amortization of transition obligation	—	—	—	—	—	—
Amortization of prior service cost	(850)	(850)	(213)	(425)	—	—
Recognized net actuarial (gain) loss	—	82	114	228	—	—

Net periodic cost (benefit)	$2,822	$3,906	$1,221	$2,439	$997	$500

        The reconciliation of the beginning and ending balances of benefit obligations and fair value of plan assets, and the funded status of the plans are as follows:

	Pension benefits			Postretirement benefits
	Predecessor Basis		Successor Basis	Predecessor Basis		Successor Basis
	Year ended December 31, 2002	Six months ended June 30, 2003	Six months ended December 31, 2003	Year ended December 31, 2002	Six months ended June 30, 2003	Six months ended December 31, 2003
Change in benefit obligation:
Benefit obligation at beginning of period	$144,786	$181,629	$178,201	$39,298	$39,256	$28,902
Service cost	9,630	5,483	8,809	1,774	955	163
Interest cost	10,773	6,061	5,273	2,900	1,681	834
Actuarial loss (gain)	20,458	44,467	(9,065)	(3,040)	8,718	(445)
Amendments	27	—	—	—	—	—
Benefits paid	(4,045)	(2,611)	(3,243)	(1,676)	(947)	(1,605)

Benefit obligation at end of period	$181,629	$235,029	$179,975	$39,256	$49,663	$27,849

Change in plan assets:
Fair value of plan assets at beginning of period	$126,251	$125,301	$142,490	$—	$—	$—
Actual return on plan assets	(7,037)	1,756	21,398	—	—	—
Employer contributions	10,132	1,860	3,309	1,676	947	1,605
Benefits paid	(4,045)	(2,611)	(3,243)	(1,676)	(947)	(1,605)

Fair value of plan assets at end of period	$125,301	$126,306	$163,954	$—	$—	$—

Reconciliation of funded status:
Funded status	$(56,328)	$(108,723)	$(16,021)	$(39,256)	$(49,663)	$(27,849)
Unrecognized actuarial loss (gain)	52,572	102,130	(24,091)	1,811	10,301	(444)
Unrecognized transition obligation	346	259	—	—	—	—
Unrecognized prior service cost	1,887	1,827	—	(7,560)	(7,135)	—
Other	430	1,681	—	435	838	—

Net amount recognized	$(1,093)	$(2,826)	$(40,112)	$(44,570)	$(45,659)	$(28,293)

Amounts recognized in the consolidated balance sheets:
Accrued benefit liability	$(9,831)		$(40,112)
Intangible asset	2,233		—
Accumulated other comprehensive income	6,505		—

Net amount recognized	$(1,093)		$(40,112)

        The weighted-average assumptions used to determine benefit obligations are as follows:

	Pension benefits			Postretirement benefits
	Predecessor Basis		Successor Basis	Predecessor Basis		Successor Basis
	December 2002	June 2003	December 2003	December 2002	June 2003	December 2003
Discount rate	6.75%	6.50%	6.25%	6.75%	6.50%	6.25%
Rate of compensation increase	4.00%	4.00%	—	—	—	—

        The weighted-average assumptions used to determine net periodic benefit cost are as follows:

	Pension benefits				Postretirement benefits
	Predecessor Basis			Successor Basis	Predecessor Basis			Successor Basis
	Year ended December 31, 2001	Year ended December 31, 2002	Six months ended June 30, 2003	Six months ended December 31, 2003	Year ended December 31, 2001	Year ended December 31, 2002	Six months ended June 30, 2003	Six months ended December 31, 2003
Discount rate	7.50%	7.50%	6.75%	6.00%	7.50%	7.50%	6.75%	6.00%
Rate of compensation increase	4.50%	4.50%	4.00%	4.00%	—	—	—	—
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%	9.00%	—	—	—	—

        For U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $179,975, $179,975 and $163,953, respectively, as of December 31, 2003 and $181,629, $135,561 and $125,301, respectively, as of December 31, 2002. The Partnership estimates that its pension plan contributions during the year ended December 31, 2004 will be approximately $3,187.

        For postretirement benefits, the Partnership has not assumed a health care cost trend rate since the Partnership's benefit obligations are only at rate for medical inflation through 2003. Beyond 2003, participants will pay for substantially all of the full price increases in medical costs. The assumed health care cost trend rate used in measuring the health care portion of the postretirement cost for 2002 is 15% for medical and 6% for dental. Assumed health care cost trend rates have a significant effect on the amounts reported for postretirement benefits. A 1% increase in assumed health care cost trend rates would increase the total of the service and interest cost components for 2002 by $38 and the postretirement benefit obligation as of December 31, 2002 by $327. A 1% decrease in assumed health care cost trend rates would decrease the total of the service and interest cost components for 2002 by $38 and the postretirement benefit obligation as of December 31, 2002 by $327.

        The Partnership determined its assumptions for the expected long-term rate of return on plan assets based on historical asset class returns, current market conditions, and long-term return analysis for global fixed income and equity markets. The Partnership considers the expected long-term rate of return on plan assets a longer-term assessment of return expectations and does not anticipate changing this assumption annually unless there are significant changes in economic conditions.

        The Partnership's pension plan investment strategies are to maximize return within reasonable and prudent levels of risk in order to provide benefits to participants. The investment strategies are targeted to produce a total return that, when combined with the Partnership's contributions to the plan, will maintain the plan's ability to pay all benefit and expense obligations when due. Risk is controlled through diversification of asset types and investments in domestic and international equities, fixed income securities and cash. Investment risk is monitored on an ongoing basis through quarterly investment portfolio reviews. The target asset allocation is 75% equities and 25% debt securities. The

Partnership's pension plan weighted-average asset allocation by asset category based on asset fair values is as follows:

	Percentage of Pension Plan Assets
	Predecessor Basis		Successor Basis
Asset category	December 31, 2002	June 30, 2003	December 31, 2003
Equity securities	64.5%	63.5%	75.2%
Debt securities	35.5%	36.5%	24.8%

Total	100.0%	100.0%	100.0%

        The Partnership sponsors a number of defined contribution plans. Contributions are determined under various formulas. Costs related to such plans amounted to $2,466, and $2,450 for the years ended December 31, 2001 and 2002, respectively, $1,414 for the six months ended June 30, 2003 and $1,010 for the six months ended December 31, 2003.

        In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act establishes a prescription drug benefit under Medicare, known as "Medicare Part D," and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued FASB Staff Position No. 106-1. "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). The Partnership has elected to defer accounting for the effects of the Act, as permitted by FSP 106-1. Therefore, in accordance with FSP 106-1, the Partnership's accumulated postretirement benefit obligation and net postretirement health care costs included in the consolidated financial statements and accompanying notes do not reflect the effects of the Act on the plan. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Partnership to change previously reported information.

        The Partnership reserves the right to modify or terminate its employee benefit plans as to all participants and beneficiaries at any time, except as restricted by the Internal Revenue Code or the Employee Retirement Income Security Act (ERISA).

7.     Stock-Based Compensation

        Under the WTI stock incentive plan, WTI offers restricted shares of its Class A Common Stock and grants options to purchase shares of its Class A Common Stock to selected management employees of the Partnership. WTI has reserved 12,580,000 shares of its Class A Common Stock for issuance under the stock incentive plan. Up to 6,580,000 shares may be offered as restricted stock, and up to 6,000,000 shares may be subject to options. The options expire ten years from date of grant. The exercise price of any options granted or the purchase price for restricted stock offered under the stock incentive plan is determined by the Board of Directors.

        WTI accounts for employee stock options and restricted shares of Class A Common Stock in accordance with SFAS No. 123. The options granted in 2003 and the first quarter of 2004 consisted of "Series 1" and "Series 2" options. For the 2003 grants, the Series 1 options were issued with an initial exercise price of $2.11 per share, which will decrease to $0.32 per share in six month increments over a period of four and a half years from the grant date. The Series 2 options were issued with an initial exercise price of $7.30 per share, which will decrease to $5.29 per share in six month increments over a period of five years from the grant date. For the first quarter 2004 grants, the Series 1 options were issued with an initial exercise price of $1.95 per share, which will decrease to $0.32 per share in six-month increments over a period of four years from the grant date. The Series 2 options were issued with an initial exercise price of $7.14 per share, which will decrease to $5.29 per share in six-month increments over a period of four and a half years from the grant date.

        The per share weighted-average fair value of stock options granted in 2003 was $0.04 on the date of grant using the binomial option-pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 2.74%, expected volatility of 0%, and an expected life of approximately five years. The per share weighted-average fair value of stock options granted during the first quarter of 2004 was $4.55 on the date of grant using the binomial option-pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 2.95%, expected volatility of 0%, and an expected life of approximately five years. The stock options vest over five years, which is deemed to be the service period over which the stock-based compensation expense is recognized. The Partnership recognized stock-based compensation expense of $6 and $27 (unaudited) during the six months ended December 31, 2003 and the three months ended March 31, 2004, respectively, attributable to stock options.

        Information concerning stock options issued to employees of the Partnership is presented in the following table. The weighted-average exercise price per share is given as of December 31, 2003 and March 31, 2004. None of the stock options were exercisable at December 31, 2003 or March 31, 2004. The weighted-average remaining contractual life was 9.6 years at December 31, 2003 and 9.4 years at March 31, 2004.

	Series 1		Series 2
	Number of Shares	Weighted-average exercise price	Number of shares	Weighted-average exercise price
Balance at June 30, 2003	—	$—	—	$—
Granted	1,830,000	2.11	1,830,000	7.30
Exercised	—	—	—	—
Forfeited	(18,000)	2.11	(18,000)	7.30

Balance at December 31, 2003	1,812,000	$2.11	1,812,000	$7.30
Granted (unaudited)	160,000	1.95	160,000	7.14
Exercised (unaudited)	—	—	—	—
Forfeited (unaudited)	(95,000)	1.95	(95,000)	7.14

Balance at March 31, 2004 (unaudited)	1,877,000	$1.95	1,877,000	$7.14

        During 2003, WTI granted 4,018,000 restricted shares of its Class A Common Stock to certain members of the Partnership's management having an aggregate value of $1,283. These restricted shares vest over five years, which is deemed to be the service period over which the stock-based compensation expense is recognized. The Partnership recognized stock-based compensation expense of $128 and $64 (unaudited) during the six months ended December 31, 2003 and the three months ended March 31, 2004, respectively, attributable to restricted stock grants. During the first quarter of 2004, WTI entered into a series of restricted stock subscription agreements with certain members of the Partnership's management having an aggregate value of $12,938 (unaudited) for 1,587,500 restricted shares of Class A Common Stock. These restricted shares vest over approximately five years, which is deemed to be the service period over which the stock-based compensation expense is recognized. The Partnership recognized stock-based compensation expense of $86 (unaudited) during the three months ended March 31, 2004 attributable to restricted stock. Also during the first quarter of 2004, WTI entered into a stock subscription agreement with a member of the Partnership's management having a value of $819 (unaudited) for 100,512 shares of Class A Common Stock. Since there is no vesting or service period associated with these shares, the entire stock-based compensation expense for these shares was recognized during the first quarter of 2004.

8.     Acquisition of Worldspan

        On June 30, 2003, WTI indirectly acquired 100% of the outstanding partnership interests of the Partnership from affiliates of Delta, Northwest and American. The aggregate consideration for the Acquisition was $901,500, consisting of $817,500 in cash and the issuance by WTI of $84,000 of holding company subordinated seller notes payable by WTI to American and Delta. The holding company subordinated seller notes are unsecured obligations of WTI and are not the Partnership's debt. The resulting net aggregate consideration for the Acquisition was $837,766. The Acquisition has been accounted for as a purchase transaction in accordance with SFAS No. 141, Business Combinations.

        The $109,788 excess of the purchase price over the estimated fair values of the net tangible assets and separately identifiable intangible assets of the Partnership was recorded as goodwill. As all income or losses of the Partnership are allocated to WTI and WS Holdings for inclusion in their respective income tax returns, none of the goodwill is expected to be tax deductible by the Partnership. The purchase price was allocated among tangible and intangible assets acquired and liabilities assumed based on estimated fair values determined by independent appraisal at the transaction date. The following represents the allocation of the purchase price that was pushed down to the Partnership at the time of the acquisition:

Current assets	$178,756
Property and equipment	129,504
Deferred charges	33,975
Other long-term assets	59,901
Goodwill	109,788
Other identifiable intangibles	666,723
Current liabilities	(203,085)
Pension and postretirement benefits	(64,067)
Long-term portion of capital lease obligations	(62,640)
Other long-term liabilities	(11,089)

Allocated purchase price	$837,766

        The $109,788 of goodwill was allocated as follows: $96,677 to the electronic travel distribution segment and $13,111 to the information technology services segment.

        Other identifiable intangibles acquired consist of the following:

Asset	Fair Value	Estimated Useful Life
Supplier and agency relationships	$321,618	8-11 years
Information technology services contracts	36,126	5-15 years
Developed technology	236,837	11 years
Tradename	72,142	Indefinite

        The weighted average life of acquired identifiable intangibles, subject to amortization, is approximately nine years. Goodwill and tradename are not amortized but will be tested for impairment on an annual basis or at an interim date if indicators of impairment exist.

        The following unaudited financial information presents the results of operations of the Partnership as if the Acquisition had occurred at the beginning of each of the periods presented. Adjustments related to the Acquisition that affect the results of operations include the FASA credits, interest expense associated with the debt issued in conjunction with the Acquisition, depreciation of the step-up of fixed assets, amortization of the fair value of amortizing intangible assets, and the advisory fee payable to WTI. This pro forma information does not purport to be indicative of what would have occurred had the Acquisition occurred as of January 1 or of results of operations that may occur in the future.

	Predecessor Basis
	Year ended December 31,
			Three months ended March 31, 2003	Six months ended June 30, 2003
	2001	2002
			(unaudited)
Revenues	$855,020	$881,536	$226,012	$450,805
Net loss	$(52,655)	$(10,449)	$(3,800)	$(12,389)

9.     Goodwill and Other Intangible Assets

        Goodwill and other intangible assets consisted of the following:

		Predecessor Basis		Successor Basis
		December 31, 2002		December 31, 2003		March 31, 2004
	Estimated Useful Life	Cost	Accumulated Amortization	Cost	Accumulated Amortization	Cost	Accumulated Amortization
						(unaudited)	(unaudited)
Supplier and agency relationships	8-11 years	$—	$—	$321,618	$16,866	321,618	25,299
Information technology services contracts	5-15 years	—	—	36,126	1,404	36,126	2,106
Developed technology	5-11 years	134,789	115,265	239,340	11,018	239,340	16,527
Goodwill	Indefinite	—	—	109,740	—	109,788	—
Tradename	Indefinite	—	—	72,142	—	72,142	—

		$134,789	$115,265	$778,966	$29,288	$779,014	$43,932

        The Partnership recorded amortization expense for its amortized intangible assets of $12,827 and $15,244, respectively, for the years ended December 31, 2001 and 2002, $7,358 and $29,288, respectively, for the six months ended June 30, 2003 and December 31, 2003 and $3,961 (unaudited) and $14,643 (unaudited), respectively, for the three months ended March 31, 2003 and 2004. Estimated amortization expense for the Partnership's intangible assets, excluding the $14,643 amortization recorded for the three months ended March 31, 2004, is as follows:

Year ended December 31,
2004	$43,928
2005	58,571
2006	58,571
2007	58,571
2008	58,321
Thereafter	275,191

$553,153

10.   Debt

        In conjunction with the Acquisition, the Partnership issued and sold $280,000 aggregate principal amount of 9 5/8% Senior Notes due 2011 ("Senior Notes") and borrowed $125,000 under the term loan facility portion of a senior credit facility due 2007 ("Term Loan"). The Senior Notes are subordinated to the Term Loan. The interest rate applicable to borrowings under the Term Loan is based on the LIBOR rate, or, at the Partnership's option, the higher of several other common indices. At March 31, 2004, the interest rate on the Term Loan was 4.85%. The Partnership is required to pay a commitment fee of 0.50% per annum on the difference between committed amounts and amounts actually utilized under the Term Loan.

        Debt covenants require the Partnership to maintain certain financial ratios, including a minimum fixed charge coverage ratio, a minimum interest coverage ratio, a maximum senior secured leverage ratio and a maximum total leverage ratio. In addition, certain non-financial covenants restrict the activities of the Partnership. At December 31, 2003 and March 31, 2004, the Partnership was in compliance with these covenants.

        Long-term debt consisted of the following:

	Successor Basis
	December 31, 2003	March 31, 2004
		(unaudited)
Senior Notes	$280,000	$280,000
Term Loan	113,000	86,000

	393,000	366,000
Less current portion of long-term debt	8,000	12,250

Long-term debt, excluding current portion	$385,000	$353,750

        Long-term debt repayments are due as follows:

Remaining in 2004	$6,000
2005	25,000
2006	25,000
2007	30,000
2008	—
Thereafter	280,000

$366,000

11.   Lines of Credit

        The Partnership had a line of credit with one bank as of December 31, 2002 that was cancelled on June 30, 2003. This line of credit allowed the Partnership to borrow up to $50,000 at the following options: the bank's base rate or the euro option (LIBOR rate plus applicable bank margin). The line of credit required that the Partnership keep a minimum of $2,000 in a demand deposit account and $2,000 in an investment account. Commitment fees incurred on the unused portion of the line of credit were approximately $70 and $62 during 2001 and 2002, respectively.

        On June 30, 2003, the Partnership entered into a syndicated revolving credit facility, which matures on June 30, 2007. This facility allows the Partnership to borrow up to $50,000 in revolving credit loans and standby letters of credit. The revolving loans have the following rate options: the bank's designated base rate, the euro rate or the euro base rate. Commitment fees incurred on the unused portion of the credit facility are payable quarterly in arrears at a rate of 1/2 of 1% per annum and were $128 and $63

(unaudited) during the six months ended December 31, 2003 and the three months ended March 31, 2004, respectively.

12.   Other Significant Events

        Substantially all of TWA's assets, including its 26% interest in the Partnership, were sold to American during the first half of 2001. With this transaction, it was anticipated that the Partnership would no longer be providing the information technology services to TWA after the migration of TWA off of the Worldspan GDS. This migration was completed in December 2001. For the year ended December 31, 2001, information technology services billed to TWA was $16,261. As a result of the financial impact of the pending TWA migration, the Partnership announced a workforce reduction in February 2001. The total charge recorded for the reduction, which affected approximately 220 employees, was $7,350, all of which was for severance and benefits This amount is included in "Selling, general and administrative" expenses in the accompanying consolidated statements of income. Most of these payments were made during 2001. At December 31, 2002, there was no remaining liability associated with this workforce reduction.

        In October 2001, the Partnership announced an additional workforce reduction. This reduction was a result of decreased travel, and related booking volumes, caused by the events of September 11, 2001. The total charge recorded for this reduction, which affected approximately 200 employees, was $7,160, all of which was for severance and benefits. This amount is included in "Selling, general and administrative" expenses in the accompanying consolidated statements of income. At December 31, 2002, there was no remaining liability associated with this workforce reduction.

        In December 2001, the Partnership recorded a charge of $8,199 as a result of Delta's and Northwest's discontinued participation in a subscriber incentive program. This program was structured such that Delta, Northwest and TWA contributed, in the aggregate, approximately 40% of the total anticipated annual cost of the program. This annual contribution was paid by the Partners over a 36-month period, which was intended to correlate with the subscribers' usage of their incentives. When the Partner participation in the program was discontinued, the Partnership recorded a fourth quarter 2001 charge to write-off the asset associated with the outstanding payments.

        In November 2002, the Partnership announced a voluntary severance program. The total charge recorded for this workforce reduction, which affected approximately 130 employees, was $6,143, all of which was for severance and benefits. This amount is included in "Selling, general and administrative" expenses in the accompanying consolidated statements of income. At December 31, 2002 and 2003, the remaining liability associated with this workforce reduction was $5,899 and $0, respectively.

        In April 2003, the Partnership announced a workforce reduction, which included both a voluntary and an involuntary program. This reduction was a result of decreased travel, and related booking volumes, caused by several factors including the war in Iraq, concerns over SARS and the weakened economy. The total charge recorded for this workforce reduction, which affected approximately 200 employees, was $4,600, all of which was for severance and benefits. This amount is included in "Selling, general and administrative" expenses in the accompanying consolidated statements of income. The $4,600 charge included $3,987 for the electronic travel distribution segment and $613 for the information technology services segment. At December 31, 2003, there was no remaining liability associated with this workforce reduction.

        Upon the closing of the Acquisition, certain members of management received change-in-control payments. The total charge recorded was approximately $17,259.

        During the first quarter of 2004, the Partnership announced a workforce reduction. This reduction was the result of improved organizational efficiency and the outsourcing of programming for certain applications. The total charge recorded for this workforce reduction, which affected approximately 125 employees, was $1,290 (unaudited), all of which was for severance and benefits. This amount is included in "Selling, general and administrative" expenses in the accompanying consolidated statements of income. The $1,290 (unaudited) charge included $960 (unaudited) for the electronic travel distribution segment and $330 (unaudited) for the information technology services segment. At March 31, 2004, the remaining liability associated with this workforce reduction was $230 (unaudited).

13.   Income Taxes

        Income (loss) before provision for income taxes consisted of:

	Predecessor Basis
				Successor Basis
	Year ended December 31,
			Six months ended June 30, 2003	Six months ended December 31, 2003
	2001	2002
Domestic	$77,849	$111,055	$34,046	$(20,075)
Foreign	(15,570)	(4,978)	(5,488)	6,364

Income (loss) before provision for income taxes	$62,279	$106,077	$28,558	$(13,711)

        The income tax (benefit) expense consists of the following:

	Predecessor Basis
				Successor Basis
	Year ended December 31,
			Six months ended June 30, 2003	Six months ended December 31, 2003
	2001	2002
Current taxes:
Federal	$968	$—	$—	$—
State	—	—	—	—
Foreign	(1,858)	1,258	144	989

Income tax (benefit) expense	$(890)	$1,258	$144	$989

        Federal income taxes in the amount of $968 were paid in 2001 for a Foreign Sales Corporation ("FSC") that was wholly owned by the Partnership. No provision for U.S. federal and state income taxes was recorded during 2001 and 2002 or the six months ended June 30, 2003 and December 31, 2003, as such liability was the responsibility of the partners of Worldspan, L.P., rather than of the Partnership. The Partnership intends to distribute to its partners cash sufficient to fund the partners' income tax liability, if any, as permitted by our senior credit facility and the indenture governing our senior notes.

        Certain of the Partnership's foreign subsidiaries are subject to income taxes. As of December 31, 2002 and 2003, a deferred tax asset of $5,812 and $4,377, respectively, existed primarily in respect to differences in depreciation at the foreign subsidiaries. The Partnership has provided a valuation allowance for the full amount of its deferred tax assets.

        Undistributed earnings of the Partnership's foreign subsidiaries amounted to approximately $2,357 at December 31, 2003. Those earnings are considered to be indefinitely reinvested, and accordingly, no provision for U.S. federal and state income taxes and foreign withholding taxes have been made. Upon distribution of those earnings, the partners would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and the Partnership would be subject to withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable; however, unrepatriated foreign tax credit amounts would be available to reduce some portion of the U.S. liability. Withholding taxes of approximately $161 would be payable upon remittance of all previously unremitted earnings at December 31, 2003.

14.   Commitments and Contingencies

        The Partnership has operating lease agreements which are principally for software, equipment and office facilities. Rent expense relating to these lease agreements was approximately $30,918 and $41,863 for the years ended December 31, 2001 and 2002, respectively, and approximately $31,585 and $35,288 for the six months ended June 30, 2003 and December 31, 2003, respectively.

        The Partnership leases equipment under noncancelable capital lease obligations. Under these arrangements, an asset and liability are recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset. The interest rate used in computing the present value of the minimum lease payments ranges from approximately 4.0% to 12.0% depending on the asset being leased. The annual lease payments under capital lease obligations are allocated between a reduction in the liability and interest payments using the effective interest method.

        Future minimum lease payments under noncancelable operating leases and capital leases at December 31, 2003 are as follows:

	Operating	Capital
2004	$53,464	$21,287
2005	46,373	18,343
2006	45,278	15,756
2007	45,998	7,152
2008	25,048	4,864
Thereafter	28,105	45,547

Total	$244,266	112,949

Less amount representing interest		(41,811)

Present value of net minimum lease payments		71,138
Less current maturities		(16,136)

Long-term maturities		$55,002

        The Partnership has an Asset Management Offering agreement with IBM (the "IBM AMO"), expiring in 2008, that enables the Partnership to integrate additional IBM technology into the Partnership's growing line of travel solutions. The Partnership has accounted for the IBM AMO as a multiple element arrangement of hardware, software, and services. Under the terms of the agreement, the Partnership has a remaining aggregate minimum commitment of $272,815 at December 31, 2003, plus additional contingent payments dependent upon the rate of growth of electronic travel distribution transaction volumes. Of the minimum amount, approximately $185,401 represents future minimum lease payments for leases classified as operating at December 31, 2003 and approximately $17,112 represents future minimum lease payments for leases classified as capital at December 31, 2003. These amounts have been reflected above in the future minimum lease payments under noncancelable operating leases and capital leases at December 31, 2003. The remaining $70,302 represents the Partnership's future commitment for various other technology and service elements of the arrangement at December 31, 2003.

        The future minimum amounts payable under the IBM AMO are as follows at December 31, 2003:

	Total IBM AMO	IBM AMO Operating Leases at December 31, 2003	IBM AMO Capital Leases at December 31, 2003
2004	$68,600	$42,726	$6,171
2005	58,300	39,820	3,239
2006	60,702	40,789	3,091
2007	59,342	41,367	3,080
2008	25,871	20,699	1,531

	$272,815	$185,401	$17,112

        The payment stream of the IBM AMO is such that in the earlier years, the payments required under the agreement exceed the value of the technology and service elements received. This prepaid element at December 31, 2003 of $14,689 is included in "Other long-term assets" in the accompanying consolidated balance sheet.

        In March 2004, the Partnership entered into an agreement to purchase data network services for the Partnership's U.S. and Canadian offices and travel agency customers that expires in 2007. In addition, the agreement includes voice services for the Partnership's U.S. and Canadian offices. The minimum commitment over the term of the agreement is $30.0 million.

        During 1998, the Partnership filed suit against Abacus Distribution Systems Pte Ltd. ("Abacus") for fraud, breach of contract and misappropriation of the Partnership's trade secrets and a separate action against Sabre Holdings Corporation ("Sabre") for tortious interference, misappropriation of the Partnership's trade secrets and other claims. In August 2000, a Tribunal of arbitrators in London acting under the authority of the International Chamber of Commerce found in favor of the Partnership in its proceedings against Abacus and granted joint and several monetary damages and costs to the Partnership of approximately $39,557 (included in "Other, net" in the accompanying consolidated statements of operations), which was paid by Abacus in 2000. Abacus filed a counterclaim against the Partnership, which has been dismissed. In 1998, the Partnership initiated a lawsuit against Sabre and other Sabre-affiliated entities for claims arising from the termination of the Partnership's relationship with Abacus. In June 2002, the Partnership's claims against Sabre were pending before the U.S. District Court for the Northern District of Georgia and the U.S. Court of Appeals for the Eleventh Circuit. On June 18, 2002 the Partnership and Sabre executed a Settlement Agreement containing a mutual release of all pending claims. The settlement was paid in full by Sabre in July 2002. In addition, the Partnership is currently involved in various claims related to matters arising from the ordinary course of business. Management believes the ultimate disposition of these actions will not materially affect the financial position or results of operations of the Partnership.

        In September 2003, the Partnership received multiple assessments totaling €39,503 from the tax authorities of Greece relating to tax years 1993-2000. The Partnership is currently in the process of filing appeals of these assessments, the outcome of which is currently uncertain. The Partnership Interest Purchase Agreement, dated March 3, 2003, provides that each of our founding airlines shall severally indemnify WTI and hold WTI harmless on a net after-tax basis from and against any and all taxes of Worldspan and its subsidiaries related to periods prior to the sale of the Partnership on June 30, 2003. The Partnership has informed our founding airlines of the receipt of these assessments and the indemnity obligation of our founding airlines under the Partnership Interest Purchase Agreement. Because of this indemnity, the Partnership believes that amounts paid, if any, to settle this assessment will be reimbursed by our founding airlines and will not have an effect on the Partnership's financial position or results of operations.

        In January 2004, the Partnership received notice of a class action suit filed in the U.S. District Court in St. Paul, Minnesota in which the Partnership initially was one of the named defendants and which alleges violations of various laws relating to privacy. These allegations arise from disclosures by Northwest of passenger data to a U.S. government agency, a series of events that transpired in 2001 or 2002. The Partnership has informed our founding airlines of the filing of this suit and the indemnity obligation of our founding airlines under the Partnership Interest Purchase Agreement. Due to this indemnity and following the analysis of the facts and the law in the case, the Partnership believes that any amounts paid in this matter will not have a material impact upon the Partnership's business, financial position or results of operations. An amended and consolidated class action lawsuit was recently refiled in this case, and the Partnership is no longer a named defendant in this matter. The Partnership is evaluating whether there is any future liability arising from this matter.

        During 2003, the Partnership exercised its right to terminate an agreement with a technology provider. This termination is effective October 2004. As a result of the termination, the Partnership recorded a second quarter 2003 charge of $2,604, which represents the Partnership's contractual commitment for the period November 2004 to October 2006. During the fourth quarter 2003, the Partnership terminated its remaining relationship with this technology provider. The Partnership recorded an additional charge of $2,084, which represents the Partnership's contractual commitment for the period December 2003 to October 2004.

15.   Business Segment Information

        The Partnership's operations are classified into two reportable business segments: electronic travel distribution and information technology services. The Partnership's two reportable business segments are managed separately based on fundamental differences in their operations. In addition, each business segment offers different products and services. The electronic travel distribution segment distributes travel services of its associates to subscribers of the Worldspan GDS. By having access to the Worldspan GDS, subscribers are able to book reservations with the associates. The information technology services segment provides technology services to Delta and Northwest and other companies in the travel industry.

        The Partnership evaluates performance and allocates resources based on operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales.

	Predecessor Basis
	Year ended December 31,				Successor Basis
	2001	2002	Three months ended March 31, 2003	Six months ended June 30, 2003	Six months ended December 31, 2003	Three months ended March 31, 2004
			(unaudited)			(unaudited)
Revenues
Electronic travel distribution	$762,304	$807,095	$206,944	$414,933	$396,488	$232,539
Information technology services	126,049	107,774	27,401	52,539	32,974	15,992

Total revenues	$888,353	$914,869	$234,345	$467,472	$429,462	$248,531
Operating income
Electronic travel distribution	$74,369	$105,855	$24,735	$45,803	$26,769	$36,532
Information technology services	6,209	6,112	2,519	3,700	(18,919)	(9,141)

Total operating income	$80,578	$111,967	$27,254	$49,503	$7,850	$27,391
Depreciation and amortization
Electronic travel distribution	$68,703	$65,828	$14,036	$26,701	$42,888	$20,483
Information technology services	14,722	13,387	3,110	5,621	10,067	4,580

Total depreciation and amortization	$83,425	$79,215	$17,146	$32,322	$52,955	$25,063
Geographic areas
Total revenues
United States	$762,960	$786,244	$202,453	$406,854	$362,104	$213,207
Foreign	125,393	128,625	31,892	60,618	67,358	35,324

Total	$888,353	$914,869	$234,345	$467,472	$429,462	$248,531
Long-lived assets
United States	$187,300	$167,486	$173,912	$173,362	$917,633	$915,842
Foreign	39,900	33,602	32,872	31,772	31,365	32,590

Total	$227,200	$201,088	$206,784	$205,134	$948,998	$948,432

16.   Supplemental Guarantor/Non-Guarantor Financial Information

        Concurrent with the closing of the Acquisition discussed in Note 8, the Senior Notes became fully and unconditionally guaranteed on a senior unsecured basis by the domestic operations and assets of the Partnership (referred to as "Worldspan, L.P.—Guarantor" in the accompanying financial information). Included in Worldspan, L.P—Guarantor are Worldspan, L.P. and all of its wholly-owned domestic subsidiaries including WS Financing Corp. These domestic subsidiaries collectively represent less than one percent of the Partnership's total assets, Partners' capital, total revenues, net income, and cash flows from operating activities. The guarantees of each of the legal entities comprised by Worldspan, L.P.—Guarantor are joint and several. The foreign subsidiaries (referred to as "Non-Guarantor Subsidiaries" in the accompanying financial information) represent the foreign operations of the Partnership. WS Financing Corp., the co-issuer, was established June 6, 2003. WS Financing Corp. does not have any substantial operations, assets or revenues. The following financial information presents condensed consolidating balance sheets, statements of operations and statements of cash flows for Worldspan, L.P—Guarantor and Non-Guarantor Subsidiaries. The information has been presented as if Worldspan, L.P—Guarantor accounted for its ownership of the Non-Guarantor Subsidiaries using the equity method of accounting.

Condensed Consolidating Balance Sheets
as of December 31, 2002
(Predecessor Basis)

	Worldspan, L.P. Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Assets
Current assets
Cash and cash equivalents	$125,140	$6,961	$—	$132,101
Trade accounts receivable, net	60,986	1,805	—	62,791
Related party accounts receivable, net	34,933	—	—	34,933
Prepaid expenses and other current assets	20,320	2,664	—	22,984

Total current assets	241,379	11,430	—	252,809
Property and equipment, less accumulated depreciation	105,987	9,623	—	115,610
Deferred charges	19,413	16,507	—	35,920
Developed technology, net	19,524	—	—	19,524
Investments	5,053	1,812	—	6,865
Investments in subsidiaries	9,154	—	(9,154)	—
Other long-term assets	18,478	5,660	—	24,138

Total assets	$418,988	$45,032	$(9,154)	$454,866

Liabilities and Partners' Capital
Current liabilities
Accounts payable	$16,708	$1,794	$—	$18,502
Intercompany accounts payable (receivable)	(10,203)	10,203	—	—
Accrued expenses	121,804	23,804	—	145,608
Current portion of capital lease obligations	25,868	—	—	25,868

Total current liabilities	154,177	35,801	—	189,978
Long-term portion of capital lease obligations	67,688	—	—	67,688
Pension and postretirement benefits	54,401	—	—	54,401
Other long-term liabilities	7,120	77	—	7,197

Total liabilities	283,386	35,878	—	319,264
Commitments and contingencies
Partners' capital	135,602	9,154	(9,154)	135,602

Total liabilities and Partners' capital	$418,988	$45,032	$(9,154)	$454,866

Condensed Consolidating Balance Sheets
as of December 31, 2003
(Successor Basis)

	Worldspan, L.P.— Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Assets
Current assets
Cash and cash equivalents	$41,615	$2,131	$—	$43,746
Trade accounts receivable, net	100,593	2,529	—	103,122
Prepaid expenses and other current assets	21,422	2,207	—	23,629

Total current assets	163,630	6,867	—	170,497
Property and equipment, less accumulated depreciation	113,321	7,189	—	120,510
Deferred charges	17,472	16,072	—	33,544
Debt issuance costs, net	13,626	—	—	13,626
Supplier and agency relationships, net	304,752	—	—	304,752
Developed technology, net	228,322	—	—	228,322
Trade name	72,142	—	—	72,142
Goodwill	109,740	—	—	109,740
Other intangible assets, net	34,722	—	—	34,722
Investments	5,064	1,313	—	6,377
Investments in subsidiaries	7,845	—	(7,845)	—
Other long-term assets	18,472	6,791	—	25,263

Total assets	$1,089,108	$38,232	$(7,845)	$1,119,495

Liabilities and Partners' Capital
Current liabilities
Accounts payable	$16,933	$2,742	$—	$19,675
Intercompany accounts payable (receivable)	(1,226)	1,226	—	—
Accrued expenses	117,944	26,471	—	144,415
Current portion of capital lease obligations	16,136	—	—	16,136
Current portion of long-term debt	8,000	—	—	8,000

Total current liabilities	157,787	30,439	—	188,226
Long-term portion of capital lease obligations	55,002	—	—	55,002
Long-term debt	385,000	—	—	385,000
Pension and postretirement benefits	68,439	(34)	—	68,405
Other long-term liabilities	6,328	(18)	—	6,310

Total liabilities	672,556	30,387	—	702,943
Commitments and contingencies
Partners' capital	416,552	7,845	(7,845)	416,552

Total liabilities and Partners' capital	$1,089,108	$38,232	$(7,845)	$1,119,495

Condensed Consolidating Balance Sheets
as of March 31, 2004
(Successor Basis)
(unaudited)

	Worldspan, L.P.— Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Assets
Current assets
Cash and cash equivalents	$30,610	$1,494	$—	$32,104
Trade accounts receivable, net	139,188	2,853	—	142,041
Prepaid expenses and other current assets	10,912	3,099	—	14,011

Total current assets	180,710	7,446	—	188,156
Property and equipment, less accumulated depreciation	130,792	6,614	—	137,406
Deferred charges	17,391	17,508	—	34,899
Debt issuance costs	12,419	—	—	12,419
Supplier and agency relationships, net	296,319	—	—	296,319
Developed technology, net	222,813	—	—	222,813
Trade name	72,142	—	—	72,142
Goodwill	109,788	—	—	109,788
Other intangible assets, net	34,021	—	—	34,021
Investments	4,803	1,312	—	6,115
Investments in subsidiaries	9,423	—	(9,423)	—
Other long-term assets	15,354	7,156	—	22,510

Total assets	$1,105,975	$40,036	$(9,423)	$1,136,588

Liabilities and Partners' Capital
Current liabilities
Accounts payable	$17,171	$787	$—	$17,958
Intercompany accounts payable (receivable)	(2,339)	2,339	—	—
Accrued expenses	132,317	27,495	—	159,812
Current portion of capital lease obligations	20,107	—	—	20,107
Current portion of long-term debt	12,250	—	—	12,250

Total current liabilities	179,506	30,621	—	210,127
Long-term portion of capital lease obligations	67,045	—	—	67,045
Long-term debt	353,750	—	—	353,750
Pension and postretirement benefits	66,001	(42)	—	65,959
Other long-term liabilities	6,702	34	—	6,736

Total liabilities	673,004	30,613	—	703,617
Commitments and contingencies
Partners' capital	432,971	9,423	(9,423)	432,971

Total liabilities and Partners' capital	$1,105,975	$40,036	$(9,423)	$1,136,588

Condensed Consolidating Statements of Operations
for the Year Ended December 31, 2001
(Predecessor Basis)

	Worldspan, L.P. Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Revenues	$762,960	$125,393	$—	$888,353
Operating expenses	678,184	129,591	—	807,775

Operating income (loss)	84,776	(4,198)	—	80,578
Other income (expense)
Interest income	5,671	141	—	5,812
Interest expense	(6,515)	—	—	(6,515)
Gain on sale of marketable securities	9,148	—	—	9,148
Equity in loss of investees, net	(2,141)	—	—	(2,141)
Write-down of impaired investments	(9,346)	(10,438)	—	(19,784)
Loss from subsidiaries	(13,712)	—	13,712	—
Other, net	(3,744)	(1,075)	—	(4,819)

Total other expense, net	(20,639)	(11,372)	13,712	(18,299)
Income (loss) before income taxes	64,137	(15,570)	13,712	62,279
Income tax expense (benefit)	968	(1,858)	—	(890)

Net income (loss)	$63,169	$(13,712)	$13,712	$63,169

Condensed Consolidating Statements of Operations
for the Year Ended December 31, 2002
(Predecessor Basis)

	Worldspan, L.P. Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Revenues	$786,244	$128,625	$—	$914,869
Operating expenses	673,417	129,485	—	802,902

Operating income (loss)	112,827	(860)	—	111,967
Other income (expense)
Interest income	1,949	136	—	2,085
Interest expense	(5,477)	(4)	—	(5,481)
Equity in gain of investee, net	68	—	—	68
Write-down of impaired investments	(5,080)	(5,250)	—	(10,330)
Loss from subsidiaries	(6,236)	—	6,236	—
Other, net	6,768	1,000	—	7,768

Total other expense, net	(8,008)	(4,118)	6,236	(5,890)
Income (loss) before income taxes	104,819	(4,978)	6,236	106,077
Income tax expense	—	1,258	—	1,258

Net income (loss)	$104,819	$(6,236)	$6,236	$104,819

Condensed Consolidating Statements of Operations
for the Three Months Ended March 31, 2003
(Predecessor Basis)
(unaudited)

	Worldspan, L.P. Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Revenues	$202,453	$31,892	$—	$234,345
Operating expenses	173,775	33,316	—	207,091

Operating income (loss)	28,678	(1,424)	—	27,254
Other income (expense)
Interest income	227	24	—	251
Interest expense	(1,368)	—	—	(1,368)
Equity in gain of investee, net	3	—	—	3
Loss from subsidiaries	(1,516)	—	1,516	—
Other, net	(722)	(59)	—	(781)

Total other expense, net	(3,376)	(35)	1,516	(1,895)
Income (loss) before income taxes	25,302	(1,459)	1,516	25,359
Income tax expense	—	57	—	57

Net income (loss)	$25,302	$(1,516)	$1,516	$25,302

Condensed Consolidating Statements of Operations
for the Six Months Ended June 30, 2003
(Predecessor Basis)

	Worldspan, L.P. Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Revenues	$406,854	$60,618	$—	$467,472
Operating expenses	351,447	66,522	—	417,969

Operating income (loss)	55,407	(5,904)	—	49,503
Other income (expense)
Interest income	360	41	—	401
Interest expense	(2,756)	—	—	(2,756)
Equity in gain of investee, net	130	—	—	130
Loss from subsidiaries	(5,632)	—	5,632	—
Change-in-control expense	(17,259)	—	—	(17,259)
Other, net	(1,836)	375	—	(1,461)

Total other expense, net	(26,993)	416	5,632	(20,945)
Income (loss) before income taxes	28,414	(5,488)	5,632	28,558
Income tax expense	—	144	—	144

Net income (loss)	$28,414	$(5,632)	$5,632	$28,414

Condensed Consolidating Statements of Operations
for the Six Months Ended December 31, 2003
(Successor Basis)

	Worldspan, L.P.— Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Revenues	$362,104	$67,358	$—	$429,462
Operating expenses	359,014	62,598	—	421,612

Operating income	3,090	4,760	—	7,850
Other income (expense)
Interest income	186	109	—	295
Interest expense	(20,891)	—	—	(20,891)
Equity in gain of investee	278	—	—	278
Write-down of impaired investments	(732)	(500)	—	(1,232)
Income from subsidiaries	5,375	—	(5,375)	—
Other, net	(2,006)	1,995	—	(11)

Total other income (expense), net	(17,790)	1,604	(5,375)	(21,561)
Loss (income) before income taxes	(14,700)	6,364	(5,375)	(13,711)
Income tax expense	—	989	—	989

Net (loss) income	$(14,700)	$5,375	$(5,375)	$(14,700)

Condensed Consolidating Statements of Operations
for the Three Months Ended March 31, 2004
(Successor Basis)
(unaudited)

	Worldspan, L.P.— Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Revenues	$213,207	$35,324	$—	$248,531
Operating expenses	187,830	33,310	—	221,140

Operating income	25,377	2,014	—	27,391
Other income (expense)
Interest income	44	55	—	99
Interest expense	(10,794)	—	—	(10,794)
Equity in loss of investee, net	(50)	—	—	(50)
Income from subsidiaries	1,579	—	(1,579)	—
Other, net	(7)	(258)	—	(265)

Total other expense, net	(9,228)	(203)	(1,579)	(11,010)
Income before income taxes	16,149	1,811	(1,579)	16,381
Income tax (benefit) expense	(3)	232	—	229

Net income	$16,152	$1,579	$(1,579)	$16,152

Condensed Consolidating Statements of Cash Flows
for the Year Ended December 31, 2001
(Predecessor Basis)

	Worldspan, L.P. Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Net cash provided by operating activities	$148,673	$12,533	$—	$161,206

Cash flows from investing activities:
Purchase of property and equipment	(15,184)	(7,153)	—	(22,337)
Proceeds from sale of property and equipment	779	—	—	779
Capitalized software development costs	(3,613)	—	—	(3,613)
Purchase of investments	(4,871)	(4,500)	—	(9,371)
Proceeds from sale of investment	9,148	—	—	9,148
Investments in subsidiaries	(3,174)	—	3,174	—

Net cash used in investing activities	(16,915)	(11,653)	3,174	(25,394)

Cash flows from financing activities:
Distribution to Partners	(175,000)	—	—	(175,000)
Principal payments on capital leases	(16,046)	—	—	(16,046)
Contributions to subsidiaries	—	3,174	(3,174)	—

Net cash (used in) provided by financing activities	(191,046)	3,174	(3,174)	(191,046)

Net (decrease) increase in cash and cash equivalents	(59,288)	4,054	—	(55,234)
Cash and cash equivalents at beginning of year	139,688	1,487	—	141,175

Cash and cash equivalents at end of year	$80,400	$5,541	$—	$85,941

Condensed Consolidating Statements of Cash Flows
for the Year Ended December 31, 2002
(Predecessor Basis)

	Worldspan, L.P. Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Net cash provided by operating activities	$182,666	$4,083	$—	$186,749

Cash flows from investing activities:
Purchase of property and equipment	(9,355)	(3,020)	—	(12,375)
Proceeds from sale of property and equipment	559	—	—	559
Capitalized software development costs	(3,056)	—		(3,056)
Purchase of investments	(327)	—	—	(327)
Investments in subsidiaries	(357)	—	357	—

Net cash used in investing activities	(12,536)	(3,020)	357	(15,199)

Cash flows from financing activities:
Distribution to Partners	(100,000)	—	—	(100,000)
Principal payments on capital leases	(25,390)	—	—	(25,390)
Contributions to subsidiaries	—	357	(357)	—

Net cash (used in) provided by financing activities	(125,390)	357	(357)	(125,390)

Net increase in cash and cash equivalents	44,740	1,420	—	46,160
Cash and cash equivalents at beginning of year	80,400	5,541	—	85,941

Cash and cash equivalents at end of year	$125,140	$6,961	$—	$132,101

Condensed Consolidating Statements of Cash Flows
for the Three Months Ended March 31, 2003
(Predecessor Basis)
(unaudited)

	Worldspan, L.P.— Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Net cash provided by (used in) operating activities	$6,318	$(1,898)	$—	$4,420
Cash flows from investing activities:
Purchase of property and equipment	(6,399)	(1,175)	—	(7,574)
Proceeds from sale of property and equipment	146	—	—	146
Capitalized software development costs	(1,036)	—	—	(1,036)
Investments in subsidiaries	(55)	—	55	—

Net cash used in investing activities	(7,344)	(1,175)	55	(8,464)
Cash flows from financing activities:
Distribution to Partners	(60,000)	—	—	(60,000)
Principal payments on capital leases	(7,014)	—	—	(7,014)
Contributions to subsidiaries	—	55	(55)	—

Net cash (used in) provided by financing activities	(67,014)	55	(55)	(67,014)
Net decrease in cash and cash equivalents	(68,040)	(3,018)	—	(71,058)
Cash and cash equivalents at beginning of year	125,140	6,961	—	132,101

Cash and cash equivalents at end of year	$57,100	$3,943	$—	$61,043

Condensed Consolidating Statements of Cash Flows
for the Six Months Ended June 30, 2003
(Predecessor Basis)

	Worldspan, L.P. Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Net cash provided by (used in) operating activities	$44,815	$(3,792)	$—	$41,023

Cash flows from investing activities:
Purchase of property and equipment	(2,102)	(2,134)	—	(4,236)
Proceeds from sale of property and equipment	396	—	—	396
Capitalized software development costs	(1,367)	—	—	(1,367)
Investments in subsidiaries	(55)	—	55	—

Net cash used in investing activities	(3,128)	(2,134)	55	(5,207)

Cash flows from financing activities:
Distribution to Partners	(110,000)	—	—	(110,000)
Principal payments on capital leases	(13,986)	—	—	(13,986)
Contributions to subsidiaries	—	55	(55)	—

Net cash (used in) provided by financing activities	(123,986)	55	(55)	(123,986)

Net decrease in cash and cash equivalents	(82,299)	(5,871)	—	(88,170)
Cash and cash equivalents at beginning of period	125,140	6,961	—	132,101

Cash and cash equivalents at end of period	$42,841	$1,090	$—	$43,931

Condensed Consolidating Statements of Cash Flows
for the Six Months Ended December 31, 2003
(Successor basis)

	Worldspan, L.P.— Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Net cash provided by operating activities	$47,123	$3,805	$—	$50,928

Cash flows from investing activities:
Purchase of property and equipment	(14,307)	(1,654)	—	(15,961)
Proceeds from sale of property and equipment	75	—	—	75
Capitalized software development costs	(1,395)	—	—	(1,395)
Investments in subsidiaries	1,109	—	(1,109)	—

Net cash used in investing activities	(14,518)	(1,654)	(1,109)	(17,281)

Cash flows from financing activities:
Payments to founding airlines	(702,846)	—	—	(702,846)
Equity contribution from Parent, net of transaction costs	306,967	—	—	306,967
Distribution to Partners	(2,120)	—	—	(2,120)
Proceeds from issuance of debt, net of debt issuance costs	390,063	—	—	390,063
Principal payments on capital leases	(13,896)	—	—	(13,896)
Principal payments on debt	(12,000)	—	—	(12,000)
Contributions to subsidiaries	—	(1,109)	1,109	—

Net cash used in financing activities	(33,832)	(1,109)	1,109	(33,832)

Net (decrease) increase in cash and cash equivalents	(1,227)	1,042	—	(185)
Cash and cash equivalents at beginning of period	42,841	1,090	—	43,931

Cash and cash equivalents at end of period	$41,614	$2,132	$—	$43,746

Condensed Consolidating Statements of Cash Flows
for the Three Months Ended March 31, 2004
(Successor Basis)
(unaudited)

	Worldspan, L.P.— Guarantor	Non-Guarantor Subsidiaries	Eliminating Entries	Worldspan Consolidated
Net cash provided by (used in) operating activities	$25,256	$(1,582)	$—	$23,674
Cash flows from investing activities:
Purchase of property and equipment	(2,228)	(634)	—	(2,862)
Proceeds from sale of property and equipment	20	—	—	20
Investments in subsidiaries	(1,579)	—	1,579	—

Net cash used in investing activities	(3,787)	(634)	1,579	(2,842)
Cash flows from financing activities:
Distribution to WTI	(569)	—	—	(569)
Principal payments on capital leases	(4,905)	—	—	(4,905)
Principal payments on debt	(27,000)	—	—	(27,000)
Contributions to subsidiaries	—	1,579	(1,579)	—

Net cash (used in) provided by financing activities	(32,474)	1,579	(1,579)	(32,474)
Net decrease in cash and cash equivalents	(11,005)	(637)	—	(11,642)
Cash and cash equivalents at beginning of year	41,615	2,131	—	43,746

Cash and cash equivalents at end of year	$30,610	$1,494	$—	$32,104

18. Subsequent Event (unaudited)

        On May 5, 2004, the Partnership announced that it had been informed by Expedia that Expedia intends to move a portion of its transactions to another GDS provider in order to diversify its GDS relationships beyond using a single provider to process substantially all of its GDS transactions.

$30,000,000

9 5/8% Senior Notes Due 2011

PROSPECTUS
                , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the various expenses payable by us in connection with this registration statement. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee		$3,801
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*

Total	$

*
To be completed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Worldspan, L.P.

        Indemnification:    Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") provides that a limited partnership may indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement. Accordingly, Article 10.2 of the Seventh Amended and Restated Agreement of Limited Partnership of Worldspan, L.P., dated as of June 30, 2003 (the "Partnership Agreement"), provides that each present and former partner, director and officer of the Partnership and any person serving at the request of any of the foregoing as an employee, agent or other representative of the Partnership, or any other person in which the Partnership has an interest (collectively, the "Indemnified Persons") will be indemnified, defended and held harmless by the Partnership from any liability, loss or damage incurred by the Indemnified Person by reason of (i) any act performed the Indemnified Person within the scope of the authority conferred upon it pursuant to the terms of the Partnership Agreement, (ii) any omission by the Indemnified Person in reliance upon the terms of the Partnership Agreement, or (iii) any acts or omissions performed in reasonable reliance on the written advice of accountants for or legal counsel to the Partnership. Indemnification shall not be available if the act or omission constituted willful misconduct or gross negligence and, in the case of an officer, if such officer did not act in good faith and in a manner such officer reasonably believed to be in or not opposed to the best interests of the Partnership. To the fullest extent permitted by law, expenses incurred by an Indemnified Person in responding to or defending any claim, demand, action, suit, investigation or proceeding shall be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit, investigation or proceeding upon receipt by the partnership of an undertaking by the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified. The Partnership may purchase insurance covering the potential liabilities of the Indemnified Persons.

        Limitation of Liability:    Except as otherwise provided in the Partnership Act, in the Partnership Agreement or any other contract of the Partnership, the general partner, and the general partner's directors and officers, will not be liable to the Partnership or any other partner for any loss, liability, damage or other expense arising from any act, omission or failure to act that was within the authority conferred by the Partnership Agreement or was based upon reasonable reliance on the advice of the accountants or legal counsel to the Partnership, except to the extent that such act, omission or failure to act arose because of its willful misconduct or gross negligence in connection with its performance of certain duties delegated under the Partnership Agreement. Except as otherwise provided in the Partnership Act, in the Partnership Agreement or any other contract of the Partnership, the directors and officers of the Partnership shall not be liable to the Partnership or any partner for any act or omission that was within the authority conferred by the Partnership Agreement except to the extent such act or omission constituted willful misconduct or gross negligence or such director or officer did not act in good faith and in a manner which that director or officer reasonably believed to be in the best interests of the Partnership.

WS Financing Corp.

        Indemnification:    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrants. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. WS Financing's bylaws provide for indemnification by WS Financing of any director or officer (as such term is defined in the bylaws) of WS Financing or a constituent corporation absorbed in a consolidation or merger, or any person who, at the request of WS Financing or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, except to the extent that such indemnification is prohibited by law. The bylaws also provide that WS Financing shall advance expenses incurred by a director or officer in defending a proceeding prior to the final disposition of such proceeding. The board of directors, by majority vote of a quorum consisting of directors not parties to the proceeding, must determine whether the applicable standards of any applicable statute have been met. The bylaws do not limit WS Financing's ability to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws. WS Financing may purchase insurance covering the potential liabilities of the directors and officers of WS Financing or any constituent corporations or any person who, at the request of WS Financing or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise.

        Limitation of Liability:    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. WS Financing's certificate of incorporation provides for such limitation of liability.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        On June 30, 2003, we sold 9 5/8% Senior Notes due 2011 of Worldspan, L.P. and WS Financing Corp. for an aggregate principal amount of $280,000,000 to Lehman Brothers Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. in a private placement in reliance on Section 4(2) of the Securities Act.

Stock Subscription Agreements

        On June 30, 2003, WTI entered into separate stock subscription agreements with CVC (and certain of its affiliates and certain members of its management), OTPP and certain directors and employees of the Company. Pursuant to these agreements, an aggregate of 83,000,001 shares of Class A Common Stock, and 11,000,000 shares of Class B Convertible Common Stock, were sold at a price of $0.319 per share, for an aggregate purchase price of $27,700,326. Under these same agreements an aggregate of 319,999.999 shares of Series A Preferred Stock were sold at a price of $1,000.00 per share for an aggregate purchase price of approximately $320.0 million. These securities were exempt from registration under the Securities Act in reliance on Rule 506 promulgated thereunder.

        On November 19, 2003, WTI entered into a series of restricted stock subscription agreements under which executive officers of ours purchased an aggregate of 610,000 shares of Class A Common Stock at a price of approximately $0.319 per share, for an aggregate purchase price of $194,681. On December 31, 2003, WTI entered into a restricted stock subscription agreement under which an executive officer of ours purchased an aggregate of 170,000 shares of Class A Common Stock at a price of approximately $0.319 per share, for an aggregate purchase price of $54,255. On March 17, 2004, WTI entered into a series of restricted stock subscription agreements under which executive officers of ours purchased an aggregate of 1,587,499 shares of Class A Common Stock at a price of approximately $0.319 per share, for an aggregate purchase price of $506,648.62. The shares purchased pursuant to these agreements are restricted, and therefore not alienable for five years from the date of purchase, subject to certain exceptions for re-sale to us. These restrictions shall lapse as to 20% of the shares held by each holder on the first five anniversaries of the agreement. These securities were exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

        On March 26, 2004, WTI entered into a stock subscription agreement under which an officer of ours purchased 100,512 shares of Class A Common Stock and 367.922 shares of Series A Preferred Stock, for an aggregate purchase price of $400,000. Also on March 26, 2004, WTI entered into a stock subscription agreement in connection with the exercise by an executive officer of ours of his option to purchase 125,640 shares of Class A Common Stock and 459.902 shares of Series A Preferred Stock for an aggregate purchase price of $534,106.21. Both of these sales were exempt from registration under the Securities Act in reliance on Rule 506 promulgated thereunder.

Stock Options

        From time to time WTI issued stock options and shares of its Class A Common Stock upon the exercise of stock options granted under the WTI stock incentive plan prior to the time we became subject to the reporting requirements of the Exchange Act. These securities were exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

        There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        The following exhibits are filed herewith unless otherwise indicated:

2.1	Partnership Interest Purchase Agreement, dated as of March 3, 2003, among Delta Air Lines, Inc., NWA Inc., American Airlines, Inc., NewCRS Limited, Inc., Worldspan, L.P. and Worldspan Technologies Inc., as amended(1)
3.1	Ninth Amended and Restated Certificate of Limited Partnership of Worldspan, L.P.(1)
3.2	Seventh Amended and Restated Agreement of Limited Partnership of Worldspan, L.P., dated as of June 30, 2003 by and between Worldspan Technologies Inc. and WS Holdings LLC.(1)
3.3	Certificate of Incorporation of WS Financing Corp.(1)
3.4	Bylaws of WS Financing Corp.(1)
3.5	Amended and Restated Certificate of Incorporation of Worldspan Technologies Inc.(1)
3.6	Amended and Restated Bylaws of Incorporation of Worldspan Technologies Inc.(1)
3.7	Certificated of Formation of Worldspan iJet Holdings, LLC.(1)
3.8	Limited Liability Company Agreement of Worldspan iJet Holdings LLC.(1)
3.9	Articles of Organization of Worldspan XOL LLC.(1)
3.10	Limited Liability Company Agreement of Worldspan XOL LLC.(1)
3.11	Articles of Organization of Worldspan BBN Holdings, LLC.(1)
3.12	Limited Liability Company Agreement of Worldspan BBN Holdings, LLC.(1)
3.13	Certificate of Formation of Worldspan Digital Holdings, LLC.(1)
3.14	Limited Liability Company Agreement of Worldspan Digital Holdings, LLC.(1)
3.15	Certificate of Formation of Worldspan StoreMaker Holdings, LLC.(1)
3.16	Limited Liability Company Agreement of Worldspan StoreMaker Holdings, LLC.(1)
3.17	Certificate of Formation of Worldspan Viator Holdings, LLC.(1)
3.18	Limited Liability Company Agreement of Worldspan Viator Holdings, LLC.(1)
3.19	Articles of Organization of Worldspan OpenTable Holdings, LLC.(1)
3.20	Limited Liability Company Agreement of Worldspan OpenTable Holdings, LLC.(1)
3.21	Articles of Organization of Worldspan South American Holdings LLC.(1)
3.22	Limited Liability Company Agreement of Worldspan South American Holdings LLC.(1)
3.23	Articles of Organization of Worldspan S.A. Holdings II, LLC.(1)
3.24	Limited Liability Company Agreement of Worldspan S.A. Holdings II, LLC.(1)
4.1	Indenture, dated as of June 30, 2003, among WS Merger LLC, WS Financing Corp., the guarantors as named therein and The Bank of New York, as trustee.(1)
4.2	Form of 9 5/8% Senior Note Due 2011 (included in Exhibit 4.1).(1)
4.3	Registration Rights Agreement, dated as of June 30, 2003, by and among WS Merger LLC, WS Financing Corp., the guarantors named therein, Lehman Brothers Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.(1)
5.1	Opinion of Dechert LLP*
10.1	Credit Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., WS Holdings LLC, Worldspan, L.P., the Several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as sole and exclusive advisor, Lehman Brothers Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint book runners, Deutsche Bank Securities Inc., as syndication agent, JPMorgan Chase Bank, Citicorp North America, Inc. and Dymas Funding Company, LLC, as documentation agents, and Lehman Commercial Paper Inc., as administrative agent.(1)
10.2	Stockholders Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Court Square Capital Limited, Ontario Teachers' Pension Plan Board and the other stockholders as named therein.(1)

10.3	Registration Rights Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Court Square Capital Limited, Ontario Teachers' Pension Plan Board and the other stockholders as named therein.(1)
10.4	Delta Founder Airline Services Agreement, dated as of June 30, 2003, by and between Delta Air Lines, Inc. and Worldspan, L.P.(1)***
10.5	Northwest Founder Airline Services Agreement, dated as of June 30, 2003, by and between Northwest Airlines, Inc. and Worldspan, L.P.(1)***
10.6	American Airlines Collateral Services Agreement, dated as of June 30, 2003, by and between American Airlines, Inc. and Worldspan, L.P.(1)***
10.7	Delta Marketing Support Agreement, dated as of June 30, 2003, by and between Delta Air Lines, Inc. and Worldspan, L.P.(1)***
10.8	Northwest Marketing Support Agreement, dated as of June 30, 2003, by and between Northwest Airlines, Inc. and Worldspan, L.P.(1)***
10.9	Non-Competition Agreement, dated as of June 30, 2003, by and among American Airlines, Inc., Worldspan, L.P. and Worldspan Technologies Inc.(1)
10.10	Non-Competition Agreement, dated as of June 30, 2003, by and among Delta Air Lines, Inc., Worldspan, L.P. and Worldspan Technologies Inc.(1)
10.11	Non-Competition Agreement, dated as of June 30, 2003, by and among Northwest Airlines, Inc., Worldspan, L.P. and Worldspan Technologies Inc.(1)
10.12	Consulting Agreement, dated as of June 30, 2003, by and between Worldspan, L.P. and Paul J. Blackney.(1)
10.13	Employment Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., Rakesh Gangwal and Worldspan, L.P., as amended on November 19, 2003.(1)
10.14	Employment Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., M. Gregory O'Hara and Worldspan, L.P., as amended on November 19, 2003.(1)
10.15	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Douglas L. Abramson.(1)
10.16	Employment Agreement, dated as of August 29, 2003, by and among Worldspan, L.P., Worldspan Technologies Inc. and Dale Messick.(1)
10.17	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Dale Messick.(1)
10.18	Employment Agreement, dated as of August 29, 2003, by and among Worldspan, L.P., Worldspan Technologies Inc. and Michael B. Parks.(1)
10.19	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Michael B. Parks.(1)
10.20	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Susan J. Powers.(1)
10.21	Advisory Agreement, dated as of June 30, 2003, by and between Worldspan, L.P. and Worldspan Technologies Inc.(1)
10.22	Advisory Agreement, dated as of June 30, 2003, by and between Worldspan Technologies Inc. and CVC Management LLC.(1)
10.23	Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc., Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Court Square Capital Limited and the other investors named therein.(1)
10.24	Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Ontario Teachers' Pension Plan Board.(1)
10.25	Management Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Paul J. Blackney.(1)

10.26	Management Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Rakesh Gangwal.(1)
10.27	Restricted Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Rakesh Gangwal.(1)
10.28	Management Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Dale Messick.(1)
10.29	Restricted Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Dale Messick.(1)
10.30	Management Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and M. Gregory O'Hara.(1)
10.31	Restricted Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and M. Gregory O'Hara.(1)
10.32	Stock Option Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Rakesh Gangwal.(1)
10.33	Stock Option Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and M. Gregory O'Hara.(1)
10.34	Stock Option Agreement (one-year agreement) dated as of June 30, 2003, between Worldspan Technologies Inc. and M. Gregory O'Hara.(1)
10.35	Stock Option Agreement, dated as of September 22, 2003, between Worldspan Technologies Inc. and Dale Messick.(1)
10.36	Restricted Stock Subscription Agreement, dated as of September 22, 2003, by and between Worldspan Technologies Inc. and Michael B. Parks.(1)
10.37	Stock Option Agreement, dated as of September 22, 2003, between Worldspan Technologies Inc. and Michael B. Parks.(1)
10.38	International Business Machines Corporation Worldspan Asset Management Offering Agreement, effective July 1, 2002, among Worldspan, L.P., International Business Machines Corporation and IBM Credit Corporation, as amended by Amendment No. 1.(1)***
10.39	Global Telecommunications Services Agreement, dated May 8, 2000, between Worldspan Services Limited and Societe Internationale de Telecommunications Aeronautiques.(1)
10.40	AT&T InterSpan Data Communications Services Agreement, dated February 1, 1996, between AT&T Corp. and Worldspan L.P., as amended.(1)
10.41	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and American Airlines, Inc., as amended.(1)
10.42	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and Delta Air Lines Inc., as amended.(1)
10.43	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and Northwest Airlines, Inc., as amended.(1)
10.44	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and United Air Lines, as amended.(1)
10.45	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and USAir, Inc., as amended.(1)
10.46	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and Continental Airlines, Inc., as amended.(1)
10.47	CRS Marketing, Services and Development Agreement, dated December 15, 1995, between Microsoft Corporation and Worldspan, L.P., as amended.(1)***
10.48	Amended and Restated Agreement for CRS Access and Related Services dated November 1, 2001 between Orbitz, LLC and Worldspan, L.P., as amended.(1)***
10.49	Worldspan Subscriber Entity Agreement dated October 1, 2001 between Worldspan, L.P. and priceline.com Incorporated, as amended.(1)***
10.50	Office Lease Agreement, dated January 16, 2004, between 300 Galleria Parkway Associates and Worldspan, L.P.(2)

10.51	Lease Agreement, dated February 7, 1990, between Worldspan, L.P. and Delta Air Lines, Inc., as amended by Data Center Lease Amendment, dated March 3, 2003, between Worldspan, L.P. and Delta Air Lines, Inc.(1)
10.52	Worldspan Executive Group Life Insurance Program.(1)
10.53	Worldspan Retirement Benefit Restoration Plan.(1)
10.54	Worldspan Executive Deferred Compensation Plan.(1)
10.55	2003 Executive Incentive Compensation Program (short-term and long-term plans).(1)
10.56	2002 Executive Incentive Compensation Program (long-term plan).(1)
10.57	2001 Executive Incentive Compensation Program (long-term plan).(1)
10.58	2000 Executive Incentive Compensation Program (long-term plan).(1)
10.59	Worldspan Technologies Inc. Stock Incentive Plan.(1)
10.60	Employment Agreement, dated as of October 20, 2003, by and among Worldspan, L.P., Worldspan Technologies Inc. and Ninan Chacko.(1)
10.61	Restricted Stock Subscription Agreement, dated as of October 20, 2003, between Worldspan Technologies Inc. and Ninan Chacko.(1)
10.62	Stock Option Agreement, dated as of October 20, 2003, between Worldspan Technologies Inc. and Ninan Chacko.(1)
10.63	Amendment No. 2 to the International Business Machines Corporation Worldspan Asset Management Offering Agreement, dated December 24, 2003.(3)
10.64	Second Amendment to the Amended and Restated Agreement for CRS Access and Related Services, dated January 28, 2004, between Obitz, LLC and Worldspan, L.P.(4)
10.65	Employment Agreement, dated as of December 31, 2003, by and among Worldspan, L.P., Worldspan Technologies Inc. and Susan J. Powers.(4)
10.66	Side Letter Agreement regarding pension benefits, dated March 12, 2004, among Rakesh Gangwal, Worldspan, L.P. and Worldspan Technologies Inc.(4)
10.67	Consulting Agreement, dated December 3, 2003, between Douglas L. Abramson and Worldspan, L.P.(4)
10.68	Consulting Agreement, dated February 16, 2004, between Dale Messick and Worldspan, L.P.(4)
10.69	Letter Agreement, dated March 5, 2004 among Worldspan Technologies Inc., Dale Messick, Citigroup Venture Capital Equity Partners, L.P. and Ontario Teachers' Pension Plan Board.(4)
10.70	Employment Agreement, dated as of March 8, 2004, by and among Worldspan, L.P., Worldspan Technologies Inc. and Jeffrey C. Smith.(4)
10.71	Employment Agreement, dated as of February 16, 2004, by and among Worldspan, L.P., Worldspan Technologies Inc. and Michael S. Wood.(4)
10.72	Worldspan Supplemental Savings Program.(4)
10.73	Global Telecommunications Services Agreement, dated February 1, 2004, by and between Worldspan, L.P. and Societe Internationale de Telecommunications Aeronautiques.(4)***
10.74	Global Telecommunications Services Agreement, dated February 1, 2004, by and between Worldspan Services Limited and Societe Internationale de Telecommunications Aeronautiques.(4)***
10.75	AT&T Interspan Data Communication Services Agreement, dated March 29, 2004, between AT&T Corp. and Worldspan, L.P.(4)***
10.76	The First Amendment to the Delta Founder Airline Services Agreement, dated as of March 26, 2004, by and between Delta Air Lines, Inc. and Worldspan, L.P.(5)
10.77	The First Amendment to the Northwest Founder Airline Services Agreement, dated as of May 10, 2004 by and between Northwest Airlines, Inc. and Worldspan, L.P.(5)
10.78	Amendment No. 9 to the CRS Marketing, Services and Development Agreement dated as of March 11, 2004 between Worldspan, L.P. and Expedia, Inc.(6)***
10.79	Amendment, dated as of May 12, 2004, to Employment Agreement among Worldspan Technologies Inc., Rakesh Gangwal and Worldspan, L.P.

10.80	Amendment, dated as of May 12, 2004, to Employment Agreement among Worldspan Technologies Inc., M. Gregory O'Hara and Worldspan, L.P.
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Worldspan, L.P.(4)
23.1	Consent of Dechert LLP*
23.2	Consent of PricewaterhouseCoopers LLP
24	Powers of Attorney (included on signature pages)

(1)
Filed as a like numbered exhibit to our Registration Statement on Form S-4 (File No. 333-109064) and incorporated herein by reference.

(2)
Filed as Exhibit 10.1 to our Current Report on Form 8-K filed January 21, 2004 and incorporated herein by reference.

(3)
Filed as Exhibit 10.1 to our Current Report on Form 8-K filed January 6, 2004 and incorporated herein by reference.

(4)
Filed as a like numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

(5)
Filed as a like numbered exhibit to our Quarterly Report on Form 10-Q filed on May 13, 2004 for the quarter ended March 31, 2004 and incorporated herein by reference.

(6)
Filed as Exhibit 10.1 to our Current Report on Form 8-K filed April 6, 2004 and incorporated herein by reference.

*
To be filed by amendment.

***
Certain portions of this document have been omitted pursuant to a confidential treatment request.

(b)
Financial Statement Schedules:

        Schedules not listed below are omitted because of the absence of the conditions under which they are required or because of the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Schedule II—Valuation and Qualifying Accounts
For the Years Ended December 31, 2001, 2002, and 2003

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
	(In Thousands)
Predecessor Basis:
Year ended December 31, 2001
Allowance for doubtful accounts	$8,895	$5,140	$—	$(1,177)	$12,858
Booking cancellation reserve	7,959	12,500	—	(6,028)	14,431
Deferred tax asset valuation allowance	4,364	452	—	(38)	4,778
Year ended December 31, 2002
Allowance for doubtful accounts	$12,858	$5,589	$—	$—	$18,447
Booking cancellation reserve	14,431	3,250	—	(3,807)	13,874
Deferred tax asset valuation allowance	4,778	1,034	—	—	5,812
Six months ended June 30, 2003
Allowance for doubtful accounts	$18,447	$1,575	$—	$(4,377)	$15,645
Booking cancellation reserve	13,874	1,563	—	(1,191)	14,246
Deferred tax asset valuation allowance	5,812	9	—	(542)	5,279
Successor Basis:
Six months ended December 31, 2003
Allowance for doubtful accounts	$15,645	$1,284	$—	$(1,399)	$15,530
Booking cancellation reserve	14,246	1,631	—	(6,216)	9,661
Deferred tax asset valuation allowance	5,279	—	—	(902)	4,377

ITEM 17. UNDERTAKINGS.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14—Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 21, 2004.

WORLDSPAN, L.P.
By:	/s/ RAKESH GANGWAL Name: Rakesh Gangwal Title: Chairman, President & Chief Executive Officer and Director

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Smith and Michael S. Wood as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAKESH GANGWAL Rakesh Gangwal	Chairman, President & Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2004
/s/ MICHAEL S. WOOD Michael S. Wood	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2004
/s/ M. GREGORY O'HARA M. Gregory O'Hara	Executive Vice President—Corporate Planning and Development and Director	May 21, 2004
/s/ PAUL J. BLACKNEY Paul J. Blackney	Director	May 21, 2004

/s/ SHAEL J. DOLMAN Shael J. Dolman	Director	May 21, 2004
/s/ IAN D. HIGHET Ian D. Highet	Director	May 21, 2004
/s/ JAMES W. LEECH James W. Leech	Director	May 21, 2004
/s/ DEAN G. METCALF Dean G. Metcalf	Director	May 21, 2004
/s/ PAUL C. SCHORR IV Paul C. Schorr IV	Director	May 21, 2004
/s/ JOSEPH M. SILVESTRI Joseph M. Silvestri	Director	May 21, 2004
/s/ DAVID F. THOMAS David F. Thomas	Director	May 21, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 21, 2004.

WS FINANCING CORP.
By:	/s/ RAKESH GANGWAL Name: Rakesh Gangwal Title: President & Chief Executive Officer and Director

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Smith and Michael S. Wood as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAKESH GANGWAL Rakesh Gangwal	President & Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2004
/s/ MICHAEL S. WOOD Michael S. Wood	Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2004
/s/ M. GREGORY O'HARA M. Gregory O'Hara	Director	May 21, 2004
/s/ SHAEL J. DOLMAN Shael J. Dolman	Director	May 21, 2004

/s/ IAN D. HIGHET Ian D. Highet	Director	May 21, 2004
/s/ JAMES W. LEECH James W. Leech	Director	May 21, 2004
/s/ DEAN G. METCALF Dean G. Metcalf	Director	May 21, 2004
/s/ PAUL C. SCHORR IV Paul C. Schorr IV	Director	May 21, 2004
/s/ JOSEPH M. SILVESTRI Joseph M. Silvestri	Director	May 21, 2004
/s/ DAVID F. THOMAS David F. Thomas	Director	May 21, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 21, 2004.

WORLDSPAN IJET HOLDINGS, LLC
WORLDSPAN XOL LLC
WORLDSPAN BBN HOLDINGS, LLC
WORLDSPAN DIGITAL HOLDINGS, LLC
WORLDSPAN STOREMAKER HOLDINGS, LLC
WORLDSPAN VIATOR HOLDINGS, LLC
WORLDSPAN OPENTABLE HOLDINGS, LLC
WORLDSPAN SOUTH AMERICAN HOLDINGS LLC
WORLDSPAN S.A. HOLDINGS II, LLC

By:	/s/ RAKESH GANGWAL Name: Rakesh Gangwal Title: President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Smith and Michael S. Wood as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAKESH GANGWAL Rakesh Gangwal	President and Chief Executive Officer (Principal Executive Officer)	May 21, 2004
/s/ MICHAEL S. WOOD Michael S. Wood	Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2004
/s/ RAKESH GANGWAL Worldspan, L.P.	Sole Member	May 21, 2004
By:	RAKESH GANGWAL	Chairman, President and Chief Executive Officer	May 21, 2004

QuickLinks

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
Table of Additional Registrants
TABLE OF CONTENTS
Purpose of the Offering
RISK FACTORS
Risks Relating to the Notes
Risks Relating To Our Business
FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (dollars in thousands)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Option Grants During the Year Ended December 31, 2003
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SELLING NOTEHOLDER
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors
Report of Independent Auditors
Worldspan, L.P. Consolidated Balance Sheets (in thousands)
Worldspan, L.P. Consolidated Statements of Operations (in thousands)
Worldspan, L.P. Consolidated Statements of Partners' Capital (in thousands)
Worldspan, L.P. Consolidated Statements of Cash Flows (in thousands)
Worldspan, L.P. Notes to Consolidated Financial Statements (dollars in thousands, except per share data)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES